Form 10-K, Exhibit 13
period 1996-12-31
CITIZENS BANCSHARES INC /OH/
filed 1997-03-18
CIK 855876

                                   EXHIBIT 13

                              FINANCIAL HIGHLIGHTS

CITIZENS BANCSHARES, INC.                                (Dollars in thousands,
                                                          except per share data)


                                                                    Increase/
FOR THE YEAR:                          1996          1995          (Decrease)
                                 ----------    ----------      ------------------

Net income                       $   14,706    $   12,563      $   2,143     17.1%
Dividends on common stock             4,876         2,972          1,904     64.1
Average shares outstanding            5,898         5,898


PER COMMON SHARE:

Net income                       $     2.49    $     2.13      $     .36     16.9%
Dividends declared                      .83           .50            .33     66.0
Book value at year-end                15.21         13.58           1.63     12.0


AT YEAR-END:

Total assets                     $  947,930    $  890,969      $  56,961      6.4%
Deposits                            709,592       697,664         11,928      1.7
Net loans                           583,897       563,879         20,018      3.6
Securities available for sale       240,375       206,988         33,387     16.1
Securities held to maturity          65,230        53,706         11,524     21.5
Shareholders' equity                 89,712        80,111          9,601     12.0

AVERAGE FOR THE YEAR:

Total assets                     $  897,331    $  866,627      $  30,704      3.5%
Deposits                            706,801       682,013         24,788      3.6
Net loans                           569,222       532,051         37,171      7.0
Shareholders' equity                 83,757        74,154          9,603     13.0

PERFORMANCE RATIOS:

Return on average assets               1.64%         1.45%
Return on average equity              17.56         16.94
Average loans as a percent
 of average deposits                  82.15         79.66
Shareholders' equity to assets
 at year-end                           9.46          8.99

                          CONSOLIDATED BALANCE SHEETS

CITIZENS BANCSHARES, INC.                                         DECEMBER 31,
                                                        (Dollars in thousands,
                                                         except per share data)

                                                                         1996            1995
ASSETS                                                              ---------       ---------

 Cash and due from banks                                            $  25,467       $  24,366
 Federal funds sold                                                     1,900          16,560
                                                                    ---------       ---------
    Total cash and cash equivalents                                    27,367          40,926
  Interest-bearing deposits with financial institutions                   364             688
  Securities available for sale at fair value (Notes 2 and 8)         240,375         206,988
  Securities held to maturity (Estimated fair value
    $65,454 and $54,238, respectively) (Note 2)                        65,230          53,706
  Total loans (Notes 3 and 8)                                         595,247         574,774
    Less allowance for loan losses (Note 4)                           (11,350)        (10,895)
                                                                    ---------       ---------
      Net loans                                                       583,897         563,879
  Premises and equipment, net (Note 5)                                 15,316          13,665
  Accrued interest receivable and other assets                         15,381          11,117
                                                                    ---------       ---------
      Total assets                                                  $ 947,930       $ 890,969
                                                                    =========       =========

LIABILITIES
  Deposits
    Noninterest-bearing deposits                                    $  67,817       $  66,363
    Interest-bearing deposits (Note 6)                                641,775         631,301
                                                                    ---------       ---------
      Total deposits                                                  709,592         697,664
  Securities sold under repurchase agreements
    and Federal funds purchased (Note 7)                               87,939          20,536
  Federal Home Loan Bank advances  (Note 8)                            49,923          84,680
  Accrued interest payable and other liabilities                        9,163           6,434
  Obligations under employee stock ownership plan (Note 11)               413             331
                                                                    ---------       ---------
      Total liabilities                                               857,030         809,645
                                                                    ---------       ---------

COMMITMENTS AND CONTINGENCIES (Note 12)

MINORITY INTEREST IN SUBSIDIARY (Note 1)                                1,188           1,213

SHAREHOLDERS' EQUITY (NOTE 17)
  Serial preferred stock, $10.00 par value; authorized
    200,000 shares; none issued
  Common stock, no par value; 12,000,000 shares authorized;
    5,899,790 shares issued                                            16,514          16,503
  Retained earnings                                                    72,818          62,997
  Treasury stock, 2,250 shares at cost                                     (5)             (5)
  ESOP obligations and unearned shares (Note 11)                         (413)           (331)
  Unrealized gain on securities available for sale                        798             947
                                                                    ---------       ---------
      Total shareholders' equity                                       89,712          80,111
                                                                    ---------       ---------
      Total liabilities and shareholders' equity                    $ 947,930       $ 890,969
                                                                    =========       =========


               See notes to the consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME


CITIZENS BANCSHARES, INC.                               YEARS ENDED DECEMBER 31,
                                                         (Dollars in thousands,
                                                          except per share data)


                                                  1996        1995        1994
INTEREST INCOME                                -------     -------     -------

  Loans, including fees                        $57,166     $53,164     $47,852
  Securities
    Taxable                                     15,826      15,896      15,324
    Nontaxable                                   1,173       1,090       1,107
  Federal funds sold and other                     391         674         365
                                               -------     -------     -------
    Total interest income                       74,556      70,824      64,648
                                               -------     -------     -------

INTEREST EXPENSE
  Deposits                                      26,810      25,519      22,083
  Federal funds and repurchase agreements        2,295       1,726       1,242
  Federal Home Loan Bank advances and other      2,918       3,939       3,095
                                               -------     -------     -------
    Total interest expense                      32,023      31,184      26,420
                                               -------     -------     -------

NET INTEREST INCOME                             42,533      39,640      38,228

PROVISION FOR LOAN LOSSES (Note 4)               1,614       2,024       2,365
                                               -------     -------     -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                     40,919      37,616      35,863
                                               -------     -------     -------
OTHER INCOME

  Service charges and fees on deposits           2,239       2,026       2,002
  Securities gains (losses)                        (22)         67        (222)
  Other income (Note 13)                         2,609       2,400       1,907
                                               -------     -------     -------
    Total other income                           4,826       4,493       3,687
                                               -------     -------     -------
OTHER EXPENSES
  Salaries and employee benefits
    (Notes 10 and 11)                           11,029      11,076      11,005
  Occupancy and equipment expense                3,660       3,438       3,436
  Merger, integration, and restructuring
    expense (Note 1)                               838         711         514
  SAIF recapitalization expense                    667
  Other operating expense (Note 13)              7,534       8,354       9,266
                                               -------     -------     -------
    Total other expenses                        23,728      23,579      24,221
                                               -------     -------     -------
INCOME BEFORE INCOME TAXES                      22,017      18,530      15,329

INCOME TAXES (Note 9)                            7,311       5,967       4,827
                                               -------     -------     -------
NET INCOME                                     $14,706     $12,563     $10,502
                                               =======     =======     =======
EARNINGS PER COMMON SHARE (Note 1)             $  2.49     $  2.13     $  1.78
                                               =======     =======     =======




               See notes to the consolidated financial statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


CITIZENS BANCSHARES, INC.           FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                                                         (Dollars in thousands,
                                                          except per share data)


                                                                             ESOP     UNREALIZED
                                                                      OBLIGATIONS    GAIN (LOSS)
                                                                              AND  ON SECURITIES
                                      COMMON     RETAINED   TREASURY     UNEARNED      AVAILABLE
                                       STOCK     EARNINGS      STOCK       SHARES       FOR SALE       TOTAL
                                     -------     --------   --------   ----------   ------------     -------
BALANCES AT JANUARY 1, 1994

As previously reported               $13,697      $41,465       $ (5)   $    (188)        $1,203     $56,172
Restate capital structure for
  pooling of interests (Note 16)       1,400        4,557                                              5,957
                                     -------     --------   --------   ----------   ------------     -------

BALANCES AT JANUARY 1, 1994
As restated                           15,097       46,022         (5)        (188)         1,203      62,129


Net income                                         10,502                                             10,502
Cash dividends declared
  ($.29 per share)                                 (1,708)                                            (1,708)
Stock split by pooled affiliate        1,400       (1,400)
Cash paid for fractional shares                        (2)                                                (2)
Unrealized loss on securities
  available for sale (Note 1)                                                             (4,946)     (4,946)
Change in employee stock
  ownership plan obligation                                                    38                         38
                                     -------     --------   --------   ----------   ------------     -------

BALANCES AT DECEMBER 31, 1994         16,497       53,414         (5)        (150)        (3,743)     66,013

Net income                                         12,563                                             12,563
Cash dividends declared
  ($.50 per share)                                 (2,972)                                            (2,972)
Cash paid for fractional shares                        (8)                                                (8)
Unrealized gain on securities
  available for sale (Note 1)                                                              4,690       4,690
Change in employee stock
  ownership plan obligation
  and release of shares                    6                                 (181)                      (175)
                                     -------     --------   --------   ----------   ------------     -------

BALANCES AT DECEMBER 31, 1995         16,503       62,997         (5)        (331)           947      80,111


Net  income                                        14,706                                             14,706
Cash dividends declared
     ($.83 per share)                              (4,876)                                            (4,876)
Cash paid for fractional shares                        (9)                                                (9)
Unrealized loss on securities
       available for sale (Note 1)                                                          (149)       (149)
Change in employee stock
      ownership plan obligation
      and release of shares               11                                  (82)                       (71)
                                     -------     --------   --------   ----------   ------------     -------

BALANCES AT DECEMBER 31, 1996        $16,514      $72,818       $ (5)      $ (413)       $   798     $89,712
                                     =======     ========   ========   ==========   ============     =======



               See notes to the consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOW

CITIZENS BANCSHARES, INC.                              YEARS ENDED DECEMBER 31,
                                                         (Dollars in thousands)



                                                               1996          1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES                       --------      --------      --------

  Net income                                               $ 14,706      $ 12,563      $ 10,502
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                           1,923         1,737         1,514
      Securities amortization and accretion, net                801           604         1,429
      Securities (gains) losses                                  22           (67)          222
      Provision for loan losses                               1,614         2,024         2,365
      Change in net deferred loan fees                         (245)          543           174
      Deferred income tax benefit                              (307)         (564)         (890)
      Net change in loans held for sale                      (3,283)        1,564         1,541
      Change in other assets and liabilities                 (2,235)       (1,506)        2,051
                                                           --------      --------      --------
        Net cash provided by operating activities            12,996        16,898        18,908
                                                           --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposits with
    financial institutions                                      324          (419)          (18)
  Securities held to maturity:
      Proceeds from maturities and payments                  36,126        51,160        56,380
      Purchases                                             (41,902)      (56,270)      (82,872)
  Securities available for sale:
      Proceeds from maturities and payments                  76,529        15,662        25,446
      Proceeds from sales                                     5,699        35,103        26,233
      Purchases                                            (122,417)      (17,395)      (22,539)
  Sales of student loans and commercial participations        4,362        12,053        10,826
  Net increase in loans                                     (21,348)      (59,195)      (41,978)
  Purchases of premises and equipment                        (3,641)       (2,587)       (1,708)
  Sales of premises and equipment                                             277           370
  Sales of other real estate                                     91         1,757         1,961
                                                           --------      --------      --------
        Net cash used by investing activities               (66,177)      (19,854)      (27,899)
                                                           --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES

  Net change in deposit accounts                             11,928        25,664       (17,385)
  Net change in Federal funds and repurchase agreements      67,403        (8,438)       11,540
  Net change in short-term FHLB advances                    (18,500)        7,700         1,297
  Proceeds from long-term FHLB advances                       7,650        14,750        34,858
  Repayment of long-term FHLB advances                      (23,907)      (23,532)       (7,591)
  Repayment of notes payable                                               (1,974)
  Settlement with broker for security purchase                                          (10,000)
  Cash dividends paid                                        (4,927)       (1,945)       (1,211)
  Redemption of minority interest in subsidiary                 (25)          (25)          (26)
                                                           --------      --------      --------
    Net cash provided by financing activities                39,622        12,200        11,482
                                                           --------      --------      --------

CHANGE IN CASH AND CASH EQUIVALENTS                         (13,559)        9,244         2,491
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                          40,926        31,682        29,191
                                                           --------      --------      --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $ 27,367      $ 40,926      $ 31,682
                                                           ========      ========      ========



               See notes to the consolidated financial statements

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Citizens Bancshares, Inc. ("the Corporation"), a two-bank holding company, provides a broad range of banking and financial services. Its principal banking subsidiary, The Citizens Banking Company ("Citizens"), operates primarily in the eastern Ohio counties of Columbiana, Jefferson, Mahoning, Stark and Carroll. Its other banking subsidiary, First National Bank of Chester ("FNB"), operates primarily in Hancock County, West Virginia. The banks' primary services include accepting demand, savings and time deposits and granting commercial, industrial, real estate and consumer loans. The Corporation's other subsidiaries do not comprise a significant portion of its operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates and are subject to change in the short term. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of other real estate, the post-retirement benefit obligation, the value of stock options granted, the accrued liability for incurred but unreported medical claims, the actuarial present value of pension benefit obligations, net periodic pension expense and prepaid pension costs recognized in the Corporation's financial statements.

     The following is a summary of the significant accounting policies followed by the Corporation in the preparation of the consolidated financial statements.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, Citizens, Freedom Financial Life Insurance Company, Freedom Express, Inc. and FNB. All significant intercompany transactions have been eliminated in the consolidation. As discussed in Note 16, the Corporation affiliated with two financial institutions in 1994 and one financial institution each in 1995 and 1996. The acquired banks were merged into Citizens.

     STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash equivalents include cash and short-term deposits with financial institutions and Federal funds sold. Generally, Federal funds are sold for one-day periods. The Corporation reports net cash flows for interest-bearing deposits with other financial institutions, customer loan transactions, deposit transactions, repurchase agreements, and short-term borrowings. For the years ended December 31, 1996, 1995 and 1994, the Corporation paid interest of $31,941, $31,154 and $26,287, respectively, and income taxes of $7,834, $6,802 and $5,140, respectively.

     Details of non-cash transactions of the Corporation are summarized as follows:

                                                            1996         1995         1994
                                                         -------     --------     --------
     Acquisition of other real estate
       for loan settlements                              $    12     $    235     $    445
     Transfer of securities from held to maturity
       to available for sale                                          130,540        4,311
     Transfer of securities from available for sale
       to held to maturity                                 6,089        5,934


     SECURITIES - The Corporation classifies its debt and equity securities as held to maturity, trading or available for sale. Securities classified as available for sale are carried at fair value. Net unrealized gains and losses are reflected as a separate component of shareholders' equity, net of tax effects. Securities classified as available for sale are those that management intends to sell or that would be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. The Corporation held no trading securities during any period presented. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Realized gains and losses on securities sales are determined using the specific identification method.

     LOANS HELD FOR SALE - Citizens originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, Citizens periodically identifies other loans which will be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated market value in the aggregate. To mitigate interest rate risk, Citizens may obtain fixed commitments at the time loans are originated or identified for sale. In January 1996, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," which requires companies that engage in mortgage banking activities to recognize as separate assets rights to service mortgage loans for others. The servicing asset is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is periodically assessed based on the estimated fair value of those rights. SFAS No. 122 was applied prospectively to servicing rights arising from loans sold by the Corporation after January 1, 1996, and did not materially impact the Corporation's financial statements.

     INTEREST AND FEES ON LOANS - Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful.
     Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses represents the amount which management estimates is adequate to provide for losses in its loan portfolio. The allowance for loan losses is reduced by charging-off loans deemed uncollectible by management. After a loan is charged-off, collection efforts continue and future recoveries may occur. When loans are charged-off, any interest accrued in the current fiscal year is charged against interest income. Increases to the allowance for loan losses consist of provisions for loan losses charged to expense and recoveries of previous charge-offs.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     The allowance for loan losses and the annual provision for loan losses charged to expense are determined by management based upon criteria such as past loan loss experience, economic conditions, changes in the mix and volume of the loan portfolio and various other circumstances which are subject to change over time. Management periodically reviews selected large loans, impaired loans, nonaccrual loans, other problem loans and delinquent loans. The collectibility of these loans is evaluated, after considering the current financial position and repayment ability of the borrowers, estimated collateral values and the Corporation's collateral position versus other creditors and any guarantees. Management forms judgments, which are necessarily subjective, as to the probability of loss and the amount of such loss on these loans, as well as other loans by aggregate types. Management then determines what is considered to be an adequate balance in the allowance for loan losses and the corresponding provision for loan losses.
     In 1995, the Corporation adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. SFAS No. 114 specifies that allowances for loan losses on impaired loans be determined using the present value of estimated future cash flows of the loan, discounted using the loan's effective interest rate. Allowances for loan losses for impaired loans that are collateral dependent are generally determined based on the estimated fair value of the underlying collateral. Changes in the carrying value of loans due to changes in estimates of future payments or the passage of time are reported as increases or decreases in the provision for loan losses. SFAS No. 118 allows a creditor to use existing methods for income recognition on an impaired loan. The impact to the Corporation of adopting these pronouncements was not material.
     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to or more inclusive than prior nonaccrual and renegotiated loans and nonperforming and past due asset disclosures.

     CONCENTRATIONS OF CREDIT RISK - The Corporation, through its subsidiary banks, grants residential, consumer and commercial loans to customers located primarily in the eastern Ohio counties of Columbiana, Jefferson, Mahoning, Stark and Carroll and in the West Virginia county of Hancock. At December 31, 1996, residential real estate mortgage loans totaled 47.2% of loans and were secured primarily by 1-4 family residences. Also at year-end 1996, 11.0% of total loans were to a group of related enterprises involved in purchasing pools of one-to-four family residential, home equity and other consumer loans. The primary repayment source for the latter is the underlying pools of consumer and mortgage debt that represent diverse loan types and geographic distribution.
     The Corporation, through its banking subsidiaries, makes commitments to extend credit in the normal course of business which are not reflected in the financial statements. A summary of these commitments is discussed in Note 12.

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally by the straight-line method based upon the estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for additions and major improvements are capitalized. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal.

     OTHER REAL ESTATE OWNED - Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of deeds in lieu of foreclosure. These properties are carried in other assets at the lower of cost or fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Expenses to carry other real estate are charged to operations as incurred. Other real estate at December 31, 1996 and 1995 totaled $214 and $237, respectively.

     INTANGIBLE ASSETS - Intangible assets arising from the Corporation's business acquisitions, net of accumulated amortization, are included in other assets in the consolidated balance sheets and totaled $1,492 and $1,556 at December 31, 1996 and 1995, respectively.

     MINORITY INTEREST IN SUBSIDIARY - Preferred stock of Citizens held by the State of Ohio, Department of Commerce was issued in connection with the 1985 state-assisted purchase of certain assets and liabilities of the Jefferson Building and Savings Company. The stock requires either the payment of annual dividends of $100 per share or redemption of two percent of outstanding shares annually, at Citizens' option. Additional redemptions are required when Citizens' return on year-end assets exceeds 1.5%. Shares outstanding totaled
118.8 and 121.3 at December 31, 1996 and 1995, respectively.

     MERGER, INTEGRATION AND RESTRUCTURING EXPENSE - Included in other operating expense is a charge for merger, integration and restructuring expenses, which primarily represents professional fees, early retirement, other personnel related costs and the write-off of certain fixed assets in the elimination of duplicate facilities.

     INCOME TAXES - Deferred tax assets and liabilities are recorded at currently enacted income tax rates based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."

     EARNINGS AND DIVIDENDS PER SHARE - Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average number of shares used in the computation was 5,897,540 for 1996, 1995 and 1994.
     The Corporation entered into one merger transaction in 1996 and 1995 and two in 1994, all of which were accounted for as poolings of interests (see Note
16). The Corporation's Board of Directors declared a three-for-two stock split payable January 12, 1996 to shareholders of record December 31, 1995. All share and per share data have been retroactively adjusted to reflect the mergers and the stock split.

     RECLASSIFICATION - Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 2 - SECURITIES

     The amortized costs, unrealized gains and losses and estimated fair values are as follows at December 31:

                                                                            1996
                                                     ------------------------------------------------
                                                                      GROSS        GROSS    ESTIMATED
                                                     AMORTIZED   UNREALIZED   UNREALIZED         FAIR
                                                          COST        GAINS       LOSSES        VALUE
                                                     ---------   ----------   ----------    ---------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                             $  11,001    $      80     $     (9)   $  11,072
U.S. Government agencies
  and corporations                                      27,279          379          (77)      27,581
Obligations of states and
  political subdivisions                                   100                                    100
Corporate and other securities                              14                                     14
Mortgage-backed securities
  GNMA, FHLMC and FNMA certificates                    164,027          838         (641)     164,224
  Agency collateralized mortgage
    obligations                                         19,200                      (269)      18,931
  Other                                                  6,076            7           (7)       6,076
                                                     ---------   ----------   ----------    ---------
    Total debt securities available for sale           227,697        1,304       (1,003)     227,998
Marketable equity securities                            11,452          943          (18)      12,377
                                                     ---------   ----------   ----------    ---------
    Total securities available for sale              $ 239,149    $   2,247     $ (1,021)   $ 240,375
                                                     =========   ==========   ==========    =========

SECURITIES HELD TO MATURITY:

U.S. Treasury securities                             $  42,342    $     132     $    (13)   $  42,461
U.S. Government agencies
  and corporations                                         100                        (2)          98
Obligations of states and
  political subdivisions                                22,783          189          (82)      22,890
Other                                                        5                                      5
                                                     ---------   ----------   ----------     ---------
    Total securities held to maturity                $  65,230    $     321     $    (97)   $  65,454
                                                     =========   ==========   ==========     =========


                                                                            1995
                                                     ------------------------------------------------
                                                                      GROSS        GROSS    ESTIMATED
                                                     AMORTIZED   UNREALIZED   UNREALIZED         FAIR
                                                          COST        GAINS       LOSSES        VALUE
                                                     ---------   ----------   ----------    ---------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                             $   8,902    $      72     $     (1)   $   8,973
U.S. Government agencies
  and corporations                                      30,657          202          (73)      30,786
Corporate and other securities                             444                        (7)         437
Obligations of states and
  political subdivision                                  5,931          148          (60)       6,019
Mortgage-backed securities
  GNMA, FHLMC and FNMA certificates                    135,323        1,031         (319)     136,035
  Agency collateralized mortgage
    obligations                                         10,463            9         (166)      10,306
  Other                                                  7,605            8          (10)       7,603
                                                     ---------   ----------   ----------    ---------
    Total debt securities available for sale           199,325        1,470         (636)     200,159
Marketable equity securities                             6,209          620                     6,829
                                                     ---------   ----------   ----------    ---------
    Total securities available for sale              $ 205,534    $   2,090     $   (636)   $ 206,988
                                                     =========   ==========   ==========    =========

SECURITIES HELD TO MATURITY:

U.S. Treasury securities                             $  35,300    $     422     $     (1)   $  35,721
U.S. Government agencies
  and corporations                                         100                        (2)          98
Obligations of states and
  political subdivisions                                17,779          183         (102)      17,860
Other                                                      527           32                       559
                                                     ---------   ----------   ----------    ---------
    Total securities held to maturity                $  53,706    $     637     $   (105)   $  54,238
                                                     =========   ==========   ==========    =========


     The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without penalty.

                                                   AMORTIZED        ESTIMATED
                                                        COST       FAIR VALUE
                                                  ----------       ----------
DEBT SECURITIES AVAILABLE FOR SALE:
Due in one year or less                            $   5,506        $   5,516
Due after one year through five years                  8,758            8,801
Due after five years through ten years                23,630           23,956
Due after ten years                                      500              494
Mortgage-backed securities                           189,303          189,231
                                                  ----------       ----------
    Total debt securities available for sale       $ 227,697        $ 227,998
                                                  ==========       ==========

DEBT SECURITIES HELD TO MATURITY:

Due in one year or less                            $  32,726        $  32,778
Due after one year through five years                 20,139           20,256
Due after five years through ten years                11,780           11,832
Due after ten years                                      585              588
                                                  ----------       ----------
    Total debt securities held to maturity         $  65,230        $  65,454
                                                  ==========       ==========

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 2 - SECURITIES - CONTINUED

     Proceeds from the sales of securities and the gross realized gains and losses for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                                  1996        1995        1994
                                                                  ----        ----        ----
     Proceeds from sales of securities available for sale       $5,699     $35,103     $26,233
     Gross realized gains on sales                                   8         302         152
     Gross realized losses on sales                                 30         235         374

     To provide additional flexibility to meet liquidity and asset-liability management needs, the Corporation reclassified securities with an amortized cost of $130,207 from held to maturity to available for sale on December 31, 1995, as allowed by the SFAS No. 115 implementation guide issued by the Financial Accounting Standards Board in November 1995. The related unrealized gain of $333 is reflected net of tax as an increase to shareholders' equity. In addition, securities with an amortized cost of $5,934 were transferred from available for sale to held to maturity at December 31, 1995. All of these securities were owned by Western Reserve Bank of Ohio prior to its merger with Citizens (discussed in Note 16), and consisted of obligations of states and political subdivisions with no significant differences between fair value and amortized cost. Securities with an amortized cost of $6,089 were transferred from available for sale to held to maturity in 1996. All of these securities were owned by The Navarre Deposit Bank Company prior to its merger with Citizens (discussed in Note 16), and were transferred to conform the combined entity with the Corporation's existing interest rate risk position.

     Securities with a carrying value of $169,280 and $98,615 were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1996 and 1995, respectively.

NOTE 3 - LOANS

   The loan portfolio at December 31, was as follows:

                                                        1996            1995
                                                   ---------       ---------
     Commercial, financial and agricultural        $ 140,977       $ 136,354
     Residential real estate                         280,779         281,060
     Commercial real estate                          113,327          96,152
     Construction                                      4,704           6,202
     Consumer                                         48,269          51,098
     Real estate mortgage loans held for sale          7,191           3,908
                                                   ---------       ---------
       Total loans                                 $ 595,247       $ 574,774
                                                   =========       =========

     The Corporation has granted loans to executive officers and directors of the Corporation and to their associates. Loans to such borrowers, their immediate families, and entities in which they own more than a 10% voting interest are summarized below:

     Aggregate balance - December 31, 1995           $10,678
     New loans                                         1,201
     Repayments                                       (1,076)
     Other changes                                     3,970
                                                     -------
     Aggregate balance - December 31, 1996           $14,773
                                                     =======

     Other changes represent regulatory reporting requirements of reflecting total available lines of credit in lieu of lines of credit drawn, to the executive officers and directors and to their associates and loans applicable to one reporting period that are excludable from the other reporting period.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses during 1996, 1995 and 1994 was as follows:

                                                                           1996         1995         1994
                                                                        -------      -------      -------
     Balance at beginning of year                                       $10,895      $10,393      $ 9,728
     Provision for loan losses                                            1,614        2,024        2,365
     Recoveries                                                           1,285        1,230        1,221
     Loans charged-off                                                   (2,444)      (2,752)      (2,921)
                                                                        -------      -------      -------
     Balance at end of year                                             $11,350      $10,895      $10,393
                                                                        =======      =======      =======


     Information regarding impaired loans at December 31 is as follows:

                                                                           1996         1995
                                                                        -------      -------
     Balance of impaired loans at December 31                           $ 3,116      $ 4,610
     Less portion for which no allowance for loan
       losses is allocated                                                 (386)      (1,608)
                                                                        -------      -------
     Portion of impaired loan balance for which an allowance
       for credit losses is allocated                                   $ 2,730      $ 3,002
                                                                        =======      =======

     Portion of allowance for loan losses allocated to the
       impaired loan balance at December 31                             $   416      $   864
                                                                        =======      =======

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES - CONTINUED

Information regarding impaired loans is summarized below:

                                                                       1996          1995
                                                                    -------       -------
Average investment in impaired loans during the year                $ 3,801       $ 4,532
                                                                    =======       =======
Interest income recognized on impaired loans including
  interest income recognized on cash basis during the year          $   327       $   258
                                                                    =======       =======
Interest income recognized on impaired loans on cash basis
  during the year                                                   $   239       $   241
                                                                    =======       =======

Nonperforming loans, all of which are included in impaired loans above, are summarized below:

                                                                       1996          1995
                                                                    -------       -------
Nonaccrual loans                                                    $ 1,158       $ 2,593
Loans past due more than 90 days
  and still accruing interest                                           674           549
                                                                    -------       -------
    Total nonperforming loans                                       $ 1,832       $ 3,142
                                                                    =======       =======

Interest income for the years ended December 31, 1996, 1995 and 1994 would have increased by approximately $113, $292 and $223, respectively, if nonaccrual loans had earned interest at their respective full contract rates.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, are summarized as follows:

                                                                       1996          1995
                                                                    -------       -------
Land, buildings and improvements                                    $14,684       $12,073
Equipment, furniture and fixtures                                    12,026        11,992
Construction in process                                                  21           732
                                                                    -------       -------
  Total premises and equipment                                       26,731        24,797
Less accumulated depreciation
  and amortization                                                  (11,415)      (11,132)
                                                                    -------       -------
    Premises and equipment, net                                     $15,316       $13,665
                                                                    =======       =======


Depreciation and amortization of premises and equipment totaled $1,579, $1,462 and $1,338 in 1996, 1995 and 1994, respectively.

Future minimum rental obligations under noncancelable operating leases having initial or remaining terms of one year or more are as follows:

                                             1997                      $223
                                             1998                       186
                                             1999                        87
                                             2000                        52
                                             2001                        27
                                       Thereafter                         6
                                                                       ----
                                            Total                      $581
                                                                       ====


NOTE 6 - INTEREST-BEARING DEPOSITS

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at December 31:

                                                                       1996          1995
                                                                   --------      --------
Interest-bearing demand                                            $ 87,757      $ 88,660
Savings                                                             231,299       250,828
Time
  In denominations under $100,000                                   268,118       250,406
  In denominations of $100,000 or more                               54,601        41,407
                                                                   --------      --------
    Total interest-bearing deposits                                $641,775      $631,301
                                                                   ========      ========


At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                                             1997                  $217,200
                                             1998                    67,494
                                             1999                    14,475
                                             2000                    17,477
                              2001 and thereafter                     6,073
                                                                   --------
                                                                   $322,719
                                                                   ========

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 7 - SECURITIES SOLD UNDER REPURCHASE  AGREEMENTS AND FEDERAL FUNDS
         PURCHASED

     Citizens and FNB have retail repurchase agreements with customers in their respective local market areas, as well as Federal funds purchased from other banks. These borrowings are collateralized with securities owned by the banks and held in their safekeeping accounts at independent correspondent banks. Citizens also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The following table summarizes certain information relative to these borrowings at December 31:

                                                             1996          1995
                                                          -------       -------
Outstanding at period-end                                 $87,939       $20,536
Weighted average interest rate at period-end                 6.08%         5.12%
Maximum amount outstanding as of any month-end            $87,939       $39,526
Average amount outstanding                                 43,952        31,254
Approximate weighted average interest rate
  during the year                                            5.22%         5.52%



NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank (FHLB) advances are comprised of the following at December 31:

                                                                          CURRENT            BALANCE
                                                                         INTEREST         ---------------
                                                                             RATE         1996       1995
                                                                             ----         ----       ----
Variable rate advances:
    Revolving overnight advances                                                                   $22,000
    LIBOR based, 1-5 year maturity                                           5.56%     $16,000      23,700
    Prime rate based, 1 year maturity                                        5.76        9,200       6,300
Fixed rate advances, with monthly interest payments:
    Advances due in 1996                                                                            13,000
    Advances due in 1997                                                     5.51       10,950       6,700
    Advances due in 1998                                                     5.45        2,000       2,000
    Advances due in 1999                                                     5.96        1,500
Fixed rate advances, with monthly principal and interest payments:
    Advance due October 1, 1997                                              4.80        7,899       8,442
    Advance due November 1, 1997                                             4.55        2,374       2,538
                                                                                       -------     -------
         Total Federal Home Loan Bank advances                                         $49,923     $84,680
                                                                                       =======     =======

     FHLB advances are collateralized by all shares of FHLB stock owned by Citizens and FNB (totaling $7,759) and by 100% of Citizens' and FNB's qualified mortgage loan portfolio (totaling approximately $265,407). Based on the carrying amount of FHLB stock owned by Citizens and FNB, total FHLB advances are limited to approximately $155,200.

     The aggregate minimum future annual principal payments on borrowings are $26,023 in 1997, $2,000 in 1998 and $21,900 in 1999.

NOTE 9 - INCOME TAXES

     The provision for income taxes consists of the following:

                                                           1996         1995         1994
                                                        -------      -------      -------
Current tax expense                                     $ 7,618      $ 6,531      $ 5,717
Deferred tax benefit                                       (307)        (564)        (890)
                                                        -------      -------      -------
   Total provision for income taxes                     $ 7,311      $ 5,967      $ 4,827
                                                        =======      =======      =======

     The sources of gross deferred tax assets and liabilities at December 31, 1996, 1995 and 1994 were as follows:

                                                           1996         1995         1994
                                                        -------      -------      -------
Items giving rise to deferred tax assets:
 Allowance for loan losses in excess of tax reserve     $ 3,466      $ 3,182      $ 2,520
 Unrealized loss on securities available for sale                                   1,982
 Other                                                      751          609          475
                                                        -------      -------      -------
                                                          4,217        3,791        4,977
                                                        -------      -------      -------
Items giving rise to deferred tax liabilities:
 Depreciation                                              (871)        (767)        (751)
 Unrealized gain on securities available for sale          (429)        (453)
 Other                                                     (698)        (683)        (467)
                                                        -------      -------      -------
                                                         (1,998)      (1,903)      (1,218)
                                                        -------      -------      -------
   Net deferred tax asset                               $ 2,219      $ 1,888      $ 3,759
                                                        =======      =======      =======

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 9 - INCOME TAXES - CONTINUED

     The Corporation has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

     Total Federal income tax expense differs from the expected amounts computed by applying the statutory Federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

                                                     1996         1995         1994
                                                  -------      -------      -------
Income tax expense based upon the Federal
 statutory rate on income before income taxes     $ 7,698      $ 6,300      $ 5,212

Tax exempt income                                    (556)        (467)        (436)
Other                                                 169          134           51
                                                  -------      -------      -------
                                                  $ 7,311      $ 5,967      $ 4,827
                                                  =======      =======      =======


     Tax expense (benefit) attributable to securities gains and losses totaled $(8), $23 and $(78) in 1996, 1995 and 1994, respectively.

NOTE 10 - PENSION PLAN AND OTHER BENEFITS

     PROFIT SHARING PLAN - The Corporation has a defined contribution profit sharing plan in which the Corporation's employees, other than employees of FNB and Freedom Express, Inc., participate. The plan covers employees who have completed one thousand hours of service during the plan year. Participants are fully vested after seven years of service. Amounts to be contributed to the plan are annually determined by the Board of Directors and totaled $697, $716 and $592 in 1996, 1995 and 1994, respectively.

     PENSION PLAN - In December 1994, the Corporation's Board of Directors approved merging the Corporation's defined benefit plan with the separate plans maintained for former employees of The Firestone Bank ("Firestone") and The New Waterford Bank ("New Waterford"). The Board also approved, effective January 1, 1995, expanded participation in the plan to include all employees of the Corporation and its subsidiaries who have satisfied the plan's eligibility requirements. Employees are eligible for participation in the plan after completing 1,000 hours of service and become fully vested in accrued benefits after five years of service. Former employees of The Firestone Bank and The New Waterford Bank received vesting credit for prior employment at Firestone and New Waterford.

     The pension expense for 1996, 1995 and 1994 is presented below. All information represents combined data from the three merged plans referred to above.

                                                     1996       1995       1994
                                                    -----      -----      -----
Service cost benefits earned                        $ 347      $ 229      $ 294
Interest cost on projected benefit obligation         136        115        119
(Return) loss on plan assets                         (257)      (407)        31
Amortization of net experience loss                    99        294       (147)
Amortization of unrecognized prior service cost       (35)       (35)       (10)
Amortization of remaining transition obligation         2          2
                                                    -----      -----      -----
   Net pension expense                              $ 292      $ 198      $ 287
                                                    =====      =====      =====

     The following table shows the funded status of the pension plan and the amount included in the consolidated balance sheets at December 31, 1996 and 1995. All information represents combined data from the three merged plans.

Actuarial present value of benefit obligations:        1996          1995
                                                    -------       -------
Vested benefits                                     $ 1,537       $ 1,787
Non-vested benefits                                      46            58
                                                    -------       -------
Accumulated benefit obligation                        1,583         1,845
Effect of anticipated future service
    and salary levels                                   318           346
                                                    -------       -------
Projected benefit obligation                          1,901         2,191
Market value of assets                                2,714         2,422
                                                    -------       -------
Plan assets in excess of
    projected benefit obligation                        813           231
Unrecognized prior service cost                        (478)         (513)
Unrecognized net (gain) loss                           (411)           62
Unrecognized net transition obligation                   21            23
                                                    -------       -------
Accrued pension liability                           $   (55)      $  (197)
                                                    =======       =======
Actuarial assumptions:
    Discount rate                                      7.25%         6.50%
    Long term rate of return                           7.00          6.50
    Rate of increase in compensation levels            4.00          4.00

     Approximately 60% of the pension plan's assets are mutual equity funds and common stocks, with the remainder comprised of U.S. Treasury and Agency securities and certificates of deposit.

     POSTRETIREMENT HEALTH INSURANCE BENEFITS - Effective January 1, 1993, the Corporation adopted SFAS No.106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This pronouncement requires employers to accrue the cost of retiree health and other postretirement benefits during the working career of active employees. The expense, liability and contributions under SFAS No. 106 are not material in any period presented.

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 10 - PENSION PLAN AND OTHER BENEFITS - CONTINUED

     STOCK OPTION PLAN - The Citizens Bancshares, Inc. 1995 Non-Statutory Stock Option and Stock Appreciation Rights Plan was approved by shareholders on March 30, 1995. The plan enables a committee of the Board of Directors to grant stock options and/or stock appreciation rights ("SARS") to officers of the Corporation and its subsidiaries. A total of 450,000 options on common shares and 675,000 stock appreciation rights are available to be granted pursuant to the plan, after giving effect to the stock split discussed in Note 1. Stock options and stock appreciation rights may be granted at a price not less than the fair market value of the Corporation's common shares at the date of grant for terms up to, but not exceeding ten years from the date of grant. In October 1995, the Financial Accounting Standards Board issued SFAS No.123, "Accounting for Stock-Based Compensation," which encourages the use of a fair value-based method to account for stock-based compensation plans such as the Corporation's stock option plan. As allowed by SFAS No. 123, however, the Corporation has elected to continue to follow prior standards in accounting for its employee stock options. Under these standards, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     If compensation expense is not recorded, pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using an option pricing model with the following assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.57% and 7.00%; dividend yields of 3.00%; volatility factors of the expected market price of the Company's common stock of 16.4% and 11.2%; and a weighted average expected life of the options of 9 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' three-year vesting period. The Corporation's pro forma information follows:

                                       1996           1995
                                 ----------     ----------
Income as reported               $   14,706     $   12,563
Pro forma net income                 14,619         12,513
Pro forma earnings per share
       Primary                         2.48           2.12
       Diluted                         2.48           2.12

A summary of the Corporation's stock options activity and related information follows:

                                                        1996                                      1995
                                           --------------------------------      -------------------------------
                                                       AVERAGE                               Average
                                           OPTIONS  EXERCISE PRICE     SARS      Options  Exercise Price    SARS
                                           -------  --------------     ----      -------  --------------    ----
Outstanding - beginning of year             60,285      $23.00       50,606
Granted                                      7,883       29.00        3,241       60,585      $23.00       50,681
Forfeited                                     (196)                     (48)        (300)      23.00          (75)
                                            ------                   ------       ------                   ------
Outstanding at the end of year              67,972       23.69       53,799       60,285       23.00       50,606
                                            ======                   ======       ======                   ======
Exercisable at end of year                    NONE                     NONE         None                     None
Weighted average fair value of
       options granted during the year      $ 6.56                               $  5.78

     No options or SARS are exercisable at December 31, 1996. Compensation expense related to stock appreciation rights was $222 and $100 in 1996 and 1995, respectively. Dilution of earnings per share related to the stock options is less than 3% and has therefore not been reflected in the computation of earnings per share.

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN AND RELATED OBLIGATION

     The Corporation sponsors an Employee Stock Ownership Plan (ESOP) for substantially all employees. Corporate contributions to the plan are discretionary and are determined by the Board of Directors on an annual basis. Acquisitions of the Corporation's common shares by the ESOP have been funded through borrowings with unrelated financial institutions with the common shares purchased serving as collateral for the related loans. Principal on each loan is payable in eight annual installments and interest is payable quarterly. Each participant may choose to receive distributions in stock or cash. Shares acquired after December 31, 1992 (new shares) are accounted for in accordance with Statement of Position ("SOP") 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Under SOP 93-6, shares pledged as collateral are reported as a reduction of shareholders' equity (unearned ESOP shares) in the consolidated balance sheet. As shares are committed to be released from collateral, the Corporation records compensation expense equal to the fair value of the shares. Dividends on allocated new shares are recorded as a reduction of retained earnings, while dividends on unallocated new shares are recorded as a reduction of debt. Shares acquired prior to January 1, 1993 (old shares) are considered outstanding for computing earnings per share and dividends on those shares are recorded as a reduction of retained earnings. The annual expense recorded for old shares consists of the Corporation's contribution and related expenses. Expense for all ESOP shares totaled $150 in 1996, $123 in 1995 and $75 in 1994 and is included in salaries and employee benefits. At December 31, 1996, there were 16,086 unreleased new shares with an estimated fair value of $523.

      The ESOP shares at December 31 were as follows:

Old Shares                              1996       1995
                                      ------     ------
       Allocated shares               27,811     22,852
       Unallocated shares              4,937      9,896
                                      ------     ------
         Total old shares             32,748     32,748
                                      ======     ======

New Shares                              1996       1995
                                      ------     ------
       Shares allocated and
         committed to be released        138         69
       Unreleased shares              16,086     10,431
                                      ------     ------
         Total new shares             16,224     10,500
                                      ======     ======

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN AND RELATED OBLIGATION - CONTINUED

                                                                Loan Balance
                                                                December 31,                 Principal
                      Shares        Price per              ------------------------          Reductions             Interest
      Year         Purchased            share              1996                1995           Remaining                 Rate
      ----         ---------            -----              ----                ----           ---------                 ----
      1989            12,498             $  8             $  12               $  25                   1         83% of prime
      1990            11,250                9                25                  37                   2         prime + .44%
      1992             9,000               11                37                  50                   3        prime + .125%
      1995            10,500               24               189                 219                   6        prime + .125%
      1996             5,724               30               150                   0                   8        prime + .125%
                                                          -----               -----
                                                           $413                $331
                                                          =====               =====

     Share and per share information in the above tables have been adjusted to give effect to the three-for-two stock split, declared in 1995.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

     Citizens and FNB are parties to financial instruments which involve off-balance sheet risk. These instruments are entered into in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to make loans, primarily in the form of approved lines of credit. There were $45,459 in variable rate commitments and $3,237 in fixed rate commitments at year-end 1996. The fixed rate commitments have an interest rate range of 6.50% to 8.75%. There were $47,543 in variable rate commitments and $3,786 in fixed rate commitments at year-end 1995. The fixed rate commitments have an interest rate range of 6.125% to 9.375%. All fixed rate mortgage real estate commitments expire after sixty days. Since many expire without being used, these amounts do not necessarily represent future cash commitments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and lines and letters of credit is represented by the contractual amount of those instruments. Citizens and FNB follow the same credit policy to make such commitments as is followed for those loans recorded in the financial statements. In management's opinion, these commitments represent normal banking transactions and no material losses are expected to result therefrom. Collateral obtained upon exercise of the commitments is determined using management's credit evaluations of the borrower and may include real estate and/or business assets.

     The subsidiary banks of the Corporation are involved in various legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material effect on the Corporation.

     The Corporation's subsidiary banks were required to have approximately $8,410 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at December 31, 1996. These balances do not earn interest.

NOTE 13 - OTHER INCOME AND OTHER OPERATING EXPENSE

     The following is a summary of other income and other operating expense for the years ended December 31, 1996, 1995 and 1994:

                                          1996       1995       1994
                                        ------     ------     ------
OTHER INCOME
  Gain on sale of loans                 $  473     $  125     $  109
  Mortgage servicing income                264        273        227
  Other                                  1,872      2,002      1,571
                                        ------     ------     ------
    Total other income                  $2,609     $2,400     $1,907
                                        ======     ======     ======
OTHER OPERATING  EXPENSE
  Professional services                 $  857     $  822     $  970
  Printing and supplies                    774        796        653
  State franchise taxes                  1,117        898        834
  FDIC insurance                           233        946      1,618
  Amortization of intangible assets        344        480        508
  Other                                  4,209      4,412      4,683
                                        ------     ------     ------
    Total other operating expense       $7,534     $8,354     $9,266
                                        ======     ======     ======

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table shows carrying values and the related estimated fair values of financial instruments at December 31, 1996 and 1995. Items which are not financial instruments are not included.

                                         December 31, 1996             December 31, 1995
                                      -----------------------       -----------------------
                                      Carrying      Estimated       Carrying     Estimated
                                      Amounts      Fair Value        Amounts     Fair Value
                                     ---------      ---------      ---------      ---------
Cash and equivalents                  $  27,367      $  27,367      $  40,926      $  40,926
Interest-bearing deposits                   364            364            688            688
Securities available for sale           240,375        240,375        206,988        206,988
Securities held to maturity              65,230         65,454         53,706         54,238
Loans, net of the allowance
   for loan losses                      583,897        585,276        563,879        577,484
Accrued interest receivable               6,720          6,720          6,023          6,023
Demand and savings deposits            (386,873)      (386,873)      (405,851)      (405,851)
Time deposits                          (322,719)      (324,044)      (291,813)      (294,053)
Securities sold under repurchase
   agreements and Federal
     funds purchased                    (87,939)       (87,939)       (20,536)       (20,536)
Federal Home Loan Bank advances         (49,923)       (49,918)       (84,680)       (84,590)
ESOP obligation                            (413)          (413)          (331)          (331)
Accrued interest payable                 (1,492)        (1,492)        (1,410)        (1,410)

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

     For purposes of the above disclosures of estimated fair value, the following assumptions were used: the estimated fair value for cash and cash equivalents was considered to approximate cost; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate the Corporation would charge for similar loans at December 31, 1996 and 1995, respectively, applied over estimated payment periods; the estimated fair value for demand and savings deposits and securities sold under repurchase agreements was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate the Corporation would pay on such obligations at December 31, 1996 and 1995, respectively, applied for the time period until maturity; and the estimated fair value of commitments was not material.

     While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if the Corporation had disposed of such items at December 31, 1996 or 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1995 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Corporation that are not defined as financial instruments were not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the earning potential of loan servicing rights, the value of a trained work force, customer goodwill, and similar items.

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

      CONDENSED PARENT COMPANY BALANCE SHEET
                                                             December 31,
                                                        ----------------------
ASSETS                                                      1996          1995
                                                        --------      --------
Cash and due from banks                                 $    355      $  1,860
Interest-bearing balances with banks                          16           128
                                                        --------      --------
          Total cash and cash equivalents                    371         1,988
Investment securities available for sale                   3,507         1,388
Investment securities held to maturity                       381           241
Investment in bank subsidiaries                           75,062        77,133
Investment in non-bank subsidiaries                        1,392         1,253
Loans                                                         20            90
  Less allowance for loan losses                             (19)          (29)
                                                        --------      --------
       Net loans                                               1            61
Other assets                                              11,499           197
                                                        --------      --------
          Total assets                                  $ 92,213      $ 82,261
                                                        ========      ========
LIABILITIES
Other liabilities                                       $  2,088      $  1,819
Obligations under employee
       stock ownership plan                                  413           331
                                                        --------      --------
          Total liabilities                                2,501         2,150

SHAREHOLDERS' EQUITY
Total shareholders' equity before obligation
       under employee stock ownership plan
       and securities adjustment                          89,327        79,495
Unrealized gain on securities available for sale             798           947
ESOP obligations and unearned shares                        (413)         (331)
                                                        --------      --------
         Total shareholders' equity                       89,712        80,111
                                                        --------      --------
         Total liabilities and shareholders' equity     $ 92,213      $ 82,261
                                                        ========      ========

      CONDENSED PARENT COMPANY INCOME STATEMENT

INCOME                                         1996             1995             1994
                                            -------          -------          -------
Dividends from bank subsidiaries            $14,765          $ 2,860          $ 2,361
Other interest and dividend income              356              103              174
                                            -------          -------          -------
         Total income                        15,121            2,963            2,535
EXPENSES
Other expenses                                  898              402              287
                                            -------          -------          -------
INCOME BEFORE INCOME TAXES AND
  EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                     14,223            2,561            2,248

INCOME TAX BENEFIT                               95              113               43
                                            -------          -------          -------
INCOME BEFORE EQUITY IN
  UNDISTRIBUTED NET INCOME
  OF SUBSIDIARIES                            14,318            2,674            2,291

EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                        388            9,889            8,211
                                            -------          -------          -------
NET INCOME                                  $14,706          $12,563          $10,502
                                            =======          =======          =======

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS-CONTINUED

CONDENSED PARENT COMPANY STATEMENT OF CASH FLOWS

 CASH FLOWS FROM OPERATING ACTIVITIES                              1996           1995           1994
                                                               --------       --------       --------
   Net income                                                  $ 14,706       $ 12,563       $ 10,502
   Adjustments to reconcile net income
     to net cash from operating activities
       Equity in undistributed
         net income of subsidiaries                                (388)        (9,889)        (8,211)
       Amortization                                                  56             56             41
       Change in other assets and
         liabilities                                             (9,406)         1,081         (1,042)
                                                               --------       --------       --------
                Net cash provided by operating activities         4,968          3,811          1,290
                                                               --------       --------       --------
      CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of securities held to maturity                  (1,493)
        Maturities of securities held to maturity                 1,355          1,400          1,457
        Sale of securities available for sale                        34
        Purchase of securities available for sale
                                                                 (1,836)        (1,297)        (1,613)
        Net loan payments                                           282             13             48
                                                               --------       --------       --------
        Net cash (used) provided by investing activities         (1,658)           116           (108)
                                                               --------       --------       --------
      CASH FLOWS FROM FINANCING ACTIVITIES
        Cash dividends paid to shareholders                      (4,927)        (1,945)        (1,211)
                                                               --------       --------       --------
        Net cash used by financing activities                    (4,927)        (1,945)        (1,211)
                                                               --------       --------       --------
      NET CHANGE IN CASH AND
        CASH  EQUIVALENTS                                        (1,617)         1,982            (29)

      CASH AND CASH EQUIVALENTS AT THE
        BEGINNING OF THE YEAR                                     1,988              6             35
                                                               --------       --------       --------
      CASH AND CASH EQUIVALENTS AT THE
        END OF THE YEAR                                        $    371       $  1,988       $      6
                                                               ========       ========       ========


NOTE 16 - ACQUISITIONS

     Effective October 11, 1996, The Navarre Deposit Bank Company, Navarre, Ohio ("Navarre"), affiliated with the Corporation by merging into Citizens. The transaction was affected through the exchange of 1.8106 common shares of the Corporation for each of Navarre's 280,000 outstanding common shares (total of 506,918 shares), with cash paid in lieu of fractional shares. Navarre had assets of approximately $80,000 with four offices in southwestern Stark County, and will be operated as branches of Citizens. The transaction was accounted for as a pooling of interests. The following is a summary of the separate results of operations of the Corporation and Navarre for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively;

                NINE MONTHS ENDED
                   SEPT. 30, 1996    Dec. 31,     Dec. 31,
                      (UNAUDITED)        1995         1994
                      -----------     -------      -------
Net interest income
        Corporation      $29,434      $36,825      $35,494
        Navarre            2,330        2,815        2,734
                         -------      -------      -------
          Combined       $31,764      $39,640      $38,228
                         =======      =======      =======

Net income
        Corporation      $10,478      $11,850      $ 9,786
        Navarre              471          713          716
                         -------      -------      -------
          Combined       $10,949      $12,563      $10,502
                         =======      =======      =======

     The Corporation also entered into a merger transaction on December 31, 1995 with The Western Reserve Bank of Ohio, Lowellville, Ohio ("Western Reserve"), on December 16, 1994 with Unity Bancorp, Inc. ("Unity") and its subsidiary, The New Waterford Bank, New Waterford, Ohio ("New Waterford"), and on February 4, 1994 with The Firestone Bank, Lisbon, Ohio ("Firestone"). Each transaction was accounted for as a pooling of interests, with cash paid in lieu of fractional shares. Details of the transactions follow:

                                         Western
                                         Reserve        Unity     Firestone
                                        --------      -------     ---------
Affiliate common shares outstanding      160,000      133,473      249,876
Exchange ratio                             2.625        1.635        1.425
Corporation common shares issued         419,709      217,890      355,953

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NOTE 17 - DIVIDEND RESTRICTION AND REGULATORY MATTERS

     Dividends paid by Citizens and FNB are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. Citizens and FNB are subject to certain restrictions on the amount of dividends they may declare without prior regulatory approval. At December 31, 1996, approximately $15,921 of the subsidiary banks' retained earnings were available for payment of dividends to the Corporation under those guidelines.

     The Corporation and its bank subsidiaries are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the entities must meet specific guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. The Corporation is required to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets ("leverage ratio"). Management believes that, at December 31, 1996, the Corporation, Citizens and FNB meet all capital adequacy requirements to which they are subject.

     The following table summarizes the Corporation's actual consolidated total and Tier 1 risk-based capital amounts and ratios, and leverage capital amounts and ratios as of December 31, 1996 and 1995, as well as regulatory minimums. Citizens and FNB also exceed all regulatory capital requirements and are therefore not presented separately below.

                                         DECEMBER 31, 1996                    December 31, 1995
                                     --------------------------           ---------------------------
                                     AMOUNT             PERCENT           Amount              Percent
                                     ------             -------           ------              -------
Tier 1 risk-based capital
   Actual                          $ 88,753               16.23%          $79,151               15.32%
   Required                          21,876                4.00            20,779                4.00
Total risk-based capital
   Actual                            95,645               17.49            85,647               16.56
   Required                          43,753                8.00            41,557                8.00
Risk adjusted assets                546,908                               519,473

Leverage ratio
   Actual                            88,753                9.91            79,151                8.80
   Minimum required                  26,879                3.00            27,000                3.00
   Maximum required                  44,799                5.00            45,001                5.00

      The minimum requirements to be well capitalized are total capital to risk weighted assets 10%, Tier 1 capital to risk weighted assets 6% and Tier 1 capital to average assets (leverage ratio) 5%. The Corporation and its bank subsidiaries are all categorized as well capitalized.

NOTE 18 - QUARTERLY INFORMATION (UNAUDITED)

      The following is a summary of consolidated quarterly financial data:

                                                             QUARTER ENDED
                                      DEC. 31         SEPT. 30          JUNE 30         MARCH 31
                                      -------         --------          -------         --------
1996
Interest income                       $19,243          $18,534          $18,778          $18,001
Net interest income                    10,769           10,445           11,141           10,178
Provision for loan losses                 370              388              469              387
Net income                              3,757            3,373            3,978            3,598
   Earnings per common share              .64              .57              .67              .61

1995
Interest income                       $18,308          $18,006          $17,526          $16,984
Net interest income                    10,138            9,934            9,824            9,744
Provision for loan losses                 456              457              557              554
Net income                              3,016            3,340            3,136            3,071
   Earnings per common share              .51              .57              .53              .52

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Citizens Bancshares, Inc.
Salineville, Ohio

     We have audited the accompanying consolidated balance sheets of CITIZENS BANCSHARES, INC. as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 or 1994 financial statements of the Navarre Deposit Bank Company, which statements were included to reflect its merger into Citizens, accounted for as a pooling of interests as discussed in
Note 16. Such financial statements reflect total assets of $76,881,000 as of December 31, 1995 and net income of $713,000 and $716,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors, whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Navarre, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CITIZENS BANCSHARES, INC. as of December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for impaired loans in 1995 to comply with new accounting guidance.


                                        /s/ Crowe, Chizek and Company LLP

Columbus, Ohio                          Crowe, Chizek and Company LLP
January 17, 1997


-------------------------------------------------------------------------------

                                            SELECTED FINANCIAL DATA

CITIZENS BANCSHARES, INC.                                                                    DECEMBER 31, 1996
                                                                                         (Dollars in thousands,
                                                                                         except per share data)

FOR THE YEAR:                            1996             1995            1994            1993            1992
                                  -----------       ----------      ----------      ----------      ----------
Interest income                   $    74,556       $   70,824      $   64,648      $   61,846      $   64,113
Interest expense                       32,023           31,184          26,420          26,639          30,885
                                  -----------       ----------      ----------      ----------      ----------
Net interest income                    42,533           39,640          38,228          35,207          33,228
Provision for loan losses               1,614            2,024           2,365           3,573           5,064
                                  -----------       ----------      ----------      ----------      ----------
Net interest income after
   provision for loan losses           40,919           37,616          35,863          31,634          28,164
Other income                            4,826            4,493           3,687           4,780           4,495
Other expenses                         23,728           23,579          24,221          23,578          23,666
                                  -----------       ----------      ----------      ----------      ----------
Income before income taxes             22,017           18,530          15,329          12,836           8,993
Income taxes                            7,311            5,967           4,827           3,875           2,574
                                  -----------       ----------      ----------      ----------      ----------
Net income                        $    14,706       $   12,563      $   10,502      $    8,961      $    6,419
                                  ===========       ==========      ==========      ==========      ==========
Cash dividends declared           $     4,876       $    2,972      $    1,708      $    1,014      $      853
                                  ===========       ==========      ==========      ==========      ==========
PER SHARE DATA:(1)
Net income                        $      2.49       $     2.13      $     1.78      $     1.52      $     1.09
Cash dividends declared                   .83              .50             .29             .17             .14
Book value at year-end                  15.21            13.58           11.19           10.53            8.97
Weighted average shares
   outstanding (1)                  5,897,540        5,897,540       5,897,540       5,898,842       5,897,308
Shares outstanding at
   year-end (1)                     5,897,540        5,897,540       5,897,540       5,897,540       5,900,023
BALANCE SHEET DATA:
Total assets                      $   947,930       $  890,969      $  861,947      $  844,527      $  780,020
Securities available for sale         240,375          206,988         109,115         142,045
Securities held to maturity            65,230           53,706         173,291         152,158         247,082
Loans, net of unearned income         595,247          574,774         531,080         503,138         474,966
Allowance for loan losses              11,350           10,895          10,393           9,728           7,889
Deposits                              709,592          697,664         671,999         689,385         673,400
Federal Home Loan Bank
   advances                            49,923           84,680          85,762          57,198          31,612
Total shareholders'
   equity at year-end                  89,712           80,111          66,013          62,129          52,942
AVERAGE BALANCES:
Total assets                      $   897,331       $  866,627      $  848,055      $  798,395      $  749,711
Total earning assets                  859,488          831,063         812,179         760,661         709,135
Deposits                              706,801          682,013         681,916         682,074         665,928
Net loans                             569,222          532,051         500,343         477,760         461,080
Shareholders' equity                   83,757           74,154          64,393          57,033          49,987
SIGNIFICANT RATIOS:
Return on average assets                 1.64%            1.45%           1.24%           1.12%            .86%
Return on average
   shareholders' equity                 17.56            16.94           16.31           15.71           12.84
Average shareholders' equity
   to average assets                     9.33             8.56            7.59            7.14            6.67
Average loans as a percent
   of average deposits                  82.15            79.66           74.89           71.38           70.51

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

SELECTED FINANCIAL DATA - CONTINUED

FOR THE YEAR:                            1996         1995         1994         1993         1992
                                         ----         ----         ----         ----         ----
Shareholders' equity as a
   percent of year-end assets            9.46%        8.99%        7.66%        7.36%        6.79%
Allowance for loan losses
   as a percent of loans                 1.91         1.90         1.96         1.93         1.66
Net charge-offs as a percent
   of average loans                       .20          .28          .33          .36          .63
Dividends declared as a
   percent of net income                33.16        23.66        16.26        11.32        13.29
Net interest margin, fully
   taxable equivalent                    5.05         4.85         4.79         4.69         4.75
Nonperforming loans to
   total loans                            .31          .55          .97          .97         1.18
Nonperforming assets to
   total assets                           .22          .38          .82         1.01         1.27
Allowance for loan losses
   to nonperforming loans              619.54       346.75       202.04       200.20       140.54
Noninterest expense as a
   percent of average assets             2.64         2.72         2.86         2.95         3.16
Operating efficiency ratio              49.19        52.66        56.58        59.20        63.32


     (1) Per share data has been restated to reflect the three-for-two stock split declared in 1995, the two-for-one stock split declared in 1993 and all acquisitions (see Note 16) accounted for as poolings of interests.

FINANCIAL REVIEW

     This financial review presents management's discussion and analysis of financial condition and results of operations and should be read in conjunction with the consolidated financial statements and accompanying notes beginning on page 12.

OVERVIEW

     The Corporation has achieved another year of record earnings. Net income for 1996 was $14,706 , an increase of $2,143, or 17.1 % over the 1995 earnings of $12,563. Net income for 1996 included core earnings of $15,075, and net nonrecurring after tax expenses discussed below of $369. Net income per share for 1996 was $2.49, an increase of 16.9% over the $2.13 per share earned during 1995. The core earnings per common share for 1996 of $2.55 were reduced by $.06 per common share due to the net nonrecurring after tax items. The nonrecurring items for the year ended December 31, 1996 were a $498 after tax loan discount recognized as loan income upon prepayment, a $112 after tax other income FHLMC remittance settlement, a $434 after tax one-time SAIF assessment and a $545 after tax restructuring charge related to an acquisition. In 1994, net income was $10,502 or $1.78 per share. The Corporation has reported annual increases in core earnings every year since the holding company was formed in 1982. Net income has increased at a compound annual growth rate of 18.0% over the last five years, and net income per share has increased at a compound annual growth rate of 18.0% over that same period.

     Dividends declared in 1996 totaled $.83 per share. This represented an increase of 66.0% over 1995, when dividends declared were $ .50 per share and continues the Corporation's record of increased cash dividends for each of the fifteen years since the holding company was formed in 1982. Cash dividends for 1994 were $.29 per share. The compound annual growth rate for the Corporation's per share dividend declaration for the last five years is 42.8%.

     The Corporation's return on average total equity in 1996 was 17.56%, as compared to 16.94% in 1995 and 16.31% in 1994, for a five year average of 15.87%. At December 31, 1996, the ratio of equity to assets was 9.46%, compared to 8.99% at year-end 1995 and 7.66% at year-end 1994 and a five year average of 8.05%. The Corporation's return on average assets was 1.64% in 1996, compared to 1.45% in 1995 and 1.24% in 1994, and has averaged 1.26% over the last five years. The steady annual growth in earnings has been attributable to increases in earning assets, primarily loans.

     The principal sources of revenue for the Corporation are interest and fees on loans, which accounted for 72.0% of total revenues in 1996, 70.6% in 1995 and 70.0% in 1994. Interest on investment and mortgage-backed securities is also a significant source of revenue, accounting for 21.4% of revenues in 1996, 22.5% in 1995 and 24.0% in 1994.

NET INTEREST INCOME

     Net interest income represents the amount by which interest income on earning assets, including securities and loans, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of a financial institution's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and interest-bearing liabilities, combine to affect net interest income.

     Tax exempt securities and loans carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a fully taxable equivalent basis ("FTE"). The tax equivalent adjustment is based on the Federal corporate income tax rate of 35%. The following table shows the increases over the last three years in actual and FTE net interest income:

                                                        1996            1995            1994
                                                  ----------      ----------      ----------
Net interest income                               $   42,533      $   39,640      $   38,228
Taxable equivalent adjustments
  to net interest income                                 856             708             671
                                                  ----------      ----------      ----------
Net interest income, fully taxable
  equivalent                                      $   43,389      $   40,348      $   38,899
                                                  ==========      ==========      ==========

Net interest margin                                     4.95%           4.77%           4.71%
Taxable equivalent adjustment                            .10             .09             .08
                                                  ----------      ----------      ----------
Net interest margin, fully taxable equivalent           5.05%           4.85%           4.79%
                                                  ==========      ==========      ==========

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NET INTEREST INCOME - CONTINUED

     In 1996, FTE net interest income provided 90.0% of the Corporation's net revenues, compared with 90.0% in 1995 and 91.3% in 1994. The increase of $3,041 in FTE net interest income in 1996 was primarily attributable to an increase in average interest-earning assets of 3.4% or $28,426. During 1996, the growth in average interest-earning assets was primarily in loans, which increased $37,331. The growth in FTE net interest income in 1995 over 1994 was attributable to increased average interest-earning assets.

     Net interest margin is calculated by dividing FTE net interest income by average interest-earning assets. The net interest margin increased 20 basis points in 1996 to 5.05%. The principal factors contributing to the increase were higher yielding securities and loans and growth in average interest-earning assets which exceeded the growth in interest-bearing liabilities. Additionally, an increase over 1995 levels in average noninterest-bearing demand deposits and average shareholders' equity of 4.0% and 12.9%, respectively, contributed additional funds for investment at no cost to the Corporation.

     The monetary policies of the Federal Reserve Board resulted in one short term interest rate decrease during 1996. During 1997, the Corporation's net interest margin is expected to contract. It is anticipated that the yield on earning assets will decrease faster than the rates on liability costs. The Corporation practices an asset and liability management policy more fully explained on page 32 of this report which attempts to minimize negative impacts on net interest income when such movements occur in the market.

     To provide a more in-depth analysis of net interest income, the following average balance sheets and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of the cost of funds.

                                       AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

Years Ended December 31,                                    1996                                         1995
                                            --------------------------------------         ----------------------------------
                                            Average                                        Average
                                            Balance        Interest            Rate        Balance      Interest          Rate
                                            -------        --------            ----        -------      --------          ----
Interest-earning assets:
Interest-earning deposits                 $     481       $      28            5.82%      $    373    $      18           4.83%
Federal funds sold and other                  6,347             363            5.72         11,457          656           5.73
Securities
   Taxable                                  247,979          15,826            6.38        253,199        15,896          6.28
   Tax exempt                                24,065           1,173            4.87         22,749         1,090          4.79
Loans                                       580,616          57,166            9.85        543,285        53,164          9.79
                                          ---------       ---------                       --------    ----------
   Total interest-earning
     assets                                 859,488          74,556            8.67        831,063        70,824          8.52
                                                          ---------                       --------    ----------
NONEARNING ASSETS:
Cash and due from banks                      21,768                                         20,249
Premises and equipment, net                  14,493                                         13,313
Other nonearning assets                      12,976                                         13,236
Allowance for loan losses                   (11,394)                                       (11,234)
                                          ---------                                      ---------
   Total assets                           $ 897,331                                      $ 866,627
                                          =========                                      =========

Interest-bearing liabilities:
Demand deposits                           $  88,963           1,984            2.23       $ 92,377        2,094           2.27
Savings deposits                            243,635           7,734            3.17        254,011        8,699           3.42
Time deposits                               310,252          17,092            5.51        274,138       14,726           5.37
Federal funds and
   repurchase agreements                     43,952           2,295            5.22         31,254        1,726           5.52
Borrowings                                   54,218           2,918            5.38         70,685        3,939           5.57
                                           --------       ---------                       --------      -------
   Total interest-bearing
     liabilities                            741,020          32,023            4.32        722,465       31,184           4.32
                                                          ---------                                     -------
NONINTEREST-BEARING LIABILITIES:
Demand deposits                              63,951                                         61,487
Other liabilities                             7,409                                          7,303
Preferred stock                               1,194                                          1,218
Shareholders' equity                         83,757                                         74,154
                                          ---------                                      ---------
   Total liabilities and equity           $ 897,331                                      $ 866,627
                                          =========                                      =========

NET INTEREST INCOME                                       $  42,533                                   $  39,640
                                                          =========                                   =========
NET INTEREST INCOME TO EARNING ASSETS                                          4.95%                                      4.77%

                                       AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

Years Ended December 31,                                    1994
                                             ------------------------------------
                                             Average
                                             Balance     Interest           Rate
                                             -------     --------           ----
Interest-earning assets:
Interest-earning deposits                $       292     $     14           4.79%
Federal funds sold and other                   8,268          351           4.25
Securities
   Taxable                                   270,766       15,324           5.66
   Tax exempt                                 22,634        1,107           4.89
Loans                                        510,219       47,852           9.38
                                         -----------     --------
   Total interest-earning
     assets                                  812,179       64,648           7.96
                                                         --------
NONEARNING ASSETS:
Cash and due from banks                       18,819
Premises and equipment, net                   13,138
Other nonearning assets                       14,282
Allowance for loan losses                    (10,363)
                                         -----------
   Total assets                          $   848,055
                                         ===========

Interest-bearing liabilities:
Demand deposits                          $    83,970        2,005           2.39
Savings deposits                             303,210        9,778           3.22
Time deposits                                236,302       10,300           4.36
Federal funds and
   repurchase agreements                      32,125        1,242           3.87
Borrowings                                    62,179        3,095           4.98
                                         -----------    ---------
   Total interest-bearing
     liabilities                             717,786       26,420           3.68
                                                        ---------
NONINTEREST-BEARING LIABILITIES:
Demand deposits                               58,434
Other liabilities                              6,199
Preferred stock                                1,243
Shareholders' equity                          64,393
                                         -----------
   Total liabilities and equity          $   848,055
                                         ===========

Net interest income                                     $  38,228
                                                        =========

Net interest income to earning assets                                       4.71%


-    For purposes of this schedule, nonaccrual loans are included in loans.

- Net interest income is reported on a historical basis without tax-equivalent adjustment.

-    Fees collected on loans are included in interest on loans.

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

NET INTEREST INCOME - CONTINUED

     The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume which cannot be segregated have been allocated in proportion to the changes due to rate and volume.

                                                    1996                                    1995
                                      ---------------------------------      ---------------------------------
                                         CHANGE FROM 1995 IN INTEREST          Change from 1994 in Interest
                                           INCOME OR EXPENSE DUE TO                 Income or Expense Due to
                                           ------------------------                 ------------------------
                                       VOLUME       RATE         TOTAL        Volume         Rate        Total
                                      -------      -------      -------      -------      -------      -------
INTEREST-EARNING ASSETS:
       Interest-bearing deposits            6      $     4      $    10      $     4                   $     4
       Federal funds sold                (292)          (1)        (293)         159      $   146          305
       Securities:
         Taxable                         (331)         261          (70)      (1,018)       1,590          572
         Tax exempt                        64           19           83            6          (23)         (17)
       Loans (net)                      3,674          328        4,002        3,156        2,156        5,312
                                      -------      -------      -------      -------      -------      -------
           Total interest income        3,121          611        3,732        2,307        3,869        6,176
                                      -------      -------      -------      -------      -------      -------

INTEREST-BEARING LIABILITIES:
       Deposits:
         Interest-bearing
           demand deposits                (77)         (33)        (110)         189         (100)          89
         Savings deposits                (346)        (619)        (965)      (1,665)         586       (1,079)
         Time deposits                  1,981          385        2,366        1,775        2,651        4,426
                                      -------      -------      -------      -------      -------      -------
           Total deposits               1,558         (267)       1,291          299        3,137        3,436
       Federal funds and
         repurchase agreements            668          (99)         569          (39)         523          484
       Borrowings                        (890)        (131)      (1,021)         450          394          844
                                      -------      -------      -------      -------      -------      -------
           Total interest expense       1,336         (497)         839          710        4,054        4,764
                                      -------      -------      -------      -------      -------      -------
           Net interest income        $ 1,785      $ 1,108      $ 2,893      $ 1,597      $  (185)     $ 1,412
                                      =======      =======      =======      =======      =======      =======


OTHER INCOME

     Other income totaled $4,826 in 1996, a 7.4% increase over 1995. The 1995 total of $4,493 represented an increase of $806 or 21.9% from 1994. This increase was primarily the result of service charges and fees on deposit accounts which totaled $2,239 in 1996, compared to $2,026 in 1995 and $2,002 in 1994.

     The "other" component of this category totaled $2,609 in 1996, $2,400 in 1995, and $1,907 in 1994, as loan sale gains and mortgage loan servicing income both increased in 1996.

OTHER EXPENSES

     The Corporation's profitability levels have been achieved in large part due to successful control over expense growth. Contributing factors include efficient staffing, a comprehensive budgeting process and centralization of various internal functions such as data processing.

     One measure of this success is the operating efficiency ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income excluding net securities transactions). This ratio, at 49.19% for 1996, was well below our peers.

     Other expenses were $23,728 in 1996, compared to $23,579 in 1995 and $24,221 in 1994. During 1996, the Corporation incurred $838 in merger, integration and restructuring expenses. These costs were primarily in recognition of professional fees, early retirement, other personnel related costs and the write-off of certain fixed assets in the elimination of duplicate facilities. Without the pre-tax restructuring charges, and the pre-tax one-time SAIF assessment discussed below, other expenses were $22,223 in 1996, a decline of $645 from the comparable 1995 level.

     Salaries and employee benefits decreased $47 in 1996 and increased by $71 in 1995.

     Additionally, in 1996 the legislation that will recapitalize the Savings Association Insurance Fund ("SAIF") resulted in a one-time pre-tax assessment of $667. The after-tax impact of the assessment was $434 or $.07 per common share. The Corporation's SAIF deposits were acquired with the Midland Buckeye Savings and Loan Association acquisition. The Corporation's SAIF deposit insurance premiums will drop to $.064 per $100 of deposits beginning January 1, 1997, from $.23 per $100 of deposits currently being assessed. This will save the Corporation approximately $200 in deposit insurance premiums per year.

     The Corporation will continue its focus of controlling other expenses during 1997. The Corporation has set a five year operating efficiency ratio target of 39%.

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

INCOME TAXES

      Income tax expense is comprised of Federal income tax and the West Virginia income tax accrued by FNB. The Corporation's effective tax rate was 33.2%, 32.2% and 31.5% in 1996, 1995 and 1994, respectively. Tax exempt investment and loan income are the primary reason that the effective tax rate is less than the statutory tax rate of 35%. While the Corporation's nontaxable interest income increased, decreases in other items caused the increase in the 1996 effective tax rate.

FINANCIAL CONDITION
ASSET AND LIABILITY MANAGEMENT

      The asset and liability portfolios are managed to ensure adequate liquidity and to control interest rate risk exposure. Management seeks to minimize the risk of a reduction in net interest income that could result from fluctuations in market interest rates. This process is carried out through regular meetings of senior management representing the finance, lending, investment and deposit gathering areas of the Corporation.

INTEREST RATE SENSITIVITY

     There is no single interest rate risk measurement system that satisfies all objectives. As a result, a combination of simulation modeling and asset and liability repricing schedules are used to analyze and manage interest rate risk. The repricing schedule below reflects the contractual maturity or repricing of each of the Corporation's rate sensitive assets and liabilities held at December 31, 1996. While most assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their repricing behavior. When using simulation modeling, assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposits to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made regarding early loan and security repayments. These adjustments provide a more accurate picture of the Corporation's interest rate risk profile than the repricing schedule.

     Net interest income is evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. As previously discussed, management anticipates a reduction in the net interest margin percentage in 1997 as earning asset yields are expected to decrease faster than rates of liability costs. The Corporation has no off-balance sheet financial agreements (interest rate derivatives).

     The following table summarizes the Corporation's interest rate sensitive assets and liabilities. Each item is presented at the earlier of its final contractual maturity or next repricing date without regard to periodic repayment terms or prepayment assumptions.

                                                     MATURITY OR NEXT RATE ADJUSTMENT DATE
                                                     -------------------------------------
                                                  0-3            3-12     ONE THROUGH      OVER FIVE          NOT
                                               MONTHS          MONTHS      FIVE YEARS          YEARS   CLASSIFIED        TOTAL
                                            ---------       ---------       ---------       --------     --------     --------
ASSETS
      Loans (a)                             $ 207,331       $  32,491       $ 150,523       $203,744     $  1,158     $595,247
      Securities (b)                           31,082          77,411          66,151        118,584       12,377      305,605
      Federal funds sold                        1,900                                                                    1,900
      Interest-bearing deposits                   314              50                                                      364
                                            ---------       ---------       ---------       --------     --------     --------
      Rate sensitive assets (RSA)           $ 240,627       $ 109,952       $ 216,674       $322,328     $ 13,535     $903,116
                                            =========       =========       =========       ========     ========     ========
LIABILITIES
      Interest-bearing demand deposits      $  87,757                                                                $  87,757
      Interest-bearing savings deposits       231,299                                                                  231,299
      Interest-bearing time deposits           91,030       $ 126,170       $ 104,241       $  1,278                   322,719
      Securities sold under
       repurchase agreements and
       Federal funds purchased                 87,939                                                                   87,939
      Federal Home Loan Bank advances          19,750          21,773           8,400                                   49,923
                                            ---------       ---------       ---------       --------                  --------
      Rate sensitive liabilities (RSL)      $ 517,775       $ 147,943       $ 112,641       $  1,278                  $779,637
                                            =========       =========       =========       ========                  ========
      Gap (c)                               $(277,148)      $ (37,991)      $ 104,033       $321,050     $ 13,535     $123,479
      Cumulative Gap                         (277,148)       (315,139)       (211,106)       109,944      123,479
      RSA/RSL                                    46.5%           74.3%          192.4%            NM           NM
      Cumulative Gap/RSA (d)                    (30.7)          (34.9)          (23.4)          12.2

(a) Expected maturities will likely differ from contractual maturities because some borrowers and issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(b)  Includes securities available for sale.

(c) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.

(d)  Computation is based on total RSA of $903,116.

NM - Not Meaningful

     Total interest-earning assets exceeded interest-bearing liabilities by $123,479 at December 31, 1996. This difference was funded through noninterest-bearing liabilities and shareholders' equity. The data presented above is based on contractual maturities only and does not include assumptions regarding early loan and security repayments. The above table shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $315,139. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the Corporation's control. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

LOAN PORTFOLIO

     The Corporation's loan portfolio is its largest and most profitable component of average earning assets, totaling 67.6% of average earning assets. The Corporation continued to emphasize increasing its loan portfolio in 1996. Average total loans increased by $37,331 or 6.9% in 1996, following a 6.5% or $33,066 increase in 1995. As a result of net loan increases, the Corporation's loan-to-deposit ratio continued its upward trend in 1996, ending the year at 83.9%. This ratio compares to 82.4% at December 31, 1995. The expanding market share of the subsidiary banks, as well as the Corporation's carefully planned acquisition activity, have contributed greatly to the growth in the loan portfolio.

     Total loans at December 31, 1996, increased by $20,473 or 3.6% over the total at December 31, 1995. The Corporation experienced growth in 1996 in providing financing to enterprises involved in purchasing pools of one-to-four family residential, home equity and other consumer loans. Such loans totaled approximately $65,464 at December 31, 1996, compared to $53,851 at December 31, 1995. The source of repayment for these loans is the underlying pools of consumer debt which represent diverse loan types and geographic distribution. Commercial loans increased by $4,623 or 3.4% during 1996. Real estate loans, including revolving home equity loans, decreased by $281 or .1% during 1996. Construction loans decreased by $1,498 or 24.2% in 1996. Consumer loans declined by $2,829 or 5.5%. The Corporation's loan portfolio contains no loans to foreign borrowers. Over the past four years, total loans have increased $120,281, due to internal growth and acquisitions. While loan growth has been substantial, the Corporation imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

     Loans secured by real estate, which in total constituted approximately 47.2% of the Corporation's loan portfolio at December 31, 1996, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans are secured by property located within Ohio, where real estate values have remained relatively stable over the past ten years. The Corporation also originates residential real estate loans to be sold in the secondary market. In 1996, $21,275 of loans were originated to be sold in the secondary market. This compares to approximately $11,163 of new loan volume originated for sale in the secondary market in 1995. While this activity generates considerable processing and servicing fee income for the Corporation, it does not comprise a major line of business for the Corporation. In addition to the loans reported, the Corporation also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loans included in the loan portfolio and are included in the Corporation's risk-based capital ratios.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount which represents management's assessment of the losses inherent in the Corporation's loan portfolio. All lending activity contains associated risks of loan losses, and the Corporation recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Corporation maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.

     The provision for loan losses was $1,614 in 1996, compared to $2,024 and $2,365 in 1995 and 1994, respectively. The decrease in the provision for loan losses in 1996 was made possible due to a lower percentage of identified problem loans from the loan review process as well as stable loan losses. Net loan losses for 1996 were $1,159, which represents .20% of average loans. This compares to net losses of .29% of average loans in 1995. The provision for loan losses to net losses was 139.3% in 1996.

     The allowance for loan losses at December 31, 1996 was $11,350, an increase of $455 since year-end 1995. The allowance was 1.91% of total loans at year-end 1996, compared to 1.90% at year-end 1995. The allowance for loan losses as a percent of nonperforming loans increased to 619.5% at December 31, 1996, from 346.8% at year-end 1995.

NONPERFORMING ASSETS

     The Corporation's accounting and classification policies regarding nonaccrual loans demonstrate the importance to the Corporation of timely recognition of troubled loans. Nonperforming assets consist of nonaccrual loans, 90 days past due and still accruing interest, and other real estate owned which has been obtained through foreclosure or deed in lieu of foreclosure. Nonperforming assets totaled $2,046 at year-end 1996, compared to $3,379 at year-end 1995, a decrease of $1,333 or 39.4%.

SECURITIES

     The Corporation's securities portfolio, including securities available for sale plus securities held to maturity, increased from $260,694 at December 31, 1995 to $305,605 at December 31, 1996. The largest portion of the portfolio at year-end 1996 was invested in GNMA, FHLMC and FNMA mortgage-backed securities which totaled $164,224 and comprise 53.7% of the carrying value of total investments.

     In 1996, 1993 and 1992, management implemented growth strategies utilizing the financial markets. These strategies involved borrowing Federal Home Loan Bank advances and repurchase agreements while interest rates were low and investing the term portion of these funds in U.S. Government guaranteed mortgage-backed securities and securities collateralized by one year adjustable rate mortgages at a higher rate. These strategies leveraged the Corporation's capital thereby enhancing its return on equity and earnings. During 1994 and 1995 these types of growth strategies were not used by the Corporation because management determined that there was not acceptable interest rate risk and interest rate spreads between the borrowings and planned investments. Management will continue to review and plan for acceptable growth strategies in the future.

LIQUIDITY AND FUNDING

     The Corporation's liquidity position remained strong during 1996. Core deposits, representing the Corporation's largest, most stable and generally least costly source of funds, totaled $ 654,991 at December 31, 1996, a decrease of $1,266, or .2%, from year-end 1995. At December 31, 1996, core deposits represented 112.2% of loans, compared to 116.4% at December 31, 1995. This decline resulted from the loan growth experienced in 1996. Such deposits generally represent a more stable alternative to more volatile money market sources such as short-term borrowings and corporate certificates of deposits. The Corporation has no brokered deposits.

     Cash and cash equivalents (cash and due from banks and Federal funds sold) are the Corporation's most liquid assets. At December 31, 1996, cash and cash equivalents totaled $27,367, a decrease of $13,559 or 33.1% from December 31, 1995. Additionally, the Corporation has secondary sources of liquidity in investment and mortgage-backed securities available for sale totaling $240,375 at year-end 1996 compared to $206,988 at year-end 1995, as well as maturities and repayments of loans and investment securities held to maturity.

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)


LIQUIDITY AND FUNDING - CONTINUED

     Securities sold under repurchase agreements and Federal funds purchased at December 31, 1996 of $87,939 increased $67,403 or 328.2% from year-end 1995.
Management implemented securities growth strategies in 1996 totaling approximately $46,600 as described above. These low cost borrowings were used as the primary funding source for the growth strategies. These repurchase agreements are collateralized by securities held by a broker and the exact same securities are returned to the Corporation at the maturities of the agreements.

     Federal Home Loan Bank ("FHLB") advances decreased to $49,923 at December 31, 1996, from $84,680 at year-end 1995, a decrease of $34,757. Management views FHLB advances as a stable secondary funding source.

     Management believes that the Corporation's liquidity position is strong based on its high level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

     As summarized in the Consolidated Statements of Cash Flows on page 15 of this report, the most significant transactions which affected the Corporation's level of cash and cash equivalents, cash flows and liquidity during 1996 were the net increase in loans of $21,348; the receipt of proceeds from maturities and payments on securities held to maturity of $36,126; the purchase of securities held to maturity of $41,902; the receipt of proceeds from sales of securities available for sale of $5,699 and the net increase in deposits of $11,928.


CAPITAL RESOURCES
                                              1996                     1995
                                           -------                  -------
Common shareholders' equity                $89,712                  $80,111
Book value per share                         15.21                    13.53

     Tier 1 capital is shareholders' equity excluding the unrealized gain or loss on investment securities available for sale, plus minority interest in subsidiaries from Citizens' Series A Preferred Stock, less goodwill. Tier 2 capital includes Tier 1 capital plus the allowance for loan losses not to exceed 1.25% of risk weighted assets.

     The capital leverage ratio was 9.91% at December 31, 1996, as compared to 8.80% at December 31, 1995. This improvement is due to capital growth exceeding asset growth and the reduction of intangible assets during 1996. The capital leverage ratio is computed by dividing Tier 1 capital by year-end assets, net of certain intangible assets.

     Total shareholders' equity increased $9,601 or 12.0% in 1996. For 1995, total shareholders' equity increased $14,098 or 21.4%. Shareholders' equity was 9.46% of total assets at December 31, 1996, as compared to 8.99% at year-end 1995.

     Management believes that the most effective method of increasing capital is through retention of earnings after payment of dividends to shareholders. Because of this, current earnings, net of dividends, totaling $9,830, $9,591 and $8,794 were added to retained earnings in 1996, 1995 and 1994, respectively. Dividends declared to common shareholders were $.83, $.50 and $.29 per share in 1996, 1995 and 1994, respectively. The dividends per share have been adjusted to reflect the Corporation's three-for-two stock split declared in December 1995, payable January 12, 1996.

     Total common shares outstanding following the distribution of the split shares and the completion of the Western Reserve and Navarre acquisitions total approximately 5.9 million, which is expected to result in additional NASDAQ market trading.

     The Corporation adopted SFAS No. 115 on December 31, 1993. At year-end 1996, there was an increase of $798 in shareholders' equity. This represented the unrealized gains on securities classified as available for sale, net of the related tax effect. The level of shareholders' equity will be impacted in the future by changes in the volume and market values of securities available for sale.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the Corporation's financial statements has not yet been determined.

EFFECTS OF INFLATION

     The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same time frame; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in this report has been prepared in accordance with generally accepted accounting principles, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars.

                                FINANCIAL REVIEW

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1996
                                                        (Dollars in thousands,
                                                         except per share data)

COMMON STOCK

     The Corporation's common shares were listed on The NASDAQ National Market System under the symbol "CICS" on June 1, 1993. Six brokerage firms currently serve as market makers for the Corporation's Common Stock: Advest, Inc.; Parker/Hunter, Incorporated; The Ohio Company; McDonald & Company; Sandler O'Neill & Partners, L.P.; and Herzog, Heine, Geduld, Inc. For 1996 and 1995, the high and low sales prices for the common stock, as reported by The NASDAQ National Market System are presented. The chart also specifies the cash dividends declared by the Corporation to its shareholders during 1996 and 1995. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared, or, if declared, the amount of any such dividends.

     The prices and dividends set forth below have been restated to reflect the three-for-two stock split declared during December 1995 distributed January 12, 1996.

                                 1995                                                     1996
-------------------------------------------------------------------    -----------------------------------------
Quarters Ended          Mar.         June       Sept.          Dec.      MAR.         JUNE       SEPT.      DEC.
                          31           30          30            31        31           30          30        31
                      ------       ------       ------       ------    ------       ------      ------    ------
(dollars per share)
   High               $24.17       $24.00       $24.00       $29.67    $29.50       $29.50      $31.00    $33.25
   Low                 23.00        22.67        23.00        29.00     28.75        28.50       30.75     33.25
Dividends                .01          .10          .02          .37       .19          .19         .20       .25

Number of shareholders
  at year-end                                                 2,103                                        2,219