Form 10-K405, Exhibit 13
period 1997-12-31
CITIZENS BANCSHARES INC /OH/
filed 1998-02-26
CIK 855876

                      F I N A N C I A L   H I G H L I G H T S

CITIZENS BANCSHARES, INC.                  (IN THOUSANDS, EXCEPT PER SHARE DATA)


FOR THE YEAR:                                                                            Increase/
                                               1997             1996                     (Decrease)
                                            -----------      -----------        -------------------------

Net income                                   $16,756           $14,706            $2,050            13.9%
Dividends on common stock                      6,605             4,876             1,729            35.5
Average shares outstanding - basic             5,883             5,885


PER COMMON SHARE:
Basic net income                               $2.85             $2.50              $.35            14.0%
Diluted net income                              2.84              2.50               .34            13.6
Dividends declared                              1.12               .83               .29            34.9
Book value at year-end                         17.51             15.21              2.30            15.1
Market price at year-end                       73.25             33.25             40.00           120.3

AT YEAR-END:

Total assets                              $1,117,478          $947,930          $169,548            17.9%
Deposits                                     795,178           709,592            85,586            12.1
Net loans                                    640,103           583,897            56,206             9.6
Securities available for sale                331,729           240,375            91,354            38.0
Securities held to maturity                   57,398            65,230            (7,832)          (12.0)
Shareholders' equity                         103,277            89,712            13,565            15.1

AVERAGE FOR THE YEAR:

Total assets                              $1,022,653          $897,331          $125,322            14.0%
Deposits                                     727,782           706,801            20,981             3.0
Net loans                                    608,464           569,222            39,242             6.9
Shareholders' equity                          94,500            83,757            10,743            12.8

PERFORMANCE RATIOS:

Return on average assets                        1.64%             1.64%
Return on average equity                       17.73             17.56
Operating efficiency ratio                     46.60             49.19
Net interest margin (FTE)                       4.49              5.05
Average loans as a percent
 of average deposits                           85.24             82.15
Shareholders' equity to assets
 at year-end                                    9.24              9.46


                           CONSOLIDATED BALANCE SHEETS


CITIZENS BANCSHARES, INC.                                          DECEMBER 31,
                                   (Dollars in thousands, except per share data)

                                                                          1997               1996
                                                                      -----------         -----------
ASSETS
     Cash and due from banks                                          $    31,787         $    25,467
     Federal funds sold                                                       375               1,900
                                                                      -----------         -----------
        Total cash and cash equivalents                                    32,162              27,367
     Interest-bearing deposits with financial institutions                    218                 364
     Securities available for sale at fair value                          331,729             240,375
     Securities held to maturity (Estimated fair value
           $57,948 and $65,454, respectively)                              57,398              65,230
     Total loans                                                          652,291             595,247
        Less allowance for loan losses                                    (12,188)            (11,350)
                                                                      -----------         -----------
        Net loans                                                         640,103             583,897
     Premises and equipment, net                                           15,953              15,316
     Accrued interest receivable and other assets                          39,915              15,381
                                                                      -----------         -----------
        Total  assets                                                 $ 1,117,478         $   947,930
                                                                      ===========         ===========
LIABILITIES
     Deposits
       Noninterest-bearing deposits                                   $    69,156         $    67,817
       Interest-bearing deposits                                          726,022             641,775
                                                                      -----------         -----------
       Total deposits                                                     795,178             709,592
     Securities sold under repurchase agreements
            and federal funds purchased                                    74,664              87,939
     Federal Home Loan Bank advances                                      136,765              49,923
     Accrued interest payable and other liabilities                         7,594              10,764
                                                                      -----------         -----------
        Total liabilities                                               1,014,201             858,218
                                                                      -----------         -----------

SHAREHOLDERS' EQUITY
     Serial preferred stock, $10.00 par value; authorized
       200,000 shares; none issued
     Common stock, no par value; 12,000,000 shares authorized;
       5,899,790 shares issued                                             17,327              16,514
     Retained earnings                                                     82,967              72,818
     Treasury stock, 2,250 shares at cost                                      (5)                 (5)
     ESOP obligations and unearned shares                                    (325)               (413)
     Unrealized gain on securities available for sale                       3,313                 798
                                                                      -----------         -----------
        Total shareholders' equity                                        103,277              89,712
                                                                      -----------         -----------
        Total liabilities and shareholders' equity                    $ 1,117,478         $   947,930
                                                                      ===========         ===========


               See notes to the consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME

CITIZENS BANCSHARES, INC.                               YEARS ENDED DECEMBER 31,
                                   (Dollars in thousands, except per share data)


                                                      1997             1996            1995
                                                    --------         --------        --------

INTEREST INCOME
   Loans, including fees                            $ 59,495         $ 57,166        $ 53,164
   Securities
      Taxable                                         21,151           15,826          15,896
      Nontaxable                                       1,100            1,173           1,090
   Federal funds sold and other                          171              391             674
                                                    --------         --------        --------
       Total interest income                          81,917           74,556          70,824
                                                    --------         --------        --------

INTEREST EXPENSE
   Deposits                                           28,478           26,810          25,519
   Federal funds and repurchase agreements             5,625            2,295           1,726
   Federal Home Loan Bank advances and other           5,189            2,918           3,939
                                                    --------         --------        --------
       Total interest expense                         39,292           32,023          31,184
                                                    --------         --------        --------

NET INTEREST INCOME                                   42,625           42,533          39,640

PROVISION FOR LOAN LOSSES                              1,646            1,614           2,024
                                                    --------         --------        --------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                          40,979           40,919          37,616
                                                    --------         --------        --------

OTHER INCOME
   Service charges and fees on deposits                2,534            2,239           2,026
   Securities gains (losses)                                              (22)             67
   Other income                                        4,458            2,609           2,400
                                                    --------         --------        --------
      Total other income                               6,992            4,826           4,493
                                                    --------         --------        --------

OTHER EXPENSES
   Salaries and employee benefits                     12,808           11,029          11,076
   Occupancy and equipment expense                     3,527            3,660           3,438
   Merger, integration, and restructuring
     expense                                             200              838             711
   SAIF recapitalization expense                                          667
   Other operating expense                             6,725            7,534           8,354
                                                    --------         --------        --------
      Total other expenses                            23,260           23,728          23,579
                                                    --------         --------        --------

INCOME BEFORE INCOME TAXES                            24,711           22,017          18,530

INCOME TAXES                                           7,955            7,311           5,967
                                                    --------         --------        --------

NET INCOME                                          $ 16,756         $ 14,706        $ 12,563
                                                    ========         ========        ========

BASIC EARNINGS PER COMMON SHARE                     $   2.85         $   2.50        $   2.13
                                                    ========         ========        ========

DILUTED EARNINGS PER COMMON SHARE                   $   2.84         $   2.50        $   2.13
                                                    ========         ========        ========


               See notes to the consolidated financial statements


          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

CITIZENS BANCSHARES, INC.                 FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                         (Dollars in thousands, except per share data)



                                                                                         ESOP       UNREALIZED
                                                                                  OBLIGATIONS     GAIN (LOSS)
                                                                                          AND    ON SECURITIES
                                             COMMON     RETAINED     TREASURY        UNEARNED        AVAILABLE
                                              STOCK     EARNINGS        STOCK          SHARES         FOR SALE       TOTAL
                                           --------     --------     --------     -----------    -------------     --------

BALANCES AT JANUARY 1, 1995                $ 16,497     $ 53,414          $(5)          $(150)         $(3,743)     $66,013

Net  income                                               12,563                                                     12,563
Cash dividends declared
     ($.50 per share)                                     (2,972)                                                    (2,972)
Cash paid for fractional shares                               (8)                                                        (8)
Unrealized gain on securities
     available for sale                                                                                  4,690        4,690
Change in employee stock
      ownership plan obligation
      and release of shares                       6                                      (181)                         (175)
                                           --------     --------          ---           -----           ------     --------

BALANCES AT DECEMBER 31, 1995                16,503       62,997           (5)           (331)             947       80,111

Net  income                                               14,706                                                     14,706
Cash dividends declared
     ($.83 per share)                                     (4,876)                                                    (4,876)
Cash paid for fractional shares                               (9)                                                        (9)
Unrealized loss on securities
     available for sale                                                                                   (149)        (149)
Change in employee stock
      ownership plan obligation
      and release of shares                      11                                       (82)                          (71)
                                           --------     --------          ---           -----           ------     --------

BALANCES AT DECEMBER 31, 1996                16,514       72,818           (5)           (413)             798       89,712


Net income                                                16,756                                                     16,756
Cash dividends declared
     ($1.12 per share)                                    (6,605)                                                    (6,605)
Cash paid for fractional shares                               (2)                                                        (2)
Unrealized gain on securities
     available for sale                                                                                  2,515        2,515
Change in employee stock
     ownership plan obligation
     and release of shares                       70                                        88                           158
Exercise of stock options                       743                                                                     743
                                           --------     --------          ---           -----           ------     --------

BALANCES AT DECEMBER 31, 1997              $ 17,327     $ 82,967          $(5)          $(325)          $3,313     $103,277
                                           ========     ========          ===           =====           ======     ========

               See notes to the consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOW

CITIZENS BANCSHARES, INC.                               YEARS ENDED DECEMBER 31,
                                                         (Dollars in thousands)



                                                                                1997              1996              1995
                                                                             ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                              $  16,756         $  14,706         $  12,563
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation and amortization                                           2,085             1,923             1,737
         Securities amortization and accretion, net                              1,366               801               604
         Securities (gains) losses                                                                    22               (67)
         Provision for loan losses                                               1,646             1,614             2,024
         Change in net deferred loan fees                                         (313)             (245)              543
         Premises and equipment gain                                              (141)                                (40)
         Increase in cash surrender value of life insurance contracts             (715)
         Deferred income tax benefit                                                35              (307)             (564)
         Net change in loans held for sale                                         856            (3,283)            1,564
         Change in other assets and liabilities                                 (2,360)           (1,735)           (1,466)
                                                                             ---------         ---------         ---------
           Net cash provided by operating activities                            19,215            13,496            16,898
                                                                             ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in interest-bearing deposits with
         financial institutions                                                    146               324              (419)
     Securities held to maturity:
         Proceeds from maturities and payments                                  34,121            36,126            51,160
         Purchases                                                             (26,276)          (41,902)          (56,270)
     Securities available for sale:
         Proceeds from maturities and payments                                  71,301            76,529            15,662
         Proceeds from sales                                                                       5,699            35,103
         Purchases                                                            (160,163)         (122,417)          (17,395)
Sales of student loans and commercial participations                             2,000             4,362            12,053
Net increase in loans                                                          (35,141)          (21,348)          (59,195)
Purchases of premises and equipment                                             (2,229)           (3,641)           (2,587)
Purchases of life insurance contracts                                          (20,000)             (500)
Sales of premises and equipment                                                    511                                 277
Sales of other real estate                                                         199                91             1,757
                                                                             ---------         ---------         ---------
           Net cash used by investing activities                              (135,531)          (66,677)          (19,854)
                                                                             ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                                             21,419            11,928            25,664
     Net change in federal funds and repurchase agreements                     (13,275)           67,403            (8,438)
     Net change in short-term FHLB advances                                     64,710           (18,500)            7,700
     Proceeds from long-term FHLB advances                                      44,655             7,650            14,750
     Repayment of long-term FHLB advances                                      (22,523)          (23,907)          (23,532)
     Repayment of notes payable                                                                                     (1,974)
     Cash dividends paid                                                        (6,251)           (4,927)           (1,945)
     Purchases of branch deposits, net                                          32,937
     Redemption of minority interest in subsidiary                                (561)              (25)              (25)
                                                                             ---------         ---------         ---------
           Net cash provided by financing activities                           121,111            39,622            12,200
                                                                             ---------         ---------         ---------

CHANGE IN CASH AND CASH EQUIVALENTS                                              4,795           (13,559)            9,244

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                                                          27,367            40,926            31,682
                                                                             ---------         ---------         ---------


CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  32,162         $  27,367         $  40,926
                                                                             =========         =========         =========

               See notes to the consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Citizens Bancshares, Inc. ("the Corporation"), a two-bank holding company, provides a broad range of banking and financial services. Its principal banking subsidiary, The Citizens Banking Company ("Citizens"), operates primarily in the eastern Ohio counties of Columbiana, Jefferson, Mahoning, Stark, Belmont and Carroll. Its other banking subsidiary, First National Bank of Chester ("FNB"), operates primarily in Hancock County, West Virginia. The banks' primary services include accepting demand, savings and time deposits and granting commercial, industrial, real estate and consumer loans. The Corporation's other subsidiaries do not comprise a significant portion of its operations.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates and are subject to change in the short term. Areas involving the use of management's estimates and assumptions which are particularly subject to change include the allowance for loan losses, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of other real estate, the value of stock options granted, the actuarial present value of pension benefit obligations, net periodic pension expense and prepaid pension costs recognized in the Corporation's financial statements.

   The following is a summary of the significant accounting policies followed by the Corporation in the preparation of the consolidated financial statements.

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, Citizens and its subsidiary, ValueNet, Freedom Financial Life Insurance Company, Freedom Express, Inc. and FNB. All significant intercompany transactions have been eliminated in the consolidation. As discussed in Note 16, the Corporation affiliated with one financial institution in 1995 and another in 1996. The two acquired banks were merged into Citizens.

   STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash equivalents include cash and short-term deposits with financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods. The Corporation reports net cash flows for interest-bearing deposits with other financial institutions, customer loan transactions, deposit transactions, repurchase agreements, and short-term borrowings. For the years ended December 31, 1997, 1996 and 1995, the Corporation paid interest of $38,655, $31,941 and $31,154, respectively, and income taxes of $8,718, $7,834 and $6,802, respectively. There were no material non-cash transactions.

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

      LOANS HELD FOR SALE - Citizens originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, Citizens periodically identifies other loans which will be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated market value in the aggregate. To mitigate interest rate risk, Citizens may obtain fixed commitments at the time loans are originated or identified for sale. In January 1996, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," which requires companies that engage in mortgage banking activities to recognize as separate assets rights to service mortgage loans for others. The servicing asset is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is periodically assessed based on the estimated fair value of those rights. SFAS No. 122 was applied prospectively to servicing rights arising from loans sold by the Corporation after January 1, 1996, and did not materially impact the Corporation's financial statements. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted by the Corporation in 1997. This statement supersedes SFAS No. 122 relative to loan servicing rights, but only marginally modifies the accounting and disclosure requirements described by SFAS No. 122. SFAS No. 125 also impacts the accounting treatment for certain other transfers of assets and liabilities and did not materially affect the Corporation's 1997 financial statements.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.


                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   The allowance for loan losses and the annual provision for loan losses charged to expense are determined by management based upon criteria such as past loan loss experience, economic conditions, changes in the mix and volume of the loan portfolio and various other circumstances which are subject to change over time. Management periodically reviews selected large loans, impaired loans, nonaccrual loans, other problem loans and delinquent loans. The collectibility of these loans is evaluated, after considering the current financial position and repayment ability of the borrowers, estimated collateral values and the Corporation's collateral position versus other creditors and any guarantees. Management forms judgments, which are necessarily subjective, as to the probability of loss and the amount of such loss on these loans, as well as other loans by aggregate types. Management then determines what is considered to be an adequate balance in the allowance for loan losses and the corresponding provision for loan losses.
   A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. Allowances for loan losses on impaired loans are determined using the present value of estimated future cash flows of the loan, discounted using the loan's effective interest rate. Allowances for loan losses for impaired loans that are collateral dependent are generally determined based on the estimated fair value of the underlying collateral. Changes in the carrying value of loans due to changes in estimates of future payments or the passage of time are reported as increases or decreases in the provision for loan losses.
   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include loans secured by one-to-four family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

   CONCENTRATIONS OF CREDIT RISK - The Corporation, through its subsidiary banks, grants residential, consumer and commercial loans to customers located primarily in the eastern Ohio counties of Columbiana, Jefferson, Mahoning, Stark, Belmont and Carroll and in the West Virginia county of Hancock. At December 31, 1997, residential real estate mortgage loans totaled 45.6% of loans and were secured primarily by 1-4 family residences. Also at year-end 1997, 11.3% of total loans were to a group of related enterprises involved in purchasing pools of one-to-four family residential, home equity and other consumer loans. The primary repayment source for the latter is the underlying pools of consumer and mortgage debt that represent diverse loan types and geographic distribution.
   The Corporation, through its banking subsidiaries, makes commitments to extend credit in the normal course of business which are not reflected in the financial statements. A summary of these commitments is discussed in Note 12.

   PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally by the straight-line method based upon the estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for additions and major improvements are capitalized. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal. These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable.

   OTHER REAL ESTATE OWNED - Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of deeds in lieu of foreclosure. These properties are carried in other assets at the lower of cost or fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Expenses to carry other real estate are charged to operations as incurred. Other real estate at December 31, 1997 and 1996 totaled $151 and $214, respectively.

   INTANGIBLE ASSETS - Intangible assets arising from the Corporation's business acquisitions, net of accumulated amortization, are included in other assets in the consolidated balance sheets and totaled $7,220 and $1,492 at December 31, 1997 and 1996, respectively.

   MERGER, INTEGRATION AND RESTRUCTURING EXPENSE - Included in other operating expense is a charge for merger, integration and restructuring expenses, which primarily represents professional fees, early retirement, other personnel related costs and the write-off of certain fixed assets in the elimination of duplicate facilities in acquisitions.

   INCOME TAXES - Deferred tax assets and liabilities are recorded at currently enacted income tax rates based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."

   EARNINGS AND DIVIDENDS PER SHARE - Basic and diluted earnings per share are computed under a new accounting standard effective in the quarter ended December 31, 1997. All prior amounts have been restated to be comparable. Basic earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods: 5,882,867 in 1997, 5,884,548 in 1996 and 5,892,325 in 1995. Diluted earnings per share reflects the dilutive effect of additional common shares issuable under stock options using the treasury stock method. The weighted average number of shares used for determining diluted earnings per share were 5,902,261 in 1997, 5,894,034 in 1996 and 5,894,810 in 1995. Diluted earnings per share was lower than basic earnings per share by $.01 in 1997. There was no difference between basic and diluted earnings per share in 1996 and 1995.
   The Corporation entered into one merger transaction in 1996 and 1995, both of which were accounted for as poolings of interests (see Note 16). The Corporation's Board of Directors declared a three-for-two stock split payable January 12, 1996 to shareholders of record December 31, 1995. All share and per share data have been retroactively adjusted to reflect the mergers and the stock split.

   RECLASSIFICATION - Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 2 - SECURITIES
The amortized costs, unrealized gains and losses and estimated fair values are as follows at December 31:

                                                                            1997
                                                  ------------------------------------------------------
                                                                    GROSS          GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED     UNREALIZED            FAIR
                                                       COST         GAINS         LOSSES           VALUE
                                                  ---------    ----------     ----------       ---------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                           $  6,006      $     50       $     (2)      $  6,054
U.S. Government agencies
    and corporations                                 55,993           935             (6)        56,922
Corporate and other securities                        5,000           185                         5,185
Obligations of states and
    political subdivisions                              100                                         100
Mortgage-backed securities
    GNMA, FHLMC and FNMA certificates               221,447         1,045           (413)       222,079
    Agency collateralized mortgage
     obligations                                     16,980            37           (157)        16,860
    Other                                             4,832            26                         4,858
                                                   --------      --------       --------       --------
     Total debt securities available for sale       310,358         2,278           (578)       312,058
Marketable equity securities                         16,274         3,397                        19,671
                                                   --------      --------       --------       --------
     Total securities available for sale           $326,632      $  5,675       $   (578)      $331,729
                                                   ========      ========       ========       ========

SECURITIES HELD TO MATURITY:
U.S. Treasury securities                           $ 35,624      $    138       $     (3)      $ 35,759
U.S. Government agencies
     and corporations                                   100                           (2)            98
Obligations of states and
     political subdivisions                          21,669           417                        22,086
Other                                                     5                                           5
                                                   --------      --------       --------       --------
     Total securities held to maturity             $ 57,398      $    555       $     (5)      $ 57,948
                                                   ========      ========       ========       ========
                                                                            1996
                                                  ------------------------------------------------------
                                                                    GROSS          GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED     UNREALIZED            FAIR
                                                       COST         GAINS         LOSSES           VALUE
                                                  ---------    ----------     ----------       ---------
VALUE
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                           $ 11,001      $     80       $     (9)      $ 11,072
U.S. Government agencies
     and corporations                                27,279           379            (77)        27,581
Corporate and other securities
Obligations of states and
     political subdivisions                             100                                         100
Corporate and other securities                           14                                          14
Mortgage-backed securities
     GNMA, FHLMC and FNMA certificates              164,027           838           (641)       164,224
     Agency collateralized mortgage
      obligations                                    19,200                         (269)        18,931
Other                                                 6,076             7             (7)         6,076
                                                   --------      --------       --------       --------
       Total debt securities available for sale     227,697         1,304         (1,003)       227,998
Marketable equity securities                         11,452           943            (18)        12,377
                                                   --------      --------       --------       --------
       Total securities available for sale         $239,149      $  2,247       $ (1,021)      $240,375
                                                   ========      ========       ========       ========
SECURITIES HELD TO MATURITY:
U.S. Treasury securities                           $ 42,342      $    132       $    (13)      $ 42,461
U.S. Government agencies
     and corporations                                   100                           (2)            98
Obligations of states and
     political subdivisions                          22,783           189            (82)        22,890
Other                                                     5                                           5
                                                   --------      --------       --------       --------
       Total securities held to maturity           $ 65,230      $    321       $    (97)      $ 65,454
                                                   ========      ========       ========       ========

   The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without penalty.

                                                                      AMORTIZED              ESTIMATED
                                                                           COST              FAIR VALUE
                                                                      ---------              ---------
DEBT SECURITIES AVAILABLE FOR SALE:
Due in one year or less                                               $   3,987                $   3,994
Due after one year through five years                                     6,790                    6,831
Due after five years through ten years                                   51,322                   52,251
Due after ten years                                                       5,000                    5,185
Mortgage-backed securities                                              243,259                  243,797
                                                                      ---------               ----------
      Total debt securities available for sale                        $ 310,358               $  312,058
                                                                      =========                =========

DEBT SECURITIES HELD TO MATURITY:
Due in one year or less                                               $   9,032                $   9,059
Due after one year through five years                                    43,620                   44,008
Due after five years through ten years                                    4,395                    4,514
Due after ten years                                                         351                      367
                                                                      ---------               ----------
      Total debt securities held to maturity                          $  57,398                $  57,948
                                                                      =========                =========

8

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
NOTE 2 - SECURITIES - CONTINUED    (Dollars in thousands, except per share data)



   Proceeds from the sales of securities and the gross realized gains and losses are as follows:


                                                                  1997        1996        1995
                                                               -------      -------      -------
   Proceeds from sales of securities available for sale      $     0      $ 5,699      $35,103
   Gross realized gains on sales                                   0            8          302
   Gross realized losses on sales                                  0           30          235

   Securities with a carrying value of $192,491 and $169,280 were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1997 and 1996, respectively.

NOTE 3 - LOANS

   The loan portfolio at December 31, was as follows:


                                                     1997            1996
                                                   --------      --------

     Commercial, financial and agricultural        $164,388      $140,977
     Residential real estate                        297,603       280,779
     Commercial real estate                         121,552       113,327
     Construction                                     5,329         4,704
     Consumer                                        57,084        48,269
     Real estate mortgage loans held for sale         6,335         7,191
                                                   --------      --------
       Total loans                                 $652,291      $595,247
                                                   ========      ========


   The Corporation has granted loans to executive officers and directors of the Corporation and to their associates. Loans to such borrowers, their immediate families, and entities in which they own more than a 10% voting interest are summarized below:

     Aggregate balance - December 31, 1996      $14,773
     New loans                                    2,815
     Repayments                                  (3,333)
     Other changes                                  147
                                                -------
     Aggregate balance - December 31, 1997      $14,402
                                                =======

   Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses during 1997, 1996 and 1995 was as follows:

                                          1997           1996           1995
                                       --------       --------       --------
     Balance at beginning of year      $ 11,350       $ 10,895       $ 10,393
     Provision for loan losses            1,646          1,614          2,024
     Recoveries                           1,145          1,285          1,230
     Loans charged-off                   (1,953)        (2,444)        (2,752)
                                       --------       --------       --------
     Balance at end of year            $ 12,188       $ 11,350       $ 10,895
                                       ========       ========       ========

   Information regarding impaired loans at December 31 is as follows:

                                                                    1997          1996
                                                                  -------       -------
     Balance of impaired loans at December 31                     $ 2,287       $ 3,116
     Less portion for which no allowance for loan
       losses is allocated                                           (799)         (386)
                                                                  -------       -------
     Portion of impaired loan balance for which an allowance
       for credit losses is allocated                             $ 1,488       $ 2,730
                                                                  =======       =======
     Portion of allowance for loan losses allocated to the
       impaired loan balance at December 31                       $   189       $   416
                                                                  =======       =======

                                                                               9

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES - CONTINUED
----------------------------------------------

Information regarding impaired loans is summarized below:


                                                                 1997        1996        1995
                                                                ------      ------      ------
Average investment in impaired loans during the year            $2,602      $3,801      $4,532
                                                                ======      ======      ======
Interest income recognized on impaired loans including
  interest income recognized on cash basis during the year      $  203      $  327      $  258
                                                                ======      ======      ======
Interest income recognized on impaired loans on cash basis
  during the year                                               $  194      $  239      $  241
                                                                ======      ======      ======

Nonperforming loans are summarized below:

                                                                  1997         1996
                                                                 ------     -------
Nonaccrual loans                                                 $1,197     $ 1,158
Loans past due more than 90 days
  and still accruing interest                                     1,333         674
                                                                 ------     -------
    Total nonperforming loans                                    $2,530     $ 1,832
                                                                 ======     =======

Interest income for the years ended December 31, 1997, 1996 and 1995 would have increased by approximately $117, $113 and $292, respectively, if nonaccrual loans had earned interest at their respective full contract rates.



NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, are summarized as follows:


                                           1997           1996
                                       --------       --------
Land, buildings and improvements       $ 14,761       $ 14,684
Equipment, furniture and fixtures        12,879         12,026

Construction in process                   1,024             21
                                       --------       --------
    Total premises and equipment         28,664         26,731
Less accumulated depreciation
    and amortization                    (12,711)       (11,415)
                                       --------       --------
      Premises and equipment, net      $ 15,953       $ 15,316
                                       ========       ========

Depreciation and amortization of premises and equipment totaled $1,688, $1,579 and $1,462 in 1997, 1996 and 1995, respectively.

Future minimum rental obligations under noncancelable operating leases having initial or remaining terms of one year or more are as follows:


                            1998                       $  429
                            1999                          260
                            2000                          222
                            2001                          197
                            2002                          162
                      Thereafter                        1,001
                                                       ------
                           Total                       $2,271
                                                       ======


NOTE 6 - INTEREST-BEARING DEPOSITS

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at December 31:


                                              1997          1996
                                           --------      --------
Interest-bearing demand                    $ 94,757      $ 87,757
Savings                                     226,913       231,299
Time
 In denominations under $100,000            331,135       268,118
 In denominations of $100,000 or more        73,217        54,601
                                           --------      --------
   Total interest-bearing deposits         $726,022      $641,775
                                           ========      ========

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


                    1998                        $246,245
                    1999                         113,345
                    2000                          26,119
                    2001                           7,294
                    2002 and thereafter           11,349
                                                --------
                                                $404,352
                                                ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)


NOTE 7 - SECURITIES SOLD UNDER REPURCHASE  AGREEMENTS AND FEDERAL FUNDS
         PURCHASED

      Citizens and FNB have retail repurchase agreements with customers in their respective local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by the banks and held in their safekeeping accounts at independent correspondent banks. Citizens also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The exact same securities are returned to the Corporation at the maturity of the agreements. The following table summarizes certain information relative to these borrowings at December 31:


                                                       1997           1996
                                                    --------       --------
Outstanding at period-end                           $ 74,664       $ 87,939
Weighted average interest rate at period-end            5.76%          6.08%
Maximum amount outstanding as of any month-end      $140,857       $ 87,939
Average amount outstanding                           102,861         43,952
Approximate weighted average interest rate
 during the year                                        5.47%          5.22%



NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank (FHLB) advances are comprised of the following at December 31:


                                                                        CURRENT                      BALANCE
                                                                        INTEREST               --------------------
                                                                            RATE               1997            1996
                                                                        --------               ----            ----
Variable rate advances:
       Revolving overnight advances                                         6.25%         $  28,000
       LIBOR based, 1-5 year maturity                                       5.90             29,000           $16,000
       Prime rate based, 1 year maturity                                    6.04             13,305             9,200
Fixed rate advances, with monthly interest payments:
Advances due in 1997                                                                                           10,950
       Advances due in 1998                                                 5.88             42,960             2,000
       Advances due in 1999                                                 6.15             23,500             1,500
Fixed rate advances, with monthly principal and interest payments:
       Advance due October 1, 1997                                                                              7,899
       Advance due November 1, 1997                                                                             2,374
                                                                                           --------             -----
        Total Federal Home Loan Bank advances                                              $136,765           $49,923
                                                                                           ========           =======

      FHLB advances are collateralized by all shares of FHLB stock owned by Citizens and FNB (totaling $10,683) and by 100% of Citizens' and FNB `s qualified mortgage loan portfolio (totaling approximately $278,557). Based on the carrying amount of FHLB stock owned by Citizens and FNB, total FHLB advances are limited to approximately $213,666.

      The aggregate minimum future annual principal payments on borrowings are $85,215 in 1998, $43,900 in 1999 and $7,650 in 2000.

NOTE 9 - INCOME TAXES

      The provision for income taxes consists of the following:


                                                                  1997          1996          1995
                                                               -------       -------       -------
      Current tax expense                                      $ 7,920       $ 7,618       $ 6,531
      Deferred tax expense (benefit)                                35          (307)         (564)
                                                               -------       -------       -------
         Total provision for income taxes                      $ 7,955       $ 7,311       $ 5,967
                                                               =======       =======       =======

      The sources of gross deferred tax assets and liabilities at December 31, were as follows:


                                                                  1997          1996          1995
                                                               -------       -------       -------
      Items giving rise to deferred tax assets:
       Allowance for loan losses in excess of tax reserve      $ 3,873       $ 3,466       $ 3,182
       Other                                                       747           751           609
                                                               -------       -------       -------
                                                                 4,620         4,217         3,791
                                                               -------       -------       -------

      Items giving rise to deferred tax liabilities:
       Depreciation                                               (917)         (871)         (767)
       Unrealized gain on securities available for sale         (1,784)         (429)         (453)
       FHLB stock dividends                                       (595)         (378)         (225)
       Other                                                      (495)         (320)         (458)
                                                               -------       -------       -------
                                                                (3,791)       (1,998)       (1,903)
                                                               -------       -------       -------

         Net deferred tax asset                                $   829       $ 2,219       $ 1,888
                                                               =======       =======       =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES - CONTINUED

      The Corporation has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

      Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

                                                                        TAX                    Tax                   Tax
                                                             1997       RATE       1996       Rate        1995       Rate
                                                             ----       ----       -----      ----       -----       ----
      Income tax expense based upon the federal
          statutory rate on income before income taxes      $ 8,640     35.0%    $ 7,706      35.0%     $ 6,485     35.0%

      Tax exempt income                                        (763)    (3.1)       (556)     (2.5)        (467)    (2.5)
      Other                                                      78       .3         161        .7          (51)     (.3)
                                                            -------     -----     ------      -----    --------     -----
                                                            $ 7,955     32.2%     $7,311      33.2%     $ 5,967     32.2%
                                                            =======     =====     ======      =====     =======     =====



      Tax expense (benefit) attributable to securities gains and losses totaled $0, $(8) and $23 in 1997,1996 and 1995, respectively.


NOTE 10 - EMPLOYEE BENEFITS

      PROFIT SHARING PLAN - The Corporation has a defined contribution profit sharing plan in which the Corporation's employees, other than employees of FNB and Freedom Express, Inc., participate. The plan covers employees who have completed one thousand hours of service during the plan year. Participants are fully vested after seven years of service. Amounts to be contributed to the plan are annually determined by the Board of Directors and totaled $900, $697 and $716 in 1997, 1996 and 1995, respectively.

      PENSION PLAN - The Corporation maintains a defined benefit plan covering substantially all employees. Employees are eligible for participation in the plan after completing 1,000 hours of service and become fully vested in accrued benefits after five years of service.

      The pension expense for 1997, 1996 and 1995 is presented below.


                                                            1997        1996        1995
                                                            ----        ----        ----

      Service cost benefits earned                         $ 287       $ 347       $ 229
      Interest cost on projected benefit obligation          130         136         115
      Return on plan assets                                 (688)       (257)       (407)
      Amortization of net experience loss                    459          99         294
      Amortization of unrecognized prior service cost        (35)        (35)        (35)
                                                                                     (35)
      Amortization of remaining transition obligation          2           2           2
                                                           -----       -----       -----

         Net pension expense                               $ 155       $ 292       $ 198
                                                           =====       =====       =====


      The following table shows the funded status of the pension plan and the amount included in the consolidated balance sheets at December 31, 1997 and 1996.


          Actuarial present value of benefit obligations:         1997           1996
                                                                  ----           ----

          Vested benefits                                      $ 2,007        $ 1,537
          Non-vested benefits                                      108             46
                                                               -------        -------
          Accumulated benefit obligation                         2,115          1,583
          Effect of anticipated future service
           and salary levels                                       472            318
                                                               -------        -------
          Projected benefit obligation                           2,587          1,901
          Market value of assets                                 3,622          2,714
                                                               -------        -------
          Plan assets in excess of
           projected benefit obligation                          1,035            813
          Unrecognized prior service cost                         (443)          (478)
          Unrecognized net (gain) loss                            (519)          (411)
          Unrecognized net transition obligation                    19             21
                                                               -------        -------
      Accrued pension liability                                $    92        $   (55)
                                                               =======        =======

          Actuarial assumptions:
           Discount rate                                          6.50%          7.25%
           Long term rate of return                               7.00           7.00
           Rate of increase in compensation levels                4.00           4.00

      At December 31, 1997, approximately 72% of the pension plan's assets are mutual equity funds, common stocks, and limited partnerships; with 21% comprised of U.S. Treasury and Agency securities and 7% cash and cash equivalents.

      POSTRETIREMENT HEALTH INSURANCE BENEFITS - The Corporation continues to pay health insurance premiums for certain employees after retirement. The Corporation accrues the cost of retirees' health and other postretirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE BENEFITS - CONTINUED

      STOCK OPTION PLAN - The Corporation maintains a non-statutory stock option and stock appreciation rights plan that enables a committee of the Board of Directors to grant stock options and/or stock appreciation rights ("SARS") to officers of the Corporation and its subsidiaries. A total of 450,000 options on common shares and 675,000 stock appreciation rights are available to be granted pursuant to the plan, after giving effect to the stock split discussed in Note
1. Stock options and stock appreciation rights may be granted at a price not less than the fair market value of the Corporation's common shares at the date of grant for terms up to, but not exceeding ten years from the date of grant. Vesting is established at the time of grant. SFAS No.123, "Accounting for Stock-Based Compensation," encourages the use of a fair value-based method to account for stock-based compensation plans such as the Corporation's stock option plan. As allowed by SFAS No. 123, however, the Corporation has elected to continue to follow prior standards in accounting for its employee stock options. Under these standards, because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
      If compensation expense is not recorded, pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using an option pricing model with the following assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.21%, 5.57% and 7.00%; dividend yields of 3.00%; volatility factors of the expected market price of the Company's common stock of 26.2%, 16.4% and 11.2%; and a weighted average expected life of the options of 5 years in 1997 and 9 years for other periods. The Corporation's pro forma information follows:


                                                    1997                       1996                 1995
                                                    ----                       ----                 ----
Income as reported                               $16,756                   $ 14,706             $12,563
Pro forma net income                              16,650                     14,619               12,513
Pro forma earnings per share
       Basic                                        2.83                       2.49                 2.12
       Diluted                                      2.83                       2.48                 2.12

  A summary of the Corporation's stock options activity and related information follows:


                                                                1997                                      1996
                                             ------------------------------------        -----------------------------------
                                                               AVERAGE                                   Average
                                             OPTIONS       EXERCISE PRICE    SARS        Options     Exercise Price   SARS

Outstanding - beginning of year                67,972         $23.69       53,799          60,285        $23.00      50,606
Granted                                        10,575          32.50        4,169           7,883         29.00       3,241
Forfeited                                      (1,650)         30.17         (413)           (196)        25.03         (48)
Exercised                                     (37,500)         23.00      (37,500)              0                         0
                                              -------                     -------          ------                    ------
Outstanding at the end of year                 39,397          26.44       20,055          67,972         23.69      53,799
                                              =======                     =======          ======                    ======
Exercisable at end of year                       NONE                        NONE            None
   None
Weighted average fair value of
  options granted during the year               $8.26                                       $6.56

      Compensation expense related to stock appreciation rights was $1,793, $222, and $100 in 1997, 1996 and 1995, respectively.

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN AND RELATED OBLIGATION

      The Corporation sponsors an Employee Stock Ownership Plan (ESOP) for substantially all employees. Corporate contributions to the plan are discretionary and are determined by the Board of Directors on an annual basis. Acquisitions of the Corporation's common shares by the ESOP have been funded through borrowings with unrelated financial institutions with the common shares purchased serving as collateral for the related loans. Principal on each loan is payable in eight annual installments and interest is payable quarterly. Each participant may choose to receive distributions in stock or cash. Shares acquired after December 31, 1992 (new shares) are accounted for in accordance with Statement of Position ("SOP") 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Under SOP 93-6, shares pledged as collateral are reported as a reduction of shareholders' equity (unearned ESOP shares) in the consolidated balance sheet. As shares are committed to be released from collateral, the Corporation records compensation expense equal to the fair value of the shares. Dividends on allocated new shares are recorded as a reduction of retained earnings, while dividends on unallocated new shares are recorded as a reduction of debt. Shares acquired prior to January 1, 1993 (old shares) are considered outstanding for computing earnings per share and dividends on those shares are recorded as a reduction of retained earnings. The annual expense recorded for old shares consists of the Corporation's contribution and related expenses. Expense for all ESOP shares totaled $160 in 1997, $150 in 1996 and $123 in 1995 and is included in salaries and employee benefits. At December 31, 1997, there were 13,794 unreleased new shares with an estimated fair value of $1,010.

      The ESOP shares at December 31 were as follows:


Old Shares                                                     1997                   1996
                                                             ------                 ------
       Allocated shares                                      31,610                 27,811
       Unallocated shares                                     1,138                  4,937
                                                             ------                 ------
         Total old shares                                    32,748                 32,748
                                                             ======                 ======


New Shares                                                    1997                    1996
                                                             ------                  ------
       Shares allocated and
         committed to be released                             2,430                    138
       Unreleased shares                                     13,794                 16,086
                                                             ------                 ------
         Total new shares                                    16,224                 16,224
                                                             ======                 ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)


NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN AND RELATED OBLIGATION - CONTINUED

                                                               LOAN BALANCE
                                                               DECEMBER 31,                   PRINCIPAL
                      SHARES        PRICE PER              ------------------------           REDUCTIONS              INTEREST
      YEAR         PURCHASED            SHARE              1997                1996           REMAINING                 RATE
      ----         ---------            -----              ----                ----           ---------              --------
      1989            12,498             $  8                                 $  12               0              83% of prime
      1990            11,250                9             $ 12                   25               1              prime + .44%
      1992             9,000               11               25                   37               2             prime + .125%
      1995            10,500               24              157                  189               5             prime + .125%
      1996             5,724               30              131                  150               7             prime + .125%
                                                          ----                -----
                                                          $325                $ 413
                                                          ====                =====


NOTE 12 - COMMITMENTS AND CONTINGENCIES

      Citizens and FNB are parties to financial instruments which involve off-balance sheet risk. These instruments are entered into in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to make loans, primarily in the form of approved lines of credit. There were $63,257 in variable rate commitments and $2,162 in fixed rate commitments at year-end 1997. The fixed rate commitments have an interest rate range of 6.375% to 8.00%. There were $45,459 in variable rate commitments and $3,237 in fixed rate commitments at year-end 1996. The fixed rate commitments have an interest rate range of 6.50% to 8.75%. All fixed rate mortgage real estate commitments expire after sixty days. Since many expire without being used, these amounts do not necessarily represent future cash commitments.
      The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and lines and letters of credit is represented by the contractual amount of those instruments. Citizens and FNB follow the same credit policy to make such commitments as is followed for those loans recorded in the financial statements. In management's opinion, these commitments represent normal banking transactions and no material losses are expected to result therefrom. Collateral obtained upon exercise of the commitments is determined using management's credit evaluations of the borrower and may include real estate and/or business assets.
      The subsidiary banks of the Corporation are involved in various legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material effect on the Corporation.
      The Corporation's subsidiary banks were required to have approximately $10,417 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at December 31, 1997. These balances do not earn interest.

NOTE 13 - OTHER INCOME AND OTHER OPERATING EXPENSE

      The following is a summary of other income and other operating expense for the years ended December 31, 1997, 1996 and 1995:


                                                                  1997        1996        1995
                                                                  ----        ----        ----
      OTHER INCOME
        Gain on sale of loans                                   $  739      $  473      $  125
        Increase in cash surrender value of life insurance         715
        Other                                                    3,004       2,136       2,275
                                                                ------      ------      ------
       Total other income                                       $4,458      $2,609      $2,400
                                                                ======      ======      ======
      OTHER OPERATING  EXPENSE
        Professional services                                   $  732      $  857      $  822
        Printing and supplies                                      701         774         796
        State franchise taxes                                    1,076       1,117         898
        FDIC insurance                                             143         233         946
        Amortization of intangible assets                          291         344         480
        Other                                                    3,782       4,209       4,412
                                                                ------      ------      ------
       Total other operating expense                            $6,725      $7,534      $8,354
                                                                ======      ======      ======

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following table shows carrying values and the related estimated fair values of financial instruments at December 31, 1997 and 1996. Items which are not financial instruments are not included.


                                                 DECEMBER 31, 1997               December 31, 1996
                                             ------------------------        ------------------------
                                             CARRYING       ESTIMATED        Carrying      Estimated
                                              AMOUNTS      FAIR VALUE         Amounts      Fair Value
                                             --------      ----------        --------      ----------

      Cash and equivalents                  $  32,162       $  32,162       $  27,367       $  27,367
      Interest-bearing deposits                   218             218             364             364
      Securities available for sale           331,729         331,729         240,375         240,375
      Securities held to maturity              57,398          57,948          65,230          65,454
      Loans, net of the allowance
       for loan losses                        640,103         658,651         583,897         585,276
      Accrued interest receivable               7,692           7,692           6,720           6,720
      Demand and savings deposits            (390,826)       (390,826)       (386,873)       (386,873)
      Time deposits                          (404,352)       (406,293)       (322,719)       (324,044)
      Securities sold under repurchase
       agreements and federal
         funds purchased                      (74,664)        (74,973)        (87,939)        (87,939)
      Federal Home Loan Bank advances        (136,765)       (136,930)        (49,923)        (49,918)
      Accrued interest payable                 (2,119)         (2,119)         (1,492)         (1,492)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)


NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

      For purposes of the above disclosures of estimated fair value, the following assumptions were used: the estimated fair value for cash and cash equivalents was considered to approximate cost; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate the Corporation would charge for similar loans at December 31, 1997 and 1996, respectively, applied over estimated payment periods; the estimated fair value for demand and savings deposits and securities sold under repurchase agreements was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate the Corporation would pay on such obligations at December 31, 1997 and 1996, respectively, applied for the time period until maturity; and the estimated fair value of commitments was not material.
      While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if the Corporation had disposed of such items at December 31, 1997 or 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 and 1996 should not necessarily be considered to apply at subsequent dates.
      In addition, other assets and liabilities of the Corporation that are not defined as financial instruments were not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, customer goodwill, and similar items.

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

      CONDENSED PARENT COMPANY BALANCE SHEET


                                                                      DECEMBER 31,
                                                               ----------------------
      ASSETS                                                      1997          1996
                                                               --------      --------
      Cash and due from banks                                  $  2,245      $    355
      Interest-bearing balances with banks                        2,941            16
                                                               --------      --------
               Total cash and cash equivalents                    5,186           371
      Securities                                                 13,107         3,888
      Investment in bank subsidiaries                            70,839        75,062
      Investment in non-bank subsidiaries                         1,578         1,392
      Other assets                                               15,255        11,500
                                                               --------      --------
               Total assets                                    $105,965      $ 92,213
                                                               ========      ========

      LIABILITIES                                              $  2,688      $  2,501

      SHAREHOLDERS' EQUITY                                      103,277        89,712
                                                               --------      --------
               Total liabilities and shareholders' equity      $105,965      $ 92,213
                                                               ========      ========


      CONDENSED PARENT COMPANY INCOME STATEMENT


      INCOME                                    1997            1996          1995
      ------                                    ----            ----          ----

      Dividends from bank subsidiaries        $ 22,494       $ 14,765      $  2,860
      Other interest and dividend income           790            356           103
                                              --------       --------      --------
               Total income                     23,284         15,121         2,963

      OPERATING EXPENSES                         2,240            898           402
                                              --------       --------      --------
      INCOME BEFORE INCOME TAXES AND
        EQUITY IN UNDISTRIBUTED NET
        INCOME OF SUBSIDIARIES                  21,044         14,223         2,561

      INCOME TAX BENEFIT                           538             95           113
                                              --------       --------      --------

      INCOME BEFORE EQUITY IN
        UNDISTRIBUTED NET INCOME
        OF SUBSIDIARIES                         21,582         14,318         2,674
      EQUITY IN UNDISTRIBUTED NET
        INCOME (LOSS) OF SUBSIDIARIES           (4,826)           388         9,889
                                              --------       --------      --------

      NET INCOME                              $ 16,756       $ 14,706      $ 12,563
                                              ========       ========      ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)




NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS - CONTINUED

CONDENSED PARENT COMPANY STATEMENT OF CASH FLOWS


      CASH FLOWS FROM OPERATING ACTIVITIES                         1997           1996           1995
                                                               --------       --------       --------
        Net income                                             $ 16,756       $ 14,706       $ 12,563
        Adjustments to reconcile net income
           to net cash from operating activities
              Equity in undistributed
               net income of subsidiaries                         4,826           (388)        (9,889)
           Amortization                                              68             56             56
           Change in other assets and
               liabilities                                       (4,030)        (9,406)         1,081
                                                               --------       --------       --------
                Net cash provided by operating activities        17,620          4,968          3,811
                                                               --------       --------       --------

      CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of securities held to maturity                  (1,541)        (1,493)
        Maturities of securities held to maturity                 1,531          1,355          1,400
        Sale of securities available for sale                                       34
        Purchase of securities available for sale                (6,551)        (1,836)        (1,297)
        Net loan payments                                             7            282             13
                                                               --------       --------       --------
                Net cash (used) provided by
                  investing activities                           (6,554)        (1,658)           116
                                                               --------       --------       --------

      CASH FLOWS FROM FINANCING ACTIVITIES
        Cash dividends paid to shareholders                      (6,251)        (4,927)        (1,945)
                                                               --------       --------       --------
                Net cash used by financing activities            (6,251)        (4,927)        (1,945)
                                                               --------       --------       --------

      NET CHANGE IN CASH AND
        CASH  EQUIVALENTS                                         4,815         (1,617)         1,982

      CASH AND CASH EQUIVALENTS AT THE
        BEGINNING OF THE YEAR                                       371          1,988              6
                                                               --------       --------       --------

      CASH AND CASH EQUIVALENTS AT THE
        END OF THE YEAR                                        $  5,186       $    371       $  1,988
                                                               ========       ========       ========


NOTE 16 - ACQUISITIONS

  On September 12, 1997, the Corporation entered into an affiliation agreement with UniBank, Steubenville, Ohio, whereby UniBank will affiliate with the Corporation. Under the terms of the agreement, 13.25 shares of the Corporation's common stock will be exchanged for each share of UniBank common stock outstanding in a tax-free transaction. Approximately 994,000 of the Corporation's shares are expected to be issued in the transaction, 945,000 to non-affiliates and 49,000 shares to the Corporation for the 3,675 shares of UniBank it owns as of December 31, 1997. Completion of the transaction is subject to approval by UniBank's shareholders and various regulators.
  On December 3, 1997, the Corporation entered into an agreement and plan of merger with Century Financial Corporation ("Century"), Rochester, Pennsylvania. Under the agreement, Century and its wholly-owned subsidiary, Century National Bank, will affiliate with the Corporation. It is anticipated that Century National Bank will operate as a subsidiary of the Corporation for approximately six months and then be merged into Citizens. Under the terms of the agreement,
0.425 shares of the Corporation's common stock will be exchanged for each share of Century common stock outstanding in a tax-free exchange, subject to certain adjustments based on changes in the market value of the Corporation's stock. Approximately 2,235,000 of the Corporation's shares are expected to be issued in the transaction. Completion of the transaction is subject to approval by the Corporation's and Century's shareholders and various regulators.
  The above transactions are expected to be accounted for using the pooling of interests method. The following unaudited pro forma condensed combined financial statements have been prepared to reflect the transactions had they occurred in the earliest period presented. They are not necessarily indicative of the financial condition or results of operations that would have occurred had the transactions actually been effective at the beginning of the periods indicated.

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)
December 31, 1997

                                                                                                             PRO FORMA
                                                           CORPORATION         UNIBANK         CENTURY        COMBINED
                                                           -----------         -------         -------        --------
      ASSETS
      Cash and due from banks                               $   31,787      $    9,817      $   12,439      $   54,043
      Federal funds sold and interest-bearing deposits             593          13,148          12,880          26,621
      Securities available for sale                            331,729          63,866          67,647         463,242
      Securities held to maturity                               57,398                                          57,398
      Net loans                                                640,103         120,263         349,204       1,109,570
      Premises and equipment                                    15,953           3,279          11,562          30,794
      Other assets                                              39,915           5,767           4,800          50,482
                                                            ----------      ----------      ----------      ----------
          Total assets                                      $1,117,478      $  216,140      $  458,532      $1,792,150
                                                            ==========      ==========      ==========      ==========

      LIABILITIES AND SHAREHOLDERS' EQUITY
      Deposits                                              $  795,178      $  192,209      $  392,926      $1,380,313
      Borrowings                                               211,429           4,524          24,000         239,953
      Other liabilities                                          7,594           1,598           4,898          14,090
      Shareholders' equity                                     103,277          17,809          36,708         157,794

          Total liabilities and shareholders' equity        $1,117,478      $  216,140      $  458,532      $1,792,150
                                                            ==========      ==========      ==========      ==========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CITIZENS BANCSHARES, INC.                                     DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)

NOTE 16 - ACQUISITIONS - CONTINUED

PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
Year ended December 31, 1997


                                                                                                       PRO FORMA
                                                      CORPORATION       UNIBANK        CENTURY          COMBINED
                                                      -----------       -------        -------         ---------
INTEREST INCOME
      Loans, including fees                            $ 59,495        $ 10,076        $ 29,617        $ 99,188
      Securities, federal funds sold and other           22,422           5,033           5,025          32,480
                                                       --------        --------        --------        --------
          Total interest income                          81,917          15,109          34,642         131,668
                                                       --------        --------        --------        --------

      INTEREST EXPENSE
      Deposits                                           28,478           6,489          16,286          51,253
      Federal funds and repurchase agreements             5,625             182             399           6,206
      Federal Home Loan Bank advances and other           5,189                             561           5,750
                                                       --------        --------        --------        --------
          Total interest expense                         39,292           6,671          17,246          63,209
                                                       --------        --------        --------        --------

      NET INTEREST INCOME                                42,625           8,438          17,396          68,459
      Provision for loan losses                           1,646             619           2,070           4,335
                                                       --------        --------        --------        --------

      NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                40,979           7,819          15,326          64,124
                                                       --------        --------        --------        --------

      Other income                                        6,992             841           3,159          10,992
      Other expenses                                     23,260           6,575          13,395          43,230
                                                       --------        --------        --------        --------

      INCOME BEFORE INCOME TAXES                         24,711           2,085           5,090          31,886
      Income taxes                                        7,955             643             868           9,466
                                                       --------        --------        --------        --------

      NET INCOME                                       $ 16,756        $  1,442        $  4,222        $ 22,420
                                                       ========        ========        ========        ========

      BASIC EARNINGS PER COMMON SHARE                  $   2.85        $  19.23        $   0.83        $   2.50
                                                       ========        ========        ========        ========

      DILUTED EARNINGS PER COMMON SHARE                $   2.84        $  19.23        $   0.82        $   2.48
                                                       ========        ========        ========        ========

PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
Year ended December 31, 1996


                                                                                                       PRO FORMA
                                                      CORPORATION       UNIBANK        CENTURY          COMBINED
                                                      -----------       -------        -------         ---------
INTEREST INCOME
      Loans, including fees                            $ 57,166        $  8,557        $ 24,933        $ 90,656
      Securities, federal funds sold and other           17,390           4,305           5,631          27,326
                                                       --------        --------        --------        --------
          Total interest income                          74,556          12,862          30,564         117,982
                                                       --------        --------        --------        --------

      INTEREST EXPENSE
      Deposits                                           26,810           5,294          13,054          45,158
      Federal funds and repurchase agreements             2,295             234             494           3,023
      Federal Home Loan Bank advances and other           2,918                             318           3,236
                                                       --------        --------        --------        --------
          Total interest expense                         32,023           5,528          13,866          51,417
                                                       --------        --------        --------        --------

      NET INTEREST INCOME                                42,533           7,334          16,698          66,565
      Provision for loan losses                           1,614              40             625           2,279
                                                       --------        --------        --------        --------

      NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                40,919           7,294          16,073          64,286
                                                       --------        --------        --------        --------

      Other income                                        4,826           1,193           2,716           8,735
      Other expenses                                     23,728           5,396          12,613          41,737
                                                       --------        --------        --------        --------

      INCOME BEFORE INCOME TAXES                         22,017           3,091           6,176          31,284
      Income taxes                                        7,311             973           1,270           9,554
                                                       --------        --------        --------        --------

      NET INCOME                                       $ 14,706        $  2,118        $  4,906        $ 21,730
                                                       ========        ========        ========        ========

      BASIC EARNINGS PER COMMON SHARE                  $   2.50        $  28.24        $   0.97        $   2.41
                                                       ========        ========        ========        ========

      DILUTED EARNINGS PER COMMON SHARE                $   2.50        $  28.24        $   0.96        $   2.41
                                                       ========        ========        ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.

NOTE 16 - ACQUISITIONS - CONTINUED

PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
Year ended December 31, 1995


                                                                                                      PRO FORMA
                                                    CORPORATION         UNIBANK         CENTURY        COMBINED
                                                    -----------         -------         -------       ---------
INTEREST INCOME
      Loans, including fees                            $ 53,164        $  8,157        $ 21,806        $ 83,127
      Securities, federal funds sold and other           17,660           4,125           5,879          27,664
                                                       --------        --------        --------        --------
          Total interest income                          70,824          12,282          27,685         110,791
                                                       --------        --------        --------        --------

      INTEREST EXPENSE
      Deposits                                           25,519           4,660          12,234          42,413
      Federal funds and repurchase agreements             1,726             154             148           2,028
      Federal Home Loan Bank advances and other           3,939                             243           4,182
                                                       --------        --------        --------        --------
          Total interest expense                         31,184           4,814          12,625          48,623
                                                       --------        --------        --------        --------

      NET INTEREST INCOME                                39,640           7,468          15,060          62,168
      Provision for loan losses                           2,024             240             240           2,504
                                                       --------        --------        --------        --------

      NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                37,616           7,228          14,820          59,664
                                                       --------        --------        --------        --------

      Other income                                        4,493             464           2,574           7,531
      Other expenses                                     23,579           4,853          11,740          40,172
                                                       --------        --------        --------        --------

      INCOME BEFORE INCOME TAXES                         18,530           2,839           5,654          27,023
      Income taxes                                        5,967             876           1,386           8,229
                                                       --------        --------        --------        --------

      Net income                                       $ 12,563        $  1,963        $  4,268        $ 18,794
                                                       ========        ========        ========        ========

      Basic earnings per common share                  $   2.13        $  26.18        $   0.84        $   2.08
                                                       ========        ========        ========        ========

      Diluted earnings per common share                $   2.13        $  26.18        $   0.84        $   2.08
                                                       ========        ========        ========        ========



      On November 21, 1997, Citizens acquired the Martins Ferry, St. Clairsville and Barnsville, Ohio branches of Metropolitan Savings Bank of Ohio, an affiliate of F.N.B. Corporation, Hermitage, Pennsylvania. In the transaction, Citizens acquired $25.2 million of loans and approximately $1 million of other assets, and assumed $64.2 million of deposit liabilities. Citizens paid a premium of $5.8 million in the transaction, which is reflected in other assets in the consolidated balance sheet and is being amortized on an accelerated basis over 15 years.
      The Corporation also entered into merger transactions on October 11, 1996 with The Navarre Deposit Bank Company, Navarre, Ohio, and on December 31, 1995 with The Western Reserve Bank of Ohio, Lowellville, Ohio. Each transaction was accounted for as a pooling of interests. Details of the transactions follow:


                                                                  Western
                                              Navarre             Reserve
                                              -------             -------

Affiliate common shares outstanding           280,000             160,000
Exchange ratio                                 1.8106               2.625
Corporation common shares issued              506,918             419,847

NOTE 17 - DIVIDEND RESTRICTION AND REGULATORY MATTERS

      Dividends paid by Citizens and FNB are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. Citizens and FNB are subject to certain restrictions on the amount of dividends they may declare without prior regulatory approval. At December 31, 1997, approximately $3,039 of the subsidiary banks' retained earnings were available for payment of dividends to the Corporation under those guidelines.
      The Corporation and its bank subsidiaries are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the entities must meet specific guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. The Corporation is required to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets ("leverage ratio"). Management believes that, at December 31, 1997, the Corporation, Citizens and FNB meet all capital adequacy requirements to which they are subject.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.

NOTE 17 - DIVIDEND RESTRICTION AND REGULATORY MATTERS - CONTINUED

      The following table summarizes the Corporation's actual consolidated total and Tier 1 risk-based capital amounts and ratios, and leverage capital amounts and ratios as of December 31, 1997 and 1996, as well as regulatory minimums. Citizens and FNB also exceed all regulatory capital requirements and are therefore not presented separately below.


                                                            DECEMBER 31, 1997              December 31, 1996
                                                         ------------------------        -----------------------
                                                         AMOUNT           PERCENT        Amount          Percent
                                                         ------           -------        ------          -------
      Tier 1 risk-based capital
         Actual                                        $ 93,587           14.21%       $ 88,753           16.23%
         Required                                        26,353            4.00          21,876            4.00
      Total risk-based capital
         Actual                                         101,871           15.46          95,645           17.49
         Required                                        52,705            8.00          43,753            8.00
      Risk adjusted assets                              658,815                         546,908
      Leverage ratio
         Actual                                          93,587            9.21          88,753            9.91
         Required                                        50,782            5.00          44,799            5.00

      The minimum requirements to be well capitalized are total capital to risk weighted assets 10%, Tier 1 capital to risk weighted assets 6% and Tier 1 capital to average assets (leverage ratio) 5%. The Corporation and its bank subsidiaries are all categorized as well capitalized.

NOTE 18 - QUARTERLY INFORMATION (UNAUDITED)

      The following is a summary of consolidated quarterly financial data:


                                                                           QUARTER ENDED
                                                        DEC. 31        SEPT. 30         JUNE 30       MARCH 31
                                                        -------        --------         -------       --------

      1997
      Interest income                                  $ 21,282        $ 20,705        $ 20,643        $ 19,287
      Net interest income                                10,887          10,582          10,684          10,472
      Provision for loan losses                             414             407             407             418
      Net income                                          3,873           4,441           4,333           4,109
         Earnings per common share - basic                  .66             .75             .74             .70
         Earnings per common share - diluted                .66             .75             .73             .70


      1996
      Interest income                                  $ 19,243        $ 18,534        $ 18,778        $ 18,001
      Net interest income                                10,769          10,445          11,141          10,178
      Provision for loan losses                             370             388             469             387
      Net income                                          3,757           3,373           3,978           3,598
         Earnings per common share - basic                  .64             .57             .68             .61
         Earnings per common share - diluted                .64             .57             .68             .61

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Citizens Bancshares, Inc.
Salineville, Ohio

      We have audited the accompanying consolidated balance sheets of CITIZENS BANCSHARES, INC. as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CITIZENS BANCSHARES, INC. as of December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                        /s/ Crowe, Chizek and Company LLP
Columbus, Ohio                              Crowe, Chizek and Company LLP
January 16, 1998

                            SELECTED FINANCIAL DATA

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.



      FOR THE YEAR:                               1997           1996                1995                1994                1993
                                           -----------    -----------         -----------         -----------         -----------

      Interest income                      $    81,917    $    74,556         $    70,824         $    64,648         $    61,846
      Interest expense                          39,292         32,023              31,184              26,420              26,639
                                           -----------    -----------         -----------         -----------         -----------
      Net interest income                       42,625         42,533              39,640              38,228              35,207
      Provision for loan losses                  1,646          1,614               2,024               2,365               3,573
                                           -----------    -----------         -----------         -----------         -----------
      Net interest income after
         provision for loan losses              40,979         40,919              37,616              35,863              31,634
      Other income                               6,992          4,826               4,493               3,687               4,780
      Other expenses                            23,260         23,728              23,579              24,221              23,578
                                           -----------    -----------         -----------         -----------         -----------
      Income before income taxes                24,711         22,017              18,530              15,329              12,836
      Income taxes                               7,955          7,311               5,967               4,827               3,875
                                           -----------    -----------         -----------         -----------         -----------
      Net income                           $    16,756    $    14,706         $    12,563         $    10,502         $     8,961
                                           ===========    ===========         ===========         ===========         ===========
      Cash dividends declared              $     6,605    $     4,876         $     2,972         $     1,708         $     1,014
                                           ===========    ===========         ===========         ===========         ===========
      PER SHARE DATA: (1)
      Basic net income                     $      2.85    $      2.50         $      2.13         $      1.78         $      1.52
      Diluted net income                          2.84           2.50                2.13                1.78                1.52
      Cash dividends declared                     1.12            .83                 .50                 .29                 .17
      Book value at year-end                     17.51          15.21               13.58               11.19               10.53
      Weighted average shares
         outstanding basic (1)               5,882,867      5,884,548           5,892,325           5,897,540           5,898,842
      Shares outstanding at
         year-end (1)                        5,897,540      5,897,540           5,897,540           5,897,540           5,897,540
      BALANCE SHEET DATA:
      Total assets                         $ 1,117,478    $   947,930         $   890,969         $   861,947         $   844,527
      Securities available for sale            331,729        240,375             206,988             109,115             142,045
      Securities held to maturity               57,398         65,230              53,706             173,291             152,158
      Loans, net of unearned income            652,291        595,247             574,774             531,080             503,138
      Allowance for loan losses                 12,188         11,350              10,895              10,393               9,728
      Deposits                                 795,178        709,592             697,664             671,999             689,385
      Federal Home Loan Bank
         advances                              136,765         49,923              84,680              85,762              57,198
      Total shareholders'
         equity at year-end                    103,277         89,712              80,111              66,013              62,129
      AVERAGE BALANCES:
      Total assets                         $ 1,022,653    $   897,331         $   866,627         $   848,055         $   798,395
      Total earning assets                     968,138        859,488             831,063             812,179             760,661
      Deposits                                 727,782        706,801             682,013             681,916             682,074
      Net loans                                608,464        569,222             532,051             500,343             477,760
      Shareholders' equity                      94,500         83,757              74,154              64,393              57,033
      SIGNIFICANT RATIOS:
      Return on average assets                    1.64%          1.64%               1.45%               1.24%               1.12%
      Return on average
         shareholders' equity                    17.73          17.56               16.94               16.31               15.71
      Average shareholders' equity
         to average assets                        9.24           9.33                8.56                7.59                7.14
      Average loans as a percent
         of average deposits                     85.24          82.15               79.66               74.89               71.38
      Shareholders' equity as a
         percent of year-end assets               9.24           9.46                8.99                7.66                7.36
      Allowance for loan losses
         as a percent of loans                    1.87           1.91                1.90                1.96                1.93
      Net charge-offs as a percent
         of average loans                          .13            .20                 .28                 .33                 .36
      Dividends declared as a
         percent of net income                   39.42          33.16               23.66               16.26               11.32
      Net interest margin, fully
         taxable equivalent                       4.49           5.05                4.85                4.79                4.69
      Nonperforming loans to
         total loans                               .39            .31                 .55                 .97                 .97
      Nonperforming assets to
         total assets                              .24            .22                 .38                 .82                1.01
      Allowance for loan losses
         to nonperforming loans                 481.74         619.54              346.75              202.04              200.20
      Noninterest expense as a
         percent of average assets                2.27           2.64                2.72                2.86                2.95
      Operating efficiency ratio                 46.60          49.19               52.66               56.58               59.20


(1) Per share data has been restated to reflect the three-for-two stock split declared in 1995, the two-for-one stock split declared in 1993 and all acquisitions (see Note 16) accounted for as poolings of interests.

                            SELECTED FINANCIAL DATA

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.


FINANCIAL REVIEW

      This financial review presents management's discussion and analysis of financial condition and results of operations and should be read in conjunction with the consolidated financial statements and accompanying notes beginning on page 2.

FORWARD-LOOKING STATEMENTS

      From time to time, the Corporation may publish forward-looking statements relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; capital investment in and operating results of recent non-banking business ventures of the Corporation; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of the Corporation's customers; customer reaction to and unforeseen complications with respect to the Corporation's product redesign initiative; and other risks identified, from time-to-time in the Corporation's other public documents on file with the Securities and Exchange Commission.

OVERVIEW
      The Corporation has achieved another year of record earnings. Net income for 1997 was $16,756 , an increase of $2,050, or 13.9 % over the 1996 earnings of $14,706. Basic earnings per share for 1997 were $2.85, with diluted earnings per share being $2.84, representing increases of 14.0% and 13.6%, respectively, over the $2.50 basic and diluted earnings in 1996. In 1995, net income was $12,563 or $2.13 per share. The Corporation has reported annual increases in net income every year since the holding company was formed in 1982. Net income per share has increased at a compound annual growth rate of 13.3% over the last five years.

      Dividends declared in 1997 totaled $1.12 per share. This represented an increase of 34.9% over 1996, when dividends declared were $ .83 per share and continues the Corporation's history of increased cash dividends for each of the sixteen years since the holding company was formed in 1982. Cash dividends for 1995 were $.50 per share. The compound annual growth rate for the Corporation's per share dividend declaration for the last five years is 45.8%.

      The Corporation's return on average total equity in 1997 was 17.73%, as compared to 17.56% in 1996 and 16.94% in 1995, for a five year average of 16.85%. At December 31, 1997, the ratio of equity to assets was 9.24%, compared to 9.46% at year-end 1996 and 8.99% at year-end 1995. The Corporation's return on average assets was 1.64% in 1997, compared to 1.64% in 1996 and 1.45% in 1995, and has averaged 1.42% over the last five years. The steady annual growth in earnings has been attributable to increases in earning assets, primarily loans and securities.

      The principal sources of revenue for the Corporation are interest and fees on loans, which accounted for 66.9% of total revenues in 1997, 72.0% in 1996 and 70.6% in 1995. Interest on investment and mortgage-backed securities is also a significant source of revenue, accounting for 25.0% of revenues in 1996, 21.4% in 1996 and 22.5% in 1995.

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

      Tax exempt securities and loans carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a fully taxable equivalent basis ("FTE"). The tax equivalent adjustment is based on the federal corporate income tax rate of 35%. The following table shows the increases over the last three years in actual and FTE net interest income:


                                                               1997             1996             1995
                                                           --------         --------         --------
      Net interest income                                  $ 42,625         $ 42,533         $ 39,640
      Taxable equivalent adjustments
        to net interest income                                  891              856              708
                                                           --------         --------         --------
      Net interest income, fully taxable
        equivalent                                         $ 43,516         $ 43,389         $ 40,348
                                                           ========         ========         ========

      Net interest margin                                      4.40%            4.95%            4.77%
      Taxable equivalent adjustment                             .09              .10              .09
                                                           --------         --------         --------
      Net interest margin, fully taxable equivalent            4.49%            5.05%            4.85%
                                                           ========         ========         ========

                                FINANCIAL REVIEW

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.


NET INTEREST INCOME - CONTINUED

      In 1997, FTE net interest income provided 86.2% of the Corporation's net revenues, compared with 90.0% in 1996 and 90.0% in 1995. The increase of $127 in FTE net interest income in 1997 was primarily attributable to an increase in average interest-earning assets of 12.6% or $108,650. During 1997, the growth in average interest-earning assets was primarily in securities and loans, which increased $72,789 and $39,242, respectively. The growth in FTE net interest income in 1996 over 1995 was attributable to increased average interest-earning assets.

      Net interest margin is calculated by dividing FTE net interest income by average interest-earning assets. The net interest margin decreased 56 basis points in 1997 to 4.49%. The principal factors contributing to the decrease were lower yielding loans and an increase in the cost of interest bearing liabilites. An increase over 1996 levels in average noninterest-bearing demand deposits and average shareholders' equity of 2.6% and 12.8%, respectively, contributed additional funds for investment at no cost to the Corporation.

      The monetary policies of the Federal Reserve Board resulted in one short term interest rate increase during 1997. During 1998, the Corporation's net interest margin is expected to contract. It is anticipated that the yield on earning assets will decrease faster than the rates on liability costs. The Corporation practices an asset and liability management policy more fully explained on page 24 of this report which attempts to minimize negative impacts on net interest income when such movements occur in the market.

      To provide a more in-depth analysis of net interest income, the following average balance sheets and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of the cost of funds.

               AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

YEARS   ENDED  DECEMBER  31,                    1997                                 1996                           1995
                                   -------------------------------       ---------------------------    --------------------------
                                   AVERAGE                               Average                         Average
                                   BALANCE    INTEREST        RATE       Balance    Interest    Rate     Balance   Interest   Rate
                                   -------    --------        ----       -------    --------    ----     -------   --------   ----
INTEREST-EARNING ASSETS:
      Interest-earning deposits   $    342      $   24        7.02%     $    481    $     28    5.82%   $    373    $     18   4.83%
      Federal funds sold and other   2,600         147        5.65         6,347         363    5.72      11,457         656   5.73
      Securities
         Taxable                   322,304      21,151        6.56       247,979      15,826    6.38     253,199      15,896   6.28
         Tax exempt                 22,529       1,100        4.88        24,065       1,173    4.87      22,749       1,090   4.79
      Loans                        620,363      59,495        9.59       580,616      57,166    9.85     543,285      53,164   9.79
                                  --------     -------                  --------    --------            --------     -------   ----
         Total interest-earning
           assets                  968,138      81,917        8.46       859,488      74,556    8.67     831,063      70,824   8.52
                                               -------                              --------            --------     -------

NONEARNING ASSETS:
      Cash and due from banks        23,438                               21,768                          20,249
      Premises and equipment, net    15,519                               14,493                          13,313
      Other nonearning assets        27,457                               12,976                          13,236
      Allowance for loan losses     (11,899)                             (11,394)                        (11,234)
                                 ----------                             --------                        --------
         Total assets            $1,022,653                             $897,331                        $866,627
                                 ==========                             ========                        ========

INTEREST-BEARING LIABILITIES:
      Demand deposits           $   85,223       1,965        2.31      $ 88,963       1,984    2.23    $ 92,377      2,094    2.27
      Savings deposits             229,457       7,065        3.08       243,635       7,734    3.17     254,011      8,699    3.42
      Time deposits                347,499      19,448        5.60       310,252      17,092    5.51     274,138     14,726    5.37
      Federal funds and
         repurchase agreements     102,861       5,625        5.47        43,952       2,295    5.22      31,254      1,726    5.52
      Borrowings                    90,336       5,189        5.74        54,218       2,918    5.38      70,685      3,939    5.57
                                  --------     -------                  --------    --------            --------     -------   ----
         Total interest-bearing
           liabilities             855,376      39,292        4.59       741,020      32,023    4.32     722,465     31,184    4.32
                                               -------                              --------                        -------
NONINTEREST-BEARING LIABILITIES:
      Demand deposits               65,603                                63,951                          61,487
      Other liabilities              7,174                                 8,603                           8,521
      Shareholders' equity          94,500                                83,757                          74,154
                                 ----------                             --------                        --------
        Total liabilities and
          equity                $1,022,653                              $897,331                        $866,627
                                ==========                              ========                        ========
NET INTEREST INCOME                           $42,625                                $42,533                        $39,640
                                              =======                                =======                        =======


NET INTEREST INCOME TO EARNING ASSETS                         4.40%                             4.95%                          4.77%

- For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on a historical basis without tax-equivalent adjustment.
- Fees collected on loans are included in interest on loans.

                                FINANCIAL REVIEW
                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.

       The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume which cannot be segregated have been allocated in proportion to the changes due to rate and volume.

                                                        1997                                             1996
                                           ----------------------------                     -------------------------------
                                           CHANGE FROM 1996 IN INTEREST                       Change from 1995 in Interest
                                             INCOME OR EXPENSE DUE TO                          Income or Expense Due to
                                           ---------------------------                         -------------------------
                                       VOLUME           RATE             TOTAL            VOLUME           RATE           TOTAL
                                       ------           ----             -----            ------           ----           -----
      INTEREST-EARNING ASSETS:
       Interest-bearing deposits      $   (9)         $     5          $    (4)          $     6          $     4         $   10
       Federal funds sold               (212)              (4)            (216)             (292)              (1)          (293)
       Securities:
         Taxable                       4,866              459            5,325              (331)             261            (70)
         Tax exempt                      (75)               2              (73)               64               19             83
       Loans (net)                     3,840           (1,511)           2,329             3,674              328          4,002
                                      ------          -------          -------           -------          -------       --------
           Total interest income       8,410           (1,049)           7,361             3,121              611          3,732
                                      ------          -------          -------           -------          -------       --------

      INTEREST-BEARING LIABILITIES:
       Deposits:
         Interest-bearing
           demand deposits               (85)              66              (19)              (77)             (33)          (110)
         Savings deposits               (441)            (228)            (669)             (346)            (619)          (965)
         Time deposits                 2,081              275            2,356             1,981              385          2,366
                                      ------          -------          -------           -------          -------       --------
           Total deposits              1,555              113            1,668             1,558             (267)         1,291
       Federal funds and
         repurchase agreements         3,217              113            3,330               668              (99)           569
       Borrowings                      2,063              208            2,271              (890)            (131)        (1,021)
                                      ------          -------          -------           -------          -------       --------
           Total interest expense      6,835              434            7,269             1,336             (497)           839
                                      ------          -------          -------           -------          -------       --------
           Net interest income        $1,575          $(1,483)         $    92           $ 1,785          $ 1,108       $  2,893
                                      ======          =======          =======           =======          =======       ========

OTHER INCOME
      Other income totaled $6,992 in 1997, a 44.9% increase over 1996. The 1996 total of $4,826 represented an increase of $333 or 7.4% from 1995. This increase was primarily the result of other income which totaled $4,458 in 1997, compared to $2,609 in 1996 and $2,400 in 1995. Included in other income were fees associated with credit products which totaled $750 for 1997. Also, Citizens purchased Bank Owned Life Insurance during the second quarter of 1997 to offset costs of selected employee benefits. The income from Bank Owned Life Insurance totaled $715 for 1997. Additionally, service charges and fees on deposit accounts totaled $2,534 in 1997, compared to $2,239 in 1996 and $2,026 in 1995.

      Gain on the sale of loans totaled $739 in 1997, $473 in 1996, and $125 in 1995.

OTHER EXPENSES
  The Corporation's profitability levels have been achieved in large part due to successful control over expense growth. Contributing factors include efficient staffing, a comprehensive budgeting process and centralization of various internal functions such as data processing.

      One measure of this success is the operating efficiency ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income excluding net securities transactions). This ratio, at 46.6% for 1997, improved by 259 basis points from 49.19% in 1996, and compares favorably to 58.54%, the average efficiency ratio for the first three quarters of 1997 for U.S. bank holding companies with total assets of $1 - $3 billion. The efficiency ratio was 52.66% in 1995.

      Other expenses were $23,260 in 1997, compared to $23,728 in 1996 and $23,579 in 1995. During 1997, 1996 and 1995, respectively, the Corporation incurred $200, $838 and $711 in merger, integration and restructuring expenses. These costs were primarily professional fees, early retirement expense, other personnel related costs and the write-off of certain fixed assets in the duplicate facilities resulting from acquisitions. Salaries and employee benefits expense increased in 1997 due to normal merit increases, additional staff from acquired companies and purchased branch facilities and the effect on stock appreciation rights expense of the price increase of the Corporation's common stock. Salaries and employee benefits were level in 1996 and 1995.

      Additionally, in 1996 the legislation to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in a one-time pre-tax assessment of $667. The after-tax impact of the assessment was $434 or $.07 per common share. The Corporation's SAIF deposits were acquired with the Midland Buckeye Savings and Loan Association acquisition. The Corporation's SAIF deposit insurance premiums decreased to $.064 per $100 of deposits beginning January 1, 1997, from $.23 per $100 of deposits previously assessed. This saved the Corporation approximately $200 in deposit insurance premiums in 1997.

                                FINANCIAL REVIEW

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.


INCOME TAXES
      Income tax expense is comprised of Federal income tax and the West Virginia income tax accrued by FNB. The Corporation's effective tax rate was 32.2%, 33.2% and 32.2% in 1997, 1996 and 1995, respectively. Tax exempt investment and loan income are the primary reason that the effective tax rate is less than the statutory tax rate of 35%.

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

INTEREST RATE SENSITIVITY
      There is no single interest rate risk measurement system that satisfies all objectives. As a result, a combination of simulation modeling and asset and liability repricing schedules are used to analyze and manage interest rate risk. The repricing schedule below reflects the contractual maturity or repricing of each of the Corporation's rate sensitive assets and liabilities held at December 31, 1997. While most assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their repricing behavior. When using simulation modeling, assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposits to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made regarding early loan and security repayments. These adjustments provide a more accurate picture of the Corporation's interest rate risk profile than the repricing schedule.

      Net interest income is evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. As previously discussed, management anticipates a reduction in the net interest margin percentage in 1998 as earning asset yields are expected to decrease faster than rates of liability costs. The Corporation has no off-balance sheet financial agreements (interest rate derivatives).

      The following table summarizes the Corporation's interest rate sensitive assets and liabilities. Each item is presented at the earlier of its final contractual maturity or next repricing date without regard to periodic repayment terms or prepayment assumptions.



                                                 MATURITY OR NEXT RATE ADJUSTMENT DATE
                                                ---------------------------------------
                                             0-3           3-12      ONE THROUGH      OVER FIVE              NOT
                                        MONTHS          MONTHS      FIVE YEARS            YEARS       CLASSIFIED          TOTAL
                                      ----------     ----------       ----------       --------         --------    -----------
ASSETS
      Loans (a)                       $  238,607     $   49,025       $  153,332       $210,130         $  1,197     $  652,291
      Securities (b)                      12,232         77,492           83,444        196,288           19,671        389,127
      Federal funds sold                     375                                                                            375
      Interest-bearing deposits              168             50                                                             218
                                      ----------     ----------       ----------       --------         --------    -----------
      Rate sensitive assets (RSA)     $  251,382     $  126,567       $  236,776       $406,418         $ 20,868    $ 1,042,011
                                      ==========     ==========       ==========       ========         ========    ===========


LIABILITIES
      Interest-bearing demand deposits   $94,757                                                                     $   94,757
      Interest-bearing savings deposits  226,913                                                                        226,913
      Interest-bearing time deposits     122,157     $  124,088       $  156,025       $  2,082                         404,352
      Securities sold under
       repurchase agreements and
       federal funds purchased            38,284          4,100           32,280                                         74,664
      Federal Home Loan Bank advances     70,305         42,960           23,500                                        136,765
                                      ----------     ----------       ----------       --------                     -----------
      Rate sensitive liabilities (RSL)  $552,416      $ 171,148        $ 211,805         $2,082                      $  937,451
                                      ==========     ==========       ==========       ========                     ===========

      Gap (c)                         $ (301,034)    $  (44,581)      $   24,971       $404,336         $ 20,868  $    104,560
      Cumulative Gap                    (301,034)      (345,615)        (320,644)        83,692          104,560
      RSA/RSL                               45.5%          74.0%           111.8%            NM               NM
      Cumulative Gap/RSA (d)               (28.9)         (33.2)           (30.8)           8.0%

      (a) Expected maturities will likely differ from contractual maturities because some borrowers and issuers have the right to call or prepay obligations with or without call or prepayment penalties.
      (b) Includes securities available for sale and held to maturity.
      (c) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.
      (d) Computation is based on total RSA of $1,042,011.
      NM - Not Meaningful

      Total interest-earning assets exceeded interest-bearing liabilities by $104,560 at December 31, 1997. This difference was funded through noninterest-bearing liabilities and shareholders' equity. The data presented above is based on contractual maturities only and does not include assumptions regarding early loan and security repayments. The above table shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $345,615. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the Corporation's control. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

                                FINANCIAL REVIEW

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.

LOAN PORTFOLIO
      The Corporation's loan portfolio is its largest and most profitable component of average earning assets, totaling 64.1% of average earning assets. The Corporation continued to emphasize increasing its loan portfolio in 1997. Average total loans increased by $39,747 or 6.85% in 1997, following a 6.9% or $37,331 increase in 1996. The Corporation's loan-to-deposit ratio at December 31,1997 was 80.5%. This ratio compares to 82.3% at December 31, 1996. The expanding market share of the subsidiary banks, as well as the Corporation's carefully planned acquisition activity, have contributed greatly to the growth in the loan portfolio.

      Total loans at December 31, 1997, increased by $57,044 or 9.6% over the total at December 31, 1996. The Corporation experienced growth in 1997 in providing financing to a group of related enterprises involved in purchasing pools of one-to-four family residential, home equity and other consumer loans. Such loans totaled approximately $72,626 at December 31, 1997, compared to $65,464 at December 31, 1996. The source of repayment for these loans is the underlying pools of consumer debt which represent diverse loan types and geographic distribution. Commercial loans increased by $31,636 or 12.4% during 1997. Residential real estate loans increased by $16,824 or 6.0%. Consumer loans increased by $8,815 or 18.3%. The Corporation's loan portfolio contains no loans to foreign borrowers. Over the past four years, total loans have increased $149,153, due to internal growth and acquisitions. While loan growth has been substantial, the Corporation imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

      Loans secured by real estate, which in total constituted approximately 45.6% of the Corporation's loan portfolio at December 31, 1997, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans are secured by property located within Ohio, where real estate values have remained relatively stable over the past ten years. The Corporation also originates residential real estate loans to be sold in the secondary market. In 1997, $24,594 of loans were originated to be sold in the secondary market. This compares to approximately $21,275 of new loan volume originated for sale in the secondary market in 1996. While this activity generates some processing fee income, it does not comprise a major line of business for the Corporation. In addition to the loans reported, the Corporation also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loans included in the loan portfolio and are included in the Corporation's risk-based capital ratios.

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

      The provision for loan losses was $1,646 in 1997, compared to $1,614 and $2,024 in 1996 and 1995, respectively. The decrease in the provision for loan losses in 1996 was made possible due to a lower percentage of identified problem loans from the loan review process as well as stable loan losses. Net loan losses for 1997 were $808, which represents .13% of average loans. This compares to net losses of .20% of average loans in 1996. The provision for loan losses to net losses was 203.7% in 1997.

      The allowance for loan losses at December 31, 1997 was $12,188, an increase of $838 since year-end 1996. The allowance was 1.87% of total loans at year-end 1997, compared to 1.91% at year-end 1996. The allowance for loan losses as a percent of nonperforming loans decreased to 481.7% at December 31, 1997, from 619.5% at year-end 1996.

NONPERFORMING ASSETS
      Nonperforming assets consist of nonaccrual loans, 90 days past due and still accruing interest, and other real estate owned which has been obtained through foreclosure or deed in lieu of foreclosure. Nonperforming assets totaled $2,681 at year-end 1997, compared to $2,046 at year-end 1996, an increase of $635 or 31.0%.

SECURITIES
      The Corporation's securities portfolio, including securities available for sale plus securities held to maturity, increased from $305,605 at December 31, 1996 to $389,127 at December 31, 1997. The largest portion of the portfolio at year-end 1997 was invested in GNMA, FHLMC and FNMA mortgage-backed securities which totaled $222,079 and comprise 57.1% of the carrying value of total investments.

      In 1997 and 1996 management implemented growth strategies by borrowing Federal Home Loan Bank advances and repurchase agreements while interest rates were low and investing the term portion of these funds in U.S. Government guaranteed mortgage-backed securities and securities collateralized by one year adjustable rate mortgages at a higher rate. These strategies leveraged the Corporation's capital thereby enhancing its return on equity and earnings. During 1995 these types of growth strategies were not used by the Corporation because management determined that there were unacceptable interest rate risk and interest rate spreads between the borrowings and planned investments. Management will continue to review and plan for acceptable growth strategies in the future.

LIQUIDITY AND FUNDING
      The Corporation's liquidity position remained strong during 1997. Core deposits, representing the Corporation's largest, most stable and generally least costly source of funds, totaled $ 721,961 at December 31, 1997, an increase of $66,970, or 10.2%, from year-end 1996. At December 31, 1997, core deposits represented 112.8% of loans, compared to 112.2% at December 31, 1996. Such deposits generally represent a more stable alternative to more volatile money market sources such as short-term borrowings and corporate certificates of deposits. The Corporation has no brokered deposits.

      Cash and cash equivalents (cash and due from banks and federal funds sold) are the Corporation's most liquid assets. At December 31, 1997 cash and cash equivalents totaled $32,162, an increase of $4,795 or 17.5% from December 31, 1996. Additionally, the Corporation has secondary sources of liquidity in investment and mortgage-backed securities available for sale totaling $331,729 at year-end 1997 compared to $240,375 at year-end 1996, as well as maturities and repayments of loans and investment securities held to maturity.

                                FINANCIAL REVIEW

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.

LIQUIDITY AND FUNDING - CONTINUED

      Securities sold under repurchase agreements and federal funds purchased at December 31, 1997 of $74,664 decreased $13,275 or 15.1% from year-end 1996. At December 31, 1997 $38,784 repurchase agreements were with in market bank customers and $35,880 were collateralized by securities held by a broker where the exact same securities are returned to the Corporation at the maturities of the agreements.

      Federal Home Loan Bank ("FHLB") advances increased to $136,765 at December 31, 1997, from $49,923 at year-end 1996, an increase of $86,842. Management views FHLB advances as a stable secondary funding source. Management implemented securities growth strategies in 1997 and 1996 totaling approximately $45,400 and $46,600, respectively as described above. These low cost borrowings were used as the primary funding source for the growth strategies.

      Management believes that the Corporation's liquidity position is strong based on its high level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

      As summarized in the Consolidated Statements of Cash Flow on page 5 of this report, the most significant transactions which affected the Corporation's level of cash and cash equivalents, cash flows and liquidity during 1997 were the purchase of securities available for sale of $160,163, the receipt of proceeds from maturities and payments on securities available for sale of $71,301, the net increase in short-term FHLB advances of $64,710, and the proceeds from long-term FHLB advances of $44,655.


CAPITAL RESOURCES
                                         1997                  1996
                                         ----                  ----
Common shareholders' equity            $103,277               $89,712
Book value per share                      17.51                 15.21

      Tier 1 capital is shareholders' equity excluding the unrealized gain or loss on investment securities available for sale, plus minority interest in subsidiaries from Citizens' Series A Preferred Stock, less goodwill. Tier 2 capital includes Tier 1 capital plus the allowance for loan losses not to exceed 1.25% of risk weighted assets. The leverage capital ratio was 9.21% at December 31, 1997, as compared to 9.91% at December 31, 1996. This decrease is due to the rate of asset growth exceeding capital growth and the additional intangible asset resulting from the November 1997 branch acquisition. The leverage capital ratio is computed by dividing Tier 1 capital by year-end assets, net of certain intangible assets. Total shareholders' equity increased $13,565 or 15.1% in 1997. For 1996, total shareholders' equity increased $9,601 or 12.0%. Shareholders' equity was 9.24% of total assets at December 31, 1997, as compared to 9.46% at year-end 1996.

      Management believes that the most effective method of increasing capital is through retention of earnings after payment of dividends to shareholders. Because of this, current earnings, net of dividends, totaling $10,151, $9,830 and $9,591 were added to retained earnings in 1997, 1996 and 1995, respectively. Dividends declared to common shareholders were $1.12, $.83 and $.50 per share in 1997, 1996 and 1995, respectively. The dividends per share have been adjusted to reflect the Corporation's three-for-two stock split declared in December 1995, payable January 12, 1996.

      At year-end 1997, a $3,313 component of shareholders' equity represented the unrealized gains on securities classified as available for sale, net of the related tax effect. The level of shareholders' equity will be impacted in the future by changes in the volume and market values of securities available for sale.

GENERAL

      During the second quarter of 1997, the Corporation began to offer comprehensive trust services, including personal trust, estate administration, IRA and employee benefit accounts, and investment services through our wholly-owned subsidiary, First National Bank of Chester. The Trust Department personnel are operating from the Citizens office in Boardman, Ohio.

      On August 1, 1997, Citizens acquired ValueNet, Inc. ("ValueNet"). ValueNet provides local Internet access and electronic mail service to over 1,000 customers throughout Columbiana, Mahoning, and Trumbull counties. The all-cash acquisition, while not material to the financial statements, is the first step of Citizens' plan to offer Internet banking, scheduled to be released during the first quarter of 1998. Management believes that by purchasing an Internet service provider, the Corporation has the advantage of an already established customer base for our Internet banking product.

      On September 12, 1997, the Corporation signed a Definitive Agreement ("the Agreement") calling for UniBank, Steubenville, Ohio, to affiliate with the Corporation. Under the terms of the Agreement, 13.25 shares of the Corporation's common stock will be exchanged for each share of UniBank common stock outstanding in a tax-free exchange. UniBank has assets of $216 million and deposits of $192 million. UniBank operates twelve banking locations in Jefferson and Columbiana counties which will become branches of The Citizens Banking Company ("Citizens"). Citizens will have the number one deposit market share in Jefferson County upon the completion of the transaction. Since UniBank and Citizens operate in some of the same markets, opportunities to consolidate branches exist, while continuing to provide convenient customer service. The transaction, which is subject to regulatory and UniBank shareholder approval, is expected to close early March of 1998.

      On November 21, 1997, Citizens acquired the Belmont County Branches of Metropolitan Savings Bank of Ohio, an affiliate of F.N.B. Corporation, Hermitage, Pennsylvania. The branch offices are located in Martins Ferry, St. Clairsville, and Barnesville. Citizens acquired approximately $65 million in deposits and $25 million in loans for a 9% premium on the deposits. The value of the transaction was approximately $5.8 million.

      On December 3, 1997, The Corporation announced the signing of a Definitive Agreement with Century Financial Corporation ("Century"). Century has assets of $459 million, loans of $349 million, and deposits of $393 million. Based in Rochester, Pennsylvania, Century operates 13 banking offices, 12 of which are in Beaver County, and 1 in Butler County.

      Initially, Century will operate as a wholly-owned subsidiary of the Corporation. Future plans call for Century to then operate as a division of Citizens. Assuming approval by the appropriate regulatory authorities, and approval by the shareholders of Century and the Corporation, the transaction is expected to be completed during July of 1998

                                FINANCIAL REVIEW

                                                               DECEMBER 31, 1997
                                   (Dollars in thousands, except per share data)
CITIZENS BANCSHARES, INC.



IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
      SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the Corporation's financial statements is immaterial.

      SFAS No. 128, "Earnings Per Share," was adopted in 1997 and requires dual presentation of basic earnings per share (EPS) and diluted EPS for entities with complex capital structures. Basic EPS is computed by dividing income available to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants or other common stock equivalents. All prior period EPS data were restated to conform with the new presentation; however, such restatement did not materially alter EPS data previously reported.

      SFAS No. 129, "Disclosures of Information about Capital Structure," become effective for the Corporation in 1997. SFAS No. 129 consolidated existing accounting guidance relating to disclosure about a company's capital structure. SFAS No. 129 did not affect the Corporation's disclosures.

      Two additional pronouncements become effective for the Corporation in 1998. SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," each require selected disclosures in the Corporation's 1998 financial statements.


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


COMMON STOCK
      The Corporation's common shares were listed on The Nasdaq National Market System under the symbol "CICS" on June 1, 1993. Six brokerage firms currently serve as market makers for the Corporation's Common Stock: Advest, Inc.; Parker/Hunter, Incorporated; The Ohio Company; McDonald & Company; Sandler O'Neill & Partners, L.P.; and Herzog, Heine, Geduld, Inc. For 1997 and 1996, the high and low sales prices for the common stock, as reported by The Nasdaq National Market System are presented. The chart also specifies the cash dividends declared by the Corporation to its shareholders during 1997 and 1996. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared, or, if declared, the amount of any such dividends. See Note 17 to the Consolidated Financial Statements for a discussion of dividend restrictions.

      The prices and dividends set forth below have been restated to reflect the three-for-two stock split declared during December 1995 distributed January 12, 1996.


                                               1996                                             1997
                           ------------------------------------------      -------------------------------------------
      Quarters Ended        Mar.       June         Sept.         Dec.      MAR.         JUNE       SEPT.    DEC.
                             31         30           30            31       31           30          30      31
                           ------------------------------------------      -------------------------------------------
      (dollars per share)
       High               $29.25       $32.50       $31.00       $33.25    $39.75       $55.75      $55.00    $76.00
       Low                 27.88        28.25        28.75        30.50     32.50        36.25       51.50     52.25
      Dividends              .19          .19          .20          .25       .27          .27         .27       .31

      Number of shareholders
       at year-end                                                2,219                                        3,474