Form 10-K405, Exhibit 13
period 1998-12-31
SKY FINANCIAL GROUP INC
filed 1999-03-16
CIK 855876

                                                                      EXHIBIT 13
                                      1998
                            ANNUAL REPORT SUPPLEMENT

                            Sky Financial Group LOGO

                           SKY FINANCIAL GROUP, INC.
                         1998 ANNUAL REPORT SUPPLEMENT

------------------------------------------------------------------
                          CONTENTS                            PAGE
------------------------------------------------------------------
A Message to our Shareholders...............................   S-1
Financial Highlights........................................   S-2
Shareholder Information.....................................   S-3
Corporate Information.......................................   S-4
Selected Quarterly Data.....................................   S-5
Sky Financial Group, Inc. Summary of Financial Data.........   S-6
Management's Discussion and Analysis and Statistical
  Information...............................................   S-7
Report of Independent Auditors..............................  S-25
Consolidated Balance Sheets.................................  S-26
Consolidated Statements of Income...........................  S-27
Consolidated Statements of Changes in Shareholders'
  Equity....................................................  S-28
Consolidated Statements of Comprehensive Income.............  S-29
Consolidated Statements of Cash Flows.......................  S-30
Notes to Consolidated Financial Statements..................  S-31
------------------------------------------------------------------

                         A MESSAGE TO OUR SHAREHOLDERS

This Annual Report Supplement to our Proxy Statement contains our audited financial statements, management's discussion and analysis and other information previously presented in our annual report to shareholders. This Supplement contains all of the information that regulations of the Securities and Exchange Commission (the "SEC") requires to be presented in annual reports to shareholders. For legal purposes, this Supplement is part of the Sky Financial Group, Inc. Annual Report to Shareholders. Although attached to our Proxy Statement, this Supplement is not part of our Proxy Statement, is not deemed to be soliciting material, and is not deemed to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

Our 1998 Annual Report to Shareholders accompanies the Proxy Statement. That report presents the financial results of our company in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive more detail than provided in the following Annual Report Supplement are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K, as filed with the SEC, will be provided without charge to any shareholder upon written request to Sky Financial Group, Inc. Shareholder Relations Department, 10 East Main Street, Salineville, Ohio 43945.

                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------------------------------
             (Dollars in thousands,                                                         Percentage
        except per share and ratio data)                   1998             1997              Change
--------------------------------------------------------------------------------------------------------
FOR THE YEAR
Operating earnings(1)............................       $   65,787       $   57,934          13.6%
Net income.......................................           17,808           59,320         (70.0)
Return on average assets(1)......................             1.40%            1.31%
Return on average common equity(1)...............            17.31            15.66

PER COMMON SHARE DATA
Diluted operating earnings(1)....................       $     1.44       $     1.24          16.1%
Basic net income.................................             0.39             1.29         (69.8)
Diluted net income...............................             0.39             1.27         (69.3)
Dividends........................................             0.65             0.51          27.5
Book value at year end...........................             7.64             8.45          (9.6)

AT YEAR END
Assets...........................................       $4,815,121       $4,562,303           5.5%
Loans............................................        3,355,881        3,144,439           6.7
Deposits.........................................        3,832,662        3,662,941           4.6
Shareholders' equity.............................          343,842          387,278         (11.2)

AVERAGE FOR THE YEAR
Assets...........................................       $4,705,789       $4,411,975           6.7%
Loans............................................        3,269,830        3,086,137           6.0
Deposits.........................................        3,749,280        3,568,474           5.1
Shareholders' equity.............................          380,120          376,398           1.0
--------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
        QUARTERLY FINANCIAL HIGHLIGHTS                First        Second         Third        Fourth
------------------------------------------------------------------------------------------------------
1998
Net interest income...........................       $45,669       $47,047       $46,770       $47,638
Provision for credit losses...................         1,976         4,411         2,272        16,309
Net income....................................        13,217        15,404        16,833       (27,646)
Operating earnings(1).........................        16,067        15,997        16,833        16,890

Basic net income per share....................       $  0.29       $  0.34       $  0.37       $ (0.61)
Diluted net income per share..................          0.29          0.34          0.37         (0.61)
Diluted operating earnings per share(1).......          0.35          0.35          0.37          0.37

1997
Net interest income...........................       $43,998       $45,045       $45,571       $46,000
Provision for credit losses...................         2,762         1,740         2,138         4,288
Net income....................................        16,836        14,838        15,289        12,357
Operating earnings(1).........................        13,368        14,838        15,419        14,309

Basic net income per share....................       $  0.37       $  0.32       $  0.33       $  0.27
Diluted net income per share..................          0.36          0.32          0.33          0.27
Diluted operating earnings per share(1).......          0.28          0.32          0.33          0.31
------------------------------------------------------------------------------------------------------

(1) For comparability purposes, certain ratios and financial data exclude non-recurring gains, merger and restructuring expenses and merger related provisions for credit losses. After-tax non-recurring items reduced net income $48.0 million in 1998 and increased net income $1.4 million in 1997.

                            SHAREHOLDER INFORMATION

----------------------------------------------------------------------------------------------------
       QUARTERLY COMMON STOCK PRICES,                              Book      Dividend
            DIVIDENDS AND YIELDS                                 Value per     per      Dividend
                    1998                        High     Low       Share      Share      Yield
----------------------------------------------------------------------------------------------------
Fourth Quarter...............................  $32.00   $25.23     $7.64      $0.21       2.94%
Third Quarter................................   33.19    23.19      8.59       0.145      2.06
Second Quarter...............................   34.31    27.95      8.31       0.145      1.86
First Quarter................................   34.66    31.25      8.22       0.145      1.76
1997
----------------------------------------------------------------------------------------------------
Fourth Quarter...............................  $34.55   $23.75     $8.45      $0.14       1.92%
Third Quarter................................   25.00    23.41      8.29       0.13       2.15
Second Quarter...............................   25.34    16.48      8.01       0.12       2.31
First Quarter................................   18.06    14.77      7.89       0.12       2.93
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------
                     STOCK INFORMATION                           Common
                    At December 31, 1998                         Stock
--------------------------------------------------------------------------
Shares authorized...........................................   150,000,000
Shares issued...............................................    45,082,890
Treasury shares.............................................        57,063
Number of shareholders of record............................        18,264
Closing market price per share..............................        $26.44
Book value per share........................................         $7.64
Stock exchange..............................................        NASDAQ
Stock symbol................................................          SKYF
--------------------------------------------------------------------------

DIVIDEND REINVESTMENT PLAN

The Company offers a Dividend Reinvestment Plan which allows shareholders to reinvest their Sky Financial Group, Inc. dividends in additional Company common stock at the prevailing market price. The plan has 5,950 participants, or 32.6 percent of our common shareholders of record. Plan information may be obtained by calling the Shareholder Relations Department at (800) 576-5007, or by writing: Sky Financial Group, Inc. Dividend Reinvestment Plan, 10 East Main Street, Salineville, Ohio 43945.

                             CORPORATE INFORMATION

----------------------------------------------------------------------------------------------------
Annual Meeting
Place:.......................    Renaissance Cleveland Hotel            Date:         April 21, 1999
                                 Cleveland, Ohio                        Time:         9:30 a.m.
Headquarters
Write:.......................    Sky Financial Group, Inc.              Telephone:    (419) 327-6300
                                 221 South Church Street
                                 P.O. Box 428
                                 Bowling Green, Ohio 43402
Shareholder Relations
and Form 10-K
Write:.......................    Sky Financial Group, Inc.              Telephone:    (800) 576-5007
                                 Shareholder Relations Department
                                 10 East Main Street
                                 Salineville, Ohio 43945
Investor Relations
Write:.......................    Kelly Semer                            Telephone:    (419) 327-6305
                                 Sky Financial Group, Inc.
                                 221 South Church Street
                                 P. O. Box 428
                                 Bowling Green, Ohio 43402
Transfer Agent
Write:.......................    The Bank of New York                   Telephone:    (888) 683-4901
                                 Receive and Deliver Dept.-11W
                                 P. O. Box 11002
                                 Church Street Station
                                 New York, New York, 10286
Online Information
Internet:....................    Information concerning the
                                 Company and its affiliates can
                                 also be found on our website at
                                 http://www.skyfi.com

                            SELECTED QUARTERLY DATA

--------------------------------------------------------------------------------------------
             Quarter Ended
         (Dollars in thousands,
         except per share data)           December 31    September 30    June 30    March 31
--------------------------------------------------------------------------------------------
1998
Net interest income.....................    $47,638        $46,770       $47,047    $45,669
Provision for credit losses.............     16,309          2,272         4,411      1,976
Net income (loss).......................    (27,646)        16,833        15,404     13,217
Earnings (loss) per common share:
  Basic.................................      (0.61)          0.37          0.34       0.29
  Diluted...............................      (0.61)          0.37          0.34       0.29
Return on average total assets(1).......         --           1.41%         1.32%      1.17%
Return on average common shareholders'
  equity(1).............................         --          17.54         16.68      14.21
--------------------------------------------------------------------------------------------
1997
Net interest income.....................    $46,000        $45,571       $45,045    $43,998
Provision for credit losses.............      4,288          2,138         1,740      2,762
Net income..............................     12,357         15,289        14,838     16,836
Earnings per common share:
  Basic.................................       0.27           0.33          0.32       0.37
  Diluted...............................       0.27           0.33          0.32       0.36
Return on average total assets(1).......       1.09%          1.35%         1.36%      1.60%
Return on average common shareholders'
  equity(1).............................      12.98          16.06         16.44      18.95
--------------------------------------------------------------------------------------------

(1) Calculated on an annualized basis.

     The following discussion and analysis represents a review of Sky Financial Group, Inc.'s consolidated financial condition and results of operations. Sky Financial Group, Inc. (the "Company"), a financial services holding company, had five bank subsidiaries: The Citizens Banking Company ("Citizens"), Mid American National Bank and Trust Company ("Mid Am Bank"), The Ohio Bank ("Ohio Bank"), First National Bank Northwest Ohio ("First National"), and Adrian State Bank ("Adrian"); a collection and credit services company, Sky Asset Management Services, Inc. ("SAMSI"); a securities broker/dealer, Sky Investments, Inc. ("SII"); a data processing company, Sky Technology Resources, Inc. ("Sky Tech"); a commercial finance company, Mid Am Credit Corp. ("MACC"); a consumer finance company, Mid Am Financial Services, Inc. ("MAFSI"); a mortgage brokerage company, Simplicity Mortgage Consultants, Inc. ("Simplicity"); a national trust bank, Mid Am Private Trust, N.A. ("MAPT"); Mid Am Capital Trust I ("MACT"); ValueNet (a wholly-owned subsidiary of Citizens); Freedom Financial Life Insurance Company; Freedom Express, Inc.; and various other insignificant subsidiaries. First National and Adrian merged into Mid Am Bank in January of 1999. This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.

     The major components of the Company's results of operations and statements of condition and selected financial ratios for the past five years are summarized in the following table:

              SKY FINANCIAL GROUP, INC. SUMMARY OF FINANCIAL DATA

-----------------------------------------------------------------------------------------------------------------
           Year Ended December 31,
    (Dollars in thousands, except shares,
          per share and ratio data)               1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME DATA:
Interest income..............................  $  363,680   $  347,531   $  323,050   $  307,848   $  267,901
Interest expense.............................     176,556      166,917      150,936      144,520      110,690
                                               ----------   ----------   ----------   ----------   ----------
Net interest income..........................     187,124      180,614      172,114      163,328      157,211
Provision for credit losses..................      24,968       10,928        7,713        6,472        4,988
                                               ----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  credit losses..............................     162,156      169,686      164,401      156,856      152,223
Other income.................................      97,214       82,167       62,244       46,612       42,735
Other expenses...............................     232,708      164,783      149,131      132,053      131,678
                                               ----------   ----------   ----------   ----------   ----------
Income before income taxes...................      26,662       87,070       77,514       71,415       63,280
Income taxes.................................       8,854       27,750       24,364       22,348       19,329
                                               ----------   ----------   ----------   ----------   ----------
Net income...................................  $   17,808   $   59,320   $   53,150   $   49,067   $   43,951
                                               ==========   ==========   ==========   ==========   ==========
Net income available to common
  shareholders...............................  $   17,808   $   58,715   $   50,743   $   46,316   $   41,034
                                               ==========   ==========   ==========   ==========   ==========
-----------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA: (1)
Basic net income.............................  $     0.39   $     1.29   $     1.14   $     1.03   $     0.92
Diluted net income...........................        0.39         1.27         1.11         1.01         0.91
Cash dividends declared......................        0.65         0.51         0.38         0.23         0.14
Shareholders' equity, period end.............        7.64         8.45         7.77         7.31         6.38
Weighted average shares outstanding basic....  45,124,000   45,402,000   44,510,000   44,876,000   44,825,000
Weighted average shares outstanding
  diluted....................................  45,686,000   46,699,000   47,812,000   48,435,000   48,512,000
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CONDITION DATA
  (YEAR END):
Total assets.................................  $4,815,121   $4,562,303   $4,263,034   $4,088,793   $3,849,371
Securities available for sale................     996,426      961,199      901,640      906,031      402,552
Securities held to maturity..................          --       87,207       88,371       74,851      560,790
Loans held for sale..........................      77,471       19,314       23,995       20,318       14,213
Loans, net of unearned income................   3,355,881    3,144,439    2,932,396    2,694,889    2,581,681
Allowance for credit losses..................      54,008       40,376       35,401       33,315       33,690
Deposits.....................................   3,832,662    3,662,941    3,551,726    3,436,990    3,198,225
Total shareholders' equity...................     343,842      387,278      377,195      362,953      326,639
-----------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets.....................        0.38%        1.34%        1.28%        1.24%        1.17%
Return on average common shareholders'
  equity.....................................        4.68        16.04        15.33        15.02        14.51
Dividend pay-out ratio.......................      173.64        42.62        41.35        39.82        36.76
Net interest margin, fully taxable
  equivalent.................................        4.37         4.48         4.55         4.51         4.57
Average loans to average deposits............       87.21        86.48        80.94        79.68        77.73
Average shareholders' equity to average
  assets.....................................        8.08         8.53         8.81         8.75         8.60
Allowance for credit losses to period end
  loans......................................        1.61         1.28         1.21         1.24         1.30
Allowance for loan losses to total non-
  performing loans...........................      431.68       348.25       347.72       225.44       228.44
Non-performing loans to period end loans.....        0.37         0.37         0.35         0.55         0.57
Net charge-offs to average loans.............        0.35         0.19         0.20         0.26         0.17
-----------------------------------------------------------------------------------------------------------------

(1) Per share data has been restated to reflect the ten percent stock dividend declared and paid in 1998, the two-for-one stock split declared on May 12, 1998 and the three-for-two stock split declared in 1995 and all acquisitions accounted for as poolings of interests (see Note 2 of the financial statements.)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          AND STATISTICAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following discussion and analysis represents a review of the Company's consolidated financial condition, results of operations, liquidity and capital resources. This review should be read in conjunction with the consolidated financial statements.

RESULTS OF OPERATIONS

     Net income in 1998 was $17,808, as compared to net income in 1997 of $59,320 and $53,150 in 1996. Diluted earnings per common share were $0.39, down from $1.27 in 1997 and $1.11 in 1996. Reported net income includes after-tax non-recurring items which reduced net income $47,979, or $1.05 per diluted share, in 1998, increased net income $1,386, or $0.03 per diluted share, in 1997 and reduced net income $325, or $0.01 per diluted share, in 1996.

     Operating earnings, which exclude the after-tax non-recurring items, increased 13.6% to $65,787 in 1998, versus $57,934 in 1997 and $53,475 in 1996.
Operating earnings per diluted share for 1998 increased 16.1% to $1.44 from $1.24 in 1997 and $1.12 in 1996. On this same basis, return on average equity was 17.31% and return on average assets was 1.40% in 1998 compared to 15.66% and 1.31%, respectively, in 1997 and 15.43% and 1.29%, respectively, in 1996.

     The 1998 and 1997 operating earnings improvements reflect continued revenue growth, expense control and strong asset quality, particularly in the community banks of Sky Financial Group, Inc. The contribution to earnings from the fee-based financial service affiliates was modest in 1998, as the Company continued to invest in developing and expanding these businesses to further diversify and add to future profitability.

     For 1998, after-tax non-recurring items included $38,991 merger and restructuring expenses, $10,400 provision for credit losses to align allowance accounting methodologies and policies of the merging companies, and a $1,412 gain related to a favorable legal settlement. In 1997, after-tax non-recurring items included $5,018 gains from the sale of branches, $1,928 merger and restructuring expenses and $1,690 provision for credit losses. In 1996, after-tax non-recurring items included a $2,749 SAIF assessment, $545 merger and restructuring expenses and a $2,969 gain on the sale of a credit card portfolio.

BUSINESS LINE RESULTS

     Sky Financial Group, Inc. is managed along two major lines of business: the community banking group and the financial service affiliates. The community banking group is comprised of Sky Financial Group, Inc.'s three commercial banks: Mid Am Bank, Citizens and Ohio Bank.

     The financial service affiliates include the Company's non-banking subsidiaries, which operate businesses relating to commercial finance lending and leasing, broker/dealer operations, non-conforming mortgage lending, collection activities, wealth management and other financial related services.

     Additional information regarding the Company's business lines and the financial measurement methodologies is provided in Note 20 of the consolidated financial statements.

     The Company's business line results for the three years ended December 31, 1998 are summarized in the table below.

----------------------------------------------------------------------------------------------------
                                                                         Net Income (Loss)
                                                                ------------------------------------
                  Year ended December 31,                         1998          1997          1996
----------------------------------------------------------------------------------------------------
Community Banking...........................................    $ 67,209       $57,690       $53,123
Financial Service Affiliates................................         978           409          (351)
Parent and Other............................................     (50,379)        1,221           378
                                                                --------       -------       -------
Consolidated................................................    $ 17,808       $59,320       $53,150
                                                                ========       =======       =======
----------------------------------------------------------------------------------------------------

     The increase in community banking net income in 1998 and 1997 was primarily due to strong revenue growth with significant improvement from mortgage banking activities in each year. The 1998 community banking results reflect a return on equity of 18.1% and a return on assets of 1.46%.

     The financial service affiliates' earnings reflect the Company's continued investment in the development and growth of these businesses. While earnings remain modest, revenues have grown significantly, increasing 45% in 1998 and 68% in 1997.

     Parent and other includes the net funding costs of the parent company and all significant non-recurring items of income and expense. The 1998 results reflect the merger and restructuring costs incurred for the mergers completed during the year. The 1997 results include gains from the sale of branches partially offset by merger related expenses.

NET INTEREST INCOME

     Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of the Company's earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities.

     The following table, presented on a tax equivalent basis, summarizes net interest income and net interest margin for each of the three years in the period ended December 31, 1998.

------------------------------------------------------------------------------------------------------
                Year ended December 31,                       1998           1997           1996
------------------------------------------------------------------------------------------------------
Net interest income.....................................    $187,124       $180,614       $172,114
Taxable equivalent adjustments to net interest income...       5,299          4,814          4,705
                                                            --------       --------       --------
Net interest income, fully-taxable equivalent...........    $192,423       $185,428       $176,819
                                                            ========       ========       ========
Net interest margin.....................................        4.25%          4.36%          4.43   %
Taxable equivalent adjustment...........................         .12            .12            .12
                                                            --------       --------       --------
Net interest margin, fully taxable equivalent...........        4.37%          4.48%          4.55   %
                                                            ========       ========       ========
------------------------------------------------------------------------------------------------------

     The increases in net interest income in 1998 and 1997 were due to growth in average earning assets, primarily loans, more than offsetting declines in the net interest margin. In 1998, the net interest margin decreased 11 basis points due to lower yields on earning assets, while funding costs were basically flat, as increased reliance on higher cost borrowings offset the benefit of lower deposits costs. In 1997, the net interest margin declined 7 basis points, primarily due to increased funding costs.

AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

     The following table reflects the components of the Company's net interest income for each of the three years ended December 31, 1998, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

-----------------------------------------------------------------------------------------------------------------------------------
                                         1998                              1997                                1996
-----------------------------------------------------------------------------------------------------------------------------------
                                         Interest   Average                Interest   Average                Interest     Average
                             Average     Income/    Yields/    Average     Income/    Yields/    Average     Income/      Yields/
 Year Ended December 31,     Balance     Expense     Rates     Balance     Expense     Rates     Balance     Expense       Rates
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
  Interest-earning
    deposits..............  $   13,100   $    654    4.99%    $    5,586   $    292     5.23%   $    4,974   $    284    5.71%
  Federal funds sold and
    other.................      54,767      2,962    5.41         49,133      2,712     5.52        77,802      4,171    5.36
  Securities..............   1,061,244     66,608    6.28      1,002,668     65,862     6.57       996,958     64,575    6.48
  Loans...................   3,269,830    298,755    9.14      3,086,137    283,479     9.19     2,810,238    258,725    9.21
                            ----------   --------             ----------   --------             ----------   --------
  Total interest-earning
    assets................   4,398,941    368,979    8.39      4,143,524    352,345     8.50     3,889,972    327,755    8.43
                                         --------                          --------                          --------
Nonearning assets.........     306,848                           268,451                           247,253
                            ----------                        ----------                        ----------
  Total assets............  $4,705,789                        $4,411,975                        $4,137,225
                            ==========                        ==========                        ==========
Interest-bearing
  liabilities
  Demand deposits.........  $  346,133      5,973    1.73     $  448,969     10,933     2.44    $  468,802      9,847    2.10
  Savings deposits........     955,981     27,803    2.91        813,934     23,705     2.91       812,185     23,914    2.94
  Time deposits...........   2,008,282    112,609    5.61      1,909,610    107,578     5.63     1,841,412    103,527    5.62
                            ----------   --------             ----------   --------             ----------   --------
  Total interest-bearing
    deposits..............   3,310,396    146,385    4.42      3,172,513    142,216     4.48     3,122,399    137,288    4.40
  Short-term borrowings...     206,234      9,566    4.64        211,228     10,460     4.95       147,050      6,768    4.60
  Debt and FHLB
    advances..............     325,267     20,605    6.33        229,219     14,241     6.21       115,988      6,880    5.93
                            ----------   --------             ----------   --------             ----------   --------
  Total interest-bearing
    liabilities...........   3,841,897    176,556    4.60      3,612,960    166,917     4.62     3,385,437    150,936    4.46
                                         --------                          --------                          --------
Non-interest-bearing
  liabilities.............     483,772                           422,617                           387,320
Shareholders' equity......     380,120                           376,398                           364,468
                            ----------                        ----------                        ----------
  Total liabilities and
    equity................  $4,705,789                        $4,411,975                        $4,137,225
                            ==========                        ==========                        ==========
Net interest income, fully
  taxable equivalent;
  Net interest spread.....               $192,423    3.79%                 $185,428     3.88%                $176,819    3.97%
                                         ========    ====                  ========    =====                 ========    ====
Net interest income, fully
  taxable equivalent to
  earning assets..........                           4.37%                              4.48%                            4.55%
                                                     ====                              =====                             ====
-----------------------------------------------------------------------------------------------------------------------------------

- For purposes of this schedule, nonaccrual loans are included in loans.

- Fees collected on loans are included in interest on loans.

     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 1998. Changes not due solely to either a change in volume or a change in rate have been allocated based on the respective percentage changes in average balances and average rates. The table is presented on a tax equivalent basis.

-----------------------------------------------------------------------------------------------------
---------Year-ended-December-31,-----------------------1998--------------------------1997------------
                                                Change from 1997 in           Change from 1996 in
                                                  interest income               interest income
                                                 or expense due to             or expense due to
                                            ---------------------------   ---------------------------
                                            Volume     Rate      Total    Volume     Rate      Total
-----------------------------------------------------------------------------------------------------
Interest income attributable to:
  Interest-bearing deposits...............  $   393   $   (31)  $   362   $    35   $   (27)  $     8
  Federal funds sold......................      311       (61)      250    (1,537)       78    (1,459)
  Securities..............................    3,848    (3,102)      746       370       917     1,287
  Loans, net..............................   16,873    (1,597)   15,276    25,401      (647)   24,754
                                            -------   -------   -------   -------   -------   -------
          Total interest income...........   21,425    (4,791)   16,634    24,269       321    24,590
                                            -------   -------   -------   -------   -------   -------
Interest expense attributable to:
  Deposits:
     Interest-bearing demand..............   (2,504)   (2,456)   (4,960)     (417)    1,503     1,086
     Savings..............................    4,137       (39)    4,098        51      (260)     (209)
     Time.................................    5,559      (528)    5,031     3,834       217     4,051
                                            -------   -------   -------   -------   -------   -------
          Total deposits..................    7,192    (3,023)    4,169     3,468     1,460     4,928
Short-term borrowings.....................     (247)     (647)     (894)    2,954       738     3,692
Debt and FHLB advances....................    5,967       397     6,364     6,716       645     7,361
                                            -------   -------   -------   -------   -------   -------
          Total interest expense..........   12,912    (3,273)    9,639    13,138     2,843    15,981
                                            -------   -------   -------   -------   -------   -------
Net interest income.......................  $ 8,513   $(1,518)  $ 6,995   $11,131   $(2,522)  $ 8,609
                                            =======   =======   =======   =======   =======   =======
-----------------------------------------------------------------------------------------------------

PROVISION FOR CREDIT LOSSES

     The provision for credit losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management's assessment of the losses inherent in the Company's loan portfolio. All lending activity contains associated risks of loan losses, and the Company recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Company maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan-portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio-loss reserves.

     Provision for credit losses expense for both 1998 and 1997 included non-recurring provisions for aligning the allowance for loan loss accounting and methodologies of the merging companies. In 1998, the provision for credit losses of $24,968 included a $16,000 additional provision for mergers, while in 1997, the provision for credit losses of $10,928 included a $2,600 additional provision. The provision for credit losses for 1996 was $7,713. The increased provision in 1998 resulted from a number of factors, including the alignment in methodologies of the merged entities to reflect one uniform approach to analyzing the allowance for credit losses. These actions resulted in adjustments to the risk factors used in determining allocations for categories of loans to reflect the risk inherent in the combined portfolio. Due to the combination of 14 banking and multiple other entities during the five-year period ended December 31, 1998, the Company utilized peer and industry data compared to its historical loss data when establishing and evaluating the allowance. Other factors considered in determining the 1998 provision included $211,442 growth in total loans during the year, a shift in the composition of the portfolio to include a greater percentage of non-residential mortgage loans (27.6% of total loans at year end 1998, compared to 24.9% at year-end 1997 and 21.8% at the beginning of 1997), the impact of the downturn in the agribusiness industry, and nonperforming loan levels, which remained constant after

1998 charge-offs greater than historical levels. The Company's allowance for credit losses as a percentage of loans at December 31, 1998 was 1.61% as compared to 1.28% and 1.21% at December 31, 1997 and 1996. At December 31, 1998, the Company's allowance for credit losses represented 432% of nonperforming loans as compared to 348% at both December 31, 1997 and 1996.

NON-INTEREST INCOME

     The table below summarizes the sources of the Company's non-interest income.

--------------------------------------------------------------------------------------------------------
                                                                                        1998    1997
                                                                                        Vs.     Vs.
              Year ended December 31,                   1998       1997       1996      1997    1996
--------------------------------------------------------------------------------------------------------
Trust department income............................    $ 5,434    $ 4,269    $ 3,291     27%     30%
Service charges and fees on deposit accounts.......     15,248     14,691     12,509      4      17
Mortgage banking income............................     24,501     15,525     12,093     58      28
Brokerage commissions..............................      9,430      6,083      9,156     55     (34)
Collection agency fees.............................      4,115      5,053      4,213    (19)     20
Net gains (losses) on sales of securities..........      1,194       (118)     1,553     --      --
Net gains on sales of commercial financing loans...     19,378     13,027      2,992     49     335
Gain on sale of credit card accounts...............         --         --      4,568     --      --
Gain on sale of deposits and branch offices........         --      8,703         --     --      --
International department fees......................        965        978      1,011     (1)     (3)
Net gains on sales of other loans..................        732        976        395    (25)    147
Other..............................................     16,217     12,980     10,463     25      24
                                                       -------    -------    -------
                                                       $97,214    $82,167    $62,244     18%     32%
                                                       =======    =======    =======
--------------------------------------------------------------------------------------------------------

     Non-interest revenue grew $15,047, to $97,214 in 1998, increasing 18.3% compared with $82,167 in 1997, which increased $19,923, or 32%, from $62,244 in 1996. Excluding non-recurring gains of $1,475 in 1998 for a favorable legal settlement , $7,992 for net gains related to the sale of branches in 1997 and $4,568 in 1996 for a gain on the sale of credit card accounts, non-interest revenues increased 29% in both 1998 and 1997. The substantial increase reflects the emphasis of the Company on expanding its fee-based businesses, diversifying its revenue sources and adding to profitability beyond traditional banking products and services.

     Mortgage banking, which includes both conventional and non-conforming loan products, remains the largest component of non-interest income and consists of net gains on the sales of mortgage loans and mortgage loan servicing fees. Mortgage banking revenues grew $8,976, or 58% in 1998 and $3,432, or 28% in 1997, the increases were mainly due to higher volumes of mortgage loans sold.

     Gains on the sale of commercial financing loans, for medical and dental businesses, increased $6,351, or 49% in 1998 and $10,035, or 335% in 1997. This business was initiated in 1996 and the rise in revenues was primarily attributable to increasing volumes of loans sold and to higher profit margins.

     Brokerage commissions on investment and insurance products increased $3,347, or 55%, in 1998 after decreasing $3,073, or 34% in 1997. The revenue increase in 1998 was the result of increased volumes created by adding new independent registered representatives (brokers). The number of registered representatives decreased in mid-year 1996 after a change in the clearinghouse used by the Company's broker-dealer subsidiary which lead to the decline in revenues in 1997.

     Trust fees on traditional and new wealth management products grew $1,165, or 27% in 1998, and $633, or 30% in 1997. The increase was primarily due to revenues generated through the formation of Mid Am Private Trust in January of 1997.

     Other income increased $3,237 in 1998 and $2,517 in 1997. Contributing to these increases was the increase in cash surrender values of bank owned life insurance policies which were purchased beginning in 1997.

NON-INTEREST EXPENSE

     Non-interest expense includes costs, other than interest, that are incurred in the operations of the Company. The table below summarizes the components of the Company's non-interest expense.

----------------------------------------------------------------------------------------------------
                                                                                     1998   1997
                                                                                     Vs.    Vs.
             Year ended December 31,                  1998       1997       1996     1997   1996
----------------------------------------------------------------------------------------------------
Salaries and employee benefits....................  $ 93,639   $ 86,461   $ 71,228     8%    21%
Occupancy and equipment expense...................    26,056     24,245     22,264     7      9
Merger, integration and restructuring expense.....    54,487      1,603        838    --     91
Brokerage commissions.............................     6,209      3,597      5,604    73    (36)
FDIC expense......................................       706        714      5,573    (1)   (87)
Franchise taxes...................................     4,717      4,547      4,426     4      3
Printing and supplies.............................     3,844      3,853      3,952    --     (3)
Legal and other professional fees.................     7,294      5,767      3,908    26     48
Telephone.........................................     4,912      4,367      4,242    12      3
Amortization of intangible assets.................     2,743      2,957      2,442    (7)    21
Other.............................................    28,101     26,672     24,654     5      8
                                                    --------   --------   --------
                                                    $232,708   $164,783   $149,131    41%    10%
                                                    ========   ========   ========
----------------------------------------------------------------------------------------------------

     Non-interest expense in 1998 was $232,708 compared with $164,783 in 1997 and $149,131 in 1996. Merger and restructuring charges were $54,487 in 1998 and $1,603 in 1997 and $838 in 1996. Non-recurring expenses also included $1,415 in 1997, mainly employee related expenses resulting from the sale of branches, and $4,230 in 1996, for the special assessment on deposits insured through SAIF. Excluding the merger and restructuring charges, and other non-recurring expenses and non-interest expense was $178,221 in 1998, an increase of $16,456, or 10%, from 1997, which increased $17,702, or 12%, from 1996.

     Salaries and employee benefits increased $7,178, or 8%, in 1998 and $15,233, or 21%, in 1997. The increases were primarily attributable to increases in salary rates, staffing in the financial service affiliates, commissions based on mortgage loan originations and fee-based products, and incentives and benefits based on the operating performance of the Company.

     Net occupancy and equipment expense increased $1,811, or 7%, in 1998 and $1,981, or 9%, in 1997, mainly to support the expansion of the Company's financial service affiliates.

     In 1998, the merger and restructuring expenses of $54,487 included costs to complete the merger transactions, convert and integrate systems and processes, redesign the workforce, and reorganize the Company. The major portion of this effort was completed during the fourth quarter of 1998 with the benefits of reduced expenses to be realized with the beginning of 1999. Further discussion of the mergers and the related restructuring expenses is included in Notes 2 and 13 of the consolidated financial statements.

INCOME TAXES

     The provision for income taxes decreased to $8,854 in 1998 from $27,750 in 1997 due to a decrease in pre-tax income. The effective income tax rates for 1998, 1997 and 1996 were 33.2%, 31.9% and 31.4%. The increase in the effective tax rate in 1998 resulted from non-tax deductible merger and restructuring costs incurred in the year. The Company became subject to state income taxes in 1997 because of expansion of its fee-based financial services businesses into new states.

LOAN PORTFOLIO

     The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows.

------------------------------------------------------------------------------------------------------
          December 31,               1998         1997         1996         1995         1994
------------------------------------------------------------------------------------------------------
Real estate loans
  Construction..................  $  149,795   $  140,656   $  123,634   $  108,636   $  102,738
  Residential mortgage..........   1,054,290    1,047,112    1,038,177    1,060,767    1,083,420
  Non-residential mortgage......     926,191      782,930      638,950      491,287      442,378
Commercial, financial and
  agricultural loans............     808,004      754,392      761,350      680,052      605,257
Installment and credit card
  loans.........................     409,748      410,170      362,583      345,841      337,467
Other loans.....................       7,853        9,179        7,702        8,306       10,421
                                  ----------   ----------   ----------   ----------   ----------
          Total Loans...........  $3,355,881   $3,144,439   $2,932,396   $2,694,889   $2,581,681
                                  ==========   ==========   ==========   ==========   ==========
------------------------------------------------------------------------------------------------------
Real estate loans
  Construction..................         4.5%         4.5%         4.2%         4.0%         4.0%
  Residential mortgage..........        31.4         33.3         35.4         39.4         42.0
  Non-residential mortgage......        27.6         24.9         21.8         18.2         17.1
Commercial, financial and
  agricultural loans............        24.1         24.0         26.0         25.2         23.4
Installment and credit card
  loans.........................        12.2         13.0         12.4         12.8         13.1
Other loans.....................         0.2          0.3          0.3          0.3          0.4
                                  ----------   ----------   ----------   ----------   ----------
          Total Loans...........       100.0%       100.0%       100.0%       100.0%       100.0%
                                  ==========   ==========   ==========   ==========   ==========
------------------------------------------------------------------------------------------------------

     Real estate loans, including construction and mortgage loans, approximated 63% of total loans at December 31, 1998. Collateral evaluations and the historical data of the Company's mortgage loan losses are used to determine the amount necessary for the allowance for credit losses. The Company's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.

     A significant portion (24%) of the loan portfolio is composed of commercial loans. Personal and business financial status, credit standing, and available collateral of commercial borrowers, plus management's judgment as to prevailing and anticipated economic conditions and the historical data of the Company's commercial loan losses, are taken into consideration when determining the amount of the allowance for credit losses needed for commercial loans. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Average loan-to-value ratios for commercial loans typically range from 50% to 80%. Factors which are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower's prior credit history.

     The remaining portion (13%) of the Company's loan portfolio are installment, credit card loans and other loans and leases. A thorough credit examination is done at the time of the extension of credit. The Company sold substantially all of its credit card loans in the fourth quarter of 1996. The Company makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule. The historical data of the Company's consumer loan losses and the Company's credit evaluations are used to determine the necessary amount for its allowance for credit losses.

     The following table shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 1998 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

---------------------------------------------------------------------------------------------------
                                                      Due In       Due In      Due After
                 December 31, 1998                    1 Year    1 Yr - 5 Yrs    5 Years     Total
---------------------------------------------------------------------------------------------------
Commercial, financial and agricultural.............  $207,019     $306,235     $294,750    $808,004
Construction.......................................    76,422       28,660       44,713     149,795
                                                     --------     --------     --------    --------
          Total....................................  $283,441     $334,895     $339,463    $957,799
                                                     ========     ========     ========    ========
Total due after one year
Fixed rate commercial, financial, agricultural and
  construction.....................................               $ 90,078     $ 53,159    $143,237
Variable rate commercial, financial, agricultural
  and construction.................................                244,817      286,304     531,121
                                                                  --------     --------    --------
          Total....................................               $334,895     $339,463    $674,358
                                                                  ========     ========    ========
---------------------------------------------------------------------------------------------------

     Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.

     The following table presents the aggregate amounts of non-performing assets and respective ratios on the dates indicated.

-----------------------------------------------------------------------------------------------------
                  December 31,                     1998      1997      1996      1995      1994
-----------------------------------------------------------------------------------------------------
Nonaccrual loans................................  $10,619   $11,119   $ 9,690   $13,874   $14,419
Restructured loans..............................    1,892       475       491       904       329
                                                  -------   -------   -------   -------   -------
Total nonperforming loans.......................   12,511    11,594    10,181    14,778    14,748
Other real estate owned.........................    1,330       767     3,053     2,850     3,384
                                                  -------   -------   -------   -------   -------
Total nonperforming assets......................  $13,841   $12,361   $13,234   $17,628   $18,132
                                                  =======   =======   =======   =======   =======
Loans 90 days or more past due and not on
  nonaccrual....................................  $ 4,061   $ 4,822   $ 7,395   $ 2,339   $ 4,766
                                                  =======   =======   =======   =======   =======
Nonperforming loans to total loans..............     0.37%     0.37%     0.35%     0.55%     0.57%
Nonperforming assets to total loans plus other
  real estate owned.............................     0.41      0.39      0.44      0.65      0.69
Allowance for credit losses to total
  nonperforming loans...........................   431.68    348.25    347.72    225.44    228.44
Loans 90 days or more past due and not on
  nonaccrual to total loans.....................     0.12      0.15      0.25      0.09      0.18
-----------------------------------------------------------------------------------------------------

     SFAS 114 "Accounting by Creditors for Impairment of a Loan," and SFAS 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," were adopted effective January 1, 1995. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the underlying collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate. All impaired loans, as defined by SFAS 114, are included in the non-performing loans.

     Nonaccrual loans are comprised principally of loans 90 days past due, as well as certain loans which are current but where serious doubts exist as to the ability of the borrower to comply with the repayment terms. Interest previously accrued and not yet paid on nonaccrual loans is reversed or charged against the allowance for credit losses during the period in which the loan is placed in a nonaccrual status, except where the Company has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is included in income only to the extent that it is received in cash. In certain cases, interest received may be credited against principal outstanding under the cost recovery method.

     The Ohio Bank and Mid Am Bank have outstanding lease receivables and loans with an aggregate outstanding balance at December 31, 1998 of $1,643 to The Bennett Funding Group, Inc. and related entities (Bennett) which remain subject to the Bennett bankruptcy proceeding commenced in March 1998. In December 1997 and January 1998, the bankruptcy judge ruled that The Ohio Bank and Mid Am Bank, respectively, were secured creditors with respect to certain of their outstanding Bennett portfolios. These decisions have been appealed by the bankruptcy trustee and the appeals are pending. No decision has been rendered with respect to $1,643 in loans from The Ohio Bank and Mid Am which present different issues from the issues rendered by the bankruptcy judge. The Bennett loans are included in non-accrual loans.

     Loans now current but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $23,168 and $30,353 at December 31, 1998 and 1997, respectively, and are being closely monitored by management and the Boards of Directors of the subsidiaries. The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The decrease in loans where some concern exists is primarily attributable to the Company's continuous process of loan review, which has identified various improvements in the financial condition of certain of the individual borrowers. In the opinion of management, these loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

     Other real estate owned amounted to $1,330 and $767 at December 31, 1998 and 1997, respectively.

     As of December 31, 1998, the Company did not have any loan concentrations which exceeded 10% of total loans.

SUMMARY OF CREDIT LOSS EXPERIENCE

     The following table presents a summary of credit loss experience for the periods indicated.

---------------------------------------------------------------------------------------------------------
             December 31,                  1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------
Balance at beginning of the period.....  $ 40,376      $35,401      $33,315      $33,690      $32,947
Loans charged-off:
Real estate............................    (3,466)        (842)      (1,410)        (770)        (815)
Commercial and agricultural loans......    (6,782)      (3,949)      (2,944)      (5,816)      (3,990)
Installment and credit card............    (4,955)      (3,853)      (4,754)      (3,403)      (2,638)
Other loans............................        (5)         (68)         (14)                      (14)
                                         --------      -------      -------      -------      -------
Total charge-offs......................   (15,208)      (8,712)      (9,121)      (9,989)      (7,457)
                                         --------      -------      -------      -------      -------
Recoveries:
Real estate............................       335          296          384          526          229
Commercial and agricultural loans......     2,191        1,306        1,863        1,595        1,934
Installment and credit card............     1,313        1,111        1,191          985        1,049
Other loans............................        33           46           57           36
                                         --------      -------      -------      -------      -------
Total recoveries.......................     3,872        2,759        3,495        3,142        3,212
                                         --------      -------      -------      -------      -------
Net loans charged-off..................   (11,336)      (5,953)      (5,627)      (6,847)      (4,245)
Provision charged to operating
  expense..............................    24,968       10,928        7,713        6,472        4,988
                                         --------      -------      -------      -------      -------
Balance at the end of the period.......  $ 54,008      $40,376      $35,401      $33,315      $33,690
                                         ========      =======      =======      =======      =======
Ratio of net charge-offs to average
  loans outstanding....................      0.35%        0.19%        0.70%        0.26%        0.17%
Allowance for credit losses to total
  loans................................      1.61         1.28         1.21         1.24         1.30
Allowance for loan losses to total non-
  performing loans.....................    431.68       348.25       347.72       225.44       228.44
---------------------------------------------------------------------------------------------------------

     The provision for credit losses reflects the amount necessary in management's opinion to maintain an adequate reserve, based upon its analysis of the loan portfolio (including the loan growth rate and change in the mix of the loan portfolio) and general economic conditions and the necessity to state certain individual loans at their estimated fair value.

     The Company's banking subsidiaries monitor the adequacy of their allowances for credit losses on a monthly basis. The banking subsidiaries formally document their evaluations of the adequacy of their allowances for credit losses on a quarterly basis and the evaluations are reviewed and discussed with each bank's respective Board of Directors. The Company's Asset Quality Department presents a quarterly consolidated evaluation of the adequacy of the allowance for credit losses to the Company's Board of Directors. These evaluations of potential losses include, without limitation, a review of the current financial status and credit standing of commercial borrowers and their prior history, an evaluation of available collateral, a review of loss experience in relation to outstanding loans, and management's judgment as to prevailing and anticipated economic conditions. Such factors include, among others, changes in the credit grade assigned to the loan by either the assigned officer or by the Company's Asset Quality Department from its periodic reviews of segments of the loan portfolios, and increases or decreases in specific reserves assigned to individual loans. Residential mortgage and consumer portfolios are collectively evaluated giving consideration to the trend of delinquencies and charge-offs and current and anticipated economic conditions.

     The following table sets forth the allocation of the allowance for credit losses for the periods indicated.

---------------------------------------------------------------------------------------------------------
             December 31,                  1998          1997          1996          1995          1994
---------------------------------------------------------------------------------------------------------
Construction..........................    $   693       $    93       $    77       $    53       $    37
Real estate...........................      6,504         2,110         2,294         1,824         3,800
Commercial, financial and
  agricultural........................     20,647        13,028        10,301        10,892        12,489
Installment and credit card...........      9,130         4,716         4,016         3,378         3,580
Other loans...........................      1,820           355         1,106           474           422
Unallocated...........................     15,214        20,074        17,607        16,694        13,362
                                          -------       -------       -------       -------       -------
Total.................................    $54,008       $40,376       $35,401       $33,315       $33,690
                                          =======       =======       =======       =======       =======
---------------------------------------------------------------------------------------------------------

SECURITIES

     The following tables set forth the fair value of securities available for sale at the respective year end for each of the last three years and the aggregate amortized cost of the Company's securities held to maturity at December 31, 1997 and 1996.

--------------------------------------------------------------------------------------------
                                                                   Estimated Fair Value
                                                              ------------------------------
                        December 31,                            1998       1997       1996
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities and obligations of U.S. Government
  agencies and corporations.................................  $244,646   $304,620   $256,897
Obligations of states and political subdivisions............   110,239     81,319     83,272
Corporate and other securities..............................    14,911     28,090     16,436
Mortgage-backed securities..................................   537,473    486,087    494,432
                                                              --------   --------   --------
Total debt securities available for sale....................   907,269    900,116    851,037
Marketable equity securities................................    89,157     61,083     50,603
                                                              --------   --------   --------
Total securities available for sale.........................  $996,426   $961,199   $901,640
                                                              ========   ========   ========
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                                                      Amortized Cost
                                                              ------------------------------
                        December 31,                            1998       1997       1996
--------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
U.S. Treasury securities and obligations of U.S. Government
  agencies and corporations.................................  $     --   $ 61,599   $ 60,798
Obligations of states and political subdivisions............               22,013     23,623
Corporate and other securities..............................                1,496      1,498
Mortgage-backed securities..................................                2,099      2,452
                                                              --------   --------   --------
Total securities held to maturity...........................  $     --   $ 87,207   $ 88,371
                                                              ========   ========   ========
--------------------------------------------------------------------------------------------

     The portfolio contains mortgage-backed securities and to a limited extent, other securities, which have unknown cash flow characteristics. The variable cash flows present additional risk to the bondholders in the form of prepayment or extension risk primarily caused by market interest rate changes. This additional risk is generally rewarded in the form of higher yields to the investor.

     The Company utilizes tools to minimize and monitor this risk, requiring the security to pass a stress test at the time of purchase. This testing measures prepayment and extension risk under severe changes in interest rates. Additionally, the corporate investment policy defines certain types of high risk securities as ineligible for purchase, including securities which may not return full principal to the Company. It is also the practice of the Company to minimize premiums paid on mortgage securities to avoid yield reduction if prepayments increase. These policies help insure that there will be no material impact from these investments to the financial statements due to changing interest rates.

     The internal accounting systems and controls are in place to account for amortization and accretion of premiums and discounts. As prepayments of principal are received, the system automatically adjusts premiums and discounts to reflect the proper book values.

     There are no securities of any single issuer where the aggregate carrying value of such securities exceeded 10% of shareholders' equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and Government National Mortgage Association.

     The following tables show the contractual maturities and weighted average yields of the Company's securities as of December 31, 1998. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current assumptions as to prepayments. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

---------------------------------------------------------------------------------------------------------------------------
                                                    Within 1 Yr         1 - 5 Yrs          5 - 10 Yrs        Over 10 Yrs
                                                  ----------------   ----------------   ----------------   ----------------
               December 31, 1998                   Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield
---------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
U.S. Treasury and U.S. Government agencies and
  corporations..................................  $ 79,398   6.50%   $150,937   6.32%   $  9,478   7.67%   $  4,835   6.56%
Obligations of states and political
  subdivisions..................................    13,582   6.93      51,817   6.85      29,086   6.90      15,752   7.22
Corporate and other securities..................     3,037   6.83       8,624   5.96         933   5.70       2,317   1.32
Mortgage-backed securities......................    10,839   6.44      30,784   6.08     132,521   7.02     363,329   6.90
                                                  --------           --------           --------           --------
Total debt securities available for sale........  $106,856   6.55%   $242,162   6.39%   $172,018   7.03%   $386,233   6.88%
                                                  ========           ========           ========           ========
---------------------------------------------------------------------------------------------------------------------------

DEPOSITS

     The following is a schedule of average deposit amounts and average rates paid on each category for the period indicated (in thousands of dollars):

---------------------------------------------------------------------------------------------------
                                             Average Amounts Outstanding         Average Rate Paid
                                         ------------------------------------   -------------------
        Year ended December 31,             1998         1997         1996      1998   1997   1996
---------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits...  $  438,884   $  395,961   $  349,774
Interest-bearing demand deposits.......     346,133      448,969      468,802   1.73%  2.44%  2.10%
Savings deposits.......................     955,981      813,934      812,185   2.91   2.91   2.94
Time deposits..........................   2,008,282    1,909,610    1,841,412   5.61   5.63   5.62
                                         ----------   ----------   ----------
Total..................................  $3,749,280   $3,568,474   $3,472,173
                                         ==========   ==========   ==========
---------------------------------------------------------------------------------------------------

     The following is a schedule of maturities of time deposits in amounts of $100,000 or more as of December 31, 1998:

----------------------------------------------------------------------
December 31, 1998
----------------------------------------------------------------------
Three months or less........................................  $165,925
Three through six months....................................   105,679
Six through twelve months...................................    87,346
Over twelve months..........................................    99,977
                                                              --------
Total.......................................................  $458,927
                                                              ========
----------------------------------------------------------------------

SHORT-TERM BORROWINGS

     The following table sets forth certain information relative to the securities sold under agreements to repurchase and Federal funds purchased. Generally, repurchase agreements are sold to local government entities and businesses and have maturity terms of overnight to 30 days. Federal funds purchased generally have overnight terms.

---------------------------------------------------------------------------------------
                    December 31,                         1998        1997        1996
---------------------------------------------------------------------------------------
Total securities sold under agreement to repurchase
  and
  Federal funds purchased at period-end..............  $207,458    $182,362    $186,782
Weighted average interest rate at period-end.........      4.43%       4.95%       5.19 %
Maximum outstanding at any month-end during the
  year...............................................  $231,453    $268,320    $210,294
Average amount outstanding...........................   206,234     211,228     147,050
Weighted average rates during the year...............      4.64%       4.95%       4.60 %
---------------------------------------------------------------------------------------

CAPITAL RESOURCES

     The Federal Reserve Board ("FRB") has established risk-based capital guidelines that must be observed by bank holding companies and banks. Under these guidelines, total qualifying capital is categorized into two components -- Tier I and Tier II capital. Tier I capital generally consists of common shareholders' equity, perpetual preferred stock (subject to limitations) and minority interests in subsidiaries. Subject to limitations, Tier II capital includes certain other preferred stock and debentures, and a portion of the reserve for credit losses. These ratios are expressed as a percentage of risk-adjusted assets, which include various risk-weighted percentages of off-balance-sheet exposures, as well as assets on the balance sheet. The FRB regulations governing the various capital ratios do not recognize the effects of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" on capital relating to changes in market value of securities available for sale.

     At December 31, 1998, a minimum Tier I capital ratio of 4.00% and a total capital ratio of 8.00% were required. The Company's qualifying capital at December 31, 1998 exceeded both the Tier I and Tier II risk-based capital guidelines. In addition, a capital leverage ratio is used in connection with the risk-based capital standards which is defined as Tier I capital divided by total assets adjusted for certain items. Included in Tier I capital are $23,600 of 10.20% capital securities issued by the Company through a special purpose trust subsidiary in 1997. The following table presents the various capital and leverage ratios of the Company.

--------------------------------------------------------------------------------------
                        December 31,                             1998          1997
--------------------------------------------------------------------------------------
Total adjusted average assets for leverage ratio............  $4,798,176    $4,441,325
Risk-weighted assets and off-balance-sheet financial
  instruments for capital ratio.............................   3,893,627     3,442,250
Tier I capital..............................................     345,122       389,190
Total risk-based capital....................................     450,025       428,320
Leverage ratio..............................................         7.2%          8.8 %
Tier I capital ratio........................................         8.9          11.3
Total capital ratio.........................................        11.6          12.4
--------------------------------------------------------------------------------------

     Capital ratios applicable to the Company's main banking subsidiaries at December 31, 1998 were as follows:

---------------------------------------------------------------------------------------------
                                                                                     Total
                                                                         Tier I    Risk-based
                     December 31, 1998                        Leverage   Capital    Capital
---------------------------------------------------------------------------------------------
Regulatory capital requirements:
  Minimum...................................................    4.0%       4.0%        8.0%
  Well-capitalized..........................................    5.0        6.0        10.0
Bank Subsidiaries at period end:
  Mid Am Bank...............................................    6.9        7.8        10.2
  Citizens..................................................    5.5        8.4        10.5
  Ohio Bank.................................................    6.0        8.2        10.5
  First National............................................    6.0        7.5        10.2
---------------------------------------------------------------------------------------------

LIQUIDITY

     The liquidity of a financial institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Financial institution liquidity is thus normally considered in terms of the nature and mix of the institution's sources and uses of funds.

     The Company's banking subsidiaries maintain adequate liquidity primarily through the use of investment securities and unused borrowing capacity, in addition to maintaining a stable core deposit base. At December 31, 1998, securities and other short-term investments with maturities of one year or less totaled $132,880, with additional liquidity provided by the remainder of the investment portfolio. The banks utilize several short-term and long-term borrowing sources. Each of the banking subsidiaries is a member of the Federal Home Loan Bank (FHLB) and have lines of credit with the FHLB. At December 31, 1998, these lines of credit enable the banks to borrow up to $482,440, of which $244,297 is currently outstanding.

     Since the Company is a holding company and does not conduct operations, its primary sources of liquidity are borrowings from outside sources and dividends paid to it by its subsidiaries. For the banking subsidiaries, regulatory approval is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits for the prior two years. As a result of these restrictions, dividends which could be paid to the Company by its bank subsidiaries were limited to $15,586 at December 31, 1998.

     In December, 1996, the Company entered into an agreement with an unrelated financial institution which enabled the Company to borrow up to $20,000 for a period of one year. The agreement was renewed in December, 1997 and permitted the Company to borrow up to $25,000 through December 30, 1998. In December 1998, the agreement was renewed allowing the Company to borrow up to $30,000 through November 30, 1999, and at December 31, 1998, the full line was utilized. The Company is currently in the process of renegotiating the agreement to increase the line of credit to $75,000.

     On January 16, 1998, the Company issued $50,000 of 7.08% subordinated ten-year debt in a private placement transaction. The proceeds from this debt were used for general corporate purposes, investment securities and the buyback of the Company's common stock under a systematic plan for funding future stock dividends and issuance of shares under its stock option plan. The subordinated debt is considered Tier II capital for regulatory purposes.

     During the second quarter of 1997, the Company issued, through a special purpose subsidiary, $27,500 of 10.20% Trust Preferred Securities. The mandatory redemption date of the securities is June 1, 2027. However, the Company may redeem the securities commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a premium which declines annually. In 1998, the Company retired securities with a face value of $2,900, and at December 31, 1998, securities outstanding totaled $23,600. On or after June 1, 2017, the remaining capital securities may be redeemed at face value. The capital securities are reflected as long-term debt in the Company's financial statements; however, for regulatory purposes the capital securities are considered Tier I capital.

ASSET/LIABILITY MANAGEMENT

     Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Company manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

     The difference between a financial institution's interest rate sensitive assets (i.e., assets which will mature or reprice within a specific time period) and interest rate sensitive liabilities (i.e., liabilities which will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or "gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap," which generally means that if interest rates increase, a company's net interest income will increase and if interest rates decrease, its net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap," which generally means that if interest rates increase, a company's net interest income will decrease and if interest rates decrease, its net interest income will increase.

     The following table sets forth the cumulative repricing distributions as of December 31, 1998 of the Company's interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities, and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Core deposits and loans with non-contractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior. The gap repricing distributions also include principal cash flows from loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range.

     Total interest-earning assets exceeded interest-bearing liabilities by $551,249 at December 31, 1998. This difference was funded through non-interest-bearing liabilities and shareholders' equity. The table below is based on contractual maturities and repricing only and includes assumptions regarding early loan and security repayments. The table below shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $156,853. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the Corporation's control. Therefore, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

----------------------------------
                                         Maturity or Next Rate Adjustment Date
                                    -----------------------------------------------
                                       0-3          3-12         1-5        Over 5
        December 31, 1998             Months       Months       Years       Years       Total
------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS (RSA)
  Loans and loans held for sale...  $1,183,726   $  774,958   $1,348,205   $126,463   $3,433,352
  Securities......................     145,395      197,183      414,025    239,823      996,426
  Federal funds sold..............      26,024                                            26,024
  Interest-bearing deposits.......       9,851                                             9,851
                                    ----------   ----------   ----------   --------   ----------
     Rate sensitive assets........  $1,364,996   $  972,141   $1,762,230   $366,286   $4,465,653
                                    ==========   ==========   ==========   ========   ==========
RATE SENSITIVE LIABILITIES (RSL)
  Interest-bearing deposits.......  $1,030,618   $1,030,642   $1,277,570   $ 10,345   $3,349,175
  Short-term borrowings, debt and
     FHLB advances................     344,796       87,934      118,200     14,299      565,229
                                    ----------   ----------   ----------   --------   ----------
       Rate sensitive
          liabilities.............  $1,375,414   $1,118,576   $1,395,770   $ 24,644   $3,914,404
                                    ==========   ==========   ==========   ========   ==========
  Gap(a)..........................  $  (10,418)  $ (146,435)  $  366,460   $341,642   $  551,249
  Cumulative gap..................     (10,418)    (156,853)     209,607    551,249
  Cumulative gap/Total RSA........       (.023)%      (3.51)%      (4.69)%    12.34%

--------------------------------------------------------------------------------
(a) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.

EFFECTS OF INFLATION

     The assets and liabilities of the Company are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in this report has been prepared in accordance with generally accepted accounting principles, which require that the Company measure financial position and operating results primarily in terms of historical dollars.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary market risk to which the Company is exposed is interest rate risk. The primary business of the Company and the composition of its balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company's financial instruments are held for trading purposes.

     One method the Company uses to manage its interest rate risk is a rate sensitivity gap analysis, (see "Asset/Liability Management.") The Company also monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company's financial instruments using interest rates in effect at year-end 1998. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate shocks to its financial instruments up and down 200 basis points. The following table presents an analysis of the potential sensitivity of the Company's annual net interest income and present value of the Company's financial instruments to sudden and sustained 200 basis-point changes in market interest rates:

------------------------------------------------------------------------------------
                                                              Year-end       ALCO
            One Year Net Interest Income Change                 1998      Guidelines
------------------------------------------------------------------------------------
+200 Basis points...........................................    (1.4)%      (10.0)%
-200 Basis points...........................................    (0.9)       (10.0)
------------------------------------------------------------------------------------
Net Present Value of Equity Change
------------------------------------------------------------------------------------
+200 Basis points...........................................   (12.1)%      (30.0)%
-200 Basis points...........................................    10.5        (30.0)
------------------------------------------------------------------------------------

     The projected volatility of net interest income and the net present value of equity rates to a +/- 200 basis points change at December 31, 1998 fall well within the Board of Directors guidelines.

     The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates. Information for certain affiliates was not available for year-end 1997.

YEAR 2000 SOFTWARE INITIATIVES

     Since 1996, the affiliates of Sky Financial Group, Inc. have been reviewing the potential effects of the Year 2000 issue on the Company. Internally, the Company, though its project staff, has invested more than 15,000 hours to date on this project. The Company core project team has met monthly addressing both internal and external issues. The team has identified over 650 systems that could be potentially affected by the Year 2000 problem. These systems include all information technology systems and computer chip embedded functions such as vaults, elevators, security systems, heating and cooling equipment and other operating facilities.

     Externally, the Company has contacted its business partners regarding their Year 2000 preparedness. These partners include commercial customers, vendors, service suppliers, data exchange vendors and utility companies. The Company's affiliate banks have also sponsored educational seminars in select market areas to educate commercial clients regarding Year 2000 issues.

     Four federal agencies share the responsibility to make sure financial institutions are Year 2000 compliant. These agencies are conducting special examinations of insured banks to see that they are taking the necessary steps to be prepared for the century date change. The Company and its affiliates are working closely with these regulators following their specific criteria to assess our progress in Year 2000 readiness.

     The Company's efforts have been directed by a 5-phase plan to be completed in preparation for the Year 2000. The phases were established by the federal agencies which regulate financial institutions.

     Awareness -- Initially the Year 2000 issue was discussed at all levels of the corporation for several purposes: to avoid purchasing any new systems which weren't Year 2000 compliant; to gain the resources necessary to identify and fix any existing equipment problems; and to consider Year 2000 compliance before moving forward on all strategic business efforts.

     Assessment -- Project teams with representatives from each Sky Financial Group, Inc. affiliate have met regularly to report on progress and share information. More than 650 systems, including hardware, software, communications equipment, data exchange vendors and suppliers were evaluated for potential Year 2000 issues. Business initiatives such as major systems development and system interdependencies were also appraised.

     Renovation -- The Company's vendors were contacted in this phase to determine the status of their systems and their plans to become Year 2000 compliant. For non-compliant systems, project team members decided whether to replace, repair or retire the systems.

     Validation -- The Company has been testing all affected systems. Vendors are also being tested at various locations during this phase. Those systems which were modified or repaired are being re-tested as necessary. Testing remains ongoing through the first half of 1999.

     Implementation -- This phase includes putting replaced or repaired systems into production. As these systems are tested throughout 1999, the Company will continue to update inventory, test changes and develop and test contingency plans. Testing and validation of all critical systems will be complete by June 30, 1999.

     In the unlikely event critical systems fail to function after the century date changes, contingency planning is underway. Alternative methods of doing business have been developed and are in the process of being tested. These methods address data gathering, customer service procedures, and staffing needs before, during and after the year 2000 changeover. This planning also includes non-compliance by third parties which may affect the Company's ability to conduct business. We will have a completed contingency plan in place by June 30, 1999.

     Notwithstanding the Company's efforts to date to replace or repair affected systems and develop contingency plans for potential risks, if the Company does not complete all activities associated with resolving its Year 2000 issues, the Company could be materially adversely affected as a result of not being able to process transactions related to its core business activities. In addition, non-compliance by the Company's business partners, including without limitation, the Company's business customers, vendors, service suppliers and utilities, could have a material adverse affect on the Company.

     The total cost of the Company's Year 2000 project is estimated at $900,000. The majority of the costs have been internal in nature. Approximately 60% of this cost relates to internal staff hours to work on the project. External costs have been approximately $311,000 and include equipment replacement or upgrade, seminar sponsorships, vendor payments, and customer communication and education.

FORWARD-LOOKING STATEMENTS

     This report includes forward-looking statements by the Company relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions. While the Company believes that the assumptions underlying the forward-looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Company in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; capital investment in and operating results of non-banking business ventures of the Company; the ability of the Company's broker/dealer subsidiary to recruit registered representatives; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of the Company's customers; customer reaction to and unforeseen complications with respect to the Company's restructuring or integration of acquisitions; unforeseen difficulties in realizing expected cost savings from acquisitions; product redesign initiative; the effect of the year 2000 on the Company, its computer systems, customers, vendors and service suppliers; and other risks identified, from time-to-time in the Company's other public documents on file with the Securities and Exchange Commission.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Sky Financial Group, Inc.
Bowling Green, Ohio

We have audited the accompanying consolidated balance sheets of Sky Financial Group, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          CROWE, CHIZEK AND COMPANY LLP
                                          SIGNATURE

                                          Crowe, Chizek and Company LLP

Columbus, Ohio
February 16, 1999

                          CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------
                                                                   December 31,
                 December 31, 1998 and 1997                   -----------------------
       (Dollars in thousands, except per share data)             1998         1997
-------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.....................................  $  165,946   $  153,336
Interest-bearing deposits with financial institutions.......       9,851        7,051
Federal funds sold..........................................      26,024       39,726
Loans held for sale.........................................      77,471       19,314
Securities available for sale...............................     996,426      961,199
Securities held to maturity (Estimated fair value
  $88,018)..................................................          --       87,207
Total loans.................................................   3,355,881    3,144,439
     Less allowance for credit losses.......................     (54,008)     (40,376)
                                                              ----------   ----------
       Net loans............................................   3,301,873    3,104,063
Premises and equipment......................................      85,966       92,682
Accrued interest receivable and other assets................     151,564       97,725
                                                              ----------   ----------
       TOTAL ASSETS.........................................  $4,815,121   $4,562,303
                                                              ==========   ==========
LIABILITIES
Deposits
  Non-interest-bearing deposits.............................  $  483,487   $  414,509
  Interest-bearing deposits.................................   3,349,175    3,248,432
                                                              ----------   ----------
     Total deposits.........................................   3,832,662    3,662,941
Securities sold under repurchase agreements and federal
  funds purchased...........................................     207,458      182,362
Debt and Federal Home Loan Bank advances....................     357,771      285,695
Accrued interest payable and other liabilities..............      73,388       44,027
                                                              ----------   ----------
       TOTAL LIABILITIES....................................   4,471,279    4,175,025
                                                              ----------   ----------
SHAREHOLDERS' EQUITY
Serial preferred stock, $10.00 par value; 10,000,000 shares
  authorized; none issued...................................          --           --
Common stock, no par value; 150,000,000 shares authorized;
  45,082,890 and 46,004,419 shares issued in 1998 and
  1997......................................................     311,360      218,881
Retained earnings...........................................      27,816      165,742
Treasury stock; 57,063 and 186,422 shares in 1998 and
  1997......................................................      (1,500)      (4,096)
ESOP obligations and unearned shares........................          --         (325)
Accumulated other comprehensive income......................       6,166        7,076
                                                              ----------   ----------
       TOTAL SHAREHOLDERS' EQUITY...........................     343,842      387,278
                                                              ----------   ----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $4,815,121   $4,562,303
                                                              ==========   ==========
-------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------
    For the years December 31, 1998, 1997 and 1996
     (Dollars in thousands, except per share data)              1998           1997           1996
----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees..................................       $296,682       $281,902       $257,355
Securities
Taxable................................................         58,455         57,502         55,557
Nontaxable.............................................          4,927          5,123          5,683
Federal funds sold and other...........................          3,616          3,004          4,455
                                                              --------       --------       --------
  Total interest income................................        363,680        347,531        323,050
                                                              --------       --------       --------
INTEREST EXPENSE
Deposits...............................................        146,385        142,216        137,288
Borrowed funds.........................................         30,171         24,701         13,648
                                                              --------       --------       --------
  Total interest expense...............................        176,556        166,917        150,936
                                                              --------       --------       --------
Net Interest Income....................................        187,124        180,614        172,114
Provision for Credit Losses............................         24,968         10,928          7,713
                                                              --------       --------       --------
Net Interest Income After Provision for Credit
  Losses...............................................        162,156        169,686        164,401
                                                              --------       --------       --------
OTHER INCOME
Trust department income................................          5,434          4,269          3,291
Service charges and fees on deposit accounts...........         15,248         14,691         12,509
Mortgage banking income................................         24,501         15,525         12,093
Brokerage commissions..................................          9,430          6,083          9,156
Collection agency fees.................................          4,115          5,053          4,213
Net securities gains (losses)..........................          1,194           (118)         1,553
Net gains on sales of commercial financing loans.......         19,378         13,027          2,992
Other income...........................................         17,914         23,637         16,437
                                                              --------       --------       --------
  Total other income...................................         97,214         82,167         62,244
                                                              --------       --------       --------
OTHER EXPENSES
Salaries and employee benefits.........................         93,639         86,461         71,228
Occupancy and equipment expense........................         26,056         24,245         22,264
Merger, integration, and restructuring expense.........         54,487          1,603            838
Other operating expense................................         58,526         52,474         54,801
                                                              --------       --------       --------
  Total other expenses.................................        232,708        164,783        149,131
                                                              --------       --------       --------
Income Before Income Taxes.............................         26,662         87,070         77,514
Income Taxes...........................................          8,854         27,750         24,364
                                                              --------       --------       --------
  Net Income...........................................       $ 17,808       $ 59,320       $ 53,150
                                                              ========       ========       ========
  Net Income Available to Common Shareholders..........       $ 17,808       $ 58,715       $ 50,743
                                                              ========       ========       ========
Basic Earnings Per Common Share........................       $    .39       $   1.29       $   1.14
                                                              ========       ========       ========
Diluted Earnings Per Common Share......................       $    .39       $   1.27       $   1.11
                                                              ========       ========       ========
----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------
                                                                                   ESOP
For the years December 31, 1998,                                                Obligation    Accumulated
         1997 and 1996                                                             and           Other
     (Dollars in thousands,       Preferred    Common    Retained    Treasury    Unearned    Comprehensive
     except per share data)         Stock      Stock     Earnings     Stock       Shares        Income        Total
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995.....   $ 35,569    $197,843   $ 134,027   $ (8,445)    $(331)        $ 4,290      $362,953
Net income.....................                             53,150                                             53,150
Preferred cash dividends.......                             (2,407)                                            (2,407)
Common cash dividends
  ($.38 per share).............                            (20,981)                                           (20,981)
Common stock dividend..........                (3,271)     (14,604)    17,875
Unrealized losses on securities
  available for sale...........                                                                  (3,779)       (3,779)
Treasury shares acquired.......                                       (11,020)                                (11,020)
Treasury shares issued.........                                           412                                     412
Preferred stock conversions....     (5,476)     5,476
Pre-merger acquisition of pooled
  affiliate common shares......                (1,127)                                                         (1,127)
Fractional shares and other
  items........................                   117          (41)                 (82)                           (6)
                                  --------    --------   ---------   --------     -----         -------      --------
Balance, December 31, 1996.....     30,093    199,038      149,144     (1,178)     (413)            511       377,195
Net income.....................                             59,320                                             59,320
Preferred cash dividends.......                               (605)                                              (605)
Common cash dividends
  ($.51 per share).............                            (25,024)                                           (25,024)
Common stock dividend..........                10,608      (17,020)     6,412
Unrealized gains on securities
  available for sale...........                                                                   6,565         6,565
Treasury shares acquired.......                                       (10,217)                                (10,217)
Treasury shares issued.........                   481                     887                                   1,368
Preferred stock conversions....    (17,213)    17,213
Preferred stock retired........    (12,880)    (8,921)                                                        (21,801)
Fractional shares and other
  items........................                   462          (73)                  88                           477
                                  --------    --------   ---------   --------     -----         -------      --------
Balance, December 31, 1997.....         --    218,881      165,742     (4,096)     (325)          7,076       387,278
Net income.....................                             17,808                                             17,808
Common cash dividends
  ($.65 per share).............                            (30,921)                                           (30,921)
Common stock dividend..........               124,779     (124,779)
Unrealized losses on securities
  available for sale...........                                                                    (910)         (910)
Treasury shares acquired.......                                       (32,067)                                (32,067)
Treasury shares issued.........                (3,417)                  5,780                                   2,363
Canceled treasury shares.......               (28,883)                 28,883
Change in ESOP debt and release
  of shares....................                                                     325                           325
Fractional shares and other
  items........................                                (34)                                               (34)
                                  --------    --------   ---------   --------     -----         -------      --------
Balance, December 31, 1998.....   $     --    $311,360   $  27,816   $ (1,500)    $  --         $ 6,166      $343,842
                                  ========    ========   =========   ========     =====         =======      ========
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

-----------------------------------------------------------------------------------------------
       For the years December 31, 1998, 1997 and 1996
       (Dollars in thousands, except per share data)           1998      1997      1996
-----------------------------------------------------------------------------------------------
NET INCOME..................................................  $17,808   $59,320   $53,150
  Other comprehensive income:
     Unrealized gains (losses) arising during period........     (181)    9,976    (4,261)
     Reclassification adjustment for (gains) losses included
       in income............................................   (1,194)      118    (1,553)
                                                              -------   -------   -------
     Net unrealized gain (loss) on securities available for
       sale.................................................   (1,375)   10,094    (5,814)
     Tax effect.............................................      465    (3,529)    2,035
                                                              -------   -------   -------
          Total other comprehensive income (loss)...........     (910)    6,565    (3,779)
                                                              -------   -------   -------
COMPREHENSIVE INCOME........................................  $16,898   $65,885   $49,371
                                                              =======   =======   =======
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
       For the years December 31, 1998, 1997 and 1996
                   (Dollars in thousands)                       1998         1997           1996
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income..................................................  $  17,808    $  59,320    $  53,150
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation, amortization and valuation adjustments........     31,228       16,715       14,176
Net gains on sales of assets................................    (45,000)     (35,707)     (18,182)
Provision for credit losses.................................     24,968       10,928        7,713
Net decrease (increase) in loans held for sale..............    (15,633)      23,529        4,520
Net change in other assets and liabilities..................    (15,570)      (2,735)       8,891
                                                              ---------    ---------    --------- ---
  NET CASH FROM OPERATING ACTIVITIES........................     (2,199)      72,050       70,268
                                                              ---------    ---------    --------- ---
INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing deposits with
  financial institutions....................................     (2,800)      (2,605)         350
Net decrease (increase) in federal funds sold...............     13,702       (1,960)      74,402
Securities available for sale:
Proceeds from maturities and payments.......................    444,342      213,482      245,452
Proceeds from sales.........................................     41,066       91,060       55,983
Purchases...................................................   (453,763)    (349,369)    (234,798)
Securities held to maturity:
Proceeds from maturities and payments.......................     20,260       59,723       49,888
Purchases...................................................       (395)     (58,444)     (57,565)
Proceeds from sales of loans................................     35,240       33,670       43,845
Net increase in loans.......................................   (255,841)    (213,749)    (342,877)
Purchases of premises and equipment.........................    (14,502)     (19,658)     (15,372)
Purchases of life insurance contracts.......................    (30,350)     (20,000)        (500)
Purchases of loans..........................................         --      (11,989)      (3,604)
Proceeds from sales of premises and equipment...............        978        2,489          782
Proceeds from sales of other real estate....................        863        3,340          789
Cash acquired through acquisitions..........................         --           --           80
                                                              ---------    ---------    --------- ---
  NET CASH FROM INVESTING ACTIVITIES........................   (201,200)    (274,010)    (183,145)
                                                              ---------    ---------    --------- ---
FINANCING ACTIVITIES
Cash transferred in connection with sale of branch
  deposits..................................................         --      (84,927)          --
Purchases of branch deposits, net...........................         --       64,605       51,116
Net increase in deposit accounts............................    169,721      106,641       53,340
Net increase (decrease) in federal funds and repurchase
  agreements................................................     25,096       (6,000)      77,964
Net (decrease) increase in short-term FHLB advances.........    (76,278)      92,710      (21,500)
Proceeds from issuance of debt and long-term FHLB
  advances..................................................    260,314      137,175       21,350
Repayment of debt and long-term FHLB advances...............   (111,960)     (49,707)     (42,984)
Cash dividends and fractional shares paid...................    (21,471)     (25,249)     (23,404)
Pre-merger acquisition of pooled affiliate common stock.....         --           --       (1,127)
Preferred stock retired.....................................         --      (21,801)          --
Proceeds from issuance of common stock......................      2,363        1,368          412
Treasury stock purchases....................................    (32,067)     (10,217)     (11,020)
Other items.................................................        291       (1,115)          79
                                                              ---------    ---------    --------- ---
  NET CASH FROM FINANCING ACTIVITIES........................    216,009      203,483      104,226
                                                              ---------    ---------    --------- ---
Net Increase (Decrease) in Cash and Due From Banks..........     12,610        1,523       (8,651)
Cash and Due From Banks at Beginning of Year................    153,336      151,813      160,464
                                                              ---------    ---------    --------- ---
Cash and Due From Banks at End of Year......................  $ 165,946    $ 153,336    $ 151,813
                                                              =========    =========    ========= ===
Noncash transactions:
  Securitization of loans held for sale.....................  $     241    $   6,344    $  73,527
                                                              =========    =========    ========= ===
-----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                           SKY FINANCIAL GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Sky Financial Group, Inc. (the Company) is a bank holding company headquartered in Bowling Green, Ohio, which owns and operates three banks primarily engaged in the commercial banking business. The Company also operates businesses relating to collection activities, broker-dealer operations, commercial finance lending, and other financial related services.

     A new accounting standard changes the way public companies report information about their operating segments in annual and interim financial statements. The standard, applicable in 1998, adopts a management approach to determine operating segments and then imposes quantitative criteria to determine which operating segments, if any, must be reported. See Note 20 for disclosure of the Company's business segments.

     Basis of Presentation -- The accounting and reporting policies followed by the Company conform to generally accepted accounting principles and to general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

     These consolidated financial statements give retroactive effect to the merger transactions accounted for by the pooling of interests method as discussed in Note 2. Certain amounts in the prior consolidated financial statements and pooled affiliates financial statements have been reclassified to conform to the current presentation.

     Consolidation -- The consolidated financial statements of the Company include the accounts of The Citizens Banking Company ("Citizens"), Mid American National Bank and Trust Company ("Mid Am Bank"), The Ohio Bank ("Ohio Bank"), First National Bank Northwest Ohio ("First National"), Adrian State Bank ("Adrian"), Sky Asset Management Services, Inc. ("SAMSI"), Sky Investments, Inc. ("SII"), Mid Am Credit Corp. ("MACC"), Mid Am Financial Services, Inc. ("MAFSI"), Simplicity Mortgage Consultants, Inc. ("Simplicity"), Mid Am Private Trust, N.A. ("MAPT"), Sky Technology Resources, Inc. ("Sky Tech"), Mid Am Capital Trust I ("MACT"), ValueNet (a wholly-owned subsidiary of Citizens), Freedom Financial Life Insurance Company, Freedom Express, Inc. and various other insignificant subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     In January 1999, First National and Adrian were merged into Mid Am Bank. In December 1998, American Community Bank, N.A.("AmeriCom") and AmeriFirst Bank, N.A. ("AmeriFirst") were merged into Ohio Bank and Century National Bank ("Century") was merged into Citizens. In July 1998, First National Bank of Chester ("Chester") was merged into Citizens. All of these transactions were accounted for as internal reorganizations, similar to a pooling of interests.

     Cash and Due from Banks -- The Company's subsidiary banks are required to have cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements. The reserve requirements at December 31, 1998 and 1997 approximated $49,364 and $41,513, respectively. These balances do not earn interest.

     Securities -- The Company classifies its securities as held to maturity, trading or available for sale. Securities classified as available for sale are carried at estimated fair value. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make such a sale.

Equity securities that have a readily determinable fair value are also classified as available for sale. The unrealized appreciation or depreciation from these securities' acquisition costs is recorded in a valuation account, net of the applicable income tax effect, in the shareholders' equity section of the balance sheet. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. The Company held no trading securities during any period presented. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Gains and losses on security sales are calculated using the specific identification method to determine the security's cost.

     Derivative Financial Instruments -- The Company's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Derivative financial instruments are not used for trading purposes. Through December 31, 1998, the Company has not used any derivative financial instruments for hedging purposes, but may do so in the future.

     Pledged Securities -- The carrying value of securities pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes as required by law amounted to $624,078 and $584,404 at December 31, 1998 and 1997, respectively.

     Loans Held for Sale -- Certain residential mortgage loans are originated for sale in the secondary mortgage-loan market. Additionally, certain other loans and leases are periodically identified to be sold. These loans and leases are classified as loans held for sale and carried at the lower of cost or estimated fair value taken together. Fair value is determined on the basis of rates quoted in the respective secondary market for the type of loan or lease held for sale. Loans and leases are generally sold at a premium or discount from the carrying amount of the loans. Such premium or discount is recognized at the date of sale. Fixed commitments may be used at the time loans are originated or identified for sale to mitigate interest rate risk.

     Mortgage Servicing Rights -- The cost of mortgage loans which the Company originates or purchases under a definitive plan to sell or securitize is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values at date of origination or purchase. The fair value of the mortgage servicing rights is determined by discounting expected servicing income cash flows, net of certain servicing costs. The cost of those mortgage loans which are originated or purchased without a definitive plan to sell or securitize is not allocated between mortgage servicing rights and the cost of the mortgage until the date of sale or securitization.

     Mortgage servicing rights assets are amortized in proportion to and over the period of estimated net servicing income. Management periodically evaluates mortgage servicing assets for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

     Interest and Fees on Loans -- Interest income on loans is accrued over the term of the loans using the simple-interest method based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with their original contractual rates. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

     Allowance for Credit Losses -- The allowance for credit losses is an amount that management believes will be adequate to absorb losses inherent in existing loans and leases and is established through a provision for credit losses charged to expense. Loans and leases are charged against the allowance for credit losses when management believes the full collectibility of the loan is unlikely. In establishing the allowance and provision, management takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. In management's quarterly analysis, risk factors are applied to categories of similar credits segregated by loan type, repayment source, geographic lending area, the results of internal grading systems, regulatory examination findings and other known factors which may impact the amount of losses inherent in the category. The corporate allowance for loan and lease losses policy calls for risk factors to be determined through consideration of the Company's actual or industry average net loss experience and allocations of the allowance are established based on the application of these factors to a category. Additionally, allocations of the allowance may be established for specific problem credits, including impaired loans. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under loan and lease sales agreements or servicing agreements are classified with other liabilities.

     A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate.

     Other Real Estate Owned -- Real estate acquired in settlement of a loan is carried in other assets at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary. At the time of foreclosure, an allowance is established for estimated selling costs. Any subsequent write-downs required by changes in estimated fair value or disposal expenses are provided through this allowance and the provision is charged to operating expense. Carrying costs of such properties, net of related income, and gains and losses on their disposition are charged or credited to operating expense as incurred. At December 31, 1998 and 1997, other real estate owned totaled $1,330 and $767.

     Premises and Equipment -- Premises and equipment are stated at cost, less accumulated depreciation which is computed primarily using the straight-line method. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal. These assets are reviewed for impairment when events indicate their carrying value may not be recoverable.

     Intangible Assets -- Goodwill is amortized using the straight-line method over periods ranging from 15 to 25 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over periods ranging from 10 to 15 years. Core deposit intangible assets acquired on or after January 1, 1992 are amortized using an accelerated method over periods ranging from 10 to 15 years. Net intangible assets at December 31, 1998 and 1997 aggregated $14,065 and $21,216, respectively.

     Merger, Integration and Restructuring Expense -- Included in other operating expense is a charge for merger, integration and restructuring expenses, which primarily represents professional fees, other personnel related costs, valuation adjustments for certain premises, equipment and other assets, and integration costs related to mergers and acquisitions. (See Note 13.)

     Income Taxes -- The Company utilizes an asset and liability approach for financial accounting and reporting of income taxes. The provision for income taxes is the sum of taxes currently payable and the change in deferred tax assets and liabilities. Deferred income taxes are provided using the current tax rate for differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

     Trust Activities -- Income from trust fiduciary activities has been recognized on the accrual basis. Assets held by the Company in fiduciary or agency capacities (other than cash on deposit at the Company's bank subsidiaries) for its customers are not included in the consolidated statement of condition as such items are not assets of the Company.

     Transfers of Financial Assets -- Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 established new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS 125 focuses on the concept of control. Under this approach, after a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes financial assets when control has been surrendered, and derecognize liabilities when extinguished.

     The Company transfers certain residential mortgage loans originated by its bank subsidiaries and MAFSI and loans and leases originated by MACC. The Company accounts for these transfers as sales under the provisions of SFAS 125; accordingly, the loans and leases transferred have been derecognized. The Company had accounted for these transfers as sales prior to the issuance of SFAS 125; therefore, the impact of adopting SFAS 125 was not material to the 1997 results of operations.

     Stock Dividends and Treasury Stock -- Shares of the Company's stock are acquired for reissuance in connection with stock option plans and for future stock dividend declarations. The treasury shares acquired are recorded at cost. Stock dividends are recorded at fair market value to the extent of available retained earnings.

     Stock-Based Compensation -- Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method which considers the time value of the option considering the volatility of the Company's stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

     Statement of Cash Flows -- The Company considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption Cash and Due from Banks, as cash for purposes of the Statement of Cash Flows. The Company reports net cash flows for federal funds sold, interest-bearing deposits with other financial institutions, customer loan transactions, deposit transactions, repurchase agreements, and short-term borrowings. For the years ended December 31, 1998, 1997 and 1996 the Company paid interest of $177,791, $164,712 and $151,719, and income taxes of $27,860, $32,543 and $21,275.

     Comprehensive Income -- Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

     New Accounting Pronouncements -- Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

     Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow classifying these securities as available for sale, trading, or held to maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect, but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

NOTE 2.  MERGERS, ACQUISITIONS, BUSINESS FORMATIONS AND DIVESTITURES

     Effective December 17, 1998, the Company executed a definitive agreement with Wood Bancorp, Inc. and its affiliate, First Federal Bank, Bowling Green, Ohio. First Federal Bank is a $167 million federal savings bank with seven offices in northwest Ohio. Wood Bancorp shareholders will receive 0.7315 shares of Company stock for each share of Wood Bancorp stock in a tax-free exchange to be accounted for as a pooling of interests. Approximately 2.1 million Company common shares are expected to be issued in the merger. It is anticipated that the transaction will be completed in the third quarter of 1999, pending regulatory approvals and approval of Wood Bancorp's shareholders. Immediately following the affiliation, First Federal will be merged into Mid American National Bank & Trust Company.

     Effective December 14, 1998, the Company executed a definitive agreement with First Western Bancorp, Inc., a $2.2 billion bank holding company headquartered in New Castle, Pennsylvania. First Western shareholders will receive 1.211 shares of Company common stock for each share of First Western common stock in a tax-free exchange to be accounted for as a pooling of interests. Approximately 13.5 million Company common shares are expected to be issued in the merger. It is anticipated that the transaction will be completed in the third quarter of 1999, pending regulatory and shareholder approvals. First Western's bank affiliate, First Western Bank, N.A., will be merged into Citizens Banking Company immediately following the affiliation.

     Effective December 4, 1998, The Ohio Bank, Findlay, Ohio, affiliated with the Company in a transaction accounted for as a pooling of interests. In conjunction with the merger, Bancshares changed its name to Sky Financial Group, Inc. Shareholders of The Ohio Bank received 69.575 Company common shares of stock in exchange for each share of The Ohio Bank stock owned, with cash paid in lieu of fractional shares. A total of 5.8 million Company common shares were issued in the merger. The Ohio Bank had assets of approximately $600 million, with 17 banking offices in western, central and northeastern Ohio. The Ohio Bank is operated as a wholly-owned subsidiary of the Company.

     Effective October 2, 1998, Citizens Bancshares, Inc. ("Bancshares") and Mid Am, Inc. ("Mid Am") affiliated in a merger-of-equals transaction which was accounted for as a pooling of interests. In conjunction with the merger, Bancshares changed its name to Sky Financial Group, Inc. Shareholders of Mid Am received 0.847 shares of Company common stock for each share of Mid Am stock owned, with cash paid in lieu of fractional shares. A total of 19.8 million Company common shares were issued in the merger. Mid Am had assets of approximately $2.3 billion, with 83 banking offices located in western Ohio and southern Michigan. Of its five bank affiliates, Mid Am Bank, Adrian and First National were wholly-owned subsidiaries of the Company at year end 1998, while AmeriCom and AmeriFirst were merged into Ohio Bank. Mid Am also owned 9 financial services subsidiaries, now subsidiaries of the Company, which engage in lines of business closely related to banking.

     Effective May 12, 1998, Century Financial Corporation, Rochester, Pennsylvania (CFC), merged into the Company. The transaction was affected through the exchange of 0.8719 common shares of Company common stock for each of Century's outstanding common shares, with cash paid in lieu of fractional shares. A total of 4.5 million Company common shares were issued in the merger. CFC had assets of approximately $453,000 with 13 branches in Beaver and Butler counties in Pennsylvania. Century National Bank, CFC's bank subsidiary, is now operated as part of Citizens' branch network.

     Effective March 6, 1998, UniBank, Steubenville, Ohio, affiliated with the Company by merging into Citizens. The transaction was affected through the exchange of 29.15 common shares of Company common stock for each of UniBank's outstanding common shares, with cash paid in lieu of fractional shares. A total of 2.1 million Company common shares were issued in the merger. UniBank had assets of approximately $216,000 with 12 offices in Jefferson and Columbiana counties in Ohio, and is operated as part of Citizens' branch network.

     The transactions were accounted for as poolings of interests. The following is a summary of the separate results of operations of the Company, Mid Am, The Ohio Bank, Century and UniBank for the years ended December 31:

------------------------------------------------------------------------------------------
                                                                     1997           1996
------------------------------------------------------------------------------------------
Net interest income
  Company...................................................       $ 42,625       $ 42,533
  Mid Am....................................................         89,526         84,914
  The Ohio Bank.............................................         22,630         20,635
  Century...................................................         17,396         16,698
  UniBank...................................................          8,437          7,334
                                                                   --------       --------
     Combined...............................................       $180,614       $172,114
                                                                   ========       ========
Net income
  Company...................................................       $ 16,756       $ 14,706
  Mid Am....................................................         30,881         25,992
  The Ohio Bank.............................................          6,019          5,428
  Century...................................................          4,222          4,906
  UniBank...................................................          1,442          2,118
                                                                   --------       --------
     Combined...............................................       $ 59,320       $ 53,150
                                                                   ========       ========
------------------------------------------------------------------------------------------

     Following is a summary of the 1998 results of operations of the previously separate affiliates for the year-to-date period through the quarter-end immediately preceding the date of their respective mergers into the Company, as indicated below:

------------------------------------------------------------------------------------------------------
                                                      Year-to-Date          Net Interest         Net
                (unaudited)                          Period Ending             Income          Income
------------------------------------------------------------------------------------------------------
Century.....................................       March 31, 1998             $ 4,335          $ 1,363
Mid Am......................................       September 30, 1998          67,906           23,053
The Ohio Bank...............................       September 30, 1998          18,262            5,501
------------------------------------------------------------------------------------------------------

     On November 21, 1997, the Company acquired the Martins Ferry, St. Clairsville and Barnsville, Ohio branches of Metropolitan Savings Bank of Ohio, an affiliate of FNB Corporation, Hermitage, Pennsylvania. In the transaction, Bancshares acquired $25.2 million of loans and approximately $1 million of other assets, assumed $64.2 million of deposit liabilities and received approximately $32.9 million of funds. The Company paid a premium of $5.8 million in the transaction, which is reflected in other assets in the consolidated balance sheet and is being amortized on an accelerated basis over 15 years.

     On May 16, 1997, prior to its merger, UniBank assumed certain deposit liabilities and purchased certain assets from National City Bank, Northeast. In the transaction, UniBank received $31.2 million of funds and approximately $1 million of other assets, and assumed $34.1 million of deposit liabilities. UniBank paid a premium of $1.9 million on the transaction, which is reflected in other assets in the consolidated balance sheet and is being amortized on an accelerated basis over 10 years.

     On February 17, 1997, Mid Am, Inc., prior to its merger, sold seven of its branches in the metropolitan Cincinnati area to Star Banc Corporation. The branch sale included the transfer of $95,000 of deposits. The branch sales resulted in a pre-tax gain of $8,703 (after-tax $5,657).

     In January, 1997, MAFSI commenced operations as a consumer finance unit, which specializes in non-conforming residential mortgage and consumer loans on a nationwide basis. MAFSI is headquartered in Indianapolis, Indiana.

     In January, 1997, MAPT was formed to provide trust and investment management services to families and individuals with substantial assets and to corporate trustees. MAPT is headquartered in Cleveland, Ohio.

     During 1996, Mid Am, Inc., prior to its merger, completed its acquisition of Simplicity, an Indiana-based mortgage brokerage company, and National Recovery Services, Professional Adjustment of Ft. Myers, Florida, and Gulf Coast Collection Bureau, Inc., Florida-based collection agencies. The aggregate purchase price of the four transactions was $1,500 and included $551 cash and the issuance of 51,598 shares of Company common stock. The results of operations includes the results of the acquired entities from the dates of their respective acquisitions.

     The Company also entered a merger transaction on October 11, 1996, with The Navarre Deposit Bank Company, Navarre, Ohio. The Company issued 1.1 million shares in the Navarre transaction, which was accounted for as a pooling of interests.

     In April 1996, Mid Am Credit Corp. commenced operations as a full-service loan and leasing financing unit. MACC's lending and leasing efforts are concentrated primarily on medical and dental equipment and practice acquisition financing on a nationwide basis. MACC, a wholly-owned subsidiary of the Company, is headquartered in Columbus, Ohio, with a satellite office in Los Angeles, California. MACC sells substantially all of the loans and leases to investors in the secondary market.

NOTE 3.  SECURITIES

     The amortized costs, unrealized gains and losses and estimated fair values at year-end are as follows:

-------------------------------------------------------------------------------------------------------
                                                              Gross            Gross          Estimated
                                            Amortized       Unrealized       Unrealized         Fair
                1998                          Cost            Gains            Losses           Value
-------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and U.S. Government
  agencies and corporations..........       $242,202         $ 2,793          $  (349)        $244,646
Obligations of states and political
  subdivisions.......................        108,180           2,370             (311)         110,239
Corporate and other securities.......         14,922             119             (130)          14,911
Mortgage-backed securities...........        534,376           5,004           (1,907)         537,473
                                            --------         -------          -------         --------
  Total debt securities available for
     sale............................        899,680          10,286           (2,697)         907,269
Marketable equity securities.........         87,268           4,522           (2,633)          89,157
                                            --------         -------          -------         --------
  Total securities available for
     sale............................       $986,948         $14,808          $(5,330)        $996,426
                                            ========         =======          =======         ========
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                               Gross            Gross          Estimated
                                             Amortized       Unrealized       Unrealized         Fair
                 1997                          Cost            Gains            Losses           Value
--------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and U.S. Government
  agencies and corporations...........       $303,069         $ 2,162          $  (611)        $304,620
Obligations of states and political
  subdivisions........................         78,783           2,625              (89)          81,319
Corporate and other securities........         27,870             328             (108)          28,090
Mortgage-backed securities............        483,979           3,459           (1,351)         486,087
                                             --------         -------          -------         --------
  Total debt securities available for
     sale.............................        893,701           8,574           (2,159)         900,116
Marketable equity securities..........         56,645           4,440               (2)          61,083
                                             --------         -------          -------         --------
  Total securities available for
     sale.............................       $950,346         $13,014          $(2,161)        $961,199
                                             ========         =======          =======         ========

SECURITIES HELD TO MATURITY
U.S. Treasury and U.S. Government
  agencies and corporations...........       $ 61,599         $   209          $   (21)        $ 61,787
Obligations of states and political
  subdivisions........................         22,013             428               --           22,441
Corporate and other securities........          1,496              --              (24)           1,472
Mortgage-backed securities............          2,099             219               --            2,318
                                             --------         -------          -------         --------
  Total securities held to maturity...       $ 87,207         $   856          $   (45)        $ 88,018
                                             ========         =======          =======         ========
--------------------------------------------------------------------------------------------------------

     Securities held to maturity of approximately $60,500 were transferred from held to maturity to available for sale upon completion of the mergers of UniBank and CFC in 1998.

     The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

---------------------------------------------------------------------------------------------
                                                                   Amortized       Estimated
                                                                     Cost          Fair Value
---------------------------------------------------------------------------------------------
DEBT SECURITIES AVAILABLE FOR SALE
Due in one year or less.....................................       $ 95,482         $ 96,017
Due after one year through five years.......................        208,420          211,378
Due after five years through ten years......................         38,664           39,497
Due after ten years.........................................         22,738           22,904
Mortgage-backed securities..................................        534,376          537,473
                                                                   --------         --------
  Total debt securities available for sale..................       $899,680         $907,269
                                                                   ========         ========
---------------------------------------------------------------------------------------------

     The gross realized gains and losses from the sales of securities are as follows:

---------------------------------------------------------------------------------------------------
                                                                    1998         1997         1996
---------------------------------------------------------------------------------------------------
Gross realized gains on sales...............................       $1,217       $  888       $1,806
Gross realized losses on sales..............................           23        1,006          253
---------------------------------------------------------------------------------------------------

NOTE 4.  LOANS AND ALLOWANCE FOR CREDIT LOSSES

     The loan portfolio at year-end was as follows:

--------------------------------------------------------------------------------------
                                                                 1998          1997
--------------------------------------------------------------------------------------
Real estate loans:
  Construction..............................................  $  149,795    $  140,656
  Residential mortgage......................................   1,054,290     1,047,112
  Non-residential mortgage..................................     926,191       782,930
Commercial, financial and agricultural......................     808,004       754,392
Installment and credit card loans...........................     409,748       410,170
Other loans.................................................       7,853         9,179
                                                              ----------    ----------
     Total Loans............................................  $3,355,881    $3,144,439
                                                              ==========    ==========
--------------------------------------------------------------------------------------

     Most of the Company's business activity is with customers located within the respective local business areas of its subsidiary banks which encompasses parts of eastern Ohio, western Ohio, southeastern Michigan, western Pennsylvania and northern West Virginia. The Company's loan portfolio is diversified, consisting of commercial, residential, agribusiness, consumer and small business loans. No significant industry concentrations exist, and amounts related to highly leveraged transactions are not significant. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     In the normal course of business, the Company has made loans to certain directors, executive officers and their associates under terms consistent with the Company's general lending policies. Loan activity relating to these individuals for 1998 is as follows:

---------------------------------------------------------------------
Aggregate balance -- December 31, 1997......................  $49,430
New loans...................................................   23,740
Repayments..................................................  (15,770)
Other changes...............................................  (17,925)
                                                              -------
Aggregate balance -- December 31, 1998......................  $39,475
                                                              =======
---------------------------------------------------------------------

     Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.

     Activity in the allowance for credit losses was as follows:

-------------------------------------------------------------------------------------------
                                                               1998       1997       1996
-------------------------------------------------------------------------------------------
Balance at beginning of year................................  $40,376    $35,401    $33,315
Provision for credit losses.................................   24,968     10,928      7,713
Recoveries..................................................    3,872      2,759      3,495
Loans charged-off...........................................  (15,208)    (8,712)    (9,122)
                                                              -------    -------    -------
Balance at end of year......................................  $54,008    $40,376    $35,401
                                                              =======    =======    =======
-------------------------------------------------------------------------------------------

     Information regarding impaired loans is as follows:

------------------------------------------------------------------------------
                                                               1998      1997
------------------------------------------------------------------------------
Year-end impaired loans with no allowance for credit losses
  allocated.................................................  $  831    $  799
Year-end impaired loans with allowance for credit losses
  allocated.................................................   7,861     7,287
Year-end allowance for credit losses allocated to impaired
  loans.....................................................   3,299     1,530
Average investment in impaired loans during the year........  11,077     9,070
Cash-basis interest income recognized during the year.......     847       248
------------------------------------------------------------------------------

NOTE 5.  PREMISES AND EQUIPMENT

     Premises and equipment as of year-end are summarized as follows:

------------------------------------------------------------------------------------------
                                                                     1998           1997
------------------------------------------------------------------------------------------
Land, buildings and improvements............................       $ 89,950       $ 95,668
Equipment, furniture and fixtures...........................         77,367         75,809
Construction in process.....................................          3,399          1,670
                                                                   --------       --------
     Total premises and equipment...........................        170,716        173,147
Less accumulated depreciation and amortization..............        (84,750)       (80,465)
                                                                   --------       --------
Premises and equipment, net.................................       $ 85,966       $ 92,682
                                                                   ========       ========
------------------------------------------------------------------------------------------

     Included in the above are buildings, land and land improvements which secure a capitalized lease with a cost of $5,386, less accumulated amortization and depreciation of $3,810 and $3,549 at December 31, 1998 and 1997. Substantially all of the property recorded under capital leases relates to transactions with Bancsites, Inc., a former subsidiary, which the Company continues to significantly influence through common shareholders and management. The capital lease premises represent thirteen branch bank facilities owned by Bancsites and leased to the Company under long-term lease agreements entered into in the normal course of business and under terms no more favorable than those prevailing in the marketplace. Lease payments to Bancsites, Inc. under capital leases amounted to $444 in 1998, $496 in 1997, and $537 in 1996. Rental payments for land are treated as operating lease expense. Rent expense amounted to $2,653 in 1998, $2,261 in 1997 and $2,239 in 1996.

NOTE 6.  INTEREST-BEARING DEPOSITS

     Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at year-end:

----------------------------------------------------------------------------------------------
                                                                      1998             1997
----------------------------------------------------------------------------------------------
Interest-bearing demand.....................................       $  336,693       $  432,488
Savings.....................................................        1,011,656          831,433
Time
  In denominations under $100,000...........................        1,541,899        1,560,154
  In denominations of $100,000 or more......................          458,927          424,357
                                                                   ----------       ----------
     Total interest-bearing deposits........................       $3,349,175       $3,248,432
                                                                   ==========       ==========
----------------------------------------------------------------------------------------------

     At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

-----------------------------------------------------------------------------
1999........................................................       $1,487,526
2000........................................................          359,392
2001........................................................           95,075
2002........................................................           31,850
2003 and thereafter.........................................           26,983
                                                                   ----------
                                                                   $2,000,826
                                                                   ==========
-----------------------------------------------------------------------------

NOTE 7.  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND FEDERAL FUNDS PURCHASED

     The Company has retail repurchase agreements with customers within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by the banks and held in their safekeeping accounts at independent correspondent banks. The Company also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The exact same securities are returned to the Company at the maturity of the agreements. The following table summarizes certain information relative to these borrowings.

----------------------------------------------------------------------------------------
                                                                  1998          1997
----------------------------------------------------------------------------------------
Outstanding at year-end.....................................    $207,458    $182,362
Weighted average interest rate at year end..................        4.43%       4.95 %
Maximum amount outstanding as of any month-end..............    $231,453    $268,320
Average amount outstanding..................................     206,234     211,228
Approximate weighted average interest rate during the
  year......................................................        4.64%       4.95 %
----------------------------------------------------------------------------------------

NOTE 8.  DEBT AND FEDERAL HOME LOAN BANK ADVANCES

     The Company's debt and Federal Home Loan Bank ("FHLB") advances are comprised of the following at year-end:

---------------------------------------------------------------------------------
                                                                1998       1997
---------------------------------------------------------------------------------
Short-term borrowings under bank line of credit.............  $ 30,000   $ 15,000
Borrowings under FHLB lines of credit at weighted interest
  rate of 5.30% and 5.98% in 1998 and 1997..................   244,297    238,682
Capital lease obligations...................................     2,184      2,481
Subordinated note 7.08%, due January 2008...................    50,000         --
Obligated mandatorily redeemable capital securities of
  subsidiary trust, interest at 10.20%, due June 2027.......    23,600     27,500
Other items.................................................     7,690      2,032
                                                              --------   --------
     Total..................................................  $357,771   $285,695
                                                              ========   ========
---------------------------------------------------------------------------------

     FHLB advances are collateralized by all shares of FHLB stock owned by subsidiary banks and by 100% of subsidiary banks' qualified mortgage loans. Based on the carrying amount of FHLB stock owned by subsidiary banks, total FHLB advances are limited to approximately $482,440, subject to the ability to pledge qualified residential mortgage loans. At December 31, 1998, required annual principal payments on FHLB advances were as follows:

----------------------------------------------------------------------
1999........................................................  $ 47,752
2000........................................................    13,506
2001........................................................    10,523
2002........................................................    18,555
2003 and thereafter.........................................   153,961
                                                              --------
                                                              $244,297
                                                              ========
----------------------------------------------------------------------

     On December 31, 1996, the Company entered into a short-term bank line of credit with a financial institution which enabled the Company to borrow up to $20,000 through December 31, 1997. The agreement was renewed in December, 1997 and permitted the Company to borrow up to $25,000 through December 31, 1998. In December, 1998, the agreement was renewed allowing the Company to borrow up to $30,000 through November 30, 1999. The Company is in the process of renegotiating the agreement with the financial institution that currently maintains the line of credit to increase the commitment to $75,000. Interest on advances taken on the facility is accrued at either the financial institution's prime rate, a formula based on the London Interbank Offering Rate, or a formula based on the Federal Funds rate. The Company may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for an annual fee of .1875% on the average unused portion of the credit facility. The agreement also contains covenants which require the Company, among other things, to maintain minimum tangible net worth, as defined, of $305,000, maintain specified minimum capital ratios, and not permit non-performing assets to total loans and non-performing assets to total capital ratios to exceed specified maximums. The average amount outstanding under the agreement was $7,584 in 1998, with an average interest rate of 5.86%.

     During 1997, MACT, in a private placement, issued $27,500 of 10.20% capital securities through a wholly-owned special purpose subsidiary. The Company's obligated mandatorily redeemable capital securities may be redeemed by the Company prior to their mandatory June 1, 2027 redemption date commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value. In 1998, the Company retired securities with a face value of $2,900 at a premium of 15.9%, or $460. The Company's mandatorily redeemable capital securities are considered to be Tier I capital.

     On January 16, 1998, Mid Am issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt is considered Tier II capital.

NOTE 9.  INCOME TAXES

     The provision for income taxes consists of the following:

--------------------------------------------------------------------------------------------
                                                                1998       1997       1996
--------------------------------------------------------------------------------------------
Current:
  Federal...................................................  $ 21,041    $30,347    $25,769
  State and local...........................................       267        220         --
                                                              --------    -------    -------
                                                                21,308     30,567     25,769
Deferred:
  Federal...................................................   (12,350)    (2,744)    (1,405)
  State and local...........................................      (104)       (73)        --
                                                              --------    -------    -------
                                                               (12,454)    (2,817)    (1,405)
                                                              --------    -------    -------
Total provision for income taxes............................  $  8,854    $27,750    $24,364
                                                              ========    =======    =======
--------------------------------------------------------------------------------------------

     The sources of gross deferred tax assets and liabilities were as follows at year end:

---------------------------------------------------------------------------------------------
                                                                1998        1997       1996
---------------------------------------------------------------------------------------------
Items giving rise to deferred tax assets:
  Allowance for loan losses in excess of tax reserve........  $ 15,551    $ 10,154    $ 8,215
  Merger, integration and restructuring expense.............     6,854         176        155
  Deferred compensation.....................................     2,008       1,373      1,064
  Other.....................................................     4,862       3,218      2,271
                                                              --------    --------    -------
                                                                29,275      14,921     11,705
                                                              --------    --------    -------
Items giving rise to deferred tax liabilities:
  Depreciation..............................................    (2,598)     (2,742)    (3,031)
  FHLB stock dividends......................................    (3,089)     (2,394)    (1,809)
  Mortgage servicing rights.................................    (3,452)     (2,288)    (1,486)
  Unrealized gain on securities available for sale..........    (3,312)     (3,773)      (228)
  Other.....................................................    (1,726)     (1,409)    (2,112)
                                                              --------    --------    -------
                                                               (14,177)    (12,606)    (8,666)
                                                              --------    --------    -------
     Net deferred tax asset.................................  $ 15,098    $  2,315    $ 3,039
                                                              ========    ========    =======
---------------------------------------------------------------------------------------------

     The Company has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

     Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

-------------------------------------------------------------------------------------------------------------
                                                              1998               1997               1996
                                                         ---------------    ---------------    --------------
                                                                    Tax                Tax               Tax
                                                         Amount    Rate     Amount    Rate     Amount    Rate
-------------------------------------------------------------------------------------------------------------
Income tax expense based upon the federal statutory
  rate on income before income taxes...................  $ 9,331    35.0%   $30,475    35.0%   $27,130   35.0%
Tax exempt income......................................   (3,024)  (11.3)    (3,096)   (3.6)    (3,096)  (4.0)
Non-deductible merger and restructuring costs..........    2,966    11.1         --      --         --     --
Other..................................................     (419)   (1.6)       371     0.5        330    0.4
                                                         -------   -----    -------   -----    -------   ----
                                                         $ 8,854    33.2%   $27,750    31.9%   $24,364   31.4%
                                                         =======   =====    =======   =====    =======   ====
-------------------------------------------------------------------------------------------------------------

     Tax expense (benefit) attributable to securities gains and losses totaled $418, ($43) and $544 in 1998, 1997 and 1996.

NOTE 10.  EARNINGS PER SHARE

     Earnings per share amounts reflect the implementation of SFAS No. 128, "Earnings per Share." SFAS 128 established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

-----------------------------------------------------------------------------------------------
                                                         1998           1997           1996
-----------------------------------------------------------------------------------------------
NUMERATOR
  Net income........................................  $    17,808    $    59,320    $    53,150
  Less: Preferred stock dividends...................           --           (605)        (2,407)
                                                      -----------    -----------    -----------
     Net income available to common shareholders
       (basic)......................................       17,808         58,715         50,743
  Effect of dilutive securities:
  Convertible preferred stock.......................           --            605          2,407
                                                      -----------    -----------    -----------
     Net income (diluted)...........................  $    17,808    $    59,320    $    53,150
                                                      ===========    ===========    ===========
DENOMINATOR:
  Weighted-average common shares outstanding
     (basic)........................................   45,124,000     45,402,000     44,510,000
  Exercise of options...............................      562,000        355,000        253,000
  Convertible preferred stock.......................           --        942,000      3,049,000
                                                      -----------    -----------    -----------
  Weighted-average common shares outstanding
     (diluted)......................................   45,686,000     46,699,000     47,812,000
                                                      ===========    ===========    ===========
EARNINGS PER SHARE:
  Basic.............................................  $      0.39    $      1.29    $      1.14
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.39    $      1.27    $      1.11
                                                      ===========    ===========    ===========
-----------------------------------------------------------------------------------------------

     The Company's Board of Directors declared a two-for-one stock split payable June 1, 1998 to shareholders of record May 12, 1998. In addition, the Company declared 10% stock dividends in each year presented. All share and per share data have been retroactively adjusted to reflect the mergers discussed in Note 2, stock dividends and splits.

NOTE 11.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table shows carrying values and the related estimated fair values of financial instruments at year-end. Items that are not financial instruments are not included.

-------------------------------------------------------------------------------------------------
                                                    1998                          1997
                                         --------------------------    --------------------------
                                          Carrying       Estimated      Carrying       Estimated
                                           Amounts      Fair Value       Amounts      Fair Value
-------------------------------------------------------------------------------------------------
Cash and due from banks................  $   165,946    $   165,946    $   153,336    $   153,336
Interest-bearing deposits with other
  financial institutions...............        9,851          9,851          7,051          7,051
Federal funds sold.....................       26,024         26,024         39,726         39,726
Securities available for sale..........      996,426        996,426        961,199        961,199
Securities held to maturity............           --             --         87,207         88,018
Loans held for sale and loans, net of
  the allowance for credit losses......    3,379,344      3,410,182      3,123,377      3,115,359
Accrued interest receivable............       29,450         29,450         30,078         30,078
Deposits...............................   (3,832,662)    (3,847,687)    (3,662,941)    (3,685,743)
Securities sold under repurchase
  agreements and federal funds
  purchased............................     (207,458)      (207,458)      (182,362)      (182,362)
Debt and FHLB advances.................     (355,587)      (367,140)      (283,214)      (289,572)
Accrued interest payable...............      (11,747)       (11,747)       (12,105)       (12,105)
-------------------------------------------------------------------------------------------------

     For purposes of the above disclosures of estimated fair value, the following assumptions were used: the carrying values for cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and accrued interest were considered to approximate fair value; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate the Company would charge for similar loans at December 31, 1998 and 1997, applied over estimated payment periods; the estimated fair value for demand and savings deposits and securities sold under repurchase agreements was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate the Company would pay on such obligations at December 31, 1998 and 1997, applied for the time period until maturity. The capital lease obligations of $2,184 and $2,481 at December 31, 1998 and 1997 are not included in the fair value disclosures. The estimated fair value of commitments was not material.

     While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if the Company had disposed of such items at December 31, 1998 or 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998 and 1997 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Company that are not defined as financial instruments were not included in the above disclosures, such as property and equipment. In addition, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, customer goodwill, and similar items.

NOTE 12.  OTHER INCOME AND OTHER EXPENSE

     The following is a summary of other income and other expense:

----------------------------------------------------------------------------------------------------
                                                                  1998          1997          1996
----------------------------------------------------------------------------------------------------
OTHER INCOME
  International department fees...........................       $   965       $   978       $ 1,011
  Gain on sale of credit card accounts....................            --            --         4,568
  Gain on sale of deposits and branch offices.............            --         8,703            --
  Net gains on sales of other loans.......................           732           976           395
  Other...................................................        16,217        12,980        10,463
                                                                 -------       -------       -------
     Total other income...................................       $17,914       $23,637       $16,437
                                                                 =======       =======       =======
OTHER OPERATING EXPENSE
  Brokerage commissions...................................       $ 6,209       $ 3,597       $ 5,604
  FDIC insurance..........................................           706           714         5,573
  State franchise taxes...................................         4,717         4,547         4,426
  Printing and supplies...................................         3,844         3,853         3,952
  Legal and other professional fees.......................         7,294         5,767         3,908
  Telephone...............................................         4,912         4,367         4,242
  Amortization of intangible assets.......................         2,743         2,957         2,442
  Other...................................................        28,101        26,672        24,654
                                                                 -------       -------       -------
     Total other operating expense........................       $58,526       $52,474       $54,801
                                                                 =======       =======       =======
--------------------------------------------------------------------------------------

     The FDIC expense for the year ended December 31, 1996 includes $4,230 for a special Savings Association Insurance Fund (SAIF) assessment on deposits of the Company's subsidiaries which were acquired from thrifts.

NOTE 13.  MERGER, INTEGRATION AND RESTRUCTURING EXPENSES

     In 1998, the Company recorded charges totaling $54,487 ($38,382 after tax, or $.84 per diluted share.) The majority of the charges are associated with the merger and integration of the combined operations of Citizens Bancshares, Inc., Mid Am, Inc. and The Ohio Bank. Included in the total are severance and other employee-related costs of $18,250, valuation adjustments of property, equipment and other assets of $15,933, transaction costs of $8,311 and other merger and integration related costs of $11,994.

     Severance and other employee-related charges were incurred as part of the consolidation of ten separate banking organizations into three geographically-based banking entities and the resultant reduction of duplicate positions and as part of a process redesign applied to all business segments throughout the organization. The employee related costs resulted from the elimination of approximately 260 positions, including 26 senior management and officer positions. Prior to December 31, 1998, approximately 40% of employee-related expenses were paid. The remaining expenses are expected to be paid and the remaining position reductions completed during the first and second quarters of 1999.

     Asset valuation adjustments were comprised of charges to reflect at fair value redundant premises and equipment to be disposed of and related intangible assets; to reflect the impairment of premises for which there has been a significant change in the extent or manner of use; and to reflect the impairment of intangible assets. Fair values for significant assets were determined by professional appraisal. Premises and equipment to be disposed of had a carrying value of $1,902 at year-end 1998, after valuation adjustments of $1,980. These dispositions, substantially all of which are in the community banking segment, are expected to be accomplished during 1999. The assets associated with the remaining valuation adjustments were primarily in the community banking subsidiaries. The charges for these valuation allowances are aggregated with other merger, integration and restructuring expenses and are reflected in the parent and other segment for line of business reporting purposes (See Note 20) as part of the Company-wide reorganization.

     Charges of $1,603 in 1997 related to branch and other acquisitions and $838 in 1996 related to a community bank acquisition.

NOTE 14.  EMPLOYEE BENEFITS

     The Company maintains two plans which management intends to be the Company's primary ongoing retirement plans, as well as a supplemental retirement plan for certain individuals. In 1998, 1997 and 1996, employees of the former Mid Am, Inc. and its affiliates were eligible to participate in these plans. Beginning in 1999, all employees of the Company will be eligible to participate.

     Employee Stock Ownership and Savings Plan: The plan provides for annual contributions by the Company based upon its income (as defined by the plan) after providing for a specified return on shareholders' equity. Under the 401(k) portion of the Plan, employees may contribute a percentage of their eligible compensation with a Company match of such contributions up to a maximum match of three percent. Employees may contribute to this plan upon employment. Employer matching provisions commence after the employees have completed twelve months of service. At year end 1998, the plan held 1,094,848 shares of Company stock.

     Employee Stock Ownership Pension Plan: Under this plan, the Company also sponsors an Employee Stock Ownership Pension Plan which provides for an annual employer contribution equal to 6% of eligible employees' annual compensation. At year end 1998, the plan held 637,501 shares of Company stock.

     Supplemental Retirement Plan: This plan replaces retirement benefits eliminated under the Company's qualified retirement plans because of eligible compensation limitations under current tax law. The Company contributes authorized shares of its common stock to a trust established to hold the shares on behalf of participating employees. The Company's contribution under the plan is determined by multiplying the excess of employees' compensation over the established limitation by the contribution level established by the Board of Directors for the Company's qualified plans (12% in each year presented). The funding of shares typically occurs in January of the succeeding year.

     Expense relating to these plans totaled $4,726, $3,593 and $2,762 in 1998, 1997 and 1996.

     Pension Plans: Citizens and Century maintained defined benefit pension plans covering certain employees. Retirement benefits are based primarily on years of service and compensation rates near retirement. Employees became eligible to participate in the plans after meeting certain service requirements and became fully vested in the benefits after five years of service. Citizens' funding policy was to contribute the maximum amount deductible for federal income tax purposes. Citizens' board of directors froze all future benefits effective December 31, 1998. The benefit obligation, pension expense and accrued pension liability and are not material in any period presented.

     A summary of the other retirement plans of merged affiliates follows. Management intends to either terminate these plans, merge them into an ongoing plan or otherwise eliminate the plans.

     Profit Sharing and 401(k) Plans: Citizens, Ohio Bank, UniBank and CFC maintained defined contribution profit sharing plans in which substantially all employees, other than employees of Freedom Express, Inc., participated. Amounts contributed to the plan were determined annually by the Board of Directors. In addition, Ohio Bank's plan allowed employee contributions, 50% of which were matched by the Bank up to a maximum of 6% of the participant's compensation. Expense under the plans totaled $1,776, $2,421 and $2,172 in 1998, 1997 and 1996.

     Postretirement Health Insurance Benefits: Citizens continues to pay health insurance premiums for certain employees after retirement. Citizens accrued the cost of retirees' health and other postretirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

     Employee Stock Ownership Plan: Citizens maintained an Employee Stock Ownership Plan (ESOP) for substantially all employees. Corporate contributions to the plan were discretionary and determined annually by the Board of Directors. Acquisitions of common shares by the ESOP were funded through borrowings with unrelated financial institutions with the common shares purchased serving as collateral for the related loans. Loans outstanding, totaling $325, were repaid in 1998 in conjunction with the merger to form Sky. The plan held a total of 107,294 shares at year-end 1998 and 1997, all of which were allocated or committed to be released at year-end 1998. Expenses associated with the ESOP were not material.

NOTE 15.  STOCK OPTIONS

     Options to buy stock have been granted to directors, officers and employees under various stock option plans. The Sky Financial Group, Inc. 1998 Stock Option Plan for Employees and the Sky Financial Group, Inc. Amended and Restated Stock Option Plan for Nonemployee Directors were approved by the Company's shareholders in 1998. Under these plans, options may be granted to buy a maximum of 2.9 million common shares, or 7.5% of the Company's issued and outstanding common shares at the time of its merger with Mid Am. Options expire 10 years after the date of grant and are issued at an option price no less than the market price of the Company's stock on the date of grant. Certain individuals, including directors, may also elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Vesting of options granted to directors is determined at the time of grant. Options granted to officers and other key employees are generally exercisable at 40% after two years and in annual 20% increments thereafter, except for options received in lieu of salary, which are immediately exercisable.

     The Company's stock option plan in place prior to its merger with Mid Am, as well as plans of Mid Am and Century, were frozen in 1998 and no further options may be granted under these plans. Vesting of options granted under these plans was determined at the time of grant, generally 3 to 5 years after the grant date.

     A summary of the activity in the plans is as follows.

-----------------------------------------------------------------------------------------------------
                                           1998                   1997                   1996
                                   --------------------   --------------------   --------------------
                                               Weighted               Weighted               Weighted
                                               Average                Average                Average
                                               Exercise               Exercise               Exercise
                                    Shares      Price      Shares      Price      Shares      Price
-----------------------------------------------------------------------------------------------------
Outstanding at beginning of
  year...........................  1,869,344    $15.06    1,586,489    $12.85    1,432,573    $12.28
Granted..........................  1,305,804     28.06      477,396     20.85      212,620     16.20
Exercised........................   (186,054)    12.40     (174,611)    10.68      (38,170)    11.00
Forfeited........................    (43,911)    21.30      (19,930)    15.20      (20,534)    13.03
                                   ---------    ------    ---------    ------    ---------    ------
Outstanding at end of year.......  2,945,183    $20.95    1,869,344    $15.06    1,586,489    $12.85
                                   =========    ======    =========    ======    =========    ======
Options exercisable at
  year-end.......................  1,832,482    $17.45    1,230,858    $13.40    1,144,947    $11.89
Weighted average fair value of
  options granted during year....               $ 5.94                 $ 3.06                 $ 2.60
-----------------------------------------------------------------------------------------------------

     Options outstanding at year-end 1998 were as follows.

--------------------------------------------------------------------------------------------------
                                                       Outstanding                Exercisable
                                               ----------------------------   --------------------
                                                           Weighted Average               Weighted
                  Range of                                    Remaining                   Average
                  Exercise                                   Contractual                  Exercise
                   Prices                       Number      Life (Months)      Number      Price
--------------------------------------------------------------------------------------------------
$ 5 to $10...................................    164,415          56            164,394    $ 9.18
$10 to $15...................................    726,206          71            690,811     12.34
$15 to $20...................................    518,969          89            422,602     17.13
$20 to $25...................................    235,683         105             80,320     24.79
$25 to $30...................................  1,196,391         117            392,401     25.88
$30 to $35...................................    103,519         113             81,954     31.16
                                               ---------                      ---------
Outstanding at year-end......................  2,945,183          96          1,832,482     17.45
                                               =========                      =========
--------------------------------------------------------------------------------------------------

     Had compensation cost for stock options been measured using FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

----------------------------------------------------------------------------------------------------
                                                                  1998          1997          1996
----------------------------------------------------------------------------------------------------
Net income as reported....................................       $17,808       $59,320       $53,150
Pro forma net income......................................        15,718        57,384        52,724
Basic earnings per share as reported......................          0.39          1.29          1.14
Pro forma basic earnings per share........................          0.35          1.25          1.13
Diluted earnings per share as reported....................          0.39          1.27          1.11
Pro forma diluted earnings per share......................          0.34          1.23          1.10
----------------------------------------------------------------------------------------------------

     The pro forma effects are computed using option-pricing models, using the following weighted average assumptions as of the grant date:

--------------------------------------------------------------------------------------
                                                              1998    1997      1996
--------------------------------------------------------------------------------------
Risk-free interest rate.....................................  4.81%   6.16%   6.06 %
Expected option life (years)................................  7.00    6.89    7.25
Expected stock price volatility.............................  0.20    0.17    0.21
Dividend yield..............................................  3.24%   3.03%   3.74 %
--------------------------------------------------------------------------------------

     The Company maintains a stock appreciation rights (SAR) plan under which SARs were granted in tandem with stock options until 1998. Expense related to the SARs was $213 in 1998, $1,793 in 1997 and $222 in 1996. A summary of the activity in this plan follows:

                                    1998                   1997                   1996
                             -------------------    -------------------    -------------------
                                        Weighted               Weighted               Weighted
                                        Average                Average                Average
                                        Exercise               Exercise               Exercise
                              SARs       Price       SARs       Price       SARs       Price
----------------------------------------------------------------------------------------------
Outstanding at beginning of
  year.....................   44,123     $11.72     118,358     $10.61     111,334     $10.45
Granted....................    4,774      32.73       9,172      14.77       7,130      13.18
Exercised..................  (25,035)     10.49     (82,500)     10.45          --         --
Forfeited..................     (438)     18.08        (907)     13.37        (106)     13.18
                             -------     ------     -------     ------     -------     ------
Outstanding at end of
  year.....................   23,424     $17.21      44,123     $11.72     118,358     $10.61
                             =======     ======     =======     ======     =======     ======
----------------------------------------------------------------------------------------------

NOTE 16.  CONTINGENCIES

     The Company is involved in lawsuits and claims, which arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of the Company.

NOTE 17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers located primarily within the local business area. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit. In addition, MACC retains a portion of the credit risk on loans and leases it sells in the secondary market.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Financial instruments whose contract amounts represent credit risk at December 31 are presented below:

---------------------------------------------------------------------------------
                                                                1998       1997
---------------------------------------------------------------------------------
Commitments to extend credit................................  $620,466   $716,531
Standby letters of credit...................................    64,959     63,084
Letters of credit...........................................       692      1,734
---------------------------------------------------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from one to five years, variable interest rates tied to the prime rate and Treasury bill rates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from thirty days to seven years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds marketable securities, certificates of deposits, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

     Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting the Company's credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.

     Most of the Company's business activity is with customers located within the respective local business areas of its bank subsidiaries. However, MACC's loan and lease activities are with customers in medical and dental related fields located throughout the continental United States. Substantially all loans and leases originated by MACC are sold in the secondary market. In connection with sales of the loans and leases, MACC retains limited servicing and limited recourse liability. The servicing is limited to responsibility to collect delinquent accounts based on information provided by the purchaser of the loans and leases. A liability is established at the time each loan or lease is sold based on the fair value of the servicing liability. In addition, MACC records a liability for the estimated recourse for credit losses which is limited to an aggregate of 10% of the purchase price of the loans and leases sold. The fair value of the servicing liability and the estimated recourse liability reduce the amount of gain or increase the loss of the loans and leases sold. At December 31, 1998, the outstanding balance of loans and leases sold was $305,667. A portion of the purchase price is deferred and paid to MACC on a delayed basis. At December 31, 1998 and 1997, MACC recorded receivables of $9,191 and $4,339, respectively, for deferred sales proceeds. Changes in the liability for recourse provisions relating to sold loans and leases is as follows:

-------------------------------------------------------------------------------
                                                               1998       1997
-------------------------------------------------------------------------------
Balance at beginning of year................................  $ 3,050    $  618
Additions (reductions):
  Provision for recourse liability..........................    5,592     2,924
  Recourse claims paid......................................   (2,578)     (696)
  Recoveries of claims paid.................................      169       204
                                                              -------    ------
Balance at end of year......................................  $ 6,233    $3,050
                                                              =======    ======
-------------------------------------------------------------------------------

NOTE 18.  MORTGAGE BANKING ACTIVITIES

     The Company conducts mortgage banking operations through its banking subsidiaries. The primary activity relates to the origination and sale of fixed and variable rate residential mortgages in the secondary market. The Company usually retains the servicing of the loans it sells. Loans are primarily originated in the western Ohio, eastern Ohio, western Pennsylvania and southeastern Michigan market areas; however, the Company also has employees and agents in Kentucky, Indiana, and Colorado who also originate loans for sale in the secondary market.

     The following table summarizes information relating to the Company's mortgage banking activity as of December 31:

----------------------------------------------------------------------------------------------
                                                                      1998             1997
----------------------------------------------------------------------------------------------
Amounts held in agency accounts.............................       $   13,417       $   11,814
Amounts held in escrow accounts.............................            9,084            9,120
Mortgage banking receivables for advanced funds.............            3,000              488
Unpaid mortgage loan principal for loans serviced for
  investors.................................................        1,942,931        1,624,694
Mortgage servicing rights, net of accumulated
  amortization..............................................           10,773            6,173
Allowance for impairment of capitalized mortgage servicing
  rights....................................................              904              341
----------------------------------------------------------------------------------------------

     In 1998, 1997 and 1996, the Company sold certain servicing rights on mortgages which had an outstanding principal balance of $68,980, $96,691 and $41,038, respectively, and realized gains of $64, $446 and $351, respectively. At December 31, 1998 the Company had firm commitments for the sale of approximately $77,220 of loans held for sale. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 1998.

NOTE 19.  REGULATORY MATTERS

     Capital Maintenance Requirements

     The Company and its bank subsidiaries must observe capital guidelines established by Federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by the Company's and banks' primary regulators that could have a material effect on the Company's financial condition or results of operations. Under capital adequacy guidelines, the Company and its bank subsidiaries must meet specific quantitative measures of their assets, liabilities and certain off balance sheet items as determined under regulatory accounting practices. The Company's and banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 1998, that the Company and its banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the Company and its banks have been notified by their respective regulators that, based on the most recent regulatory examinations, each is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating the Company and its banks under Tier I, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the Company's or banks' well capitalized categorizations.

     The Company's and its significant banks' capital ratios are presented in the following table:

---------------------------------------------------------------------------------------------------------------
                                                                      Minimum               Required to be
                                                                   Required for            Well Capitalized
                                                                      Capital                Under Prompt
                                                                     Adequacy              Corrective Action
                                               Actual                Purposes                 Regulations
                                          -----------------      -----------------      -----------------------
          December 31, 1998                Amount     Ratio       Amount     Ratio       Amount        Ratio
---------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
  Company.............................    $450,025    11.6%      $311,490     8.0%      $389,363    10.0%
  Mid Am Bank.........................      90,859    10.2         71,337     8.0         89,172    10.0
  Citizens............................     123,750    10.5         94,432     8.0        118,040    10.0
  Ohio Bank...........................      94,917    10.5         72,161     8.0         90,201    10.0
  First National......................      43,975    10.2         34,523     8.0         43,154    10.0
Tier 1 capital to risk-weighted assets
  Company.............................    $345,122     8.9%      $155,745     4.0%      $233,618     6.0%
  Mid Am Bank.........................      69,713     7.8         35,669     4.0         53,503     6.0
  Citizens............................      98,995     8.4         47,216     4.0         70,824     6.0
  Ohio Bank...........................      73,642     8.2         36,081     4.0         54,121     6.0
  First National......................      32,581     7.5         17,262     4.0         25,892     6.0
Tier 1 capital to average assets
  Company.............................    $345,122     7.2%      $191,927     4.0%      $239,909     5.0%
  Mid Am Bank.........................      69,713     6.9         40,351     4.0         50,438     5.0
  Citizens............................      98,995     5.5         72,128     4.0         90,160     5.0
  Ohio Bank...........................      73,642     6.0         49,234     4.0         61,543     5.0
  First National......................      32,581     6.0         21,750     4.0         27,187     5.0
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                      Minimum            Required to be
                                                                   Required for         Well Capitalized
                                                                      Capital             Under Prompt
                                                                     Adequacy           Corrective Action
                                               Actual                Purposes              Regulations
                                          -----------------      -----------------      -----------------
          December 31, 1997                Amount     Ratio       Amount     Ratio       Amount        Ratio
---------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
  Company.............................    $428,320    12.4%      $275,380     8.0%      $344,225    10.0%
  Mid Am Bank.........................      80,841    10.6         60,832     8.0         76,041    10.0
  Citizens............................      67,512    10.9         49,647     8.0         62,059    10.0
  Ohio Bank...........................      50,066    11.8         33,853     8.0         42,316    10.0
  First National......................      44,269    11.0         32,271     8.0         40,338    10.0
Tier 1 capital to risk-weighted assets
  Company.............................    $389,190    11.3%      $137,690     4.0%      $206,535     6.0%
  Mid Am Bank.........................      72,738     9.6         30,416     4.0         45,624     6.0
  Citizens............................      59,701     9.6         24,824     4.0         37,236     6.0
  Ohio Bank...........................      45,591    10.8         16,926     4.0         25,390     6.0
  First National......................      41,308    10.2         16,135     4.0         24,203     6.0
Tier 1 capital to average assets
  Company.............................    $389,190     8.8%      $177,653     4.0%      $222,066     5.0%
  Mid Am Bank.........................      72,738     8.0         36,259     4.0         45,324     5.0
  Citizens............................      59,701     5.9         40,613     4.0         50,766     5.0
  Ohio Bank...........................      45,591     8.1         22,419     4.0         28,024     5.0
  First National......................      41,308     7.7         21,437     4.0         26,796     5.0
---------------------------------------------------------------------------------------------------------------

     Restrictions on Subsidiary Dividends

     Dividends paid by the Company are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of its banking subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required in order to pay dividends in excess of the bank subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1996. As of December 31, 1998, $15,586 was available for distribution to the Company as dividends without prior regulatory approval.

NOTE 20.  LINE OF BUSINESS REPORTING

     The Company manages and operates two major lines of business: Community Banking and Financial Service Affiliates. Community Banking includes lending and related services to businesses and consumers, mortgage banking, deposit-gathering and institutional trust services. Financial Service Affiliates consist of non-banking companies engaged in commercial finance lending and leasing, broker/dealer operations, non-conforming mortgage lending, collection activities, wealth management and other financial related services. The business lines are identified by the entities through which the product or service is delivered.

     The reported line of business results reflect the underlying core operating performance within the business units. Parent and Other is comprised of the parent company and several smaller business units. It includes the net funding cost of the parent company and intercompany eliminations. Expenses for centrally provided services and support are fully allocated based principally upon estimated usage of services. All significant non-recurring items of income and expense company-wide are included in

Parent and Other. Substantially all of the Company's assets are part of the Community Banking line of business. Prior periods have been presented to conform with current reporting methodologies. Selected segment information is included in the following table.

--------------------------------------------------------------------------------------------------------
                                                           Financial
                                           Community        Service          Parent         Consolidated
                                            Banking        Affiliates       and Other          Total
--------------------------------------------------------------------------------------------------------
1998
Net interest income.................       $190,212         $ 1,271         $ (4,359)         $187,124
Provision for loan losses...........          8,833             152           15,983            24,968
                                           --------         -------         --------          --------
Net interest income after
  provision.........................        181,379           1,119          (20,342)          162,156
Non-interest income.................         56,656          40,275              283            97,214
Non-interest expense................        140,049          39,719           52,940           232,708
                                           --------         -------         --------          --------
Income (loss) before income taxes...         97,986           1,675          (72,999)           26,662
Income tax expense (benefit)........         30,777             697          (22,620)            8,854
                                           --------         -------         --------          --------
Net income (loss)...................       $ 67,209         $   978         $(50,379)         $ 17,808
                                           ========         =======         ========          ========
1997
Net interest income.................       $180,582         $   812         $   (780)         $180,614
Provision for loan losses...........          8,290              38            2,600            10,928
                                           --------         -------         --------          --------
Net interest income after
  provision.........................        172,292             774           (3,380)          169,686
Non-interest income.................         47,129          27,887            7,151            82,167
Non-interest expense................        135,186          27,718            1,879           164,783
                                           --------         -------         --------          --------
Income (loss) before income taxes...         84,235             943            1,892            87,070
Income tax expense (benefit)........         26,545             534              671            27,750
                                           --------         -------         --------          --------
Net income (loss)...................       $ 57,690         $   409         $  1,221          $ 59,320
                                           ========         =======         ========          ========
1996
Net interest income.................       $170,787         $   175         $  1,152          $172,114
Provision for loan losses...........          7,713              --               --             7,713
                                           --------         -------         --------          --------
Net interest income after
  provision.........................        163,074             175            1,152           164,401
Non-interest income.................         41,107          16,846            4,291            62,244
Non-interest expense................        126,885          17,499            4,747           149,131
                                           --------         -------         --------          --------
Income (loss) before income taxes...         77,296            (478)             696            77,514
Income tax expense (benefit)........         24,173            (127)             318            24,364
                                           --------         -------         --------          --------
Net income (loss)...................       $ 53,123         $  (351)        $    378          $ 53,150
                                           ========         =======         ========          ========
--------------------------------------------------------------------------------------------------------

NOTE 21.  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

CONDENSED PARENT COMPANY BALANCE SHEETS

----------------------------------------------------------------------------------
                                                                1998        1997
----------------------------------------------------------------------------------
ASSETS
  Cash and due from banks...................................  $  2,374    $  9,598
  Securities available for sale.............................    28,954      12,931
  Investment in bank subsidiaries...........................   307,527     353,653
  Investment in nonbank subsidiaries........................    29,522      26,763
  Receivable from subsidiaries..............................    73,334      22,800
  Bank premises and equipment...............................     8,442       8,729
  Other assets..............................................    27,954       4,247
                                                              --------    --------
     Total assets...........................................  $478,107    $438,721
                                                              ========    ========
LIABILITIES
  Debt......................................................  $111,851    $ 43,351
  Other liabilities.........................................    22,414       8,092
                                                              --------    --------
     Total liabilities......................................   134,265      51,443
SHAREHOLDERS' EQUITY........................................   343,842     387,278
                                                              --------    --------
     Total liabilities and shareholders' equity.............  $478,107    $438,721
                                                              ========    ========
----------------------------------------------------------------------------------

CONDENSED PARENT COMPANY STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------
                                                                1998       1997       1996
--------------------------------------------------------------------------------------------
INCOME
  Dividends from bank subsidiaries..........................  $ 85,506    $56,374    $37,264
  Dividends from nonbank subsidiaries.......................     3,150      2,685         --
  Management fees...........................................     9,392      8,782      7,190
  Other interest and dividend income........................     2,233      1,182        613
                                                              --------    -------    -------
     Total income...........................................   100,281     69,023     45,067
                                                              --------    -------    -------
EXPENSES
  Interest expense..........................................     6,979      2,419         14
  Salaries and employee benefits............................     8,773      9,190      6,226
  Net occupancy expense.....................................     1,260      1,009        683
  Merger, integration and restructuring expense.............    20,063         --         --
  Other expense.............................................     4,522      4,024      3,588
                                                              --------    -------    -------
     Total expenses.........................................    41,597     16,642     10,511
                                                              --------    -------    -------
Income Before Income Taxes and Equity in Undistributed Net
  Income of Subsidiaries....................................    58,684     52,381     34,556
Income Tax Benefit..........................................     8,567      2,384        826
                                                              --------    -------    -------
Income Before Equity in Undistributed Net Income of
  Subsidiaries..............................................    67,251     54,765     35,382
Equity in Undistributed Net Income of Bank Subsidiaries.....   (47,154)     5,631     17,141
Equity in Undistributed Net Income of Nonbank
  Subsidiaries..............................................    (2,289)    (1,076)       627
                                                              --------    -------    -------
Net Income..................................................  $ 17,808    $59,320    $53,150
                                                              ========    =======    =======
Net Income Available to Common Shareholders.................  $ 17,808    $58,715    $50,743
                                                              ========    =======    =======
--------------------------------------------------------------------------------------------

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
                                                                1998        1997        1996
----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income................................................  $ 17,808    $ 59,320    $ 53,150
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Equity in undistributed net income of bank
       subsidiaries.........................................    47,154      (5,631)    (17,141)
     Equity in undistributed net income of nonbank
       subsidiaries.........................................     2,289       1,076        (627)
     Depreciation and amortization..........................       845         486         269
     (Gain) loss on sale of assets..........................       (99)         --          --
     Change in other assets and liabilities.................   (47,768)      2,426        (410)
                                                              --------    --------    --------
       Net cash from operating activities...................    20,229      57,677      35,241
                                                              --------    --------    --------
INVESTING ACTIVITIES
  Capital contributions to bank subsidiaries................      (800)     (2,100)         --
  Capital contributions to nonbank subsidiaries.............    (4,300)     (9,503)     (1,707)
  Loan to subsidiary........................................   (11,700)    (12,800)    (10,000)
  Net loan payments.........................................     9,406           7         282
  Proceeds from sale of securities available for sale.......     7,255          --          34
  Purchases of securities available for sale................   (26,048)     (6,576)       (851)
  Proceeds from maturities of securities held to maturity...     1,190       1,531       1,355
  Purchase of securities held to maturity...................    (1,210)     (1,541)     (1,493)
  Purchases of life insurance contracts.....................   (18,350)         --          --
  Proceeds from sales of premises and equipment.............         4          39          30
  Purchases of bank premises and equipment..................      (516)     (5,851)     (2,581)
                                                              --------    --------    --------
       Net cash from investing activities...................   (45,069)    (36,794)    (14,931)
                                                              --------    --------    --------
FINANCING ACTIVITIES
  Proceeds from issuance of debt............................    90,000      62,851          --
  Repayment of debt.........................................   (21,500)    (19,500)         --
  Preferred stock retired...................................        --     (21,801)         --
  Pre-merger acquisition of pooled affiliate common stock...        --          --      (1,127)
  Proceeds from issuance of common stock....................     2,363       1,368         412
  Cash dividends and fractional shares paid.................   (21,471)    (25,249)    (23,404)
  Treasury stock purchases..................................   (32,067)    (10,217)    (11,020)
  Other items...............................................       291      (1,115)         79
                                                              --------    --------    --------
       Net cash from financing activities...................    17,616     (13,663)    (35,060)
                                                              --------    --------    --------
Net Change in Cash and Due From Banks.......................    (7,224)      7,220     (14,750)
Cash and Due From Banks at Beginning of Year................     9,598       2,378      17,128
                                                              --------    --------    --------
Cash and Due From Banks at End of Year......................  $  2,374    $  9,598    $  2,378
                                                              ========    ========    ========
----------------------------------------------------------------------------------------------