Form 10-K405/A, Exhibit 13
period 1998-12-31
SKY FINANCIAL GROUP INC
filed 1999-05-13
CIK 855876

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
                                            =======   =======   =======   =======   =======   =======
-----------------------------------------------------------------------------------------------------

PROVISION FOR CREDIT LOSSES


     The provision for credit losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management's assessment of the estimated probable credit losses inherent in the Company's loan portfolio which have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses, and the Company recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Company maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan-portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio-loss reserves.



     The provision for credit losses expense for 1998 was $24,968 compared with $10,928 for 1997 and $7,713 in 1996. The increase in the provision for credit losses expense in 1998 was attributable to an increase in net loan charge-offs, the recognition of changes in current risk factors and the Company's application of its allowance for credit losses methodology (see discussion under "Summary of Credit Loss Experience"). The allowance for credit losses increased $13,632 in 1998 after increasing $4,975 in 1997. Net charge-offs increased $5,383 in 1998 and $326 in 1997. The increases in both the allowance and net charge-offs were primarily in merged banks. The Company estimates that additional provisions for credit losses in merged banks was $16,000 in 1998 and $2,600 in 1997.

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
---------------------------------------------------------------------------------------------------------


    The Company maintains an allowance for credit losses at a level adequate to absorb management's estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance.

    The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans, loss factors are applied based on internal risk grades of these loans. For residential real estate, installment, credit card and other loans, loss factors are applied on a portfolio basis. Loss factors are based on peer and industry loss data compared to the Company's historical loss experience, and are reviewed for correction on a quarterly basis, along with other factors affecting the collectability of the loan portfolio.

    Specific allowances are established for all criticized and classified loans, where management has determined that, due to identified significant conditions, the probability that a loss has been incurred exceeds the general allowance loss factor determination for those loans.

    The unallocated allowance both recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management's evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends, recent loss experience, bank regulatory examination results, and internal loan review examination findings.

    At December 31, 1998, the allowance for credit losses was $54,008, or 1.61% of total loans outstanding, and 432% of total non-performing loans, compared to an allowance at December 31, 1997 of $40,376, or 1.28% of total loans outstanding and 348% of total non-performing loans. At year-end 1998, the allocated portion of the allowance for credit losses was $38,794 compared with $20,302 at year-end 1997. The increase of $18,492 resulted primarily from adjusting and extending loss factors for components of each segment within the loan portfolio. These adjustments mainly applied to banks merged during 1998. Additional factors contributing to the increase in the allocated allowance include overall growth in total loans of 6.7%, an increased concentration in commercial real estate loans (27.6% of total loans at year-end 1998, compared to 24.9% at year-end 1997), the impact of the downturn in the agribusiness industry, and non-performing loan levels, which remained constant after 1998 charge-offs greater than historical levels. At year-end 1998, the unallocated portion of the allowance for credit losses was $15,214 compared with $20,074 at year-end 1997. The decrease of $4,860 was primarily attributable to reduced estimation risk related to the adjustment of loss factors which increased the allocated portion of the allowance.

    Non-performing loans, at year-end 1998, totaled $13,841, or .37% of total loans outstanding compared with $12,361 or .37% of total loans outstanding at year-end 1997. While non-performing loans have remained relatively stable, net loan charge-offs increased in 1998 to $11,336, or .35% of average total loans, compared with $5,593, or .19% of total loans, in 1997. The increase in loan charge-offs was mainly in banks merged in 1998 and primarily in the commercial real estate and commercial agricultural loan portfolios which increased during the year.

    At December 31, 1998, average annual net charge-offs for the past three years were .25% of average loans compared with .22% at December 31, 1997. Based on these averages for net charge-offs, the allowance for credit losses represented 6.5 years of net credit losses at December 31, 1998 and 5.9 years of net credit losses at December 31, 1997. Historical net charge-offs may not be indicative of losses realized in the future.

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