Form 10-K, Exhibit 13
period 1999-12-31
SKY FINANCIAL GROUP INC
filed 2000-03-23
CIK 855876

EXHIBIT 13

1999 ANNUAL REPORT

SKY FINANCIAL GROUP, INC.

[SKY LOGO]

Growing

with the

communities

we serve.







CONTENTS
LETTER TO SHAREHOLDERS              1

SENIOR CHAIRMAN'S MESSAGE           5

COMMUNITY BANKING
   Instant access.
   Always available.                6

   Building on a solid
   foundation.                      8

   Fueling business growth.        10

   Close to a million.             12

   Return on community
   involvement.                    14

BOARD OF DIRECTORS                 16

SUMMARY OF FINANCIAL DATA          18

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS          19

REPORT OF INDEPENDENT AUDITORS     37

CONSOLIDATED BALANCE SHEETS        38

CONSOLIDATED STATEMENTS
OF INCOME                          39

CONSOLIDATED STATEMENTS
OF CHANGES IN
SHAREHOLDERS' EQUITY               40

CONSOLIDATED STATEMENTS
OF CASH FLOWS                      41

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS               42

SENIOR OFFICERS                    69

AFFILIATE BOARDS OF DIRECTORS      71

AFFILIATE ADVISORY
BOARD MEMBERS                      72

SHAREHOLDER INFORMATION
AND ACKNOWLEDGEMENTS               74


FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share and ratio data)


                                                                           PERCENTAGE
                                                 1999          1998            CHANGE
                                                 ----          ----        ----------
FOR THE YEAR
Operating earnings (1)                      $  123,793     $   99,145        24.9%
Net income                                      71,182         51,963        37.0
Return on average assets (1)                      1.58%          1.29%
Return on average common equity (1)              20.18          15.54

PER COMMON SHARE DATA
Diluted operating earnings (1)                   $1.57          $1.26        24.6%
Basic net income                                  0.91           0.67        35.8
Diluted net income                                0.90           0.66        36.4
Dividends                                         0.77           0.59        30.5
Book value at year end                            7.27           7.85        (7.4)

AT YEAR END
Assets                                      $8,063,756     $8,033,266         0.4%
Loans                                        5,477,494      5,110,827         7.2
Deposits                                     5,758,691      6,006,912        (4.1)
Shareholders' equity                           566,331        611,713        (7.4)

AVERAGE FOR THE YEAR
Assets                                      $7,832,705     $7,656,965          2.3%
Loans                                        5,230,048      4,920,747          6.3
Deposits                                     5,774,041      5,762,314          0.2
Shareholders' equity                           613,528        638,052         (3.8)


QUARTERLY FINANCIAL HIGHLIGHTS

                                              First        Second         Third       Fourth
                                              -----        ------         -----       ------
1999
Net interest income                          $73,545       $75,286       $77,280     $ 77,534
Provision for credit losses                    4,190         4,552         7,355        4,615
Net income (loss)                             29,881        30,638       (11,497)      22,160
Operating earnings (1)                        29,881        30,638        31,753       31,521

Basic net income (loss) per share              $0.38         $0.39        $(0.15)    $   0.28
Diluted net income (loss) per share             0.38          0.39         (0.15)        0.28
Diluted operating earnings
   per share (1)                                0.38          0.39          0.40         0.40

1998
Net interest income                          $70,108       $71,759       $73,146     $ 74,770
Provision for credit losses                    3,732         6,167         4,028       18,065
Net income (loss)                             22,699        23,517        25,800      (20,053)
Operating earnings (1)                        24,080        24,108        25,800       25,157

Basic net income (loss) per share              $0.29         $0.30         $0.33     $  (0.26)
Diluted net income (loss) per share             0.29          0.30          0.33        (0.25)
Diluted operating earnings
   per share (1)                                0.30          0.31          0.33         0.32

(1)For comparability purposes, certain ratios and financial data exclude non-recurring gains, merger and restructuring expenses and non-recurring provisions for credit losses. After-tax non-recurring items reduced net income $52.6 million and $47.2 million in 1999 and 1998, respectively.







DEAR SHAREHOLDERS,

I am pleased to report that 1999 was a year of significant achievement for Sky Financial Group, Inc. ("Sky"). As stated in last year's annual report, our main objective was to perform in the top quartile of the 100 largest bank holding companies in the United States, as measured by such key financial ratios as return on shareholders' equity, operating efficiency and asset quality, as well as improvement in franchise value with strategic acquisitions. The table below and the next few pages of this report will compare Sky's operating performance to the nation's best bank holding companies.

For the year 1999, Sky's diluted operating earnings per share rose 25% to $1.57. Return on average shareholders' equity and return on average assets increased to 20.18% and 1.58%, respectively, versus 15.54% and 1.29% for the prior year. Our efficiency ratio, which measures how much it costs Sky to produce $1 in revenue, improved to 52.69% in 1999 compared to 59.84% in 1998. Asset quality remained strong, with year-end non-performing loans amounting to only .36% of total loans, and an allowance for credit losses equaling 445% of non-performing loans. These performance achievements place Sky in the top quartile of the 100 largest bank holding companies in all but the efficiency ratio, which, as you can see by this table, was significantly improved in 1999 and very close to the top quartile. We expect our efficiency ratio to continue to improve as we realize increased productivity and expense savings from our mergers.

TOP 25 PERFORMANCE ACHIEVEMENTS                  SKY 1999     TOP 25
-------------------------------                  --------     ------

Return on Equity                                   20.18%     19.84%
Return on Assets                                    1.58%      1.57%
Efficiency Ratio                                   52.69%     52.44%
Non-performing Loans/Total Loans                     .36%       .36%
Allowance for Credit Losses/Non-performing Loans     445%       415%
(Based on internally-compiled operating results, excluding non-recurring items.)

Mission Statement

Sky Financial Group will consistently generate superior performance which will create exceptional shareholder returns.


       Performance excellence will ensure the longevity of the company and the preservation of Sky Financial's fundamental beliefs and values.

Vision Statement

Sky Financial Group will become one of America's finest companies and will be nationally recognized as the standard by which:

SHAREHOLDERS

measure consistently exceptional investment returns.

EMPLOYEES

measure job satisfaction, personal fulfillment, empowerment and fun.

CUSTOMERS

measure service and product satisfaction, convenience and reliability.

COMMUNITIES

measure corporate responsibility, ethics and integrity.

In past years, such exceptional performance would have most likely increased our stock price. However, despite our record operating results, our stock performance in 1999 was extremely disappointing. Bank stock performance declined as a sector in 1999 due to rising interest rate concerns. Acquisitive companies like Sky were hit especially hard because several other large banks failed to deliver on promised benefits from mergers. We believe that our commitment to Sky's mission, vision and goals, as stated in this report, will generate long-term shareholder value that will outpace our peers. Many of your directors, officers and employees have large personal investments in Sky, directly aligning our interests with your interests as shareholders.

Sky's acquisition growth as a percent of beginning assets also ranked among the best in the nation. In 1999, we seized the opportunity to acquire four top-quality companies that added approximately $4 billion in assets to Sky: Wood Bancorp, Inc., Bowling Green, Ohio; Picton Cavanaugh, Inc., Toledo, Ohio; First Western Bancorp, Inc., New Castle, Pennsylvania; and Mahoning National Bancorp, Inc., Youngstown, Ohio. Wood Bancorp's subsidiary, First Federal Bank, was combined with Mid Am Bank in July; First Western Bank was combined with Sky Bank in August; Mahoning National Bank will be combined with Sky Bank in April 2000; and Picton Cavanaugh will remain an independent, full-service insurance agency. These institutions added market share, management talent and earnings per share opportunities to Sky. We knew that four significant acquisitions in one year, following the closing of two large transactions during the prior year, would create many challenges during 1999. However, Sky's culture dictates that we remain a flexible and opportunistic company without taking inappropriate risks.

"Our company structure will enable our banking operations and financial services companies to offer customers the products and services they need in the communities in which they, and we, live."

Value Statement

The values of Sky Financial Group are both strategic and fundamental. These values create both the tools and limitations by which we will accomplish our Mission and realize our Vision.

We Must:

EXHIBIT unquestionable and unwavering ethics, honesty and integrity.

RECRUIT AND MAINTAIN a diverse, creative and talented team that thrives in an environment of mutual loyalty, respect, caring and trust.

EMPOWER employees and affiliates to participate as entrepreneurs in the direction of the company and to share in its success.

ENCOURAGE responsible and accountable decision-making by those closest to the customer.

FOCUS on the customer. The winning combination of creative and diverse products paired with an exceptional sales and service culture will maximize customer satisfaction.

SHARE REWARDS with employees who become owners and communities that are our long-term partners.


I am convinced that the acquisition of these four outstanding companies will add long-term value to our franchise. I am also confident that management has the discipline to deliver on the benefits promised from these acquisitions.

We are committed to the continued development of our fee-based businesses. This strategy, implemented over five years ago, has increased Sky's fee-based revenue from 22% of total revenue to 28%. We have restructured some of our financial services operations to focus them inward on our one million existing banking clients. Marketing quality products, such as investment and non-standard loan offerings to customers with whom we already have solid relationships, should make us more efficient and profitable. Recent changes in federal law, specifically the Gramm-Leach-Bliley Act, will also give us the flexibility to explore additional products and services to offer our customers in a seamless financial services environment.

Our banking strategy will continue to leverage our foundation of bankers developing strong relationships in the communities we serve. Our three banks, Sky Bank, Mid Am Bank and The Ohio Bank, have been organized similarly, using regional structures. We have appointed regional and area Presidents for each of our natural geographic areas in order to more immediately address the needs of our customers. This decentralized decision-making structure gives us the ability to make fast decisions and be more productively responsive to customer needs. Putting our customers first is the very essence of our banking strategy. We also know that making decisions locally helps us to better develop long-term customer


1999: An Eventful Year


Acquisition of
Picton Cavanaugh, Inc.

June
Y2K Ready

July
Acquisition of
Wood Bancorp, Inc.

August
Acquisition of
First Western Bancorp, Inc.

September
Marty Adams
Named President & CEO

September
Acquisition of
Mahoning National Bancorp, Inc.

January 2000
Y2K Project
Complete

relationships that can be utilized to improve our product and service ratio per customer. Our presidents have been delegated tremendous authority so that they can operate most effectively in their communities, keeping the decision-making power next to our clients. The presidents are also accountable for exercising their authority with disciplined, sound judgment.

We believe our prospects for the future are limitless. We are committed to the following key priorities to help secure a highly profitable future:
needs.

- Develop and implement our community banking sales and service strategy based upon client needs.

-  Grow our fee-based businesses in order to diversify our revenue.

- Selectively pursue the acquisition of companies with sound fundamentals, which will enhance long-term shareholder value.

- Maintain a superior cost structure as compared to our peers by minimizing layers of management, which are expensive and burdensome to the communication process.

- Expand and improve our distribution channels with an added focus on a corporate-wide, internet-based sales outlet.

We are convinced that our sound strategies, coupled with financial performance in the top quartile of our peers, will translate into exceptional rewards for Sky's shareholders over time.

Thank you for your continued support.


/s/Marty E. Adams
-------------------------------------
MARTY E. ADAMS
President and Chief Executive Officer




As a community-based financial services company, we are located where our customers need us to be -- in the cities, towns and neighborhoods where they work and live. By combining this convenience and accessibility with a full line of products and services, we are able to more effectively meet or exceed their financial needs. And because we make decisions at the local level, we can make them faster and in the best interest of our customers. In addition, Sky Financial Group believes in the importance of giving back: through charitable contributions and by encouraging employee volunteerism. We also recognize the value of our employees and are committed to the fullest development of their potential. Your Board of Directors wholly endorses this management philosophy and has total confidence that following its principles will result in increased profitability and shareholder value.

[PHOTO]
[PHOTO]
[PHOTO]
[PHOTO]
[PHOTO]

EDWARD J. REITER
Senior Chairman

[PHOTO]



INSTANT ACCESS. ALWAYS AVAILABLE.

On the way to the store, on the way home from work, while on vacation, or before the morning alarm sounds. Any time, day or night, our customers can access their accounts to see which checks have cleared, verify account activity, transfer funds, pay bills or make deposits. Our banking center managers and loan officers are accessible, whether it's meeting with customers at a banking center after hours, at a customer's office or even in their home. From the around-the-corner convenience of our banking centers to the latest e-commerce solution, we're striving to be sure our customers have anytime access to information and financial options that fit their needs and lifestyle.

[PHOTO]
[PHOTO]

TODAY AND TOMORROW.
As the future becomes today, we will continue to refine our distribution channels and aggressively seek complementary business acquisitions to benefit our customers, employees and shareholders. During 1999, we added three additional banks with a total of 74 locations, an insurance agency and created Sky Trust by consolidating our trust businesses. These developments have broadened our product offerings, provided new avenues for sales and increased cross-sell opportunities. They also provide us access to new clients and employees to enhance our franchise. Our continued growth enables us to gain greater efficiencies while expanding our reach into our existing and new markets and communities.

[PHOTO]

ANYTIME, ANYPLACE.
Our banking operations currently have over 200 banking centers and 150 ATM locations throughout 37 counties in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. And 24-hour, seven-day-a-week remote banking services connect our customers to their accounts using the telephone, personal computer and the internet.

OUR GROWTH AND SUCCESS.
It all comes down to options: those we exercise to expand our opportunities and those we provide for our customers to increase convenience, service and financial security.

[PHOTO]
[PHOTO]
[PHOTO]
>

The Mahoning Struthers-Poland office, Sky's newest banking center, opened on October 25, 1999. Branch Manager Dave Bompage and Retail Banking Specialist Marie Wess discuss the features of a unique customer service center designed to handle non-cash transactions, provide information to customers and facilitate opening an account. All part of Sky's instant access, always available banking philosophy.

Location. Location. Location. One of the crucial components of our success has been and will continue to be the number and location of our distribution channels. In other words, we're right where our customers need us to be. We're in the cities, towns and neighborhoods where they work and live, anticipating and meeting their needs, while actively participating in the life of the community, both as a financial entity and on an individual basis.

[PHOTO]




BUILDING ON A SOLID FOUNDATION.

Through normal growth and acquisitions, our customer base expanded over 50% in 1999. Keeping pace with this growth, we have broadened our range of consumer products and services, both traditional and non-traditional, to more effectively meet customer needs.

BUILDING ON SUCCESS.
We've helped thousands of homeowners purchase or build their homes through a variety of financing alternatives like conventional mortgages, community lending programs and FHA/VA and RHCDS government loans. Our consumer financing affiliate, Mid Am Financial Services (MAFSI), also provides home financing for customers who may not otherwise qualify for a traditional mortgage. In 1999, our banks and MAFSI loaned over $647 million for home purchases, refinances and construction. The success of mortgage financing, one of our core products, provides a catalyst for expanded customer relationships, while increasing the depth of our revenue stream.

[PHOTO]
[PHOTO]

FROM WALL STREET TO MAIN STREET.
Sky companies offer a valuable and diversified portfolio of products and services to our customers, from stock market investments to debit cards for supermarket purchases. Our traditional banking products and services cover a broad range of options, from checking and savings accounts to home mortgages and auto loans. Through Sky Investments, our broker/dealer affiliate, banking customers have access to over 8,000 mutual funds. With the establishment of regional trust departments through Sky Trust, we can better serve our customers' estate planning and investment management needs. And, with our recent acquisition of Picton Cavanaugh, employees and customers now have personal insurance options such as auto, homeowners, life and disability.

[PHOTO]

THE RIGHT TOOLS. THE RIGHT PEOPLE.
We bring the right group of products, services and people to the communities we serve and provide our customers with the expertise and tools necessary to build a lasting and sturdy financial foundation.


>
When they were buying a new home, James and Harriet Shannon worked with Marcus Newbern, a mortgage originator at Mid Am Bank. Demonstrating the flexibility that is a hallmark of Sky's commitment to personal service, Marcus met with the Shannons at their home to take their application and managed their loan process until their purchase became final on October 20, 1999.

[PHOTO]

Our goal is to help families realize their dreams of home ownership. Whatever the dream: first home, "finally made it" home, or vacation home, we can help make it happen. Providing both traditional and non-traditional banking products and services, Sky is perfectly positioned to meet the individual need of every customer in every community we serve.




FUELING BUSINESS GROWTH.



As Small Business Administration (SBA) Preferred Lenders, our banks have financed over $14 million for expansion and new business development over the past year. This preferred lending status allows us to approve SBA loans at the local level, which is consistent with our community banking philosophy and enables us to respond quickly to the needs of our business customers.

[PHOTO]

EXPANDING WITH OUR CUSTOMERS.
In addition to business loans, we have a comprehensive portfolio of business products and services that gives our customers the flexibility and convenience to focus on their business, not on their finances. Traditional banking services cover everything from standard business checking accounts to integrated cash management products, while our wide array of non-traditional products provide workable solutions on a one-to-one basis. And commercial clients are assisted by our highly experienced trust professionals in the development and implementation of customized employee benefit plans such as pension, profit sharing and 401(k).

[PHOTO]
[PHOTO]

Dentists and other healthcare professionals benefit from the expertise of our specialized healthcare financing unit, Sky Financial Solutions. From equipment financing to practice acquisition to new office start-ups, they provide customized, individual support to each practice. Additionally, our full-service insurance agency Picton Cavanaugh, allows us to offer property and casualty, healthcare and life insurance to our business customers.

THE BENEFITS OF KNOWLEDGE.
Knowledge is the determining factor in our ability to provide commercial customers with products and services to meet their particular financial needs. To that end, we'll pursue a comprehensive understanding and practical application of those principles and practices which promise the greatest benefit to our customers, while expanding our business opportunities.

[PHOTO]

>
New Castle, Pennsylvania-based Kasgro Rail Corp. manufactures custom-built rail cars for the steel, chemical, coal and commodities industries. Director-Car Parts Anthony Cialella, President & CEO Gabe Kassab, and Vice President-Manufacturing Phil Zorn appreciate the work of Sky Bank's Commercial Lender John Kline. His personal service and Sky's commercial loan products have contributed to the growth and success of their company.

[PHOTO]

When our customers choose to do business with us, we take it personally and professionally. We get involved, listen closely to their short- and long-term needs and goals, then customize a collection of products and services to meet the unique needs of their business, industry and situation. The time, energy and expertise we devote to meeting and exceeding each customer's needs is a competitive advantage we strive to develop to the fullest extent.




CLOSE TO A MILLION.



Developing and maintaining a close relationship with over one million customers and giving each one the same personal, professional attention is our highest priority. This relationship is achieved through a reorganized company structure designed to accommodate a diverse and expanding group of services and products. While newly appointed regional presidents in each bank help drive and maintain this all-important structure, we also rely on 435 affiliate directors and banking center advisory board members to provide us with feedback from the community. This firsthand communication enables us to respond quickly with programs best suited to the needs of our communities.

[PHOTO]

RIGHT HERE, RIGHT NOW.
Local decision-making has long been a vital component of our success and will continue to be so in the foreseeable future. Unlike the centralized management hierarchy and rigid decision-making of larger regional banks, our banks are decentralized, with local bankers empowered to make fast decisions and be more immediately responsive to customer needs. We also know that making decisions locally helps us to better develop long-term customer relationships. During the year 2000, with the assistance of Cohen Brown Management Group, we will implement an integrated sales and service process specifically targeted at productively meeting our customers' current and future needs and helping them get the most from their banking relationships with Sky.

[PHOTO]

FAMILIARITY BREEDS CONTENT.
Our decision-makers live in the same communities as our customers and make themselves available, whether it's simply to answer a question or approve a loan. The more familiar our customers become with who we are and how we work, the more likely they are to expand their use of our products and services.


>
Denise Halliday, Vice President, Private Banking, provides the kind of professional banking service that Steve and Carol Loach appreciate. As a Real Estate Broker, Steve also relies on the service The Ohio Bank provides to his customers, especially fast, local decision making that helps him sell more homes.

[PHOTO]

We put decision-making authority in its proper place - the place where our customers live, work and play -- the towns and cities they call home. Locally-based professional bankers making decisions from their banking centers means quicker response to customer needs and allows us to develop long-term relationships. Down-to-earth, real-world decision-making is an integral part of what makes a community bank a successful community partner.




RETURN ON COMMUNITY INVOLVEMENT.



The place we call home is more than the house we live in. It's more than just streets, buildings and businesses. It's friends and neighbors, private citizens and publicly-held corporations linked in a common effort to improve the quality of life for every member of the community. Sky gladly shares in that responsibility. This active involvement on the part of the company and its employees can't be measured in bottom-line value and profit, but in terms of its contribution to the vitality, growth and well-being of the community at large, which is an invaluable return on investment.

[PHOTO]

MORE VALUABLE THAN MONEY.
Those who invest in their community are rewarded by knowing they are responsible for making it a better place to live. While this is not a singular responsibility, any one person's dedication can influence the action of others. In that regard, we continuously encourage our employees to be active, and we recognize those who are willing to be that one person.

[PHOTO]

In 1999, Sky Financial employees participated in non-profit and community- based programs and organizations in every one of the communities we serve. In addition to the many donations from our banks, the Sky Foundation contributed over $375,000 in 1999 to human services programs, the arts and education. Being a true community partner means sharing the benefits of success with those who need it most.

BELIEVING AND ACHIEVING.
Sky is aware of the increased visibility and new business opportunities which result from our employees' participation in the life of the community, but these are secondary to the personal satisfaction felt as an active participant in a worthy cause. In the end, by believing in the communities we serve, we achieve lasting rewards for all - customers, employees, the company and our shareholders.


>
The "I'd Rather Be A Bull Than A Bear" program, created by Bowling Green teacher Jane Clinard and funded by Sky Financial, teaches kids about investing and the stock market. Each class researches company stock and actually makes purchases using "real money" provided by Sky Financial. Dan Konold, one of three Sky Investment Specialists working with this program, takes the kids from teacher Kathy Duck's Anthony Wayne Junior High School class on an educational trip down Wall Street.

[PHOTO]

It's better to give than to receive. And when it comes to personal involvement, our employees are a prime example of what it means to give back for the benefit of the community as a whole. We actively encourage involvement and assist employees by giving them the time to participate. It allows them the opportunity to build lasting relationships, while contributing to the community they call home.





SKY FINANCIAL GROUP BOARD OF DIRECTORS

[PHOTO]

EXECUTIVE COMMITTEE
JOSEPH N. TOSH, II
Executive Vice President
Sky Bank

EDWARD J. REITER
Senior Chairman
Sky Financial Group, Inc.

MARTY E. ADAMS
President & CEO
Sky Financial Group, Inc.

THOMAS S. NONEMAN
President & CEO
Tomco Plastic, Inc.

C. GREGORY SPANGLER
Chairman & CEO
Spangler Candy Company

KEITH D. BURGETT
Veterinarian
Carrollton Animal Hospital Assn., Inc.
Owner - Burgett Angus Farm

RICHARD R. HOLLINGTON, JR.
Senior Partner
Baker & Hostetler, LLP

THOMAS J. O'SHANE
Senior Executive Vice President
Sky Financial Group, Inc.

JAMES C. MCBANE
President
McBane Insurance Agency, Inc.

[PHOTO]

COMPENSATION COMMITTEE

DEL E. GOEDEKER
Formerly CFO - The Americas
Vesuvius Corporation

ROBERT C. DUVALL
Retired

PATRICK W. ROONEY
Chairman & CEO
Cooper Tire & Rubber Company

MARILYN O. MCALEAR
CFO
Service Spring Corp.

D. JAMES HILLIKER
Vice President/Owner,
Better Food Systems, Inc.

GERARD P. MASTROIANNI
President, Buckeye Village Market, Inc.
President, Alliance Ventures


[PHOTO]

RISK MANAGEMENT COMMITTEE

H. LEE KINNEY
Senior Vice President
Sky Bank

GERALD D. ALLER
President
Aller's Pharmacy, Inc.

CHARLES I. HOMAN
Executive Vice President/Regional Director
PBS & J, Consulting Engineers

DOUGLAS J. SHIERSON
Retired; Private Investor

DR. ROBERT E. STEARNS
Doctor/Dentistry
Drs. Stearns-Zouhary-Fisher, DDS, Inc.

JONATHAN A. LEVY
Partner
Redstone Investments

GREGORY L. RIDLER
President & CEO
Mahoning National Bank

[PHOTO]

AUDIT COMMITTEE

ROBERT E. SPITLER
Partner
Spitler, Vogtsberger & Huffman, LLP

FRED H. "Sam" Johnson, III
President & CEO
Summitcrest, Inc., M2 Genetic Systems LLC

EMERSON J. ROSS, JR.
Manager, Corporate Community Relations
Owens Corning

GEORGE N. CHANDLER, II
Vice President, Reduced Iron
Cleveland-Cliffs, Inc.

KENNETH E. MCCONNELL
Owner/Operator
McConnell's Farm Market

DAVID A. BRYAN
Partner
Wasserman, Bryan, Landry & Honold

SUMMARY OF FINANCIAL DATA
(Dollars in thousands, except shares, per share and ratio data)


---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                1999           1998           1997          1996            1995
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME:
Interest income                                    $   573,595    $   575,695    $   545,619    $   515,699     $   490,472
Interest expense                                       269,950        285,912        266,656        246,421         235,980
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                    303,645        289,783        278,963        269,278         254,492
Provision for credit losses                             20,712         31,992         18,859         18,746          12,414
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
   credit losses                                       282,933        257,791        260,104        250,532         242,078
Other income                                           124,342        124,550        108,316         85,591          63,993
Other expenses                                         302,497        306,567        230,523        215,365         193,736
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             104,778         75,774        137,897        120,758         112,335
Income taxes                                            33,596         23,811         43,679         37,202          34,951
---------------------------------------------------------------------------------------------------------------------------
Net income (2)                                     $    71,182    $    51,963    $    94,218    $    83,556     $    77,384
===========================================================================================================================
Net income available to common
Shareholders (2)                                   $    71,182    $    51,963    $    93,613    $    81,149     $    74,633
===========================================================================================================================
PER COMMON SHARE: (1)
Basic net income (2)                               $      0.91    $      0.67    $     1.19     $      1.04     $      0.95
Diluted net income (2)                                    0.90           0.66           1.17           1.02            0.93
Cash dividends declared                                   0.77           0.59           0.46           0.35            0.21
Book value at year end                                    7.27           7.85           8.02           7.32            7.01
Weighted average shares
   outstanding basic                                78,125,000     77,963,000     78,455,000     77,950,000      78,686,000
Weighted average shares
   outstanding diluted                              78,885,000     78,997,000     80,263,000     81,885,000      82,849,000
===========================================================================================================================
CONSOLIDATED STATEMENT OF CONDITION (YEAR END):
Total assets                                       $ 8,063,756    $ 8,033,266    $ 7,267,164    $ 6,874,621     $ 6,547,273
Securities available for sale                        1,868,839      2,126,833      1,499,694      1,396,604       1,291,558
Securities held to maturity                                  -         23,910        381,209        450,662         424,811
Loans held for sale                                      9,006         96,221         59,453        148,510          23,828
Loans, net of unearned income                        5,477,494      5,110,827      4,814,884      4,512,070       4,292,657
Allowance for credit losses                             86,750         80,748         66,553         60,080          55,029
Deposits                                             5,758,691      6,006,912      5,520,937      5,367,457       5,408,702
Debt and FHLB advances                                 964,557        665,906        556,826        280,989         290,021
Total shareholders' equity                             566,331        611,713        632,865        602,133         588,138
===========================================================================================================================
SELECTED FINANCIAL RATIOS:
Return on average assets (2)                              0.91%          0.68%          1.34%          1.25%           1.21%
Return on average shareholders' equity (2)               11.60           8.14          15.70          15.30           15.29
Dividend pay-out ratio                                   78.98          86.95          38.76          37.69           36.25
Net interest margin, fully taxable equivalent             4.28           4.16           4.30           4.38            4.34
Average loans to average deposits                        91.01          86.29          88.13          84.49           82.56
Average shareholders' equity to average assets            7.83           8.33           8.67           8.15            7.92
Allowance for credit losses to period end loans           1.58           1.58           1.38           1.33            1.28
Allowance for loan losses to total
   non-performing loans                                 445.10         517.75         404.45         309.10          252.69
Non-performing loans to period end loans                  0.36           0.31           0.34           0.43            0.51
Net charge-offs to average loans                          0.28           0.36           0.26           0.31            0.26
===========================================================================================================================

(1) Per share data has been restated to reflect the ten percent stock dividend declared and paid in 1999 and 1998, the two-for-one stock split declared on May 12, 1998 and the three-for-two stock split declared in 1995 and all acquisitions accounted for as poolings of interests (see Note 2 of the financial statements.)

(2) The net income presented above includes non-recurring items of income and expense. Further discussion of the non-recurring items and restated results for 1997, 1998 and 1999 to exclude non-recurring items can be found in the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)

The following discussion and analysis represents a review of Sky Financial's consolidated financial condition and results of operations. This review should be read in conjunction with the consolidated financial statements presented elsewhere in this report.
       Financial data for all periods have been restated to reflect mergers accounted for as pooling-of-interests and stock dividends in prior periods. For further discussion of mergers and acquisitions, see Note 2 of the consolidated financial statements.

[GRAPH]

RESULTS OF OPERATIONS
Reported net income in 1999 was $71,182, as compared to $51,963 in 1998 and $94,218 in 1997. Diluted earnings per common share were $0.90 in 1999, $0.66 in 1998 and $1.17 in 1997. Reported net income includes after-tax non-recurring items which reduced net income $52,611, or $0.67 per diluted share, in 1999 and $47,182, or $0.60 per diluted share, in 1998. After-tax non-recurring items increased net income $4,901, or $0.06 per diluted share, in 1997.

[GRAPH]

       Operating earnings, which exclude the after-tax non-recurring items, increased 24.9% to $123,793 in 1999, versus $99,145 in 1998, which increased 11% from $89,317 in 1997. Operating earnings per diluted share for 1999 increased 24.6% to $1.57 from $1.26 in 1998, which increased 13.5% from $1.11 in 1997. On this same basis, return on average equity was 20.18% and return on average assets was 1.58% in 1999 compared to 15.54% and 1.29%, respectively, in 1998, and 14.88% and 1.27%, respectively, in 1997.
       The 1999 and 1998 operating earnings improvements reflect continued growth in total revenues, stable high asset quality and strong expense control. In 1999, Sky Financial achieved significant expense reductions resulting from its mergers and acquisitions completed in 1998 and 1999. In 2000, Sky Financial expects further expense reductions upon the completion of the Mahoning National Bancorp, Inc. integration, currently planned for the second quarter of 2000. The earnings improvements in 1999 and 1998 were primarily achieved in the community banks of Sky Financial Group. The contribution to earnings from the fee-based financial service affiliates was again modest in 1999, as Sky Financial continued to invest in developing and redesigning these businesses to add to future profitability.
       For 1999, after-tax non-recurring items included $51,051 merger and restructuring expenses and a $1,560 provision for credit losses mainly in merged banks. In 1998, after-tax non-recurring items included $39,966 merger and restructuring expenses, a $10,400 provision for credit losses, mainly in merged banks, and $3,184 gains related to a bulk sale of mortgage portfolio loans, branch sales and a favorable legal settlement. In 1997, after-tax non-recurring items included $5,399 gains from the sale of branches, a $3,120 gain from the sale of credit card loans, $1,928 merger and restructuring and other non-recurring expenses and a $1,690 provision for credit losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollars in thousands, except per share data)

BUSINESS LINE RESULTS

Sky Financial Group, Inc. is managed along two major lines of business: the community banking group and the financial service affiliates. The community banking group is comprised of Sky Financial Group, Inc.'s four commercial banks:
Sky Bank, Mid Am Bank, The Ohio Bank and Mahoning National Bank. The Mahoning National Bank is scheduled to merge into Sky Bank in the second quarter of 2000.
       The financial service affiliates include Sky Financial's non-banking subsidiaries, which operate businesses relating to commercial finance lending and leasing, broker/dealer operations, insurance, non-conforming mortgage lending, collection activities, wealth management and other financial related services.

[GRAPH]

       Additional information regarding Sky Financial's business lines and the financial measurement methodologies is provided in Note 21 of the consolidated financial statements.

       Sky Financial's business line results for each of the three years ended December 31, 1999 are summarized in the table below.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Net Income (Loss)
                                                                     ---------------------------------------------------------------
Year ended December 31,                                                           1999              1998             1997
------------------------------------------------------------------------------------------------------------------------------------
Community Banking                                                            $ 126,139         $ 101,195          $91,591
Financial Service Affiliates                                                       550               977              409
Parent and Other                                                               (55,507)          (50,209)           2,218
------------------------------------------------------------------------------------------------------------------------------------
Consolidated                                                                 $  71,182         $  51,963          $94,218
====================================================================================================================================

       The increase in community banking net income in 1999 was primarily due to growth in net interest income and significant reductions in non-interest expenses realized from the mergers and acquisitions completed in 1999 and 1998. In 1998, the community banks' earnings benefited from strong revenue growth, with significant improvement from mortgage banking activities.
       The 1999 community banking results reflect a return on equity of 21.13%, a return on assets of 1.64% and an efficiency ratio of 46.87%.

[GRAPH]

       The financial service affiliates' earnings reflect Sky Financial's continued investment in the development, redesign and growth of these businesses. While earnings contribution from the financial service affiliates remained modest, revenues grew 14% in 1999, after increasing 45% in 1998.
       Parent and other includes the net funding costs of the parent company and all significant non-recurring items of income and expense. The 1999 and 1998 results reflect primarily the merger and restructuring costs incurred for the mergers completed during each year. The 1997 results include gains from the sales of branches and credit card loans, partially offset by merger related expenses.

NET INTEREST INCOME
Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of Sky Financial's earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities.
       The following table, presented on a tax- equivalent basis, summarizes net interest income and net interest margin for each of the three years ended December 31, 1999.

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                              1999                1998               1997
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                             $ 303,645            $289,783           $278,963
Taxable equivalent adjustments
   to net interest income                                                           8,451               8,627              8,193
------------------------------------------------------------------------------------------------------------------------------------
Net interest income,
   fully taxable equivalent                                                     $ 312,096            $298,410           $287,156
====================================================================================================================================
Net interest margin                                                                  4.16%               4.04%              4.18%
Taxable equivalent adjustment                                                         .12                 .12                .12
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin, fully
   taxable equivalent                                                                4.28%               4.16%              4.30%
====================================================================================================================================

       The increase in net interest income in 1999 was due both to growth in average earning assets, primarily loans, and improvement in the net interest margin. In 1999, the net interest margin increased 12 basis points due to asset yields declining less than funding costs. The increase in net interest income in 1998 was due to growth in average earning assets more than offsetting declines in the net interest margin. In 1998, the net interest margin decreased 14 basis points due to lower yields on earning assets, while funding costs were basically flat, as increased reliance on higher cost borrowings offset the benefit of lower deposits costs.

       The following table reflects the components of Sky Financial's net interest income for each of the three years ended December 31, 1999, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                   1999                              1998                              1997
------------------------------------------------------------------------------------------------------------------------------------
                                  AVERAGE                           AVERAGE                           AVERAGE
                                  BALANCE    INTEREST    RATE       BALANCE    INTEREST     RATE      BALANCE    INTEREST     RATE
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Interest-earning
     deposits                  $   16,994    $    929    5.47%   $   17,672    $    970     5.49%  $   13,634    $    703     5.16%
   Federal funds
     sold and other                22,305       1,102    4.94        64,881       3,517     5.42       67,238       3,693     5.49
   Securities                   1,999,719     128,113    6.41     2,118,626     134,474     6.35    1,837,848     120,910     6.58
   Loan and loans
     held for sale              5,254,937     451,902    8.60     4,972,537     445,361     8.96    4,751,659     428,506     9.02
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-
      earning assets            7,293,955     582,046    7.98     7,173,716     584,322     8.15    6,670,379     553,812     8.30
------------------------------------------------------------------------------------------------------------------------------------
Nonearning assets                 538,750                           483,249                           374,274
------------------------------------------------------------------------------------------------------------------------------------
Total assets                   $7,832,705                        $7,656,965                        $7,044,653
====================================================================================================================================
Interest-bearing liabilities
   Demand deposits             $  231,858       3,627    1.56%   $  764,843      15,326     2.00%  $  799,719      18,918     2.37%
   Savings deposits             1,915,916      38,407    2.00     1,333,332      36,722     2.75    1,177,044      32,342     2.75
   Time deposits                2,952,016     155,829    5.28     3,028,688     168,277     5.56    2,855,456     160,265     5.61
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-
      bearing
      deposits                  5,099,790     197,863    3.88     5,126,863     220,325     4.30    4,832,219     211,525     4.38
   Short-term
     borrowings                   612,584      29,230    4.77       541,802      27,017     4.99      498,545      25,606     5.14
   Debt and FHLB
     advances                     747,407      42,857    5.73       624,474      38,570     6.18      475,771      29,525     6.21
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-
       bearing
       liabilities              6,459,781     269,950    4.18     6,293,139     285,912     4.54    5,806,535     266,656     4.59
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
   liabilities                    759,396                           725,774                           627,514
Shareholders'
   equity                         613,528                           638,052                           610,604
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities
   and equity                  $7,832,705                        $7,656,965                        $7,044,653
====================================================================================================================================
NET INTEREST INCOME,
   FULLY TAXABLE
   EQUIVALENT; NET
   INTEREST SPREAD                           $312,096    3.80%                 $298,410     3.61%                $287,156     3.71%
====================================================================================================================================
NET INTEREST INCOME,
   FULLY TAXABLE
   EQUIVALENT TO
   EARNING ASSETS                                        4.28%                              4.16%                             4.30%
====================================================================================================================================

- For purposes of this schedule, nonaccrual loans are included in loans.
- Fees collected on loans are included in interest on loans.

       Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 1999. Changes not due solely to either a change in volume or a change in rate have been allocated based on the respective percentage changes in average balances and average rates. The table is presented on a tax-equivalent basis.

------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                           1999                                   1998
------------------------------------------------------------------------------------------------------------------------------------
                                                      CHANGE FROM 1998 IN INTEREST           CHANGE FROM 1997 IN INTEREST
                                                       INCOME OR EXPENSE DUE TO               INCOME OR EXPENSE DUE TO
------------------------------------------------------------------------------------------------------------------------------------
                                                    VOLUME        RATE       TOTAL          VOLUME       RATE       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Interest income attributable to:
   Interest-bearing deposits                      $    (37)   $     (4)    $   (41)        $   208    $    59     $   267
   Federal funds sold                               (2,308)       (107)     (2,415)           (129)       (47)       (176)
   Securities                                       (7,547)      1,186      (6,361)         18,472     (4,908)     13,564
   Loans, net                                       25,293     (18,752)      6,541          19,919     (3,064)     16,855
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                               15,401     (17,677)     (2,276)         38,470     (7,960)     30,510
------------------------------------------------------------------------------------------------------------------------------------
Interest expense attributable to:
   Deposits:
     Interest-bearing demand                       (10,680)     (1,019)    (11,699)           (825)    (2,767)     (3,592)
     Savings                                        16,045     (14,360)      1,685           4,294         86       4,380
     Time                                           (4,260)     (8,188)    (12,448)          9,723     (1,711)      8,012
------------------------------------------------------------------------------------------------------------------------------------
       Total deposits                                1,105     (23,567)    (22,462)         13,192     (4,392)      8,800
   Short-term borrowings                             3,530      (1,317)      2,213           2,222       (811)      1,411
   Debt and FHLB advances                            7,593      (3,306)      4,287           9,228       (183)      9,045
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                              12,228     (28,190)    (15,962)         24,642     (5,386)     19,256
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                               $  3,173    $ 10,513    $ 13,686         $13,828    $(2,574)    $11,254
====================================================================================================================================

NON-INTEREST INCOME
The table below summarizes the sources of Sky Financial's non-interest income.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                1999          1998
                                                                                                                 Vs.           Vs.
YEAR ENDED DECEMBER 31,                                    1999             1998              1997              1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Trust services income                                  $ 12,581         $ 11,268          $  9,434                12%           19%
Service charges and fees on deposit accounts             27,480           25,142            23,318                 9             8
Mortgage banking income                                  18,953           26,687            16,976               (29)           57
Brokerage and insurance commissions                      15,960            9,430             6,083                69            55
Collection agency fees                                    2,465            4,115             5,053               (40)          (19)
Net gains on sales of securities                          1,325            1,409               340                (6)          314
Net gains on sales of commercial financing loans         17,305           19,378            13,027               (11)           49
International department fees                             1,006              965               978                 4            (1)
Gain on sale of deposits and branch offices                   -            1,071             9,311                 -           (89)
Gains on sales of credit card accounts
   and other loans                                        3,203            1,927             5,602                66           (66)
Income from bank-owned life insurance                     4,709            3,178               801                48           297
Other                                                    19,355           19,980            17,393                (3)           15
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                              $124,342         $124,550          $108,316                 -%           15%
------------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


         Non-interest revenue in 1999 was basically unchanged compared with 1998, which increased $16,234, or 15%, from 1997. Excluding non-recurring gains in 1998 of $1,071 from the sale of branches, $1,656 from a bulk sale of mortgage portfolio loans and $1,475 for a favorable legal settlement and net gains of $9,311 in 1997 related to the sale of branches and $4,800 from the sale of credit card accounts, non-interest revenues rose 3% in 1999 after increasing 28% in 1998. Sky Financial continues to emphasize expanding its fee-based businesses, diversifying its revenue sources and adding to profitability beyond traditional banking products and services, however, in 1999 growth was slowed due to declines in mortgage banking income.
         Mortgage banking, which includes both conventional and non-conforming loan products, consists of net gains on the sales of mortgage loans and mortgage loan servicing fees. Mortgage banking revenues decreased $7,734, or 29% in 1999 after increasing $9,711, or 57% in 1998. The decrease in 1999 was mainly due to an unfavorable interest rate environment which lowered volumes of mortgage loans originated and sold, and the downsizing of the non-conforming loan business. In 1998, a more favorable interest rate environment increased mortgage volumes.
         Service charges and fees on deposit accounts increased $2,338, or 9%, in 1999 and $1,824, or 8%, in 1998. The increases were mainly due to branch acquisitions in June of 1998 and the implementation of new fee structures in certain markets.
         Gains on the sale of commercial financing loans, for medical and dental businesses, decreased $2,073, or 11%, in 1999 after increasing $6,351, or 49% in 1998. While the volumes of loans sold in this business rose in both 1999 and 1998, profit margins lowered in 1999 due to the rise in interest rates during the year.
         Brokerage commissions on investment and insurance products increased $6,530, or 69%, in 1999 and $3,347, or 55% in 1998. The revenue increase in 1999 was from increased sales volumes and the acquisition of Picton Cavanaugh, Inc., in May of 1999. The revenue increase in 1998 was the result of increased volumes created by adding new independent registered representatives (brokers).
         Trust fees on traditional services and new wealth management products grew $1,313, or 12% in 1999, and $1,834, or 19% in 1998. The increases were primarily due to revenues generated through new business volumes. In January, 2000, Sky Trust, with $2.8 billion in assets under administration, was formed through the combination of all trust activities in Sky Financial.

NON-INTEREST EXPENSE
Non-interest expense includes costs, other than interest, that are incurred in the operations of Sky Financial. The table below summarizes the components of Sky Financial's non-interest expense.


--------------------------------------------------------------------------------------------------------------
                                                                                            1999         1998
                                                                                             VS.          VS.
YEAR ENDED DECEMBER 31,                       1999            1998            1997          1998         1997
--------------------------------------------------------------------------------------------------------------

Salaries and employee benefits              $120,546        $128,960        $119,258         (7)%          8%
Occupancy and equipment expense               38,985          38,665          35,419          1            9
Merger, integration and
   restructuring expense                      72,545          55,987           1,603         30           NM
Brokerage commissions                          7,925           6,209           3,597         28           73
State franchise taxes                          4,442           5,903           5,703        (25)           4
Printing and supplies                          5,741           6,523           5,894        (12)          11
Legal and other professional fees              6,179           9,365           8,031        (34)          17
Telephone                                      6,421           5,301           4,752         21           12
Marketing                                      6,598           7,554           7,028        (13)           7
Amortization of intangible assets              5,243           6,104           4,070        (14)          50
Other                                         27,872          35,996          35,168        (23)           2
--------------------------------------------------------------------------------------------------------------
Total non-interest expense                  $302,497        $306,567        $230,523         (1)%         33%
==============================================================================================================



         In 1999, merger and restructuring expenses included $46,197 related to the First Western, Wood Bancorp and Mahoning Bancorp transactions, a $21,787 impairment loss related to prior branch acquisitions, $4,323 for contractual payments related to changes in executive management and $2,434 in connection with the redesign of MAFSI and the formation of Sky Trust and $204 in other expenses. In 1998, the merger and restructuring charges included $45,602 related to the merger of Mid Am and Citizens to form Sky Financial Group, $8,885 in connection with the Century and UniBank transactions and $1,500 in severance costs at First Western. In 1997, merger and restructuring charges were $1,603 in addition to non-recurring expenses of $1,415, mainly employee related expenses resulting from the sale of branches. Further discussion of the mergers and the related restructuring expenses is included in Notes 2 and 14 of the consolidated financial statements.
         Excluding the merger and restructuring charges, and other non-recurring expenses, non-interest expense was $229,952 in 1999, a decrease of $20,628, or 8%, from 1998, which increased $23,075, or 10%, from 1997. On this same basis, the efficiency ratio, which measures operating expenses as a percent of total operating revenues, was 52.69% in 1999, improving from 59.84% in 1998 and 60.03% in 1997.
         Salaries and employee benefits, the largest component of non-interest expense, decreased $8,414, or 7%, in 1999 and increased $9,702, or 8%, in 1998. The decrease in 1999 was mainly due to the reduction in staff resulting from the redesign and reorganization of Sky Financial in the fourth quarter of 1998 and reductions in staff resulting from the mergers completed during 1999. The increase in 1998 was attributable to increases in salary rates, increases in staffing in the financial service affiliates and acquired branches, commissions based on mortgage loan originations and fee-based products, and incentives and benefits based on the operating performance of Sky Financial.

LOAN PORTFOLIO
The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows.

------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                   1999            1998            1997            1996            1995
------------------------------------------------------------------------------------------------------------------------

Real estate loans:
   Construction                             $  176,940      $  175,706      $  170,767      $  150,211      $  141,321
   Residential mortgage                      1,744,162       1,739,132       1,712,385       1,643,101       1,691,938
   Non-residential mortgage                  1,296,019       1,251,977       1,085,582         928,061         753,143
Commercial, financial and
   agricultural loans                        1,411,902       1,087,511         988,690         981,262         891,861
Installment and credit card loans              834,106         848,648         848,281         801,733         806,088
Other loans                                     14,365           7,853           9,179           7,702           8,306
------------------------------------------------------------------------------------------------------------------------
Total loans                                 $5,477,494      $5,110,827      $4,814,884      $4,512,070      $4,292,657
========================================================================================================================
Real estate loans:
   Construction                                    3.2%            3.4%            3.6%            3.3%            3.3%
   Residential mortgage                           31.8            34.0            35.6            36.4            39.4
   Non-residential mortgage                       23.7            24.5            22.5            20.6            17.5
Commercial, financial and
   agricultural loans                             25.8            21.3            20.5            21.7            20.8
Installment and credit card loans                 15.2            16.6            17.6            17.8            18.8
Other loans                                        0.3             0.2             0.2             0.2             0.2
------------------------------------------------------------------------------------------------------------------------
Total loans                                      100.0%          100.0%          100.0%          100.0%          100.0%
========================================================================================================================



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


         Real estate loans, including construction and mortgage loans, approximated 59% of total loans at December 31, 1999, decreasing from 62% at year-end 1998. Sky Financial's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.
         Commercial loans comprise 26% of the total loan portfolio, increasing from 21% in 1998. Growth in this portfolio reflects new business development largely targeted in new markets entered through branch acquisitions in 1998. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Average loan-to-value ratios for commercial loans typically range from 50% to 80%. Factors which are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower's prior credit history.
         The remaining portion of Sky Financial's loan portfolio are installment loans, credit card loans and other loans and leases, which decreased to 15% of the loan portfolio from 17% in the prior year. A thorough credit examination is done at the time of the extension of credit. Sky Financial makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule.
         As of December 31, 1999, Sky Financial did not have any loan concentrations which exceeded 10% of total loans.
         The following table shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 1999 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.


-----------------------------------------------------------------------------------------------------------------------
                                                  DUE IN              DUE IN             DUE AFTER
DECEMBER 31,                                      1 YEAR        1 YR - 5 YRS               5 YEARS                TOTAL
-----------------------------------------------------------------------------------------------------------------------

Commercial, financial and
   agricultural                                 $837,430            $430,079              $144,393           $1,411,902
Construction                                     109,160              36,737                31,043              176,940
-----------------------------------------------------------------------------------------------------------------------
Total                                           $946,590            $466,816              $175,436           $1,588,842
=======================================================================================================================
Total due after one year:
Fixed rate commercial, financial,
   agricultural and construction                                    $172,028              $ 77,008           $  249,036
Variable rate commercial, financial,
   agricultural and construction                                     294,788                98,428              393,216
-----------------------------------------------------------------------------------------------------------------------
Total                                                               $466,816              $175,436           $  642,252
=======================================================================================================================


         Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.


NON-PERFORMING ASSETS
The following table presents the aggregate amounts of non-performing assets and respective ratios on the dates indicated.


------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                   1999           1998            1997             1996           1995
------------------------------------------------------------------------------------------------------------------

Non-accrual loans                           $17,423        $13,570         $15,980          $18,535        $20,183
Restructured loans                            2,067          2,026             475              902          1,594
------------------------------------------------------------------------------------------------------------------
   Total non-performing loans                19,490         15,596          16,455           19,437         21,777
Other real estate owned                       3,293          1,977           2,291            3,823          3,081
------------------------------------------------------------------------------------------------------------------
Total non-performing assets                 $22,783        $17,573         $18,746          $23,260        $24,858
==================================================================================================================
Loans 90 days or more past due
   and not on non-accrual                   $ 9,538        $ 7,797         $ 8,313          $ 9,968        $ 6,220
==================================================================================================================
Non-performing loans to total loans            0.36%          0.31%           0.34%            0.43%          0.51%
Non-performing assets to total loans
   plus other real estate owned                0.42           0.34            0.39             0.52           0.58
Allowance for credit losses to total
   non-performing loans                      445.10         517.75          404.45           309.10         252.69
Loans 90 days or more past due and
   not on non-accrual to total loans           0.17           0.15            0.17             0.22           0.14
==================================================================================================================


         Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the underlying collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate. All impaired loans, are included in the non-performing loans.
         Non-accrual loans are comprised principally of loans 90 days past due, as well as certain loans which are current but where serious doubts exist as to the ability of the borrower to comply with the repayment terms. Interest previously accrued and not yet paid on non-accrual loans is reversed or charged against the allowance for credit losses during the period in which the loan is placed in a non-accrual status, except where Sky Financial has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is included in income only to the extent that it is received in cash. In certain cases, interest received may be credited against principal outstanding under the cost recovery method.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


         The Ohio Bank has outstanding lease receivables and loans with an aggregate outstanding balance at December 31, 1999 of $442 to The Bennett Funding Group, Inc. and related entities (Bennett), which remain subject to bankruptcy proceedings. While the bankruptcy judge has ruled that The Ohio Bank was a secured creditor with respect to certain of its outstanding Bennett portfolios, these decisions have been appealed by the bankruptcy trustee and the appeals are pending.
         Loans now current but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $40,825 and $28,023 at December 31, 1999 and 1998, respectively, and are being closely monitored by management and the Boards of Directors of the subsidiaries. The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The increase in loans where some concern exists reflects Sky Financial's continuous process of loan review and is primarily attributable to recently acquired banks. In the opinion of management, these loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES
The provision for credit losses represents the charge to income necessary to adjust the allowance for credit losses to an amount that represents management's assessment of the estimated probable credit losses inherent in Sky Financial's loan portfolio which have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses. Sky Financial recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, Sky Financial maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.
         The provision for credit losses expense for 1999 was $20,712 compared with $31,992 for 1998 and $18,859 in 1997. The changes in the provision for credit losses were attributable to the changes in net loan charge-offs, the recognition of changes in current risk factors and Sky Financial's application of its allowance for credit losses methodology.


The following table presents a summary of credit loss experience for the periods indicated.


----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                        1999           1998             1997            1996            1995
----------------------------------------------------------------------------------------------------------------------

Balance at beginning of the period          $ 80,748        $ 66,553         $ 60,080        $ 55,029        $ 53,679
Loans charged-off:
   Real estate                                (2,803)         (3,861)          (1,343)         (1,507)           (860)
   Commercial and
     agricultural loans                       (3,366)         (7,719)          (5,360)         (3,016)         (6,242)
   Installment and credit card               (14,233)        (11,757)         (10,145)        (14,019)         (8,032)
   Other loans                                   (68)             (5)             (68)            (14)              -
----------------------------------------------------------------------------------------------------------------------
     Total charge-offs                       (20,470)        (23,342)         (16,916)        (18,556)        (15,134)
----------------------------------------------------------------------------------------------------------------------
Recoveries:
   Real estate                                   938             551              476             476             692
   Commercial and
     agricultural loans                        1,711           2,334            1,368           2,034           1,719
   Installment and credit card                 3,052           2,627            2,640           2,294           1,623
   Other loans                                    25              33               46              57              36
----------------------------------------------------------------------------------------------------------------------
     Total recoveries                          5,726           5,545            4,530           4,861           4,070
----------------------------------------------------------------------------------------------------------------------
Net loans charged-off                        (14,744)        (17,797)         (12,386)        (13,695)        (11,064)
Provision charged to
   operating expense                          20,712          31,992           18,859          18,746          12,414
Effect of conforming year end
   of pooled entity                               34               -                -               -               -
----------------------------------------------------------------------------------------------------------------------
Balance at the end of the period            $ 86,750        $ 80,748         $ 66,553        $ 60,080        $ 55,029
======================================================================================================================
Net charge-offs to
   average loans outstanding                    0.28%           0.36%            0.26%           0.31%           0.26%
Allowance for credit losses to
   total loans                                  1.58            1.58             1.38            1.33            1.28
Allowance for credit losses to
   total nonperforming loans                  445.10          517.75           404.45          309.10          252.69
----------------------------------------------------------------------------------------------------------------------



Sky Financial maintains an allowance for credit losses at a level adequate to absorb management's estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance.
         The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans, loss factors are applied based on internal risk grades of these loans. For residential real estate, installment, credit card and other loans, loss factors are applied on a portfolio basis. Loss factors are based on peer and industry loss data compared to Sky Financial's historical loss experience, and are reviewed for correction on a quarterly basis, along with other factors affecting the collectibility of the loan portfolio.
         Specific allowances are established for all criticized and classified loans, where management has determined that, due to identified significant conditions, the probability that a loss has been incurred exceeds the general allowance loss factor determination for those loans.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


The unallocated allowance recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management's evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends, and internal loan review examination findings.
         At December 31, 1999, the allowance for credit losses was $86,750, or 1.58% of total loans outstanding, and 445% of total non-performing loans, compared to an allowance at December 31, 1998 of $80,748, or 1.58% of total loans outstanding and 518% of total non-performing loans. At year-end 1999, the allocated portion of the allowance for credit losses was $61,492 compared with $55,008 at year-end 1998. The increase of $6,484 resulted primarily from the overall growth in total loans of 7.2% and the adjustment and extension of loss factors for components of each segment within the loan portfolio, mainly as they applied to banks merged in 1999. At year-end 1999, the unallocated portion of the allowance for credit losses was $25,258 compared with $25,740 at year-end 1998. The decrease was primarily attributable to reduced estimation risk related to the adjustment of loss factors which increased the allocated portion of the allowance.
         Non-performing loans, at year-end 1999, totaled $19,490, or .36% of total loans outstanding compared with $15,596, or .31% of total loans outstanding at year-end 1998. While non-performing loans rose slightly during 1999, net charge-offs decreased in 1999 to $14,744, or .28% of average total loans, compared with $17,797, or .36% of average total loans in 1998. The decrease in loan charge-offs was primarily in the commercial real estate and commercial, financial and agricultural loan portfolios.
         At December 31, 1999, average annual net charge-offs for the past three years were .30% of average loans compared with .31% at December 31, 1998. Based on these averages for net charge-offs, the allowance for credit losses represented 5.3 years of net credit losses at December 31, 1999 and 5.1 years of net credit losses at December 31, 1998. Historical net charge-offs may not be indicative of losses realized in the future.

The following table sets forth the allocation of the allowance for credit losses for the periods indicated.


-------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                  1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------
Construction                                $   707         $   693         $    93         $    77         $    53
Real estate                                  22,186          21,771           9,120           7,707           7,717
Commercial, financial and
   agricultural                              15,365          12,748          14,381          13,682          13,966
Installment and credit card                  22,434          17,976          11,963          13,298          10,232
Other loans                                     800           1,820             355           1,341             656
Unallocated                                  25,258          25,740          30,641          23,975          22,405
-------------------------------------------------------------------------------------------------------------------
Total                                       $86,750         $80,748         $66,553         $60,080         $55,029
===================================================================================================================


         The overall increase in the allowance for credit losses in 1999 was mainly due to the 7% growth in total loans from 1998. This was particularly reflected in the increased allowance for commercial, financial and agricultural loans, as that portion of the loan portfolio grew 30% in 1999. The increased allowance allocation for installment and credit card loans primarily reflects the increasing level of indirect installment loans, with higher net charge-offs, within this segment of the loan portfolio.


SECURITIES
The following tables set forth the fair value of securities available for sale at the respective year end for each of the last three years and the aggregate amortized cost of Sky Financial's securities held to maturity at December 31, 1998 and 1997.


-----------------------------------------------------------------------------------------------------
                                                                         ESTIMATED FAIR VALUE
-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                     1999           1998           1997
-----------------------------------------------------------------------------------------------------

Securities Available for Sale:
   U.S. Treasury securities and
     obligations of U.S. Government
     agencies and corporations                               $  674,440     $  679,531      $ 582,671
   Obligations of states and political subdivisions             190,840        214,965         95,905
   Corporate and other securities                                20,803         17,179         33,204
   Mortgage-backed securities                                   841,607      1,072,000        685,877
-----------------------------------------------------------------------------------------------------
       Total debt securities available for sale               1,727,690      1,983,675      1,397,657
   Marketable equity securities                                 141,149        143,158        102,037
-----------------------------------------------------------------------------------------------------
Total securities available for sale                          $1,868,839     $2,126,833     $1,499,694
=====================================================================================================



----------------------------------------------------------------------------------------------------
                                                                             AMORTIZED COST
----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                     1999         1998          1997
----------------------------------------------------------------------------------------------------

Securities Held to Maturity:
   U.S. Treasury securities and
     obligations of U.S. Government
     agencies and corporations                               $        -     $14,998        $126,677
   Obligations of states and political subdivisions                           8,852         117,454
   Corporate and other securities                                                60           2,306
   Mortgage-backed securities                                                     -         134,772
----------------------------------------------------------------------------------------------------
Total securities held to maturity                            $        -     $23,910        $381,209
====================================================================================================


         The portfolio contains mortgage-backed securities, and to a limited extent, other securities which have unknown cash flow characteristics. The variable cash flows present additional risk to the bondholders in the form of prepayment or extension risk primarily caused by market interest rate changes. This additional risk is generally rewarded in the form of higher yields to the investor.
         Sky Financial utilizes tools to minimize and monitor this risk, requiring the security to pass a stress test at the time of purchase. This testing measures prepayment and extension risk under severe changes in interest rates. Additionally, the corporate investment policy defines certain types of high risk securities as ineligible for purchase, including securities which may not return full principal to Sky Financial. It is also the practice of Sky Financial to minimize premiums paid on mortgage securities to avoid yield reduction if prepayments increase. These policies help insure that there will be no material impact from these investments to the financial statements due to changing interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


       The internal accounting systems and controls are in place to account for amortization and accretion of premiums and discounts. As prepayments of principal are received, the system automatically adjusts premiums and discounts to reflect the proper book values.
       There are no securities of any single issuer where the aggregate carrying value of such securities exceeded 10% of shareholders' equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association.
       The following tables show the contractual maturities and weighted average yields of Sky Financial's securities as of December 31, 1999. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current assumptions as to prepayments. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

------------------------------------------------------------------------------------------------------
                               WITHIN 1 YR           1-5 YRS            5-10 YRS          Over 10 YRS
                             -------------------------------------------------------------------------
DECEMBER 31,                 AMOUNT  YIELD        AMOUNT  YIELD       AMOUNT  YIELD      AMOUNT  YIELD
------------------------------------------------------------------------------------------------------
U.S. Treasury and
   U.S. Government
     agencies and
     corporations          $ 125,855   5.79%   $ 359,033    5.81%  $ 165,622    6.69%  $ 23,930   6.80%
Obligations of
   states and
   political
   subdivisions               26,569   6.62       82,877    6.73      55,917    7.64     25,477   7.45
Corporate and
   other securities            4,220   6.35       13,211    5.99       1,272    5.29      2,100   6.35
Mortgage-backed
   securities                 12,598   6.67      305,371    7.07     485,425    7.60     38,213   7.39
------------------------------------------------------------------------------------------------------
Total debt securities
   available for sale      $ 169,242   6.00%   $ 760,492    6.42%  $ 708,236    7.39%  $ 89,720   7.23%
======================================================================================================

DEPOSITS
The following is a schedule of average deposit amounts and average rates paid on each category for the period indicated.

------------------------------------------------------------------------------------------------------
                                      AVERAGE AMOUNTS OUTSTANDING               AVERAGE RATE PAID
                                  --------------------------------------------------------------------
YEAR ENDED DECEMBER 31,           1999          1998           1997       1999        1998       1997
------------------------------------------------------------------------------------------------------
Non-interest-bearing
   demand deposits         $   674,251    $   635,451    $   559,701
Interest-bearing
   demand deposits             231,858        764,843        799,719      1.56%       2.00%      2.37%
Savings deposits             1,915,916      1,333,332      1,177,044      2.00        2.75       2.75
Time deposits                2,952,016      3,028,688      2,855,456      5.28        5.56       5.61
------------------------------------------------------------------------------------------------------
Total                      $ 5,774,041    $ 5,762,314    $ 5,391,920
======================================================================================================

32




-----------------------------------------------------------------------------------------------------
The following is a schedule of maturities of time deposits in denominations of
$100,000 or more as of December 31, 1999:
-----------------------------------------------------------------------------------------------------
Three months or less                                                                         $220,859
Three through six months                                                                      104,298
Six through twelve months                                                                     179,053
Over twelve months                                                                            173,268
-----------------------------------------------------------------------------------------------------
Total                                                                                        $677,478
=====================================================================================================


SHORT-TERM BORROWINGS
The following table sets forth certain
information relative to the securities sold under agreements to repurchase and Federal funds purchased. Generally, repurchase agreements are sold to local government entities and businesses and have maturity terms of overnight to 30 days. Federal funds purchased generally have overnight terms.

-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                          1999         1998          1997
-----------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase and
   federal funds purchased at period-end                         $ 657,913    $ 589,722     $ 482,688
Weighted average interest rate at period-end                          4.67%        4.83%        5.16%
Maximum outstanding at any month-end during the year             $ 657,913    $ 621,672     $ 564,600
Average amount outstanding                                         612,584      541,802       498,545
Weighted average rates during the year                                4.77%        4.99%        5.14%
-----------------------------------------------------------------------------------------------------
For further information on the securities sold under agreements to repurchase, see Note 7.
-----------------------------------------------------------------------------------------------------

CAPITAL RESOURCES
The Federal Reserve Board has established risk-based capital guidelines that must be observed by bank holding companies and banks. Sky Financial has consistently maintained the regulatory capital ratios of the corporation and each of its banks above the "well capitalized" requirements. For further information on capital ratios, see Note 20 of the consolidated financial statements.
       On September 24, 1999, Sky Financial's Board of Directors authorized the repurchase of up to 3,850,000 shares of Sky Financial Group common stock over a twelve month period in the open market or in privately negotiated trans-actions. This action represents a continuation of Sky Financial's program in which shares are repurchased for use in future stock dividends and for use in its stock option plans. Sky Financial or its predecessors have declared a 10% stock dividend in each of the last five years.
Through December 31, 1999, 490,000 shares had been repurchased under this authorization.

LIQUIDITY MANAGEMENT
The liquidity of a financial institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Financial institution liquidity is thus normally considered in terms of the nature and mix of the institution's sources and uses of funds.
       Sky Financial's banking subsidiaries maintain adequate liquidity primarily through the use of investment securities and unused borrowing capacity, in addition to maintaining a stable core deposit base. At December 31, 1999, securities and other short-term investments with maturities of one year or less totaled $172,342, with additional liquidity provided by the remainder of the investment portfolio. The banks utilize several short-term and long-term borrowing sources. Each of the banking subsidiaries is a member of the Federal Home Loan

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)

Bank (FHLB) and have lines of credit with the FHLB. At December 31, 1999, these lines of credit enable the banks to borrow up to $897,197, of which $763,170 is currently outstanding.
       Since Sky Financial is a holding company and does not conduct operations, its primary sources of liquidity are borrowings from outside sources and dividends paid to it by its subsidiaries. For the banking subsidiaries, regulatory approval is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits for the prior two years. As a result of these restrictions, dividends which could be paid to Sky Financial by its bank subsidiaries, without prior regulatory approval, were limited to $40,641 at December 31, 1999. In addition, Sky Financial has a $100 million revolving line of credit with a group of unaffiliated banks which expires March 31, 2000. At December 31, 1999, Sky Financial had borrowed $84 million under the agreement and is currently in the process of renegotiating the agreement to increase the line of credit to $120 million.

MARKET RISK MANAGEMENT
The primary market risk to which Sky Financial is exposed is interest rate risk. The primary business of Sky Financial and the composition of its balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of Sky Financial's financial instruments are held for trading purposes.
       Sky Financial monitors and manages its rate sensitivity position to maximize net interest income, while minimizing the risk due to changes in interest rates. One method Sky Financial uses to manage its interest rate risk is a rate sensitivity gap analysis.
       The difference between a financial institution's interest rate sensitive assets (i.e., assets which will mature or reprice within a specific time period) and interest rate sensitive liabilities (i.e., liabilities which will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or "gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap," which generally means that if interest rates increase, a company's net interest income will increase and if interest rates decrease, its net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap," which generally means that if interest rates increase, a company's net interest income will decrease and if interest rates decrease, its net interest income will increase.
       The following table sets forth the cumulative repricing distributions as of December 31, 1999 of Sky Financial's interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities, and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Core deposits and loans with non-contractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior. The gap repricing distributions also include principal cash flows from loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range.

34



------------------------------------------------------------------------------------------------------
                                                    MATURITY OR NEXT RATE ADJUSTMENT DATE
                                     -----------------------------------------------------------------
                                           0-3           3-12           1-5      OVER 5
DECEMBER 31, 1999                       MONTHS          MONTHS        YEARS      YEARS         TOTAL
------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
Loans and loans held
   for sale                          $1,545,548    $1,150,606   $2,506,659    $  283,687    $5,486,500
Securities                               76,221       245,084      935,046       612,488     1,868,839
Federal funds sold                        3,100                                                  3,100
Interest-bearing deposits                17,086                                                 17,086
------------------------------------------------------------------------------------------------------
   Rate sensitive assets             $1,641,955    $1,395,690   $3,441,705    $  896,175    $7,375,525
======================================================================================================
Rate Sensitive Liabilities (RSL):
Interest-bearing deposits            $  912,160    $1,514,357   $2,595,462    $   20,800    $5,042,779
Short-term borrowings,
   debt and FHLB advances               780,383       143,420      439,561       259,106     1,622,470
------------------------------------------------------------------------------------------------------
     Rate sensitive liabilities      $1,692,543    $1,657,777   $3,035,023    $  279,906    $6,665,249
======================================================================================================
Gap (a)                              $  (50,588)   $ (262,087)  $  406,682    $  616,269    $  710,276
Cumulative gap                          (50,588)     (312,675)      94,007       710,276
Cumulative gap/  Total RSA                (0.69)%       (4.24)%       1.27%        9.63%
------------------------------------------------------------------------------------------------------

(a) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.

       Total interest-earning assets exceeded interest-bearing liabilities by $710,276 at December 31, 1999. This difference was funded through non-interest-bearing liabilities and shareholders' equity and is based on contractual maturities and repricing, as well as assumptions regarding early loan and security repayments. The table above shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $312,675. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond Sky Financial's control. Therefore, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.
       Sky Financial also monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of Sky Financial's financial instruments using interest rates in effect at year end 1999. For the fair value estimates, the cash flows are then discounted to year end to arrive at an estimated present value of Sky Financial's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. Sky Financial applies these interest rate shocks to its financial instruments up and down 200 basis points. The following table presents an analysis of the potential sensitivity of Sky Financial's annual net interest income and present value of Sky Financial's financial instruments to sudden and sustained 200 basis-point changes in market interest rates:

----------------------------------------------------
                            YEAR END            ALCO
                                1999      GUIDELINES
----------------------------------------------------
One Year Net Interest
Income Change

+200 Basis points              (3.7)%         (10.0)%
-200 Basis points               1.7           (10.0)

Net Present Value of
Equity Change

+200 Basis points             (22.4)%         (30.0)%
-200 Basis points              15.3           (30.0)
---------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)


The projected volatility of net interest income and the net present value of equity rates to a +/- 200 basis points change at December 31, 1999 fall well within the Board of Directors guidelines.
      The preceeding analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions Sky Financial may undertake in response to changes in interest rates. Information for certain affiliates was not available for year-end 1998.

EFFECTS OF INFLATION
The assets and liabilities of Sky Financial are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in this report has been prepared in accordance with generally accepted accounting principles, which require that Sky Financial measure financial position and operating results primarily in terms of historical dollars.

YEAR 2000 PREPAREDNESS
Sky Financial successfully completed its Year 2000 changeover without any problems in its core business processes. Sky Financial has confirmed normal operations across all products and markets on a sustained basis.
       While management believes it is unlikely, problems associated with non-compliant third parties could still occur. Management will continue to monitor all business processes and relationships with third parties during 2000 to ensure that all processes continue to function properly.
       Actual internal costs of Sky Financial's Year 2000 project were approximately $1,059 of which $529 was expended in 1999. Actual external costs were approximately $870, of which $407 was expended in 1999, which includes equipment replacement or upgrade, seminar sponsorship, vendor payments, customer communications and education.

FORWARD LOOKING STATEMENTS
This report includes forward-looking statements by Sky Financial relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions. While Sky Financial believes that the assumptions underlying the forward-looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by Sky Financial in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; capital investment in and operating results of non-banking business ventures of Sky Financial; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of Sky Financial's customers; customer reaction to and unforeseen complications with respect to Sky Financial's restructuring or integration of acquisitions; difficulties in realizing expected cost savings from acquisitions; difficulties associated with data conversions in acquisitions or migrations to a single platform system; and other risks identified, from time-to-time in Sky Financial's other public documents on file with the Securities and Exchange Commission.

REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Sky Financial Group, Inc.
Bowling Green, Ohio


We have audited the accompanying consolidated balance sheets of Sky Financial Group, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


CROWE, CHIZEK AND COMPANY LLP

Crowe, Chizek and Company LLP
Columbus, Ohio
February 3, 2000


CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)


-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                1999                 1998
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $   380,980           $  247,284
Interest-earning deposits with financial institutions                     17,086               13,544
Federal funds sold                                                         3,100               50,124
Loans held for sale                                                        9,006               96,221
Securities available for sale                                          1,868,839            2,126,833
Securities held to maturity
   (Estimated fair value $24,036)                                              -               23,910

Total loans                                                            5,477,494            5,110,827
   Less allowance for credit losses                                      (86,750)             (80,748)
-----------------------------------------------------------------------------------------------------
     Net loans                                                         5,390,744            5,030,079

Premises and equipment                                                   115,675              120,407
Accrued interest receivable and other assets                             278,326              324,864
-----------------------------------------------------------------------------------------------------
   Total assets                                                      $ 8,063,756           $8,033,266
=====================================================================================================
LIABILITIES
Deposits
   Non-interest-bearing deposits                                     $   715,912           $  711,277
   Interest-bearing deposits                                           5,042,779            5,295,635
-----------------------------------------------------------------------------------------------------
     Total deposits                                                    5,758,691            6,006,912

Securities sold under repurchase agreements and
   federal funds purchased                                               657,913              589,722
Debt and Federal Home Loan Bank advances                                 964,557              665,906
Accrued interest payable and other liabilities                           116,264              159,013
-----------------------------------------------------------------------------------------------------
   Total liabilities                                                   7,497,425            7,421,553
-----------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Serial preferred stock, $10.00 par value;
   10,000,000 shares authorized; none issued                                   -                    -
Common stock, no par value; 150,000,000
   shares  authorized; 78,163,065 and 79,277,612
   shares issued in 1999 and 1998                                        571,543              436,772
Retained earnings                                                         34,381              180,355
Treasury stock; 274,250 and 1,328,311
   shares in 1999 and 1998                                               (6,215)              (18,684)
Unearned ESOP shares                                                       (717)                 (814)
Accumulated other comprehensive income                                  (32,661)               14,084
-----------------------------------------------------------------------------------------------------
   Total shareholders' equity                                            566,331              611,713
-----------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                        $ 8,063,756           $8,033,266
=====================================================================================================


The accompanying notes are an integral part of the financial statements.


CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)


-----------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                   1999           1998           1997
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                         $ 449,653      $ 442,725       $426,360
Securities
   Taxable                                                      112,298        118,749        104,520
   Nontaxable                                                     9,613          9,734         10,343
Federal funds sold and other                                      2,031          4,487          4,396
-----------------------------------------------------------------------------------------------------
   Total interest income                                        573,595        575,695        545,619
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                        197,863        220,325        211,525
Borrowed funds                                                   72,087         65,587         55,131
-----------------------------------------------------------------------------------------------------
   Total interest expense                                       269,950        285,912        266,656
-----------------------------------------------------------------------------------------------------
Net Interest Income                                             303,645        289,783        278,963

Provision for Credit Losses                                      20,712         31,992         18,859
-----------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses           282,933        257,791        260,104
-----------------------------------------------------------------------------------------------------
OTHER INCOME
Trust services income                                            12,581         11,268          9,434
Service charges and fees on deposit accounts                     27,480         25,142         23,318
Mortgage banking income                                          18,953         26,687         16,976
Brokerage and insurance commissions                              15,960          9,430          6,083
Collection agency fees                                            2,465          4,115          5,053
Net securities gains                                              1,325          1,409            340
Net gains on sales of commercial financing loans                 17,305         19,378         13,027
Other income                                                     28,273         27,121         34,085
-----------------------------------------------------------------------------------------------------
   Total other income                                           124,342        124,550        108,316
-----------------------------------------------------------------------------------------------------
OTHER EXPENSES
Salaries and employee benefits                                  120,546        128,960        119,258
Occupancy and equipment expense                                  38,985         38,665         35,419
Merger, integration, and restructuring expense                   72,545         55,987          1,603
Other operating expense                                          70,421         82,955         74,243
-----------------------------------------------------------------------------------------------------
   Total other expenses                                         302,497        306,567        230,523
-----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                      104,778         75,774        137,897
INCOME TAXES                                                     33,596         23,811         43,679
-----------------------------------------------------------------------------------------------------
NET INCOME                                                    $  71,182      $  51,963      $  94,218
=====================================================================================================
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                   $  71,182      $  51,963      $  93,613
=====================================================================================================
BASIC EARNINGS PER COMMON SHARE                               $    0.91      $    0.67      $    1.19
=====================================================================================================
DILUTED EARNINGS PER COMMON SHARE                             $    0.90      $    0.66      $    1.17
=====================================================================================================

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                     ACCUMULATED
                                                                                          UNEARNED      OTHER
                                 PREFERRED      COMMON        RETAINED       TREASURY       ESOP    COMPREHENSIVE
                                   STOCK         STOCK        EARNINGS        STOCK        SHARES       INCOME         TOTAL
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996        $ 30,093      $321,378      $258,195       $(7,091)      $(1,765)    $  1,323       $602,133
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                      94,218                                                  94,218
Other comprehensive income                                                                               12,076         12,076
------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                                                                          106,294
------------------------------------------------------------------------------------------------------------------------------
Preferred cash dividends                                          (605)                                                   (605)
Common cash dividends
   ($.46 per share)                                            (36,280)                                                (36,280)
Common stock dividend                             10,614       (17,026)        6,412
Treasury shares acquired                                                     (19,509)                                  (19,509)
Treasury shares issued                               654            (6)          919                                     1,567
Preferred stock conversions        (17,213)       17,213
Preferred stock retired            (12,880)       (8,921)                                                              (21,801)
Fractional shares and
   other items                                       789           (80)                        357                       1,066
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997               -       341,727       298,416       (19,269)       (1,408)      13,399        632,865

Comprehensive income
Net income                                                      51,963                                                  51,963
Other comprehensive income                                                                                  685            685
------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                                                                           52,648
------------------------------------------------------------------------------------------------------------------------------
Common cash dividends
   ($.59 per share)                                            (45,184)                                                (45,184)
Common stock dividend                            124,793      (124,793)
Treasury shares acquired                                                     (34,202)                                  (34,202)
Treasury shares issued                            (3,325)          (13)        5,904                                     2,566
Canceled treasury shares                         (28,883)                     28,883
Fractional shares and
   other items                                     2,460           (34)                        594                       3,020
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998               -       436,772       180,355       (18,684)         (814)      14,084        611,713

COMPREHENSIVE INCOME
NET INCOME                                                      71,182                                                  71,182
OTHER COMPREHENSIVE INCOME                                                                              (47,110)       (47,110)
------------------------------------------------------------------------------------------------------------------------------
   TOTAL COMPREHENSIVE INCOME                                                                                           24,072
------------------------------------------------------------------------------------------------------------------------------
COMMON CASH DIVIDENDS
   ($.77 PER SHARE)                                            (56,218)                                                (56,218)
COMMON STOCK DIVIDEND                            152,688      (161,967)        9,279
TREASURY SHARES ACQUIRED                                                     (21,344)                                  (21,344)
TREASURY SHARES ISSUED                            (2,843)                      7,350                                     4,507
CANCELED TREASURY SHARES                         (17,184)                     17,184
SHARES ISSUED TO ACQUIRE
   PICTON CAVANAUGH, INC.                            313           481                                      380          1,174
EFFECT OF CONFORMING THE
   YEAR END OF POOLED AFFILIATE                    1,000           596                           3          (15)         1,584
PRE-MERGER ACQUISITION OF
   POOLED AFFILIATE
   COMMON SHARES                                    (897)                                                                 (897)
FRACTIONAL SHARES AND
   OTHER ITEMS                                     1,694           (48)                         94                       1,740
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999        $      -      $571,543      $ 34,381       $(6,215)      $  (717)    $(32,661)      $566,331
==============================================================================================================================


The accompanying notes are an integral part of the financial statements.




CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)


------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                   1999           1998           1997
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                     $ 71,182       $ 51,963       $ 94,218
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation, amortization and
       valuation adjustments                                     47,622         40,922         23,435
     Net gains on sales of assets                               (37,298)       (49,150)       (42,714)
     Provision for credit losses                                 20,712         31,992         18,859
     Net decrease in loans held for sale                        111,421         11,362        114,115
     Net change in other assets and liabilities                 (10,862)       (18,854)        (2,907)
------------------------------------------------------------------------------------------------------
       Net cash from operating activities                       202,777         68,235        205,006
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net (increase) decrease in interest-earning deposits
   with financial institutions                                   (1,840)         2,574         (9,822)
Net decrease (increase) in federal funds sold                    48,636         (1,528)        46,085
Securities available for sale:
   Proceeds from maturities and payments                        650,186        690,714        355,155
   Proceeds from sales                                          166,479         61,569        132,863
   Purchases                                                   (607,043)    (1,119,535)      (687,479)
Securities held to maturity:
   Proceeds from maturities and payments                          2,210        124,037        141,486
   Purchases                                                          -        (26,506)       (72,392)
Proceeds from sales of loans                                     21,830         35,240         55,471
Net increase in loans                                          (421,994)      (279,246)      (333,691)
Purchases of premises and equipment                             (18,959)       (21,084)       (25,289)
Purchases of life insurance contracts                            (4,340)       (30,350)       (45,000)
Purchases of loans                                                    -           (187)       (14,858)
Proceeds from sales of premises and equipment                     7,651          2,560          2,779
Proceeds from sales of other real estate                          2,314          3,740          5,012
Cash acquired through acquisitions                                1,675              -              -
------------------------------------------------------------------------------------------------------
     Net cash from investing activities                        (153,195)      (558,002)      (449,680)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Cash transferred in connection with sale of
    branch deposits                                             (95,917)       (40,884)       (99,619)
Purchases of branch deposits, net                                47,214        251,221         98,365
Net (decrease) increase in deposit accounts                    (171,072)       148,846        127,034
Net increase (decrease) in federal funds and
   repurchase agreements                                         68,191         (1,277)        23,396
Net increase (decrease) in short-term FHLB advances             203,258        (78,148)       129,158
Proceeds from issuance of debt and long-term
   FHLB advances                                                247,765        498,514        252,125
Repayment of debt and long-term FHLB advances                  (153,575)      (202,431)      (202,110)
Cash dividends and fractional shares paid                       (49,984)       (35,734)       (36,512)
Preferred stock retired                                               -              -        (21,801)
Proceeds from issuance of common stock                            4,507          4,220          1,547
Treasury stock purchases                                        (21,344)       (34,160)       (19,509)
Other items                                                       1,740            587           (817)
------------------------------------------------------------------------------------------------------
     Net cash from financing activities                          80,783        510,754        251,257
------------------------------------------------------------------------------------------------------
Net increase in cash and due from banks                         130,365         20,987          6,583

Effect on cash of conforming the year
   end of pooled entity                                           3,331              -              -
Cash and due from banks at beginning of year                    247,284        226,297        219,714
------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                         $380,980       $247,284       $226,297
======================================================================================================
NONCASH TRANSACTIONS
Securitization of loans held for sale                          $  3,915       $    241       $  6,344
======================================================================================================
The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 1 -
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sky Financial Group, Inc. (Sky Financial) is a bank holding company headquartered in Bowling Green, Ohio, which owns and operates four banks primarily engaged in the commercial banking business. Sky Financial also operates businesses relating to collection activities, broker-dealer operations, commercial finance lending, insurance, trust and other financial related services.

BASIS OF PRESENTATION
The accounting and reporting policies followed by Sky Financial conform to generally accepted accounting principles and to general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.
       These consolidated financial statements give retroactive effect to the merger transactions accounted for by the pooling of interests method as discussed in Note 2. Certain amounts in the prior consolidated financial statements and pooled affiliates financial statements have been reclassified to conform to the current presentation.

CONSOLIDATION
The consolidated financial statements of Sky Financial include the accounts of Sky Bank (Sky Bank), Mid Am Bank (Mid Am), The Ohio Bank (Ohio Bank), The Mahoning National Bank of Youngstown (Mahoning), Sky Asset Management Services, Inc. (SAMSI), Sky Investments, Inc. (SII), Sky Financial Solutions, Inc. (SFS), Mid Am Financial Services, Inc. (MASFI), Sky Trust, N.A. (Sky Trust), Mid Am Private Trust, N.A. (MAPT), Sky Technology Resources, Inc. (Sky Tech), Mid Am Capital Trust I (MACT), First Western Capital Trust I (FWCT), First Western Investment Services, Inc. (FWIS), First Western Bancorp, Inc. (First Western), Picton Cavanuagh, Inc. (Picton), Freedom Financial Life Insurance Company, Freedom Express, Inc. and various other insignificant subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.
       During 1999 and 1998, Sky Financial consolidated several of its previously separate bank subsidiaries. In January 1999, First National Bank Northwest Ohio and Adrian State Bank were merged into Mid Am Bank. In December 1998, American Community Bank, N.A. and AmeriFirst Bank, N.A. were merged into The Ohio Bank and Century National Bank (Century) was merged into The Citizens Banking Company (Citizens). In July 1998, First National Bank of Chester (Chester) was merged into The Citizens Banking Company. All of these transactions were accounted for as internal reorganizations, similar to a pooling of interests. In 1999, Citizens was renamed Sky Bank.

BUSINESS SEGMENTS
An accounting standard adopted in 1998 changes the way public companies report information about their operating segments in annual and interim financial statements. The standard requires a management approach to determine operating segments and then imposes quantitative criteria to determine which operating segments, if any, must be reported. See Note 21 for disclosure of Sky Financial's business segments.

CASH AND DUE FROM BANKS
Sky Financial's subsidiary banks are required to have cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements. The reserve requirements at December 31, 1999 and 1998 approximated $68,358 and $64,881, respectively. These balances do not earn interest.

SECURITIES
Sky Financial classifies its securities as held to maturity, trading or available for sale. Securities classified as available for sale are carried at estimated fair value. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make

NOTE 1 -
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale. The unrealized appreciation or depreciation from these securities' acquisition costs is recorded in a valuation account, net of the applicable income tax effect, in the shareholders' equity section of the balance sheet. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. Sky Financial held no trading securities during any period presented. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Gains and losses on security sales are calculated using the specific identification method to determine the security's cost.

DERIVATIVE FINANCIAL INSTRUMENTS
Sky Financial's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Derivative financial instruments are not used for trading purposes. Through December 31, 1999, Sky Financial has not used any derivative financial instruments for hedging purposes, but may do so in the future.

PLEDGED SECURITIES
The carrying value of securities pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes as required by law amounted to $1,457,442 and $1,252,162 at December 31, 1999 and 1998, respectively.

LOANS HELD FOR SALE
Certain residential mortgage loans are originated for sale in the secondary mortgage loan market. Additionally, certain other loans and leases are periodically identified to be sold. These loans and leases are classified as loans held for sale and carried at the lower of cost or estimated fair value taken together. Fair value is determined on the basis of rates quoted in the respective secondary market for the type of loan or lease held for sale. Loans and leases are generally sold at a premium or discount from the carrying amount of the loans. Such premium or discount is recognized at the date of sale. Fixed commitments may be used at the time loans are originated or identified for sale to mitigate interest rate risk.

MORTGAGE SERVICING RIGHTS
The cost of mortgage loans, which Sky Financial originates or purchases under a definitive plan to sell or securitize, is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values at date of origination or purchase. The fair value of the mortgage servicing rights is determined by discounting expected servicing income cash flows, net of certain servicing costs. The cost of those mortgage loans which are originated or purchased without a definitive plan to sell or securitize is not allocated between mortgage servicing rights and the cost of the mortgage until the date of sale or securitization.
       Mortgage servicing rights assets are amortized in proportion to, and over, the period of estimated net servicing income. Management periodically evaluates mortgage servicing assets for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

INTEREST AND FEES ON LOANS
Interest income on loans is accrued over the term of the loans using the simple-interest method based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful. Payments on these loans are recorded as principal reductions. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with their original contractual rates. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield. Sky Financial is amortizing these amounts over the contractual life of the related loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 1 -
SUMMARY
OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)


ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is an amount that management believes will be adequate to absorb losses inherent in existing loans and leases and is established through a provision for credit losses charged to expense. Loans and leases are charged against the allowance for credit losses when management believes the full collectibility of the loan is unlikely. The allowance and provision take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under loan and lease sales agreements or servicing agreements are classified with other liabilities.
       A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate.

OTHER REAL ESTATE OWNED
Real estate acquired in settlement of a loan is carried in other assets at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary. At the time of foreclosure, an allowance is established for estimated selling costs. Any subsequent write-downs required by changes in estimated fair value or disposal expenses are provided through this allowance and the provision is charged to operating expense. Carrying costs of such properties, net of related income, and gains and losses on their disposition are charged or credited to operating expense as incurred. At December 31, 1999 and 1998, other real estate owned totaled $3,293 and $1,977.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation which is computed primarily using the straight-line method. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal. These assets are reviewed for impairment when events indicate their carrying value may not be recoverable.

INTANGIBLE ASSETS
Goodwill is amortized using the straight-line method over periods ranging from 15 to 25 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over periods ranging from 10 to 15 years. Core deposit intangible assets acquired on or after January 1, 1992 are amortized using an accelerated method over periods ranging from 10 to 15 years. Net intangible assets at December 31, 1999 and 1998 aggregated $35,414 and $74,454, respectively. In 1999 and 1998, impairment of certain intangible assets was recognized. (See Note 14)

MERGER, INTEGRATION AND RESTRUCTURING EXPENSE
Included in other operating expense is a charge for merger, integration and restructuring expenses, which primarily represents professional fees, other personnel related costs, valuation adjustments for certain premises, equipment and other assets, and integration costs related to mergers and acquisitions. (See Note 14)

INCOME TAXES
Sky Financial utilizes an asset and liability approach for financial accounting and reporting of income taxes. The provision for income taxes is the sum of taxes currently payable and the change in deferred tax assets and liabilities. Deferred income taxes are provided using the current tax rate for differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

NOTE 1 -
SUMMARY
OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

TRUST ACTIVITIES
Income from trust fiduciary activities has been recognized on the accrual basis. Assets held by Sky Financial in fiduciary or agency capacities (other than cash on deposit at Sky Financial's bank subsidiaries) for its customers are not included in the consolidated statement of condition as such items are not assets of Sky Financial.

TRANSFERS OF FINANCIAL ASSETS
Sky Financial transfers certain residential mortgage loans originated by its bank subsidiaries and MAFSI, and loans and leases originated by SFS. Sky Financial accounts for these transfers as sales under the provisions of SFAS 125; accordingly, the loans and leases transferred have been derecognized, as control of these assets has been surrendered.

STOCK DIVIDENDS AND TREASURY STOCK
Shares of Sky Financial stock are acquired for reissuance in connection with stock option plans and for future stock dividend declarations. The treasury shares acquired are recorded at cost.

STOCK-BASED COMPENSATION
Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method which considers the time value of the option considering the volatility of Sky Financial's stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

STATEMENT OF CASH FLOWS
Sky Financial considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption cash and due from banks, as cash for purposes of the Statement of Cash Flows. Sky Financial reports net cash flows for federal funds sold, interest-bearing deposits with other financial institutions, customer loan transactions, deposit transactions, repurchase agreements, and short-term borrowings. For the years ended December 31, 1999, 1998 and 1997, Sky Financial paid interest of $272,417, $283,636 and $261,067, and income taxes of $46,732,
$43,442 and $49,630.

COMPREHENSIVE INCOME
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

NEW ACCOUNTING PRONOUNCEMENTS
Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.
       Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 allows classifying these securities as available for sale, trading, or held to maturity, instead of the previous requirement to classify as trading. Adoption of this standard did not have a material effect on Sky Financial's financial statements.


NOTE 2 -
MERGERS, ACQUISITIONS, BUSINESS FORMATIONS AND DIVESTITURES

MERGERS
On September 30, 1999, Mahoning National Bancorp, Inc. (Mahoning Bancorp) affiliated with Sky Financial in a tax-free exchange with a total of 11.4 million Sky Financial common shares issued in the merger. Mahoning Bancorp was an $847 million bank holding company with offices in northeastern Ohio. Its subsidiary, Mahoning National Bank of Youngstown, is operated as a wholly-owned subsidiary of Sky Financial. Sky Financial expects to merge Mahoning National Bank into Sky Bank in the second quarter of 2000, when it will complete its data conversion.
       On August 6, 1999, First Western affiliated with Sky Financial in a tax-free exchange with a total of 15.0 million Sky Financial common shares issued in the merger. First Western was a $2.2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 2 -
MERGERS, ACQUISITIONS, BUSINESS FORMATIONS AND DIVESTITURES
(CONTINUED)

billion bank holding company with offices in northwestern Pennsylvania and eastern Ohio. First Western's bank affiliate, First Western Bank, N.A., was merged into Sky Bank.
       Effective July 16, 1999, Wood Bancorp, Inc., Bowling Green, Ohio (Wood Bancorp), affiliated with Sky Financial in a tax-free exchange with a total of
2.3 million Sky Financial common shares issued in the merger. Wood Bancorp was a $167 million bank holding company with offices located in northwestern Ohio. Wood Bancorp's subsidiary, First Federal Bank, was merged into Mid Am Bank.
       Since Wood Bancorp used a June 30 fiscal year-end, its financial statements for the years ended June 30, 1998 and 1997 were combined with Sky Financial's 1998 and 1997 financial statements, and the 1999 consolidated financial statements reflect each company's results for the year ended December 31, 1999. Wood Bancorp's results for the six months ended December 31, 1998 are reflected as an adjustment in the consolidated statement of changes in shareholders' equity.
       Each of these mergers was accounted for as a pooling of interests. Accordingly, all financial information has been restated to include the historical information of the merged entities.


The following is a summary of the separate results of operations of Sky Financial, Mahoning Bancorp, First Western and Wood Bancorp for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997:


---------------------------------------------------------------------------------------------------------
                                                       SIX MONTHS ENDED       YEAR ENDED DECEMBER 31
                                                        JUNE 30, 1999           1998           1997
---------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Sky Financial                                              $  93,944      $ 187,124       $180,614
   Mahoning Bancorp                                              18,745         35,990         34,369
   First Western                                                 32,503         59,627         57,452
   Wood Bancorp                                                   3,639          7,042          6,528
---------------------------------------------------------------------------------------------------------
Combined                                                      $ 148,831      $ 289,783       $278,963
=========================================================================================================
Net income
   Sky Financial                                              $  40,509      $  17,808       $ 59,320
   Mahoning Bancorp                                               7,787         13,863         12,941
   First Western                                                 10,922         17,923         20,282
   Wood Bancorp                                                   1,301          2,369          1,675
---------------------------------------------------------------------------------------------------------
Combined                                                      $  60,519      $  51,963       $ 94,218
=========================================================================================================


       On May 1, 1999, Sky Financial completed its acquisition of Picton Cavanaugh, Inc., a full-service insurance agency based in Toledo, Ohio. Picton Cavanaugh shareholders received 318,000 Sky Financial common shares in a tax-free exchange accounted for as a pooling of interests. Picton Cavanaugh had total assets of $4.4 million and shareholders' equity of $0.9 million. Since Picton Cavanaugh's financial statements were not material compared to Sky Financial's, prior financial statements were not restated.
       In 1998, Sky Financial was involved
in four mergers accounted for as pooling-of-interests, including the merger of equals with Mid Am, Inc.

NOTE 2 -
MERGERS, ACQUISITIONS, BUSINESS FORMATIONS AND DIVESTITURES
(CONTINUED)

-------------------------------------------------------------------------------------------------------
The following summarizes these mergers:
-------------------------------------------------------------------------------------------------------
MERGED ENTITY                                      MERGER DATE         TOTAL ASSETS      SHARES ISSUED
-------------------------------------------------------------------------------------------------------
The Ohio Bank                                    December 4, 1998     $   600 million      6.4 million
Mid Am, Inc.                                      October 2, 1998     $ 2,309 million     21.8 million
Century Financial Corporation                        May 12, 1998     $   453 million      4.9 million
UniBank                                             March 6, 1998     $   216 million      2.3 million
=======================================================================================================

BRANCH ACQUISITIONS AND DIVESTITURES
In October 1999, Sky Financial purchased the Kenton, Ohio and Wellsville, Ohio banking offices of National City Bank, Ohio. In the acquisitions, Sky Financial assumed $46 million of deposits, acquired certain other assets and received $43 million in cash. The premium of $2.7 million is reflected, net of amortization, in other assets in the consolidated balance sheet and is being amortized over 15 years.
       Prior to its merger with Sky Financial, First Western's branch acquisition and divestiture activity included the June 19, 1998 purchase from PNC Bank of 16 branches in western Pennsylvania. First Western acquired approximately $384 million in deposits, $74 million in consumer and small business loans, and $11 million in brokerage assets, along with related fixed assets, leases, safe deposit business and other agreements. First Western paid consideration of approximately $59 million, which is reflected, net of amortization and impairment write-downs, in other assets in the consolidated balance sheet and is being amortized over 12 years. In February 1999, First Western sold four of these branches. As part of this transaction, First Western acquired from one of the purchasing banks the deposits and consumer loans of a branch in Moon Township, Pennsylvania. The branches sold included $135 million of deposits and $23 million of consumer loans. The Moon Township branch acquired had approximately $8 million of deposits and $2 million of consumer loans. The $15.8 million premium received from the sale of the four branches was used to offset the intangible assets created when these branches were purchased and no gain or loss was recorded. In January 1998, First Western sold three Lake County, Ohio branches. These branches had approximately $47 million in deposits. First Western realized a net gain of $1.1 million on this transaction.
       In November 1997, Sky Financial's
predecessor, Citizens Bancshares, Inc., acquired three eastern Ohio branches of Metropolitan Savings Bank of Ohio, an affiliate of FNB Corporation, Hermitage, Pennsylvania. In the transaction, Sky Financial acquired $25.2 million of loans and approximately $1 million of other assets, assumed $64.2 million of deposit liabilities and received approximately $32.9 million of funds. Sky Financial paid a premium of $5.8 million, which is reflected, net of amortization, in other assets in the consolidated balance sheet and is being amortized on an accelerated basis over 15 years.
       In May 1997, prior to its affiliation with Sky Financial, UniBank assumed $34.1 million of deposit liabilities and purchased certain assets from National City Bank, Northeast. In the transaction, UniBank received $31.2 million of funds and approximately $1 million of other assets. UniBank paid a premium of $1.9 million, which is reflected, net of amortization, in other assets in the consolidated balance sheet and is being amortized on an accelerated basis over 10 years.
       In February 1997, Mid Am, Inc., prior to its affiliation with Sky Financial, sold seven of its branches in the metropolitan Cincinnati area to Star Banc Corporation. The branch sale included the transfer of $95 million of deposits and resulted in a pre-tax gain of $8.7 million.
       In 1997, prior to its affiliation with Sky Financial, First Western Bancorp, Inc. sold two of its branches. The Slippery Rock office in Butler County, Pennsylvania was sold to the First National Bank of Slippery Rock and the Oil City office in Venago County, Pennsylvania was sold to Northwest Savings of Warren, Pennsylvania. The branch sales included the transfer of $15.4 million of deposits and resulted in a pre-tax gain of $608.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 2 -
MERGERS, ACQUISITIONS, BUSINESS FORMATIONS AND DIVESTITURES (CONTINUED)

BUSINESS FORMATIONS
Effective January 1, 2000, Sky Financial centralized its entire trust business into a newly-chartered trust company, Sky Trust, N.A. (Sky Trust). To facilitate the formation, the trust business of each bank affiliate and MAPT is being transferred to Sky Trust and MAPT is being merged into Sky Trust. Sky Trust, a wholly-owned subsidiary of Sky Financial, is headquartered in Pepper Pike, Ohio. In January, 1997, MAFSI and MAPT commenced operations. MAFSI, headquartered in Indianapolis, Indiana, is a consumer finance company that specializes in non-conforming residential mortgage and consumer loans. MAPT, headquartered in Pepper Pike, Ohio, was formed to provide trust and investment management services to families and individuals with substantial assets and to corporate trustees.

Note 3 -
Securities

The amortized costs, unrealized gains and losses and estimated fair values at year-end are as follows:
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              GROSS           GROSS       ESTIMATED
                                                                         AMORTIZED       UNREALIZED      UNREALIZED            FAIR
                                                                              COST            GAINS          LOSSES           VALUE
------------------------------------------------------------------------------------------------------------------------------------
1999
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and U.S. Government
    agencies and corporations                                            $ 691,045          $   331        $(16,936)      $ 674,440
Obligations of states and political
   subdivisions                                                            192,111            1,335          (2,606)        190,840
Corporate and other securities                                              21,170                -            (367)         20,803
Mortgage-backed securities                                                 865,857              379         (24,629)        841,607
-----------------------------------------------------------------------------------------------------------------------------------
Total debt securities available for sale                                 1,770,183            2,045         (44,538)      1,727,690
Marketable equity securities                                               148,904            3,534         (11,289)        141,149
------------------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale                                  $1,919,087          $ 5,579        $(55,827)     $1,868,839
====================================================================================================================================
1998
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and U.S. Government
   agencies and corporations                                             $ 672,895          $ 7,225        $   (589)     $  679,531
Obligations of states and political
   subdivisions                                                            211,148            4,174            (357)        214,965
Corporate and other securities                                              17,185              125            (131)         17,179
Mortgage-backed securities                                               1,067,081            7,294          (2,375)      1,072,000
------------------------------------------------------------------------------------------------------------------------------------
Total debt securities available for sale                                 1,968,309           18,818          (3,452)      1,983,675
Marketable equity securities                                               136,867            9,118          (2,827)        143,158
------------------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale                                  $2,105,176          $27,936         $(6,279)     $2,126,833
====================================================================================================================================
SECURITIES HELD TO MATURITY
U.S. Treasury and U.S. Government
   agencies and corporations                                            $   14,998          $     2         $    (2)     $   14,998
Obligations of states and political
   subdivisions                                                              8,852              126               -           8,978
Corporate and other securities                                                  60                -               -              60
------------------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                                       $   23,910          $   128         $    (2)     $   24,036
====================================================================================================================================

       Securities held to maturity of approximately $21,700 were transferred from held to maturity to available for sale upon completion of the merger of Mahoning in 1999 and approximately $60,500 were transferred from held to maturity to available for sale upon completion of the mergers of UniBank and Century Financial Corporation in 1998.

NOTE 3 -
SECURITIES (CONTINUED)

The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 Amortized                 Estimated
                                                                                                      Cost                Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                         $  156,615                $  156,644
Due after one year through five years                                                              463,593                   455,121
Due after five years through ten years                                                             229,222                   222,811
Due after ten years                                                                                 54,896                    51,507
Mortgage-backed securities                                                                         865,857                   841,607
------------------------------------------------------------------------------------------------------------------------------------
Total debt securities available for sale                                                        $1,770,183                $1,727,690
====================================================================================================================================

The gross realized gains and losses from the sales of securities are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1999              1998             1997
------------------------------------------------------------------------------------------------------------------------------------
Gross realized gains on sales                                                              $1,558            $2,509           $1,358
Gross realized losses on sales                                                                233             1,100            1,018
====================================================================================================================================

NOTE 4 -
LOANS AND ALLOWANCE FOR CREDIT LOSSES

The loan portfolio at year-end was as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1999                     1998
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
   Construction                                                                                 $  176,940               $  175,706
   Residential mortgage                                                                          1,744,162                1,739,132
   Non-residential mortgage                                                                      1,296,019                1,251,977
Commercial, financial and agricultural                                                           1,411,902                1,087,511
Installment and credit card loans                                                                  834,106                  848,648
Other loans                                                                                         14,365                    7,853
------------------------------------------------------------------------------------------------------------------------------------
Total Loans                                                                                     $5,477,494               $5,110,827
====================================================================================================================================

       Most of Sky Financial's business activity is with customers located within the respective local business areas of its subsidiary banks which encompasses parts of eastern Ohio, western Ohio, eastern Indiana, southeastern Michigan, western Pennsylvania and northern West Virginia. Sky Financial's loan portfolio is diversified, consisting of commercial, residential, agribusiness, consumer and small business loans. No significant industry concentrations exist, and amounts related to highly leveraged transactions are not significant. Sky Financial evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 4 -
LOANS AND ALLOWANCE FOR CREDIT LOSSES
(CONTINUED)

In the normal course of business, Sky Financial has made loans to certain directors, executive officers and their associates under terms consistent with Sky Financial's general lending policies. Loan activity relating to these individuals for 1999 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
Aggregate balance - December 31, 1998                                                                     $ 62,473
New loans                                                                                                   61,129
Repayments                                                                                                 (63,146)
Other changes                                                                                               (9,248)
------------------------------------------------------------------------------------------------------------------------------------
Aggregate balance - December 31, 1999                                                                     $ 51,208
====================================================================================================================================

     Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.
Activity in the allowance for credit losses was as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         1999               1998               1997
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                         $ 80,748           $ 66,553           $ 60,080
Provision for credit losses                                                            20,712             31,992             18,859
Recoveries                                                                              5,726              5,545              4,530
Loans charged-off                                                                     (20,470)           (23,342)           (16,916)
Effect of conforming year end of pooled entity                                             34                  -                  -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               $ 86,750           $ 80,748           $ 66,553
====================================================================================================================================

Information regarding impaired loans is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
Year-end impaired loans with no allowance for credit losses allocated                         $3,547             $ 1,331
Year-end impaired loans with allowance for credit losses allocated                             5,676               9,844
Year-end allowance for credit losses allocated to impaired loans                               1,112               3,824
Average investment in impaired loans during the year                                           9,589              14,080
Cash-basis interest income recognized during the year                                            500                 868
====================================================================================================================================

NOTE 5 -
PREMISES AND EQUIPMENT

Premises and equipment as of year end are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
Land, buildings and improvements                                                           $ 119,044           $ 129,480
Equipment, furniture and fixtures                                                            106,298             102,873
Construction in process                                                                       10,002               4,083
------------------------------------------------------------------------------------------------------------------------------------
Total premises and equipment                                                                 235,344             236,436
Less accumulated depreciation and amortization                                              (119,669)           (116,029)
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                $ 115,675           $ 120,407
====================================================================================================================================

       Included in the above are buildings, land and land improvements which secure a capitalized lease with a cost of $5,386, less accumulated amortization and depreciation of $3,999 and $3,810 at December 31, 1999 and 1998. Substantially all of the property recorded under capital leases relates to transactions with Bancsites, Inc., a former subsidiary of Sky Financial. The capital lease premises represent thirteen branch bank facilities owned by Bancsites and leased to Sky Financial under long-term lease agreements entered into in the normal course of business and under terms no more favorable than those prevailing in the marketplace. Lease payments to Bancsites, Inc. under capital leases amounted to $337 in 1999, $444 in 1998, and $496 in 1997. Rental payments for land are treated as operating lease expense. Rent expense amounted to $3,412 in 1999, $3,181 in 1998 and $2,536 in 1997.

NOTE 6 -
INTEREST-BEARING DEPOSITS

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at year-end:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand                                                                   $  161,492          $  447,411
Savings                                                                                    1,912,765           1,768,039
Time
   In denominations under $100,000                                                         2,291,044           2,471,819
   In denominations of $100,000 or more                                                      677,478             608,366
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                                                           $5,042,779          $5,295,635
====================================================================================================================================

At December 31, 1999, the scheduled maturities of
certificates of deposit are as follows:
---------------------------------------------------
2000                                   $ 1,994,295
2001                                       778,224
2002                                        98,586
2003                                        51,004
2004 and thereafter                         46,413
--------------------------------------------------
                                       $ 2,968,522
==================================================
                                                                              51





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 7 -
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND FEDERAL FUNDS PURCHASED

Sky Financial has retail repurchase agreements with customers within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by the banks and held in their safekeeping accounts at independent correspondent banks.
       Sky Financial also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The exact same securities are returned to Sky Financial at the maturity of the agreements. The following table summarizes certain information relative to these borrowings.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at year end                                                                     $657,913            $589,722
Weighted average interest rate at year-end                                                      4.67%               4.83%
Maximum amount outstanding as of any month-end                                              $657,913            $621,672
Average amount outstanding                                                                   612,584             541,802
Approximate weighted average interest rate during the year                                      4.77%               4.99%
====================================================================================================================================

       Included in the above are repurchase agreements with a remaining maturity in excess of one year of $172,500 at December 31, 1999 and 1998. At December 31, 1999, the weighted average life of repurchase agreements with a remaining maturity in excess of one year is 7.9 years based on the stated maturity of the repurchase agreements, however, many of these repurchase agreements have call provisions. The weighted average life of Sky Financial's repurchase agreements with a remaining maturity in excess of one year based on call dates is 1.3 years at December 31, 1999.

NOTE 8 -
DEBT AND FEDERAL HOME LOAN BANK ADVANCES

Sky Financial's debt and Federal Home Loan Bank ("FHLB") advances are comprised of the following at year end:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
Borrowings under bank line of credit                                                        $ 84,000            $ 53,000
Borrowings under FHLB lines of credit at weighted interest
   rate of 5.65% and 5.18% in 1999 and 1998                                                  763,170             496,811
Capital lease obligations                                                                      1,903               2,184
Subordinated note at 7.08%, due January 2008                                                  50,000              50,000
Obligated mandatorily redeemable capital securities
   of subsidiary trust, interest at 9.875%, due February 2027                                 25,000              25,000
Obligated mandatorily redeemable capital securities
   of subsidiary trust, interest at 10.20%, due June 2027                                     23,600              23,600
Other items                                                                                   16,884              15,311
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                       $964,557            $665,906
====================================================================================================================================

NOTE 8 -
DEBT AND FEDERAL HOME LOAN BANK ADVANCES
(CONTINUED)

FHLB advances are collateralized by all shares of FHLB stock owned by subsidiary banks and by 100% of subsidiary banks' qualified mortgage loans. Based on the carrying amount of FHLB stock owned by subsidiary banks, total FHLB advances are limited to approximately $897,197, subject to the availability to pledge qualified residential mortgage loans.
         At December 31, 1999, required annual principal payments on debt and FHLB advances were as follows:

--------------------------------------------------------------------------------
2000                                     $ 443,792
2001                                        58,851
2002                                        86,834
2003                                        52,014
2004                                        62,653
2005 and thereafter                        260,413
--------------------------------------------------------------------------------
                                         $ 964,557
================================================================================

Prior to its affiliation with Sky Financial, First Western Bancorp, Inc. had a revolving credit note with a bank, due in 2003, bearing a variable interest rate and a maximum credit amount of $25,000. During October 1999, the outstanding balance was paid in full and the revolving credit note terminated.
       On December 31, 1998, Sky Financial had a short-term line of credit with a financial institution allowing Sky Financial to borrow up to $30,000 through November 30, 1999. During September 1999, Sky Financial renegotiated the agreement with the financial institution that currently maintains the line of credit to increase the commitment to $100,000. Interest on advances taken on the facility is accrued at either the financial institution's prime rate, a formula based on the London Interbank Offering Rate, or a formula based on the Federal Funds rate. Sky Financial may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for a quarterly fee of .125% on the commitment amount of the credit facility. The agreement also contains covenants which require Sky Financial, among other things, to maintain a minimum tangible net worth, as defined, of $380,000, maintain specified minimum capital ratios, and not permit non-performing assets to total loans and non-performing assets to total capital ratios to exceed specified maximums. The average amount outstanding under the agreement was $49,605 in 1999, with an average interest rate of 5.93%.
       During 1997, MACT, in a private placement, issued $27,500 of 10.20% capital securities through a wholly-owned special purpose subsidiary. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory June 1, 2027 redemption date commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value. In 1998, Sky Financial retired securities with a face value of $2,900 at a premium of 15.9%, or $460. Sky Financial's mandatorily redeemable capital securities are considered to be Tier I capital.
       On February 11, 1997, First Western Capital Trust I, in a private placement, issued $25,000 of 9.875% capital securities due February 1, 2027. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory February 1, 2027 redemption date commencing February 1, 2007 at a redemption price of 104.94% of the face value of the capital securities and thereafter at a premium which declines annually. On or after February 1, 2017, the capital securities may be redeemed at face value.
       On January 16, 1998, Mid Am, Inc. issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt is considered Tier II capital.
       Sky Financial has obtained letters of credit totaling $20 million from two third-party financial institutions supporting a credit enhancement for loans sold by SFS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 9 -
INCOME TAXES


-----------------------------------------------------------------------------------------------------
The provision for income taxes consists of the following:
-----------------------------------------------------------------------------------------------------
                                                                 1999           1998           1997
-----------------------------------------------------------------------------------------------------
Current
   Federal                                                     $ 54,298       $ 35,862        $45,403
   State and local                                                  112            267            220
-----------------------------------------------------------------------------------------------------
                                                                 54,410         36,129         45,623
Deferred
   Federal                                                      (20,888)       (12,214)        (1,871)
   State and local                                                   74           (104)           (73)
-----------------------------------------------------------------------------------------------------
                                                                (20,814)       (12,318)        (1,944)
-----------------------------------------------------------------------------------------------------
Total provision for income taxes                               $ 33,596       $ 23,811        $43,679
=====================================================================================================


The sources of gross deferred tax assets and liabilities were as follows at year end:


-----------------------------------------------------------------------------------------------------
                                                                 1999           1998           1997
-----------------------------------------------------------------------------------------------------
Items giving rise to deferred tax assets:
Allowance for loan losses in excess of tax reserve             $ 27,348       $ 23,963        $18,369
Merger, integration and restructuring expense                     4,564          6,854            176
Tax basis of intangible assets in excess of book basis            9,613          3,381          2,196
Deferred compensation                                             8,428          2,994          2,246
Unrealized loss on securities available for sale                 17,587              -              -
Other                                                             9,639          2,241          2,715
-----------------------------------------------------------------------------------------------------
                                                                 77,179         39,433         25,702
-----------------------------------------------------------------------------------------------------
Items giving rise to deferred tax liabilities:
Depreciation                                                       (653)        (3,301)        (3,473)
FHLB stock dividends                                             (4,458)        (3,550)        (2,751)
Mortgage servicing rights                                        (4,668)        (3,596)        (2,335)
Unrealized gain on securities available for sale                      -         (7,573)        (7,180)
Other                                                            (3,286)        (3,347)        (3,718)
-----------------------------------------------------------------------------------------------------
                                                                (13,065)       (21,367)       (19,457)
-----------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $ 64,114       $ 18,066        $ 6,245
=====================================================================================================


Sky Financial has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

NOTE 9 -
INCOME TAXES
(CONTINUED)


-------------------------------------------------------------------------------------------------------
Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:
-------------------------------------------------------------------------------------------------------
                                           1999                     1998                     1997
                                           ----                     ----                     ----
                                                 TAX                      TAX                     TAX
                                     AMOUNT     RATE           AMOUNT    RATE          AMOUNT    RATE
-------------------------------------------------------------------------------------------------------
Income tax expense based
   upon the federal statutory
   rate on income before
   income taxes                     $36,672     35.0%        $ 26,521    35.0%       $ 48,264     35.0%
Tax exempt income                    (4,507)    (4.3)          (4,929)   (6.5)         (5,016)    (3.6)
Non-deductible merger and
   restructuring costs                4,109      3.9            2,966     3.9               -      -
Other                                (2,678)    (2.6)            (747)   (1.0)            431      0.3
-------------------------------------------------------------------------------------------------------
                                    $33,596     32.0%        $ 23,811    31.4%       $ 43,679     31.7%
=======================================================================================================

Tax expense attributable to securities gains totaled $464,$493 and $119 in 1999, 1998 and 1997.

NOTE 10 -
OTHER COMPREHENSIVE INCOME


-------------------------------------------------------------------------------------------------------
Other comprehensive income consisted of the following:
-------------------------------------------------------------------------------------------------------
                                                                   1999           1998           1997
-------------------------------------------------------------------------------------------------------
Other comprehensive income
   Unrealized gains (losses) arising during period            $ (70,580)       $ 2,483        $18,903
   Reclassification adjustment
     for gains included in income                                (1,325)        (1,409)          (340)
-------------------------------------------------------------------------------------------------------
Net unrealized gain (loss) on securities
   available for sale                                           (71,905)         1,074         18,563
Tax effect                                                       24,795            389          6,487
-------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                       $ (47,110)       $   685        $12,076
=======================================================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 11 -
EARNINGS PER SHARE


Earnings per share amounts reflect the implementation of SFAS No. 128, "Earnings per Share." SFAS 128 established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests (see Note 2), stock splits and stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.
      The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:


------------------------------------------------------------------------------------------------------
                                                                   1999           1998           1997
------------------------------------------------------------------------------------------------------
NUMERATOR
Net income                                                     $ 71,182       $ 51,963        $94,218
Less: Preferred stock dividends                                       -              -           (605)
------------------------------------------------------------------------------------------------------
Net income available to common shareholders (basic)              71,182         51,963         93,613

Effect of dilutive securities:
Convertible preferred stock                                           -              -            605
------------------------------------------------------------------------------------------------------
Net income (diluted)                                           $ 71,182       $ 51,963        $94,218
======================================================================================================
DENOMINATOR
Weighted-average common shares outstanding (basic)           78,125,000     77,963,000     78,455,000
Exercise of options                                             760,000      1,034,000        772,000
Convertible preferred stock                                           -              -      1,036,000
------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (diluted)         78,885,000     78,997,000     80,263,000
======================================================================================================
EARNINGS PER SHARE
Basic                                                          $   0.91       $   0.67        $  1.19
======================================================================================================
Diluted                                                        $   0.90       $   0.66        $  1.17
======================================================================================================

       In 1999, 1,692,000 weighted shares under option were excluded from the diluted earnings per share calculation as they were anti-dilutive.
       The Board of Directors declared a two-for-one stock split payable June 1, 1998 to shareholders of record May 12, 1998. In addition, a 10% stock dividend is reflected in each year presented. All share and per share data have been retroactively adjusted to reflect the mergers discussed in Note 2, stock dividends and splits.

NOTE 12 -
FAIR VALUES OF FINANCIAL INSTRUMENTS


---------------------------------------------------------------------------------------------------------
The following table shows carrying values and the related estimated fair values of financial instruments at year end. Items that are not financial instruments are not included.
---------------------------------------------------------------------------------------------------------
                                                          1999                           1998
                                                          ----                           ----
                                               Carrying       Estimated       Carrying      Estimated
                                                Amounts      Fair Value        Amounts     Fair Value
---------------------------------------------------------------------------------------------------------

Cash and due from banks                     $   380,980     $   380,980    $   247,284     $  247,284
Interest-bearing deposits with other
   financial institutions                        17,086          17,086         13,544         13,544
Federal funds sold                                3,100           3,100         50,124         50,124
Securities available for sale                 1,868,839       1,868,839      2,126,833      2,126,833
Securities held to maturity                           -               -         23,910         24,036
Loans held for sale and loans, net of the
   allowance for credit losses                5,399,750       5,451,122      5,126,300      5,179,359
Bank owned life insurance                        90,408          90,408         84,774         84,774
Accrued interest receivable                      54,240          54,240         48,170         48,170

Deposits                                     (5,758,691)     (5,751,309)    (6,006,912)    (6,031,315)
Securities sold under repurchase
   agreements and federal funds
   purchased                                   (657,913)       (660,474)      (589,722)      (585,447)
Debt and FHLB advances                         (962,654)       (966,826)      (663,722)      (674,258)
Accrued interest payable                        (26,643)        (26,643)       (29,110)       (29,110)
=========================================================================================================


For purposes of the above disclosures of estimated fair value, the following assumptions were used: the carrying values for cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and accrued interest were considered to approximate fair value; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate Sky Financial would charge for similar loans at December 31, 1999 and 1998, applied over estimated payment periods; the estimated fair value for demand and savings deposits was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate Sky Financial would pay on such obligations at December 31, 1999 and 1998, applied for the time period until maturity. The capital lease obligations of $1,903 and $2,184 at December 31, 1999 and 1998 are not included in the fair value disclosures. The estimated fair value of commitments was not material.
       While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if Sky Financial had disposed of such items at December 31, 1999 or 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1999 and 1998 should not necessarily be considered to apply at subsequent dates.
       In addition, other assets and liabilities of Sky Financial that are not defined as financial instruments were not included in the above disclosures, such as property and equipment. In addition, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, customer goodwill, and similar items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 13 -
OTHER INCOME AND OTHER EXPENSE

The following is a summary of other income and other expense:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                1999                     1998                   1997
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
International department fees                                               $  1,006                 $    965                $   978
Gain on sale of deposits and branch offices                                        -                    1,071                  9,311
Gains on sales of credit card accounts and other loans                         3,203                    1,927                  5,602
Income from bank owned life insurance                                          4,709                    3,178                    801
Other                                                                         19,355                   19,980                 17,393
------------------------------------------------------------------------------------------------------------------------------------
Total other income                                                          $ 28,273                 $ 27,121                $34,085
====================================================================================================================================
OTHER OPERATING EXPENSE
Brokerage commissions                                                       $  7,925                 $  6,209                $ 3,597
State franchise taxes                                                          4,442                    5,903                  5,703
Printing and supplies                                                          5,741                    6,523                  5,894
Legal and other professional fees                                              6,179                    9,365                  8,031
Telephone                                                                      6,421                    5,301                  4,752
Marketing                                                                      6,598                    7,554                  7,028
Amortization of intangible assets                                              5,243                    6,104                  4,070
Other                                                                         27,872                   35,996                 35,168
------------------------------------------------------------------------------------------------------------------------------------
Total other operating expense                                               $ 70,421                 $ 82,955                $74,243
====================================================================================================================================

Note 14 -
Merger, Integration And Restructuring Expenses

In 1999, Sky Financial recorded merger, integration and restructuring charges totaling $72,545 ($51,051 after tax, or $.65 per diluted share). The majority of the expenses are associated with the merger and integration of the combined operations of Sky Financial with First Western, Mahoning Bancorp, and Wood Bancorp. Included in the total are severance and other employee related costs of $23,566, valuation adjustments of property, equipment and other assets of $29,104, transaction costs of $7,813 and other merger and integration-related costs of $12,062.
       Severance and other employee related charges were incurred primarily as part of the consolidation of First Western Bank, N.A. with Sky Bank and the consolidation of First Federal Bank, a Wood Bancorp subsidiary, with Mid Am Bank. In addition, severance and other employee-related charges have been accrued for the consolidation of the Mahoning National Bank with Sky Bank, which is planned for the second quarter of 2000. A review was conducted of individual positions to determine those to be eliminated. Positions eliminated affected all job classifications.
       The employee-related costs resulted in the elimination of approximately 250 positions during 1999. It is anticipated that another 50 positions will be eliminated in 2000. The employee related expenses for the First Western and Wood Bancorp mergers are substantially complete. The employee-related expenses for the Mahoning National Bancorp, Inc. merger are approximately 70% paid with the balance to be paid in the first and second quarters of 2000.
       Asset valuation adjustments were comprised of charges to reflect, at fair market value, redundant premises and equipment planned for disposal and the current valuation of intangible assets related to the mergers. The impairment of these assets results from the significant change in the extent or manner of their use and their relative value to the merged corporation. Fair values for significant fixed assets were determined by professional appraisal. The value of intangible assets was determined using the discounted cash flow method.

NOTE 14 -
MERGER, INTEGRATION AND RESTRUCTURING EXPENSES
(CONTINUED)

       Premises and equipment planned for disposal had a carrying value of $6,040 at year end 1999 after valuation adjustments of $6,894. These dispositions relate primarily to the community banking segment of Sky Financial's operations. They are expected to be completed during 2000. The impairment of intangible assets resulted in a charge of $21,787 during 1999, representing a reduction in the value of intangible assets acquired in the merger with First Western. The remaining value of these assets at year end 1999 was $20,777. The charges for these valuation allowances are aggregated with other merger, integration and other restructuring expenses and are reflected in the parent and other segment for line of business reporting purposes. No material adjustments were made to the recorded liabilities.
       In 1998, Sky Financial recorded charges totaling $55,987 ($39,357 after tax, or $.50 per diluted share.) The majority of the charges are associated with the merger and integration of the combined operations of Citizens Bancshares, Inc., Mid Am, Inc. and The Ohio Bank. Included in the total are severance and other employee-related costs of $19,750, valuation adjustments of property, equipment and other assets of $15,933, transaction costs of $8,311 and other merger and integration- related costs of $11,993.
       Severance and other employee-related charges were incurred as part of the consolidation of ten separate banking organizations into three geographically-based banking entities and the resultant reduction of duplicate positions and as part of a process redesign applied to all business segments throughout the organization. The employee related costs resulted from the elimination of approximately 260 positions, including 26 senior management and officer positions. Prior to December 31, 1998, approximately 40% of employee-related expenses were paid. The remaining expenses were paid and the remaining position reductions were completed during the first and second quarters of 1999. Also in 1998, First Western eliminated approximately 70 positions, including 49 full-time positions and five executive positions.
       Asset valuation adjustments were comprised of charges to reflect at fair value redundant premises and equipment to be disposed of and related intangible assets; to reflect the impairment of premises for which there has been a significant change in the extent or manner of use; and to reflect the impairment of intangible assets. Fair values for significant assets were determined by professional appraisal. Premises and equipment to be disposed of had a carrying value of $1,902 at year-end 1998, after valuation adjustments of $1,980. These dispositions, substantially all of which are in the community banking segment, were substantially accomplished during 1999. The assets associated with the remaining valuation adjustments were primarily in the community banking subsidiaries. The charges for these valuation allowances are aggregated with other merger, integration and restructuring expenses and are reflected in the parent and other segment for line of business reporting purposes.
       Charges of $1,603 in 1997 related to branch and other acquisitions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 15 -
EMPLOYEE BENEFITS

Sky Financial maintains two plans which management intends to be Sky Financial's primary ongoing retirement plans, as well as a supplemental retirement plan for certain individuals. Beginning in 2000, all employees of Sky Financial will be eligible to participate.

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN
The plan provides for annual contributions by Sky Financial as determined annually by the Board of Directors. Under the 401(k) portion of the Plan, employees may contribute a percentage of their eligible compensation with a company match of such contributions up to a maximum match of three percent. Employees may contribute to this plan upon employment. Employer matching contributions commence after the employees have completed twelve months of service.

EMPLOYEE STOCK OWNERSHIP PENSION PLAN
Sky Financial also sponsors an Employee Stock Ownership Pension Plan which provides for an annual employer contribution equal to 3% of eligible employees' annual compensation.

SUPPLEMENTAL RETIREMENT PLAN
This plan replaces retirement benefits eliminated under Sky Financial's qualified retirement plans because of eligible compensation limitations under current tax law. Sky Financial's contribution under the plan is determined by multiplying the excess of employees' compensation over the established limitation by the contribution level established by the Board of Directors for Sky Financial's qualified plans (12% in each year presented).
       A summary of the other retirement plans of merged affiliates follows. Management intends to either terminate or merge these plans into an ongoing plan.

PENSION PLANS
First Western, Mahoning, Citizens and Century maintained defined benefit pension plans covering certain employees. Retirement benefits are based primarily on years of service and compensation rates near retirement. Employees became eligible to participate in the plans after meeting certain service requirements and became fully vested in the benefits after five years of service. First Western's board of directors froze all future benefits as of December 31, 1999. Citizens' board of directors froze all future benefits under the Citizens and Century plans effective December 31, 1998. Mahoning National Bank maintained a plan that was frozen effective October 1, 1999. It is anticipated that final settlement for all plans will occur during 2000. Sky Financial expects a reversion of excess funding of which a portion will be used to make contributions to existing plans. The benefit obligation, pension expenses and accrued pension liability are not material in any period presented.

PROFIT SHARING AND 401(K) PLANS
First Western Bank, Wood Bancorp, Citizens, The Ohio Bank, Picton and Century maintained defined contribution profit sharing plans in which substantially all employees participated.

POSTRETIREMENT HEALTH INSURANCE BENEFITS
First Western Bank, Mahoning and Citizens continue to pay health insurance premiums for certain employees after retirement. First Western, Mahoning and Sky Bank accrued the cost of retirees' health and other post-retirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

EMPLOYEE STOCK OWNERSHIP PLAN
First Western Bank, Wood Bancorp and Citizens maintained an Employee Stock Ownership Plan (ESOP) for substantially all employees. Corporate contributions to the plan were discretionary and determined annually by the Board of Directors. Acquisitions of common shares by the ESOP were funded through borrowings with unrelated financial institutions with the common shares purchased serving as collateral for the related loans. First Western and Wood Bancorp had loans outstanding of $600 and $117, respectively, as of December 31, 1999. The First Western plan held a total of 79,926 shares at year end December 31, 1999 and 1998. The Wood Bancorp plan held a total of 168,870 shares at year end December 31, 1999 and 1998. Citizens had loans outstanding, totaling $325, which were repaid in 1998 in conjunction with the merger to form Sky. The plan held a total of 235,924 shares at year end 1998 and 1997, all of which were allocated or committed to be released at year end 1998. At year end 1997, 164,754 shares were allocated or committed to be released and 72,271 shares were unallocated. Expenses associated with the ESOP were not material.
       Expenses relating to Sky Financial's plans as well as those of merged affiliates totaled $9,042, $7,772 and $7,304 in 1999, 1998 and 1997.

NOTE 16 -
STOCK OPTIONS

Options to purchase Sky Financial's stock have been granted to directors, officers and employees under various stock option plans. The Sky Financial Group, Inc. 1998 Stock Option Plan for Employees and the Sky Financial Group, Inc. Amended and Restated Stock Option Plan for Non-Employee Directors were approved by Sky Financial's shareholders in 1998. Under these plans, options may be granted to buy a maximum of 5.9 million common shares, or 7.5% of the number of issued and outstanding common shares at the time of the adoption of the plans, adjusted for all subsequent stock-for-stock acquisitions. Options expire 10 years after the date of grant and are issued at an option price no less than the market price of Sky Financial's stock on the date of grant. Certain individuals, including directors, may also elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Options granted to directors are fully vested and immediately exercisable at the time of grant. Options granted to officers and other key employees are generally exercisable at 40% after two years and in annual 20% increments thereafter, except for options received in lieu of salary, which are immediately exercisable.

A summary of the activity in the plans is as follows.

------------------------------------------------------------------------------------------------------------------------------------
                                                                    1999                     1998                     1997
                                                         ---------------------------------------------------------------------------
                                                                       WEIGHTED                 WEIGHTED                 WEIGHTED
                                                                        AVERAGE                  AVERAGE                  AVERAGE
                                                                       EXERCISE                 EXERCISE                 EXERCISE
                                                              SHARES      PRICE        SHARES      PRICE       SHARES       PRICE
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
    of year                                                4,045,653    $ 17.21     2,773,552    $ 12.14    2,438,713     $ 10.27
Granted                                                      605,024      20.52     1,559,661      25.23      595,221       18.54
Exercised                                                   (505,405)      9.03      (238,593)     10.26     (236,047)       8.81
Forfeited                                                   (155,595)     23.89       (48,967)     19.41      (24,335)      12.89
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                 3,989,677    $ 18.48     4,045,653    $ 17.21    2,773,552     $ 12.14
====================================================================================================================================
Options exercisable at
    year-end                                               3,043,849    $ 16.52     2,630,579    $ 13.98    1,900,954     $ 10.64
Weighted average fair
    value of options granted
    during year                                                         $  4.21                  $  5.42                  $  2.96


Options outstanding at year end 1999 were as follows.

------------------------------------------------------------------------------------------------------------------------------------
                                                                              OUTSTANDING                    EXERCISABLE
                                                                     ---------------------------------------------------------------
                                                                                         WEIGHTED
                                                                                          AVERAGE                         WEIGHTED
RANGE OF                                                                                REMAINING                          AVERAGE
EXERCISE                                                                              CONTRACTUAL                         EXERCISE
PRICES                                                                 NUMBER         LIFE (YEARS)           NUMBER          PRICE
------------------------------------------------------------------------------------------------------------------------------------
$3 to $10                                                             338,747                3.31           338,731         $ 7.01
$10 to $15                                                          1,111,201                5.22         1,083,178          11.90
$15 to $20                                                            325,652                7.19           265,676          16.92
$20 to $25                                                          1,275,019                9.17         1,183,512          21.83
$25 to $30                                                            939,058                8.86           172,752          27.03
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at year-end                                             3,989,677                7.34         3,043,849         $16.52
====================================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 16 -
STOCK OPTIONS (CONTINUED)

Had compensation cost for stock options been measured using FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1999                  1998                  1997
------------------------------------------------------------------------------------------------------------------------------------
Net income as reported                                                        $ 71,182              $ 51,963               $94,218
Pro forma net income                                                            67,462                48,362                92,076

Basic earnings per share as reported                                              0.91                  0.67                  1.19
Pro forma basic earnings per share                                                0.86                  0.62                  1.17

Diluted earnings per share as reported                                            0.90                  0.66                  1.17
Pro forma diluted earnings per share                                              0.86                  0.61                  1.15
====================================================================================================================================

The pro forma effects are computed using option-pricing models, using the following weighted average assumptions as of the grant date:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1999                  1998                  1997
------------------------------------------------------------------------------------------------------------------------------------
Risk-free interest rate                                                           5.95%                 5.00%                 6.24%
Expected option life (years)                                                      5.26                  7.29                  6.75
Expected stock price volatility                                                   0.20                  0.20                  0.18
Dividend yield                                                                    4.00%                 3.01%                 2.91%
====================================================================================================================================

Sky Financial maintains a stock appreciation rights (SAR) plan under which SARs were granted in tandem with stock options until 1998. Expense related to the SARs was ($100) in 1999, $213 in 1998, and $1,793 in 1997. A summary of the activity in this plan follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                         1999                  1998                  1997
                                                                --------------------------------------------------------------------
                                                                            WEIGHTED              WEIGHTED              WEIGHTED
                                                                             AVERAGE               AVERAGE               AVERAGE
                                                                            EXERCISE              EXERCISE              EXERCISE
                                                                  SARS         PRICE      SARS       PRICE      SARS       PRICE
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
    of year                                                     25,765       $ 15.65    48,535      $10.65   130,194     $  9.65
Granted                                                              -         20.52     5,251       29.75    10,089       13.43
Exercised                                                       (1,578)        11.92   (27,539)       9.54   (90,750)       9.50
Forfeited                                                       (1,419)        19.10      (482)      16.44      (998)      12.15
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                      22,768       $ 15.68    25,765      $15.65    48,535     $ 10.65
====================================================================================================================================

NOTE 17 -
CONTINGENCIES

Sky Financial is, from time-to-time, involved in various lawsuits and claims, which arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of Sky Financial.

NOTE 18 -
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

Sky Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers located primarily within the local business area. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit. In addition, SFS retains a portion of the credit risk on loans and leases it sells in the secondary market.
         Sky Financial's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and letters of credit is represented by the contractual amount of those instruments. Sky Financial uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
       Financial instruments whose contract amounts represent credit risk at December 31 are presented below:


----------------------------------------------------------
                                  1999              1998
----------------------------------------------------------

Commitments to
   extend credit              $1,192,727       $1,076,414
Standby letters
   of credit                     120,177           84,809
Letters of credit                    755              692
==========================================================

The majority of the unfunded commitments at December 31, 1999 are variable rate commitments, with approximately 20% or $230 million having fixed rates.
         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from one to five years, variable interest rates tied to the prime rate and Treasury bill rates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
       Standby letters of credit are conditional commitments issued by Sky Financial to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from thirty days to seven years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Sky Financial holds marketable securities, certificates of deposits, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.
       Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting Sky Financial's credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.
       Most of Sky Financial's business activity is with customers located within the respective local business areas of its bank subsidiaries. However, SFS's loan and lease activities are with customers in medical and dental-related fields located throughout the continental United States. Substantially all loans and leases originated by SFS are sold in the secondary market. In connection with sales of the loans and leases, SFS retains limited servicing and limited recourse liability. The servicing is limited to responsibility to collect delinquent accounts based on information provided by the purchaser of the loans and leases. A liability is established at the time each loan or lease is sold based on the fair value of the servicing liability. In addition, SFS records a liability for the estimated recourse for credit losses which is limited to an aggregate of 10% of the purchase price of the loans and leases sold. The fair value of the servicing liability and the estimated recourse liability reduce the amount of gain or increase the loss of the loans and leases sold. At December 31, 1999 the outstanding balance of loans and leases sold was $430,220. A portion of the purchase price is deferred and paid to SFS on a delayed basis. At December 31, 1999 and 1998, SFS recorded receivables of $13,081 and $9,191, respectively, for deferred sales proceeds. Changes in the liability for recourse provisions relating to sold loans and leases is as follows:


-------------------------------------------------------
                                  1999            1998
-------------------------------------------------------

Balance at beginning
   of year                    $ 6,233          $ 3,050
Provision for recourse
   liability                    7,260            5,592
Recourse claims paid           (3,444)          (2,578)
Recoveries of claims paid         712              169
-------------------------------------------------------
Balance at end of year        $10,761          $ 6,233
=======================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 19 -
MORTGAGE BANKING ACTIVITIES

Sky Financial conducts mortgage banking operations through its banking subsidiaries. The primary activity relates to the origination and sale of fixed- and variable-rate residential mortgages in the secondary market. Sky Financial usually retains the servicing of the loans it sells. Loans are primarily originated in the western Ohio, eastern Ohio, western Pennsylvania and southeastern Michigan market areas; however, Sky Financial also has employees and agents in Indiana who also originate loans for sale in the secondary market.
         The following table summarizes information relating to Sky Financial's mortgage banking activity as of December 31:

------------------------------------------------------------------------------------------------------
                                                                              1999              1998
------------------------------------------------------------------------------------------------------

Amounts held in agency accounts                                           $    6,198        $   13,530
Amounts held in escrow accounts                                               10,158             9,444
Mortgage banking receivables for advanced funds                                  734             3,767
Unpaid mortgage loan principal for loans serviced for investors            2,202,034         1,966,671
Mortgage servicing rights, net of accumulated amortization                    13,068            10,972
Allowance for impairment of capitalized mortgage servicing rights                  2               904
======================================================================================================


In 1999, 1998 and 1997, Sky Financial sold certain servicing rights on mortgages which had an outstanding principal balance of $59,575, $282,837 and $96,691, respectively, and realized no gain or loss in 1999, a loss of $53 in 1998 and a gain of $446 in 1997. At December 31, 1999, Sky Financial had firm commitments for the sale of approximately $8,492 of loans held for sale. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 1999.

NOTE 20 -
REGULATORY MATTERS

CAPITAL MAINTENANCE REQUIREMENTS
Sky Financial and its bank subsidiaries must observe capital guidelines established by federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by primary regulators of Sky Financial and its bank subsidiaries that could have a material effect on Sky Financial's financial condition or results of operations. Under capital adequacy guidelines, Sky Financial and its bank subsidiaries must meet specific quantitative measures of their assets, liabilities and certain off balance sheet items as determined under regulatory accounting practices. Sky Financial's and its banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 1999, that Sky Financial and its banks meet all capital adequacy requirements to which they are subject.
         Sky Financial and its banks have been notified by their respective regulators that, as of the most recent regulatory examinations, each is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating Sky Financial and its banks under Tier 1, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the well capitalized categorizations of Sky Financial and its bank subsidiaries.


NOTE 20 -
REGULATORY MATTERS
(CONTINUED)

Sky Financial and its significant banks' capital ratios are presented in the following table:

----------------------------------------------------------------------------------------------------------
                                                                                      REQUIRED TO BE
                                                         MINIMUM REQUIRED            WELL CAPITALIZED
                                                            FOR CAPITAL           UNDER PROMPT CORRECTIVE
                                    ACTUAL               ADEQUACY PURPOSES          ACTION REGULATIONS
----------------------------------------------------------------------------------------------------------
                              AMOUNT     RATIO           AMOUNT      RATIO          AMOUNT        RATIO
----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------

TOTAL CAPITAL TO
   RISK-WEIGHTED ASSETS
Sky Financial                 $751,976      12.1%        $496,493        8.0%       $620,616       10.0%
Sky Bank                       305,739      12.2          200,407        8.0         250,509       10.0
Mid Am Bank                    181,111      11.4          126,986        8.0         158,732       10.0
Ohio Bank                      102,649      10.8           76,038        8.0          95,048       10.0
Mahoning                        85,263      16.1           42,456        8.0          53,070       10.0

TIER 1 CAPITAL TO
   RISK-WEIGHTED ASSETS
Sky Financial                 $612,257       9.9%        $248,246        4.0%       $372,370        6.0%
Sky Bank                       244,332       9.8          100,204        4.0         150,306        6.0
Mid Am Bank                    145,217       9.1           63,493        4.0          95,239        6.0
Ohio Bank                       80,721       8.5           38,019        4.0          57,029        6.0
Mahoning                        78,614      14.8           21,228        4.0          31,842        6.0

TIER 1 CAPITAL TO
   AVERAGE ASSETS
Sky Financial                 $612,257       7.7%        $316,379        4.0%       $474,569        5.0%
Sky Bank                       244,332       6.6          148,557        4.0         185,697        5.0
Mid Am Bank                    145,217       7.5           77,184        4.0          96,480        5.0
Ohio Bank                       80,721       6.3           51,301        4.0          64,126        5.0
Mahoning                        78,614       9.6           32,914        4.0          41,142        5.0
==========================================================================================================
DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------
TOTAL CAPITAL TO
   RISK-WEIGHTED ASSETS
Sky Financial                 $697,641      12.1%        $461,953        8.0%       $577,441       10.0%
Sky Bank                       258,879      10.6          194,951        8.0         243,689       10.0
Mid Am Bank                    149,327      10.4          114,478        8.0         143,098       10.0
Ohio Bank                       94,917      10.5           72,161        8.0          90,201       10.0
Mahoning                        76,355      15.4           39,701        8.0          49,626       10.0

TIER 1 CAPITAL TO
   RISK-WEIGHTED ASSETS
Sky Financial                 $568,543       9.9%        $230,977        4.0%       $346,465        6.0%
Sky Bank                       218,386       9.0           97,476        4.0         146,213        6.0
Mid Am Bank                    116,165       8.1           57,239        4.0          85,859        6.0
Ohio Bank                       73,642       8.2           36,081        4.0          54,121        6.0
Mahoning                        70,133      14.1           19,851        4.0          29,776        6.0

TIER 1 CAPITAL TO
   AVERAGE ASSETS
Sky Financial                 $568,543       7.2%        $316,145        4.0%       $395,181        5.0%
Sky Bank                       218,386       5.6          156,590        4.0         195,737        5.0
Mid Am Bank                    116,165       6.8           68,648        4.0          85,810        5.0
Ohio Bank                       73,642       6.0           49,234        4.0          61,543        5.0
Mahoning                        70,133       8.8           31,868        4.0          39,835        5.0
==========================================================================================================



RESTRICTIONS ON SUBSIDIARY DIVIDENDS
Dividends paid by Sky Financial are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of its banking subsidiaries to transfer funds to Sky Financial in the form of cash dividends, loans or advances. Regulatory approval is required in order to pay dividends in excess of the bank subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1997. As of December 31, 1999, $40,641 was available for distribution to Sky Financial as dividends without prior regulatory approval.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 21 -
LINE OF BUSINESS REPORTING

Sky Financial manages and operates two major lines of business: community banking and financial service affiliates. Community banking includes lending and related services to businesses and consumers, mortgage banking, deposit-gathering and institutional trust services. financial service affiliates consist of non-banking companies engaged in commercial finance lending and leasing, broker/dealer operations, non-conforming mortgage lending, collection activities, wealth management, insurance and other financial-related services.
         The reported line of business results reflect the underlying core operating performance within the business units. Parent and Other is comprised of the parent company and several smaller business units. It includes the net funding cost of the parent company and intercompany eliminations. Expenses for centrally provided services and support are fully allocated based principally upon estimated usage of services. All significant non-recurring items of income and expense company-wide are included in Parent and Other. Prior periods have been presented to conform with current reporting methodologies. Substantially all of Sky Financial's assets are part of the community banking line of business. Selected segment information is included in the following table:


------------------------------------------------------------------------------------------------------
                                                               FINANCIAL
                                              COMMUNITY          SERVICE         PARENT   CONSOLIDATED
                                                BANKING       AFFILIATES      AND OTHER          TOTAL
------------------------------------------------------------------------------------------------------

1999
NET INTEREST INCOME                            $308,713        $ 2,487        $ (7,555)       $303,645
PROVISION FOR LOAN LOSSES                        17,997            315           2,400          20,712
------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION             290,716          2,172          (9,955)        282,933
NON-INTEREST INCOME                              80,016         44,678            (352)        124,342
NON-INTEREST EXPENSE                            185,868         45,780          70,849         302,497
------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES               184,864          1,070         (81,156)        104,778
INCOME TAX EXPENSE (BENEFIT)                     58,725            520         (25,649)         33,596
------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $126,139        $   550        $(55,507)       $ 71,182
======================================================================================================
1998
Net interest income                            $294,877        $ 1,271        $ (6,365)       $289,783
Provision for loan losses                        15,840            153          15,999          31,992
------------------------------------------------------------------------------------------------------
Net interest income after provision             279,037          1,118         (22,364)        257,791
Non-interest income                              79,998         40,276           4,276         124,550
Non-interest expense                            212,334         39,718          54,515         306,567
------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               146,701          1,676         (72,603)         75,774
Income tax expense (benefit)                     45,506            699         (22,394)         23,811
------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $101,195        $   977        $(50,209)       $ 51,963
======================================================================================================
1997
Net interest income                            $279,479        $   812        $ (1,328)       $278,963
Provision for loan losses                        16,221             38           2,600          18,859
------------------------------------------------------------------------------------------------------
Net interest income after provision             263,258            774          (3,928)        260,104
Non-interest income                              67,640         27,887          12,789         108,316
Non-interest expense                            197,261         27,718           5,544         230,523
------------------------------------------------------------------------------------------------------
Income before income taxes                      133,637            943           3,317         137,897
Income tax expense                               42,046            534           1,099          43,679
------------------------------------------------------------------------------------------------------
NET INCOME                                     $ 91,591        $   409        $ 2,218         $ 94,218
======================================================================================================



NOTE 22 -
CONDENSED PARENT COMPANY FINANCIAL INFORMATION


CONDENSED PARENT COMPANY BALANCE SHEETS


------------------------------------------------------------------------------------------------------
                                                                            1999             1998
------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                  $ 15,973           $ 22,480
Securities available for sale                                              31,039             31,681
Investment in bank subsidiaries                                           518,134            543,222
Investment in nonbank subsidiaries                                         27,083             29,522
Receivable from subsidiaries                                              105,631             82,547
Bank premises and equipment                                                 8,241              8,442
Other assets                                                               65,917             28,088
------------------------------------------------------------------------------------------------------
Total assets                                                             $772,018           $745,982
======================================================================================================
LIABILITIES
Debt                                                                     $158,451           $111,851
Other liabilities                                                          47,236             22,418
------------------------------------------------------------------------------------------------------
   Total liabilities                                                      205,687            134,269
Shareholders' Equity                                                      566,331            611,713
------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                               $772,018           $745,982
======================================================================================================



CONDENSED PARENT COMPANY STATEMENTS OF INCOME


------------------------------------------------------------------------------------------------------
                                                                   1999           1998           1997
------------------------------------------------------------------------------------------------------

INCOME
Dividends from bank subsidiaries                               $81,408       $105,309         $72,122
Dividends from nonbank subsidiaries                              1,060          3,150           2,685
Management fees                                                 11,749          9,392           8,782
Other income                                                     5,653          2,483           1,793
------------------------------------------------------------------------------------------------------
   Total income                                                 99,870        120,334          85,382
------------------------------------------------------------------------------------------------------
EXPENSES
Interest expense                                                 9,043          6,979           2,419
Salaries and employee benefits                                   7,822          8,773           9,190
Occupancy and equipment expense                                  1,285          1,260           1,009
Merger, integration and restructuring expense                   21,112         20,063               -
Other operating expense                                          3,045          4,689           4,236
------------------------------------------------------------------------------------------------------
   Total expenses                                               42,307         41,764          16,854
------------------------------------------------------------------------------------------------------
Income before income taxes and equity in
   undistributed net income of subsidiaries                     57,563         78,570          68,528

Income tax benefit                                               7,526          8,539           2,234
------------------------------------------------------------------------------------------------------
Income before equity in undistributed net
   income of subsidiaries                                       65,089         87,109          70,762

Equity in undistributed net income
   of bank subsidiaries                                          7,072        (32,857)         24,532
Equity in undistributed net income
   of nonbank subsidiaries                                        (979)        (2,289)         (1,076)
------------------------------------------------------------------------------------------------------
Net income                                                     $71,182       $ 51,963         $94,218
======================================================================================================
Net income available to common shareholders                    $71,182       $ 51,963         $93,613
======================================================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 22 -
CONDENSED PARENT COMPANY FINANCIAL INFORMATION

(CONTINUED)


--------------------------------------------------------------------------------------------------------
CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------
                                                                   1999           1998           1997
--------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                     $ 71,182        $51,963        $94,218
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed net income
       of bank subsidiaries                                      (7,072)        32,857        (24,532)
     Equity in undistributed net income
       of nonbank subsidiaries                                      979          2,289          1,076
     Depreciation and amortization                                  591            845            486
     Gain on sale of assets                                          (9)           (99)             -
     Net change in other assets and liabilities                 (15,036)       (51,640)         4,576
--------------------------------------------------------------------------------------------------------
       Net cash from operating activities                        50,635         36,215         75,824
--------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Capital contributions to bank subsidiaries                       (4,300)          (800)        (2,100)
Capital contributions to nonbank subsidiaries                    (3,850)        (4,300)        (9,503)
Return of capital from nonbank subsidiary                         4,000              -              -
Loan to subsidiary                                              (63,836)       (11,700)       (27,800)
Net loan payments                                                40,752         24,406         15,007
Securities available for sale:
   Proceeds from maturities and payments                          5,463              -              -
   Proceeds from sales                                            2,016          7,585             31
   Purchases                                                    (14,167)       (26,471)        (6,576)
Securities held to maturity:
   Proceeds from maturities and payments                              -          1,190          1,531
   Purchases                                                          -         (1,210)        (1,541)
Purchases of life insurance contracts                            (4,340)       (18,350)             -
Proceeds from sales of bank premises and equipment                   10              4             39
Purchases of bank premises and equipment                           (409)          (516)        (5,851)
--------------------------------------------------------------------------------------------------------
       Net cash from investing activities                       (38,661)       (30,162)       (36,763)
--------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from issuance of debt                                   62,000         90,000         62,851
Repayment of debt                                               (15,400)       (21,500)       (19,500)
Preferred stock retired                                               -              -        (21,801)
Proceeds from issuance of common stock                            4,507          4,220          1,547
Cash dividends and fractional shares paid                       (49,984)       (35,734)       (36,512)
Treasury stock purchases                                        (21,344)       (34,160)       (19,509)
Other items                                                       1,740            587           (817)
--------------------------------------------------------------------------------------------------------
       Net cash from financing activities                       (18,481)         3,413        (33,741)
--------------------------------------------------------------------------------------------------------
Net change in cash and due from banks                            (6,507)         9,466          5,320
Cash and due from banks at beginning of year                     22,480         13,014          7,694
========================================================================================================
Cash and due from banks at end of year                         $ 15,973        $22,480        $13,014
========================================================================================================

SENIOR OFFICERS

SKY FINANCIAL GROUP, INC.

Edward J. Reiter
Senior Chairman

Marty E. Adams
President & CEO

Thomas J. O'Shane
Senior Executive Vice President

Frank J. Koch
EVP/Senior Credit Officer

W. Granger Souder, Jr.
EVP/General Counsel

Kevin T. Thompson
EVP/Chief Financial Officer

Jerry R. Biederman
SVP/Director of Audit

Beth A. Haas
SVP/Asset Quality

Donald P. Hileman
SVP/Finance

Judith A. Leck
SVP/Human Resources

Michael R. Moore
SVP/Funds Management

John R. Reisner
SVP/Compliance

Bernard A. Sikorski
Director of Sales

Diane K. Critchet
VP/Secondary Market

Timothy S. Dirrim
VP/Marketing

Tracey L. Reeder
VP/Shareholder Relations

MID AM BANK

Patrick A. Kennedy
President & CEO

Richard L. Gordley
Area President

Marvin D. Miller
Area President

Kenneth R. Nagel
Area President/Senior Credit Officer

Charles A. Parcher
Area President

Michael R. Klein
EVP/Retail Sales

Michael J. Rose
EVP/Mortgage Lending

Joseph R. Williams
EVP/Sales

Michael L. Williams
EVP/Operations

Philip C. Clinard
SVP/Chief Financial Officer

Sharon S. Speyer
SVP/Legal Counsel

Amy L. Gonyer
VP/Human Resources

SKY BANK

Richard L. Hardgrove
President & CEO

Jayson M. Zatta
EVP/Corporate Banking

Frank A. Hierro
Regional President

Rick L. Hull
Regional President

Stephen R. Sant
Regional President

Dewey VanHoose, III
Regional President

Debra A. Bish
SVP/Marketing

Lawrence P. Crow
SVP/Retail Branch Operations

Mark G. Hirst
SVP/Mortgage Lending

Kenneth J. Romig
SVP/Finance

Nancy J. Trombetta
SVP/Human Resources

Lewis N. Voisey
SVP/Retail Sales

Donald D. Wehn
SVP/Direct/Indirect Lending

Thomas M. Gacse
Legal Counsel


THE OHIO BANK

James F. Burwell
President & CEO

Mark A. Maiberger
SVP/Credit

Curtis E. Shepherd
SVP/Retail

Frank L. Goebel
Area President/Columbus

Mark B. Malone
Area President/Lima

Kathleen C. Radebaugh
Area President/Chagrin Falls

Harold A. Schierloh
Area President/Putnam

Michael C. Spragg
Area President/Hancock

Deb A. Keller
VP/Area Executive/Xenia

Roy J. Messing
VP/Area Executive/Xenia

Kim S. Sease
VP/Area Executive/Xenia

Ronald J. Phillips
VP/Finance

Francine F. Wahrman
VP/Human Resources


SENIOR OFFICERS (CONTINUED)


MID AM FINANCIAL
SERVICES, INC.

Rosella J. Baker
President & CEO

Mark L. Budreau
VP/Finance

Scott E. Lynch
VP/Sales

Douglas C. Sharkey
VP/Risk Management

PICTON CAVANAUGH, INC.

Ronald L. Murray
President

Robert C. Hawker
EVP/Secretary

Pamela M. Alspach
Treasurer and Controller

William N. Fether
SVP

Mario N. Procaccini
SVP

SKY ASSET MANAGEMENT SERVICES, INC.

Lee J. Cieslak
President & CEO

Larry C. Colton
Vice President

E. Michael Latessa
Director of Billing Services

A. Paul Molle
House Counsel

SKY FINANCIAL SOLUTIONS, INC.

Robert E. Dorr
President & CEO

Paul T. Appel
EVP & COO

John P. Fiore
SVP

Joseph A. DiNicola
SVP

SKY INVESTMENTS, INC.

Robert M. Gioia
President & CEO

Thomas D. Losby
EVP & COO

John W. Cameron
SVP

SKY TECHNOLOGY
RESOURCES, INC.

Thomas G. Leek
Chairman & CEO

James C. Burkhart
President & COO

John A. Zercher
EVP/Eastern Data Center Operations

Barbara J. Austin
SVP/Item Processing
and Electronic Services

Jerry A. Buckley
SVP/Operations

Caren L. Cantrell
SVP/Customer Services Group

Ronald R. Earl
SVP/Corporate Network Services

C. Robert Taillard
SVP/Information Technology

SKY TRUST, N.A.

Richard R. Hollington, III
President & CEO

Donald P. Southwick
EVP/Chief Investment Officer

Richard J. Auth
SVP/Personal Trust

Norman E. Benden, Jr.
SVP/Finance

Alexander Hays, IV
SVP/Personal Trust

Chall A. Jenkins
SVP/Trust Operations

Fred J. Liskowski
SVP/Employee Benefits

J. David Sabine
SVP/Personal Trust

Edward J. Tognetti
SVP/Chief Fiduciary Officer,
Secretary, Cashier, Security Officer

Thomas J. Weissling
SVP/Personal Trust

John M. Zador
SVP/Personal Trust

AFFILIATE BOARDS OF DIRECTORS

MID AM BANK
Marty E. Adams
Joel S. Beren
Paul C. Betz
James F. Bostdorff
Wayne E. Carlin
Floyd D. Craft
Ralph Gallagher
Richard L. Gordley
Candy Graham
Kathleen S. Hanley
Stephen L. Hickman
Patrick J. Johnson
Patrick A. Kennedy
G. Ray Medlin, Jr.
James A. Meier
Gene K. Metz
Dane C. Nelson
William G. Rupp
Sheila Dwyer Schwartz
Thomas J. Short
D. Jane Zeller

SKY BANK
Marty E. Adams
Keith D. Burgett
Willard L. Davis
Del E. Goedeker
Richard L. Hardgrove
Fred H. Johnson, Jr.
Fred H. "Sam" Johnson, III
H. Lee Kinney
Thomas S. Mansell
Gerard P. Mastroianni
James C. McBane
Kenneth E. McConnell
Floyd H. McElwain
Barbara Bateman McNees
Harold F. Reed, Jr.
Thomas K. Reed
Lee A. Smith
Elden L. Surbey
Glenn F. Thorne
Joseph N. Tosh, II
Steven C. Warner

THE OHIO BANK
Marty E. Adams
P. Richard Axline
Paul V. Ballinger
C. Richard Beckett
James F. Burwell
Jack W. Donaldson
John C. Fergus, II
Frank L. Goebel
Beth B. Heck
Thomas A. Heydinger
Richard R. Hollington, Jr.
Kevin R. Sonnycalb
Jerry L. Staley
Anita Y. Williamson

MID AM FINANCIAL
Services, Inc.
Rosella J. Baker
Fred H. "Sam" Johnson, III
Marilyn O. McAlear
Thomas J. O'Shane
Edward J. Reiter
Emerson J. Ross, Jr.

PICTON CAVANAUGH, INC.
George N. Chandler, II
Robert C. Hawker
Jonathan A. Levy
Ronald L. Murray
Thomas J. O'Shane
Mario N. Procaccini

SKY ASSET MANAGEMENT SERVICES, INC.
Lee J. Cieslak
James E. Laughlin
Edward J. Reiter
W. Granger Souder, Jr.
Donald D. Thomas
Joseph N. Tosh, II

SKY FINANCIAL SOLUTIONS, INC.
Marty E. Adams
Gerald D. Aller
Paul T. Appel
David A. Bryan
Keith D. Burgett
Robert E. Dorr
Del E. Goedeker
D. James Hilliker
Robert E. Spitler
Robert E. Stearns, D.D.S.

SKY INVESTMENTS, INC.
Robert M. Gioia
Richard R. Hollington, Jr.
Charles I. Homan
James C. McBane
Gerard P. Mastroianni
Thomas S. Noneman
Thomas J. O'Shane
Douglas J. Shierson
Jerry L. Staley

SKY TECHNOLOGY
RESOURCES, INC.
Marty E. Adams
James C. Burkhart
James F. Burwell
Richard L. Hardgrove
Patrick A. Kennedy
Thomas G. Leek
Thomas J. O'Shane
Kevin T. Thompson

SKY TRUST, N.A.
Marty E. Adams
C. Richard Beckett
Robert C. Duvall
Frank I. Harding, III
Richard R. Hollington, III
Randall C. Hunt
Patrick J. Johnson
Dennis L. Nemec
Harold F. Reed, Jr.
John W. Sant
Patrick Sebastiano
Donald P. Southwick
C. Gregory Spangler


AFFILIATE ADVISORY BOARD MEMBERS

John B. Adkins
Gary Akenberger
John S. Albanese
Norris Allan
Sandy L. Alsop
Tom Amos
Charles B. Anderson
Ellwood A. Anderson
Michael Arend
Linda Armstrong
Harold F. Axe
Brian D. Bailys
Jeffrey J. Baldassari
Donald S. Baldwin
Jon C. Ballinger
Thomas Balyeat
Karen S. Bame
Marvin L. Bates
Thomas E. Bauer, O.D.
Gene Beaverson
Daniel H. Becker
Janice Bench
Steve Benz
R. M. Biggar
Richard L. Birman
Robert Black
Dean Blaser
John Bock
Dr. Bruce A. Bouts
Willard Brinker
Ray Brown
Sandra Brown
David Browning
Randy Buchman
Gilbert Bucholz
Thomas H. Buckleitner
Terry Buehler
Richard W. Campbell
E. Bruce Card
Phillip D. Caris
Gene Carlin
Shirley J. Carozza
Sharon Carter
Gary Cashin
Arthur W. Chandler
Joseph Christen
Dwayne Clark
Curtis Cooley
Frank Cortez
Gary E. Cotner
Ernest Cottrell
Williams Credicott
F. Wayne Cunliffe
Martin Davis
Norma J. Delabar
Steven Delventhal
Robert Michael Dennis
Andrew Joe Devany
Tim Dew
Marvin Dietsch
Dennis Dolph
Robert Doyle
Janis Dukes
Clifford Dussel
Elaine Eagle
Dennis Ebel
Dennis Ehlers
Richard Ellis
Charlotte C. Eufinger
Henry Falk
Robert Falk
Michael Fatzinger
Thomas Fenstemacher
L. Dolores Ferguson
John L. Feucht
Mary Finch
Donald Finnegan, Jr.
George V. Fisher
John D. Fitzjohn
Robert Floyd
Russell Foster
Marjorie Frankart
James Fruchey
Carol Fueling
Dennis Galayda
Mary Galvin
Robert F. Garvin, Jr.
Konnie Gerber
Richard Germond
Joseph Giovanucci
Darrell Goebel
Richard Goeke
William Goller
Robert Good
Jack Gooding
Joan Gordon
Gloria Granata
Roger Grandley
Donald Granger
Alix Greenblatt
Barb J. Greetham
Richard Grieser
Donald J. Guernsey
Jerald Haar
Maxine Haas
Wilbur D. Haas
Dan Hacker
Timothy Hallett
Douglas Hanna
Drew Hanna
Harold Hanna
David Hanson
John Harding
Everett Harris
Lowell Hartman
Matthew R. Hartman
John Hatfield
Erwin Heer
Daniel Hefflinger
Richard Heidebrink
James Heider
Judy Heilman
Jeanette Heinze
Daniel Heitzman
Phyllis R. Henderson
Jodi Herman
Thomas Herman
Kathleen Heyman
Mary Ann Hillier
Robert Holley
James Holzemer
Aurice J. Hoover
Michael L. Horsley
William Horst
Jay Hovis
Paul Hubbard
Randal Huber
William Hughes
Patricia L. Igoe
Charles A. Inkrott
Truman Irving
Beverly Jacobs
David A. James
Dana Johnson
Harry J. Johnston
Jack Jones
Minnie Mae Kemper
David M. Key
Thomas Kime
Robert P. King
H. Lee Kinney
Terry J. Klass
Stanley Korducki
Ruth Ann Kramer
Michael R. Kraus
Richard Krieger
John Krill
John Krueger
Z. John Kruzic
Helyn Kurfess
Eric S. Kurjan
Thomas Lahey
Donald Lahote
Luan F. Lamb
James E. Lang
Sharon Lange
David LaRoe
Kenneth Lay
Paul E. Lazenby
Betty Lazzaro
James Leatherman
Mark W. Leibold
Larry E. Leopold
Lou Ann Limbird

Thomas Lindsley
William J. Lomax, Jr.
James Loss
Richard Loss
John E. Love
Arlen L. Lowery
Sally Lutz
Thomas Manders
Mark Marenberg
Michael Marsh
Oscar R. Marshall
Michael McAlear
Allen McConnell
Sandra McCrate
Daryl McDonald
Robert McDonald
William W. McElwain
Don Meinert
Herman N. Menapace
Daniel E. Meyer
Ronald Mickel
Michael Miesle
James Miles
Alan Miller
David Miller
Donald Miller
Norma Miller
Terry Miller
Linda Millhime
Boyd Montgomery
Thomas Moore
Edwin S. Morse
Jack A. Murray
Dr. Ramana M. Murty
Kenneth Myer
Dale Myers
Harry E. Myers, Jr.
Douglas F. Naylor
Glen Newcomer
Kathleen L. Nichols
Robert Nicholson
Reginald Noble
Kenneth L. Okeson
Blaine Okuley
George Oravecz
James Ostrowski
Albert Pavlik, Jr.
Garry L. Peiffer
Ted Penner
Judy Peper
Donna Perlaky
Elvio Pescara
Rochelle Pfaff
Robert Pfefferle
Susan L. Phillips
Michael Podracky
Ted Pohlmann
Michael Powder
Charles M. Pugliese
Thomas Ramsdell
Ted Reiter
Jeffrey Reitzel
John Ressler
Bert Richard
Marilyn Richard
Paul Richard
Robert Richard
John Ridel
Dr. Christopher A. Roberts
Danny Roe
Virginia Rosen
James Rossler
Gene Roth
Sarah Rowland
Dennis V. Ruhe
Lowell Rupp
Kathleen Ryan
Joseph Rychener
Roger Saneholtz
Gregory Schafer
Mimi Schaffner
James Scheib
Michael P. Schiappa
Rosemary Schlievert
Sue M. Schroeder
Robert H. Schroeter
James Schwerkoske
Ken H. Scott
Barbara Sears
Ronald Seckinger
Cathy Segrist
Laurie Seibold
John Sepanski
Deborah W. Shade
Dr. Bahu Shaikh
Clyde Sharlow
Douglas Shaw
Robert J. Shedlarz
Keith Sheridan
Daryl Sherman
Jackson Short
Robert Sibbersen
William Smith
Jeffrey Snook
Joel J. Snyder
Ned Snyder
Philip W. Sparks
Lynn St. Clair
Harold Steinberg
Kathleen Steingraber
Peter A. Stock
Greg Stoller
Winifred Stone
Roger Strup
Candyce Sturtz
John L. Tabacchi
Jane Taft
Roslyn L. Talerico
Rosemary Talmadge
Garth Tebay
Ardenia Terry
Charles Thayer
Charles Thomas
James Thompson
Jerry Throne
John Thurman
Timothy A. Tipton
James Toncre
Julie Hayes Troug
Douglas Troutner
Dottie L. Tuttle
Kenneth J. Unverferth
Jeffrey T. Urbanski
Susan Utterback
Leonard Verhoff
Thomas VonDeylen
Ronald VonKaler
Ronald Wachsman
Robert Waidmann
Robert Walden, Jr.
F. Carl Walter
Thomas Warns
Mark Wasylyshyn
James Weber
Thomas Weidner
Don Weiher
Kenton Weis
Lois Weller
James Wenberg
Richard Westmeyer
John White, Jr.
Virginia Whiteman
Russell D. Williams
Wayne Wilson
Jim E. Wimmers
James Wing
Mona Wittlinger
Paul H. Woehlke
Betty Woods
Raymond Wright
Tom O. Yazel
Marylin Yoder
Shirley Young
Thomas J. Zajbel
Philip Zell
Charlotte Zgela
Joseph Zigray
Connie Zimmerman
Doug E. Zimmerman

ACKNOWLEDGEMENTS

WE WOULD LIKE TO THANK THE CUSTOMERS, BOARD MEMBERS AND EMPLOYEES FEATURED IN THIS YEAR'S REPORT. WITHOUT THEIR TIME AND SUPPORT THIS REPORT WOULD NOT HAVE BEEN POSSIBLE.

[PHOTO]

PAGE 12 - Dr. Bahu Shaikh is a specialist in Hematology/Oncology, The Toledo Clinic; Chairman of the Department of Oncology, Flower Hospital; and Clinical Professor of Medicine, Medical College of Ohio. Dr. Shaikh has been a Mid Am Advisory Board member since 1991. As a prominent community leader, he provides ongoing feedback to Mid Am's Sylvania Banking Center.

[PHOTO]

PAGE 14 - Ohio Bank Assistant Vice President Joe Laudick is a busy man. Busy coaching little league baseball, junior girls softball and refereeing co-ed soccer. Joe is also a member of the Village of Ottawa Park Board, Chamber of Commerce and Ottawa Community Center and an Executive Member of the Putnam County YMCA. Joe, like many other Sky employees, is never too busy to get involved and give something back to his community.

[PHOTO]

PAGE 14 - Mike Spragg, Hancock Area President of The Ohio Bank, and Tom Weissling, Senior Vice President of Sky Trust, recently presented a check for $20,000 to Russ Gartner, Executive Director of the Findlay Family YMCA. The donation from the Sky Foundation represents the first of five installments totaling $100,000. The funding will help renovate the existing YMCA facility in downtown Findlay.

THE FOLLOWING CUSTOMERS AND SHAREHOLDERS ASSISTED IN THE COMPLETION OF THIS YEAR'S ANNUAL REPORT:

Lesniewicz Associates - Design and Copywriting
Paramount Printing - Printing
Jim Rohman - Photography
Corey Gray - Photography
M. D. Oothoudt - Copywriting/Editing

A SPECIAL THANKS TO THE FOLLOWING EMPLOYEES WHO ASSISTED IN PRODUCING THIS
REPORT:

Debbie Bish
David Burns
Diane Critchet
Vicky Dielman
Tim Dirrim
Miguel Every
Jill Fast
Tom Funk
Denise Halliday
Don Hileman
Jennifer Iliff
John Kline
Darlene Minnick
Linda Rathge
Tracey Reeder
John Reisner
Kelly Semer
W. Granger Souder
Kevin Thompson
Miriam Weintraub
Melissa Zatko




SHAREHOLDER INFORMATION


--------------------------------------------------------------------------------------
QUARTERLY COMMON STOCK PRICES, DIVIDENDS AND YIELDS
--------------------------------------------------------------------------------------
                                                  BOOK      DIVIDEND
                                               VALUE PER       PER         DIVIDEND
                        HIGH          LOW        SHARE        SHARE         YIELD
--------------------------------------------------------------------------------------
1999
Fourth Quarter        $25.13       $19.63        $7.27        $0.20          3.57%
Third Quarter          25.51        18.41         7.51         0.19          3.46
Second Quarter         27.50        23.18         7.91         0.19          3.00
First Quarter          27.39        22.95         7.96         0.19          3.02
--------------------------------------------------------------------------------------
1998
Fourth Quarter        $29.09       $22.94        $7.85        $0.19          2.94%
Third Quarter          30.17        21.08         8.38         0.14          2.06
Second Quarter         31.19        25.41         8.13         0.13          1.86
First Quarter          31.51        28.41         8.03         0.13          1.76
======================================================================================

--------------------------------------------------------------------------------------
STOCK INFORMATION AT DECEMBER 31, 1999
--------------------------------------------------------------------------------------
                                                                     COMMON STOCK
Shares authorized                                                     150,000,000
Shares issued                                                          78,163,065
Treasury shares                                                           274,250
Number of shareholders of record                                           17,924
Closing market price per share                                            $20.125
Book value per share                                                        $7.27
Stock exchange                                                             NASDAQ
Stock symbol                                                                 SKYF
======================================================================================

--------------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN
--------------------------------------------------------------------------------
Sky Financial offers a Dividend Reinvestment Plan which allows shareholders to reinvest their Sky Financial Group, Inc. dividends in additional Company common stock at the prevailing market price. The plan has 8,109 participants, or 45.2 percent of our common shareholders of record. Plan information may be obtained by calling the Shareholder Relations Department at (800) 576-5007, or by writing: Sky Financial Group, Inc. Dividend Reinvestment Plan, 10 East Main Street, Salineville, Ohio 43945.

-------------------------------------------------------------------------------
CORPORATE INFORMATION
-------------------------------------------------------------------------------
ANNUAL MEETING
Place: The Forum
Conference Center
Cleveland, Ohio
Date: April 19, 2000
Time: 9:00 a.m.

HEADQUARTERS
Write:
Sky Financial Group, Inc.
221 South Church Street
P. O. Box 428
Bowling Green, Ohio 43402
Telephone: (419) 327-6300

SHAREHOLDER RELATIONS
AND FORM 10-K
Write:
Sky Financial Group, Inc.
Shareholder Relations Department
10 East Main Street
Salineville, Ohio 43945
Telephone: (800) 576-5007

INVESTOR RELATIONS
Write:
Kelly Semer
Sky Financial Group, Inc.
221 South Church Street
P. O. Box 428
Bowling Green, Ohio 43402
Telephone: (419) 327-6305

TRANSFER AGENT
Write:
The Bank of New York
Receive and Deliver
Dept.-11W
P. O. Box 11002
Church Street Station
New York, New York, 10286
Telephone: (888) 683-4901

ONLINE INFORMATION
Internet:
Information concerning
Sky Financial and its
affiliates can also be found
on our website at WWW.SKYFI.COM


SKY FINANCIAL GROUP, INC.
221 South Church St.
Bowling Green, OH 43402
(419) 327-6300

MID AM BANK
519 Madison Ave.
Toledo, OH  43604
(419) 249-3300

Counties:
Allen (IN)
Defiance
Fulton
Henry
Lenawee (MI)
Lucas
Ottawa
Paulding
Putnam
Sandusky
Williams
Wood

THE OHIO BANK
236 South Main St.
Findlay, OH  45840
(419) 424-4000

Counties:
Allen
Cuyahoga
Franklin
Greene
Hancock
Hardin
Logan
Marion
Putnam
Seneca
Union
Warren
Wyandot

SKY BANK*
10 East Main St.
Salineville, OH  43945
(330) 679-2328

Counties:
Allegheny (PA)
Ashtabula
Beaver (PA)
Belmont
Butler (PA)
Carroll
Columbiana
Erie (PA)
Hancock (WV)
Jefferson
Lawrence (PA)
Mahoning
Mercer (PA)
Stark
Washington (PA)


FINANCIAL SERVICES COMPANIES:

FREEDOM EXPRESS, INC.
10 East Main St.
Salineville, OH 43945
(330) 679-2328

FREEDOM FINANCIAL LIFE INSURANCE COMPANY
2929 North 44th St.
Suite 120
Phoenix, AZ 85018

MID AM FINANCIAL SERVICES, INC.
11595 North Meridian St. Suite 750
Carmel, IN 46032
(317) 815-2000

MID AM TITLE INSURANCE AGENCY, INC.
202 West Maumee St.
3rd Floor
Adrian, MI 49221
(517) 265-4872

PICTON CAVANAUGH, INC.
Fort Industry Square
136 North Summit St. Suite 311
Toledo, OH 43604
(419) 241-8211

SKY ASSET MANAGEMENT SERVICES, INC.
18167 U.S. Highway 19
North, Suite 200
Clearwater, FL 33764
(800) 222-5254

SKY FINANCIAL
SOLUTIONS, INC.
2740 Airport Dr.
Suite 300
Columbus, OH 43219
(800) 360-0667

SKY INVESTMENTS, INC.
102 North Main St.
Bryan, OH 43506
(419) 636-1141

SKY TECHNOLOGY RESOURCES, INC.
1851 North Research Dr.
Bowling Green, OH 43402
(419) 354-6655

SKY TRUST, N.A.
30050 Chagrin Blvd.
Suite 150
Pepper Pike, OH 44124
(216) 378-2810

VALUENET, INC.
24 North Park Ave.
2nd Floor
Lisbon, OH 44432
(330) 424-6683


* Mahoning National Bank counties included in Sky Bank region.








[SKY FINANCIAL GROUP LOGO]

www.skyfi.com