Form 10-K405, Exhibit 13
period 2000-12-31
SKY FINANCIAL GROUP INC
filed 2001-03-29
CIK 855876

                                                                      Exhibit 13

REFLECTING THE COMMUNITIES WE SERVE



SKY FINANCIAL GROUP, INC.
2000 ANNUAL REPORT


                                                                      [LOGO] SKY

Under A Bright White Sun And Clear Blue Sky. Sky Financial Group is a diversified financial services company regionally positioned to serve communities in the heartland of Ohio, Michigan, Pennsylvania, Indiana and West Virginia.

   In addition to full-service banking operations, we provide clients with a wide range of related services including: trust, investment and brokerage services; personal and commercial insurance; and we are one of the country's leading providers of dental practice financing.

   As a company, we're driven to continuously improve both the quality and diversity of the financial options we offer, while individually, every Sky employee strives to strengthen client relationships and maximize our mutual opportunities for success.

   From the "around-the-corner" convenience of our banking centers, to the latest e-commerce solution, Sky Financial is a community partner, committed to offering products and services that meet the current and future needs of all our clients, in every community we serve.

   All under a bright white sun and clear blue sky.

Sky Financial Group

[PHOTO]

Banking

Sky Financial Group currently has over 200 banking centers, providing retail and commercial clients with a full range of products and services; from 150 ATM locations to Internet banking, home equity loans to commercial cash management products.

   Our banking operation functions as a group of local offices, allowing us to build personal client relationships and develop new business opportunities. Community-based loan officers are close to the client and responsible for making local decisions based on their client's needs. This service-oriented process is the core of an operating philosophy that will enable us to maximize the service potential for every client we serve.

[PHOTO]

Investments

Through our licensed investment representatives, clients have access to financial advisory services and a diverse selection of products ranging from basic investments to no-load funds, stocks, bonds, traditional mutual funds and tax-deferred annuities.

[PHOTO]

Trust

Regional trust offices are located within each of our banking regions, making it possible to build on our close-to-the-client personal relationships and make trust, investment management and estate planning part of our total financial service. Commercial clients are assisted with the development of customized benefit plans such as pension and profit sharing and 401(k).

[PHOTO]

Insurance

Our two insurance affiliates; Meyer & Eckenrode, based in Western Pennsylvania and Picton Cavanaugh, based in Northwest Ohio, offer both retail and commercial clients a comprehensive range of products and services including auto, homeowners, life, healthcare and property & casualty insurance.

[PHOTO]

Healthcare Financing

Sky Financial Solutions is an industry leader in providing dentists and other healthcare professionals with specialized financing. From new office start-ups to equipment financing, and practice acquisition, Sky Financial Solutions understands the needs of the medical professional.

CONTENTS

Letter to Shareholders             2

A reflection of the
communities we serve.              6

Reflecting our clients'
capabilities.                      8

Reflecting the needs
of our clients.                   10

Reflecting our clients'
interests.                        12

Reflecting the needs
of business.                      14

Reflecting the needs
of our neighbors.                 16

Sky Board of Directors            18

Financial Report                  19

Summary of Financial Data         20

Management's Discussion and
Analysis of Financial Condition
and Results of Operations         21

Reports of Management and
Independent Auditors              34

Consolidated Balance Sheets       35

Consolidated Statements
of Income                         36

Consolidated Statements
of Changes in
Shareholders' Equity              37

Consolidated Statements
of Cash Flows                     38

Notes to Consolidated
Financial Statements              39

Sky Management                    60

Affiliate Boards of Directors     61

Shareholder Information
and Acknowledgements              62

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)


                                                                                  Percent
                                                            2000          1999     Change
-----------------------------------------------------------------------------------------
For the Year
Operating earnings/(1)/                               $  118,076    $  123,793       (4.6)%
Net income                                               114,373        71,182       60.7
Return on average assets/(1)/                               1.46%         1.58%
Return on average common equity/(1)/                       20.42%        20.18%

Per Common Share Data
Diluted operating earnings/(1)/                       $     1.39    $     1.43       (2.8)%
Basic net income                                            1.35          0.83       62.7
Diluted net income                                          1.35          0.82       64.6
Dividends                                                   0.73          0.70        4.3
Book value at year end                                      7.31          6.61       10.6

At Year End
Assets                                                $8,386,802    $8,063,756        4.0%
Loans                                                  5,916,098     5,477,494        8.0
Deposits                                               5,891,932     5,758,691        2.3
Shareholders' equity                                     609,690       566,331        7.7

Average for the Year
Assets                                                $8,090,747    $7,832,705        3.3%
Loans                                                  5,656,836     5,230,048        8.2
Deposits                                               5,768,736     5,774,041       (0.1)
Shareholders' equity                                     578,307       613,528       (5.7)
-----------------------------------------------------------------------------------------


Quarterly Financial Highlights

                                             First      Second       Third      Fourth
2000
Net interest income                        $76,300     $75,442     $75,531     $76,523
Provision for credit losses                  4,337       4,733       6,094       7,086
Net income                                  31,106      31,499      25,150      26,618
Operating earnings/(1)/                     31,106      31,499      27,746      27,725
Basic net income per share                    0.36        0.37        0.30        0.32
Diluted net income per share                  0.36        0.37        0.30        0.32
Diluted operating earnings
  per share/(1)/                              0.36        0.37        0.33        0.33

1999
Net interest income                        $73,545     $75,286     $77,280     $77,534
Provision for credit losses                  4,190       4,552       7,355       4,615
Net income (loss)                           29,881      30,638     (11,497)     22,160
Operating earnings/(1)/                     29,881      30,638      31,753      31,521
Basic net income (loss) per share             0.35        0.36       (0.13)       0.26
Diluted net income (loss) per share           0.34        0.35       (0.13)       0.26
Diluted operating earnings
  per share/(1)/                              0.34        0.35        0.37        0.36

(1) For comparability purposes, certain ratios and financial data include non-recurring gains, merger and restructuring expenses and non-recurring provisions for credit losses. After-tax non-recurring items reduced net income $3.7 million and $52.6 million in 2000 and 1999, respectively.

DEAR SHAREHOLDERS,


In 2000, Sky Financial Group ("Sky") achieved outstanding financial results and made significant progress in positioning itself for long-term growth and success. Earnings, excluding non-recurring items and the results of our subsidiary Sky Financial Solutions, rose to $1.46 per share in 2000 compared to $1.39 per share for 1999. Core return on average shareholders' equity and return on average assets were an outstanding 20.42% and 1.46%, respectively, for 2000.
      During the third quarter of 2000, Sky began retaining loans originated by Sky Financial Solutions in our portfolio and recognizing income over the life of the loans, versus selling the loans and recognizing income immediately. We believe this change reflects our commitment to long-term shareholder value. Sky Financial Solutions is one of the leading lenders to dentists in the United States, and its loan production has expanded by a compounded annual growth rate of 24% since 1997 while maintaining outstanding credit quality. Including the effect of Sky Financial Solutions and non-recurring items, Sky's net income in 2000 totaled $114.4 million, or $1.35 per diluted share, compared to $71.2 million, or $.82 per diluted share in 1999, an increase of 65%.
     In a year in which asset quality deteriorated at many financial institutions, I am pleased to report that Sky's asset quality remained very strong. Year-end non-performing loans amounted to only .36% of total loans and the allowance for credit losses equaled
                                      435% of non-performing loans. Our total
                                      allowance for loan losses compared to
                                      loans was 1.58% at December 31, 2000, and
            [PHOTO] our net loan losses for 2000 were only .28% of loans. These ratios were consistent with our excellent performance in 1999.

     Sky continued to perform in the top quartile of the 100 largest bank holding companies in return on shareholders' equity and key asset quality ratios. Our return on assets and efficiency ratio, both impacted by the previously mentioned change at Sky Financial Solutions, were still superior to the average in our industry.

One Company, One Culture.

In 2000, we initiated four key strategies that will enable our employees to more effectively focus attention on our clients. Under the banner of "One Company, One Culture," these strategies create a common direction to our goals while giving employees both the motivation and freedom to perform up to and beyond expectations.
     The first and most critical strategy was to establish a client-needs-based sales process we call "Sky Trek." Our biggest challenge is revenue growth and the Sky Trek process is designed to produce results through analyzing and meeting the financial needs of our clients. Early results have been encouraging. After two years of no deposit growth, consistent application of the Sky Trek process enabled us to grow deposits over $100 million during the fourth quarter of 2000.
     The second important strategy, which is also a part of Sky Trek, was to support our sales effort with highly effective client service. The result was a program called "Service Quest," which establishes high performance standards and encourages employees to strive to exceed client expectations. Service Quest also includes on-going measurement of client satisfaction, a feedback mechanism that is essential to the success of Sky Trek.

                                 [chart inset]

                       2000 Performance Achievements vs
                      100 Largest Bank Holding Companies

                                Sky    Top 25   Top 50
------------------------------------------------------
Return on Average Equity       20.42%   20.28%   16.64%
Return on Average Assets        1.46%    1.56%    1.28%
Efficiency Ratio               53.37%   52.74%   56.90%
Non-performing Loans
  to Total Loans                 .36%     .42%     .57%
Allowance for Credit Losses
  to Non-performing Loans        435%     347%     233%

(Based on internally-compiled operating results, excluding non-recurring items.)

     The third and most publicly visible strategy was the organization of our banking operations into six regions, all converting to the Sky Bank name. These regions are designed to create client-focused, community banking operations along geographic and size parameters. Each of Sky's six regions is under the direction of a regional president who is charged with client-driven, client-responsive sales and delivery of highly competitive financial services within a defined geographic area. Our regional presidents, featured throughout the following pages, live within their respective regions and have a deep understanding of the unique economic and social framework of their particular markets.

     The management freedom enjoyed by each of the regions enables it to operate very much like a community bank, with the regional presidents expected to share their authority with officers and employees, allowing them to make decisions on a client-by-client basis. However, under the umbrella of our Community Banking Group, the regional management team is responsible for its results, and performance is monitored closely. The community bank model not only offers us the greatest opportunity for success in our current markets, it is also easily recreated when we add other financial institutions to the Sky network.
     The fourth and final strategic initiative was the creation of technology and operational support areas that will allow the regional banking organizations to more effectively pursue and develop profitable client relationships. This is the start of a two- to three-year process designed to relieve customer service employees of many operational tasks and free them to better serve our clients. Whenever possible, we will extract operational process responsibilities from marketing, sales, and relationship management functions.
     Successful implementation of all four strategic initiatives will allow us to more fully realize the efficiencies of our six-region structure and enable us to provide focused attention to the needs of our clients, while continuing to build the "Sky" brand throughout our markets.

Building On Our Strengths.

We added to our insurance brokerage business in July of 2000 when we purchased Meyer & Eckenrode Insurance Group, located near Pittsburgh, PA. Meyer & Eckenrode generates approximately $100 million in insurance premiums annually. This new acquisition, along with our other insurance affiliate Picton Cavanaugh, will benefit our commercial banking clients by providing products such as healthcare and property & casualty insurance.
     In 2000, we decided to exit three fee-based businesses that did not meet our profitability criteria or provide us with cross-sale opportunities for our banking clients. These businesses were: a Florida-based collection company; a sub-prime mortgage lender based in Indiana; and an independent investment representative business that operated in 29 states.

During 2001, we will:
 .  Concentrate every day on our client-needs-based sales process in order to grow revenue faster than the industry averages.
 .  Focus on growing our trust, investment, and insurance brokerage businesses, all of which are fee-producing and synergistic with our banking business.
 .  Pursue acquisitions that will add financial value for our shareholders, enhance our product lines, and expand our geography.
 . Invest in technology that helps us to better serve our clients and makes us more efficient and competitive.

While Sky's financial performance continues to be among the best in the country, the performance of our stock in 2000 was disappointing to management, employees, and individual and institutional investors alike. We strongly believe that the quality of our profitability, asset quality, and new strategies will be reflected in our stock price in the future.

For The Greater Good.

Twelve of our directors voluntarily retired from the Sky Board of Directors during 2000, reducing its size from 28 to 16 members. This smaller board will be able to more quickly respond to the needs of the company and its shareholders. The unselfish decisions by Gerald Aller, David Bryan, Keith Burgett, Del Goedeker, Charles Homan, Lee Kinney, Marilyn McAlear, Kenneth McConnell, Thomas Noneman, Patrick Rooney, Douglas Shierson, and Robert Stearns demonstrated a commitment to put our shareholders first in all of our decision making. Fortunately for all of us, these 12 highly qualified individuals continue to serve Sky and its affiliates in other meaningful capacities.
     As the new millennium begins, I believe the prospects for Sky's continued success have never been brighter.


/s/ Marty E. Adams
-------------------
Marty E. Adams
Chairman, President and CEO

                    --------------------------------------
                               Mission Statement
                    --------------------------------------

     Sky financial Group will consistently generate superior performance which will create exceptional shareholder returns.

     Performance excellence will ensure the longevity of the company and the preservation of Sky Financial's fundamental beliefs and values.

                     -------------------------------------
                               Vision Statement
                     -------------------------------------

Sky Financial Group will become one of America's finest companies and will be nationally recognized as the standard by which:
Shareholders
measure consistently exceptional investment returns.
Employees
measure job satisfaction personal fulfilment, empowerment and fun.
Customers
measure service and product satisfaction, convenience and reliability. Communities measure corporate responsibility, ethics and integrity.

[PHOTO]

Keeping decision-making close to home and being readily accessible helps us develop better long-term client relationships.

[PHOTO]

A REFLECTION OF THE COMMUNITIES WE SERVE.

International Plastics & Equipment (IPEC) of New Castle, Pennsylvania, is a leading manufacturer of plastic caps for the beverage and dairy industry, producing everything from tamper-evident "snap-on, screw-off" closures to "twist and pull" spouts. Charles Long, Secretary & Treasurer (middle right) and Joseph Giordano, President (far right) of IPEC, show Tom O'Shane, Sky's Community Banking CEO (far left) and Steve Sant, Sky Bank's Regional President (middle left) a sample of their latest product.


[MAP]

Pennsylvania Region

The Sky Is Our Umbrella.

[PHOTO]

On February 20, 2001, Mid Am Bank and The Ohio Bank changed their names to Sky Bank. Having our affiliate company names the same as that of our holding company allows us to deliver a consistent message and makes it easier for our clients to understand who we are. As we move forward under the Sky Bank banner, added client convenience, combined with an innovative method of managing client relationships begins a new era, an era without limits; evolving and interactive, with possibilities as limitless as the sky.

Community Banking Group.

Under the leadership of CEO Tom O'Shane, the Community Banking Group segments banking operations into six regions, each under the direction of a regional president.

     This new structure allows us to share and implement "best practices" in every region, enabling our employees to devote more time to building client relationships. New operations and technology areas, also under Tom O'Shane's direction, provide programs that facilitate more effective and efficient operations, and allow us to better serve the needs of our clients.

Keeping It Close To Home.

Sky Bank regional presidents have complete managerial control over their market area. Unlike the centralized management hierarchy and rigid decision-making of larger banks, Sky employees make decisions locally. Developing one-to-one customer relationships allows us to successfully market our comprehensive portfolio of financial products and services.

[PHOTO]

[PHOTO]

[PHOTO]

(MAIN SPREAD TWO)


From the information highway to "around-the-corner" convenience, we provide our clients with product and service availability.

[PHOTO]

REFLECTING OUR CLIENTS' CAPABILITIES.

Gene Cerra (seated) has been a customer of the Sky Bank Wintersville, Ohio office since 1977. Gene's made his banking more convenient by taking advantage of new technology. He's now online and uses Bank@Sky Internet banking every day to access accounts, transfer funds, or pay bills. Dorinda Sabol, Assistant Vice President/Wintersville (standing right) and Rick Hull, Regional President of Sky Bank's Ohio Valley Region (standing left) appreciate Gene's suggestions for enhancements to our product.

[MAP]

Ohio Valley Region

A Highway In The Sky.

In April 2000, we introduced Sky Trek, a specialized training process to help us build and enhance our customer relationship skills. All banking and trust employees with sales responsibility and those in sales support areas such as operations and marketing received training. The value of Sky Trek was demonstrated in September with the launch of our Skylympics deposit campaign, a program created to generate $100 million in new core deposits (checking, savings, CDs, etc.) in eight weeks. At the campaign's end, bank and trust sales areas generated $214 million in new core deposits, an unqualified success and an endorsement of the Sky Trek process.

[PHOTO]

[PHOTO]

     Sky Trek is not a short-term program; it is a highway connecting us to our clients, a continuing process that enables us to compete successfully in a business where competitive products are often very similar. With Sky Trek providing direction, we'll offer distinctly differentiated service and enjoy a more profitable journey along the way.

[PHOTO]

A New Technology Environment.

During 2001, the company will begin implementing a fully integrated technology environment that will help us more effectively serve our customers. In addition to its exceptional functionality, the technology provides a robust data warehouse, precise measurement tools and other systems that will increase the efficiency of all our regional banking operations. This new technology environment is designed to support Sky strategic objectives in the areas of sales, customer service and growth over the next 5-7 years.

[PHOTO]


(MAIN SPREAD THREE)


A variety of consumer and commercial lending options helps our clients maximize their potential and contribute to the prosperity of the community as a whole.

[PHOTO]

REFLECTING THE NEEDS OF OUR CLIENTS.

Toledo, Ohio real estate developers Richard Moses (center) and Thomas Schlachter
(left) are in the process of completing one of the largest residential developments in Northwest Ohio. The Mid Am Region of Sky Bank is an expert in mortgage and commercial real estate lending. Sharon Speyer, Regional President, is proud that her region is one of the leading mortgage lenders in Northwest Ohio, and is the number one lender in three of its largest counties.

[MAP]

Mid Am Region

The Sky Is The Limit.

Increased efficiencies realized through Sky Trek processes, combined with innovative technological support, will help us more precisely anticipate and meet client needs. The goal is to provide a common portfolio of products and services, support decision-making that reflects local community economies, enhance our client relationships and increase our return potential. This will not only deliver more value to our clients, it will help enable us to attract new client relationships and increase our opportunities to grow in the communities we serve.

[PHOTO]

Making More Mortgages.

Local decision-making, competitive rates and a variety of mortgage products make it possible for us to offer the benefits of home ownership to clients with varying financial needs on a market-by- market basis. In the same manner, loans for new cars, home improvements or other client needs are made on an individual, local-market basis.

[PHOTO]

Working The Web.

Sky Bank Internet banking services give our clients the ability to review transactions, print statements, pay bills, transfer funds, order checks and more, 24 hours a day. Sky Financial's Internet Service Provider, Sky Access, currently serves a portion of our markets. Along with plans to expand its availability to all of our regions, our e-strategies include a pilot program that offers discounted Sky Access service by having a checking account with our bank.

[PHOTO]

[PHOTO]

Our clients' future success depends on our ability to meet their financial needs today, while anticipating their needs for tomorrow.

[PHOTO]

REFLECTING OUR CLIENTS' INTERESTS.

Doug and Laura LaPlant (center) benefit from a collaborative relationship between Tom Weissling, Sky Bank's Regional President (right) and Russ Wood, SVP/Trust Officer (left). Tom's regional banking group provides the LaPlants with the products and services to meet their business and personal banking needs. Russ assists them with personal asset management and their company's retirement plan through our Sky Trust subsidiary.

[MAP]

Ohio Bank Region

Finding The Future In The Sky.

Our investment and trust services company, Sky Trust, has offices in each of the six banking regions. These regional trust offices provide close-to-the-client personal service and make investment management and estate planning more convenient.

[PHOTO]

Providing Protection.

Our insurance subsidiaries offer a variety of personal and commercial insurance products such as auto, homeowners, life and disability insurance. Available in all our regions, these insurance products create cross-over business opportunities, giving banking clients insurance options and insurance clients access to banking products and services.

[PHOTO]

Funding The Future.

Investment representatives, licensed to sell securities and other investment products, are available in our regional markets. These representatives support multiple offices and provide our banking customers with products and services that go beyond traditional banking. In 2000, our banking and investment professionals worked together to increase our bank-originated investments by 50% over the previous year. These professionals provide clients with financial solutions that consider all their needs and increase our new business opportunities.

[PHOTO]

[PHOTO]

[PHOTO]

Using the sky trek process, our commercial employees are equipped to recommend The right products and services to meet individual client needs.

[PHOTO]

REFLECTING THE NEEDS OF BUSINESS.

Dewey VanHoose, Regional President for the Stark County Region of Sky Bank
(left) has worked with Tim Murphy (right) since 1991. Tim is President of Concorde Therapy Group, the largest private rehabilitation practice in the Stark County area. They provide physical, occupational, and speech & language therapy as well as athletic training and exercise physiology services. Committed to meeting his clients' needs, Dewey and Sky Bank recently helped Tim's group expand its operations in Canton, Ohio.

[MAP]

Stark County Region

A Clear Blue Sky.

Small businesses are big business for us and form the foundation of the communities we serve. As a community-oriented company, we're proud of their success and equally proud of the role we play in contributing to that success. In order to be more immediately responsive to their needs, commercial sales people have the authority to make decisions locally about a client's financing needs. Our cash management services are expanding to provide clients with more financial options and give them immediate access to their accounts.

[PHOTO]

[PHOTO]

Employee Benefit Plans & Insurance Products.

Employee benefit plans such as 401(k) and Pension and Profit Sharing are available from Sky Trust, while Meyer & Eckenrode and Picton Cavanaugh provide our business clients with property & casualty, healthcare and life insurance. Together they present a complete portfolio and present us with another
Sky Trek-based avenue of opportunity.

[PHOTO]

Healthcare Financing.

Sky Financial Solutions enjoys a reputation as one of the industry's leaders in the creation of specialized healthcare financing for dentists and other healthcare professionals. Practice acquisition, new office start-ups, equipment purchases and retirement planning services are all part of our commitment to meeting the unique financial needs of medical professionals.

[PHOTO]

Sky is a committed community partner, contributing corporate resources and encouraging employee participation in the places we call home.

[PHOTO]

REFLECTING THE NEEDS OF OUR NEIGHBORS.

In 1995, Sky Bank established a scholarship endowment at Youngstown State University to benefit minority students enrolled in business-related curriculum. Patrice Hight (far left) and Tanay Hill (middle right), accounting majors at Youngstown State, are pictured with Reid Schmutz, President of the Youngstown State University Foundation (middle back) and Frank Hierro, Regional President of Sky Bank's Mahoning Valley Region (far right). This year, as part of Sky Bank's commitment to community involvement, eleven students are receiving scholarships from the endowment.

[MAP]

Mahoning Valley Region

Sharing The Same Sky.

Home is more than an address, more than streets and stores and schools. It's a trust, held in common by private citizens and publicly held corporations alike, to improve the quality of life for every member of the community. We encourage all our employees to participate in non-profit and community-based programs and organizations in every one of the communities we serve. We are proud to note that Sky employees contribute their personal time and effort to countless local and national organizations such as Juvenile Diabetes, Habitat for Humanity and Big Brothers, Big Sisters. In 2001, Sky will honor selected employees with a regional President's Award for outstanding employee involvement in their community.

[PHOTO]

 In addition to the many donations from our individual banks, the Sky
Foundation contributes to human services programs, the arts and education throughout our markets. Involvement in our communities is our way of recognizing that we all have needs and dreams and all share the same sky.

[PHOTO]

Investing In Kids.

Sky Financial is actively involved in programs that teach kids about banking, investing and the stock market. Classes research company stock and actually make purchases using money provided by Sky Financial.

[PHOTO]

Downtown Revitalization.

We recently collaborated with Downtown Ohio, Inc. to help bring community and civic leaders together to plan the revitalization and redevelopment of various downtown areas in Ohio. Downtown Ohio, Inc. was created in 1989 to encourage down- town revitalization throughout Ohio. It is dedicated to assisting self-motivated communities through technical assistance, training and networking in all facets of downtown development.

[PHOTO]

SKY BOARD OF DIRECTORS

[PHOTO]

Pictured from right to left

Marty E. Adams /1/
Chairman, President and CEO
Sky Financial Group, Inc.

Thomas J. O'Shane /1/
Senior Executive Vice PresidentCommunity Banking CEO
Sky Financial Group, Inc.

Edward J. Reiter /1/
Senior Chairman
Sky Financial Group, Inc.

Richard R. Hollington, Jr. /1/
Lead Director of Sky Board
Senior Partner
Baker & Hostetler, LLP

George N. Chandler II /5/
Retired VP
Cleveland Cliffs, Inc.

Joseph N. Tosh II /1/
Executive Vice President
Sky Bank

Emerson J. Ross, Jr. /2, 3/
Manager, Corporate Community Relations
Owens Corning

James C. McBane /1/
Principal
McBane Insurance Agency, Inc.

Gerard P. Mastroianni /4/
President
Alliance Ventures

Jonathan A. Levy /3, 5/
Partner, Redstone Investments

C. Gregory Spangler /1, 2/
Chairman
Spangler Candy Company

Gregory L. Ridler /5/
Chairman, Mahoning Valley Region
of Sky Bank

Fred H. "Sam" Johnson III /2/
President and CEO
Summitcrest, Inc., M2 Genetic Systems LLC

Robert E. Spitler /4/
Managing Partner
Spitler, Vogtsberger & Huffman, LLP

Robert C. Duvall /3, 4/
Retired

D. James Hilliker /4/
Vice President
Better Food Systems, Inc.

Committees

1 Executive
2 Audit
3 Governance & Nominating
4 Compensation
5 Risk Management

FINANCIAL REPORT

Summary of Financial Data           20

Management's Discussion and
Analysis of Financial Condition
and Results of Operations           21

Reports of Management and
Independent Auditors                34

Consolidated Balance Sheets         35

Consolidated Statements
of Income                           36

Consolidated Statements
of Changes in
Shareholders' Equity                37

Consolidated Statements
of Cash Flows                       38

Notes to Consolidated
Financial Statements                39

Summary of Financial Data
(Dollars in thousands, except per share data)

----------------------------------------------------------------------------------------------------------------------------------
December 31,                                                     2000           1999           1998           1997           1996
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Income
Interest income                                          $    626,015   $    573,595   $    573,695   $    545,619   $    515,699
Interest expense                                              322,219        269,590        285,912        266,656        246,421
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           303,796        303,645        289,783        278,963        269,278
Provision for credit losses                                    22,250         20,712         31,992         18,859         18,746
----------------------------------------------------------------------------------------------------------------------------------
Net Interest income after provision for credit losses         281,546        282,933        257,791        260,104        250,532
Other income                                                  121,958        124,342        124,550        108,316         85,591
Other expenses                                                235,407        302,497        306,567        230,523        215,365
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    168,097        104,778         75,774        137,897        120,758
Income taxes                                                   53,724         33,596         23,811         43,679         37,202
----------------------------------------------------------------------------------------------------------------------------------
Net income/(1)/                                          $    114,373   $     71,182   $     51,963   $     94,218   $     83,556
==================================================================================================================================
Net income available to common shareholders              $    114,373   $     71,182   $     51,963   $     93,613   $     81,149
==================================================================================================================================
Per Common Share/(2)/
Basic net income/(1)/                                    $       1.35   $       0.83   $       0.61   $       1.08   $       0.95
Diluted net income/(1)/                                          1.35           0.82           0.60           1.07           0.93
Cash dividends declared                                          0.73           0.70           0.54           0.42           0.31
Book value at year end                                           7.31           6.61           7.13           7.29           6.65
Weighted average shares outstanding -- basic               84,604,000     85,938,000     85,759,000     86,301,000     85,745,000
Weighted average shares outstanding -- diluted             84,967,000     86,774,000     86,897,000     88,289,000     90,074,000
==================================================================================================================================
Consolidated Balance Sheets (Year End)
Total assets                                             $  8,386,802   $  8,063,756   $  8,033,266   $  7,267,164   $  6,874,621
Securities available for sale                               1,846,517      1,868,839      2,126,833      1,499,694      1,396,604
Securities held to maturity                                         -              -         23,910        381,209        450,662
Loans held for sale                                            13,984          9,006         96,221         59,453        148,510
Loans, net of unearned income                               5,916,098      5,477,494      5,110,827      4,814,884      4,512,070
Allowance for credit losses                                    93,261         86,750         80,748         66,553         60,080
Deposits                                                    5,891,932      5,758,691      6,006,912      5,520,937      5,367,457
Debt and FHLB advances                                      1,042,044        964,557        665,906        556,826        280,989
Total shareholders' equity                                    609,690        566,331        611,713        632,865        602,133
==================================================================================================================================
Selected Financial Ratios
Return on average assets/(1)/                                    1.41%          0.91%          0.68%          1.34%          1.25%
Return on average shareholders' equity/(1)/                     19.78          11.60           8.14          15.70          15.30
Dividend payout ratio                                           53.66          78.98          86.95          38.76          37.69
Net interest margin, fully-taxable equivalent                    4.12           4.28           4.16           4.30           4.38
Average loans to average deposits                               98.28          91.01          86.29          88.13          84.49
Average equity to average assets                                 7.15           7.83           8.33           8.67           8.15
Allowance for credit losses to period-end loans                  1.58           1.58           1.58           1.38           1.33
Allowance for credit losses to total non-performing loans      434.58         445.10         517.75         404.45         309.10
Non-performing loans to period-end loans                         0.36           0.36           0.31           0.34           0.43
Net charge-offs to average loans                                 0.28           0.28           0.36           0.26           0.31
==================================================================================================================================

(1) The net income presented above includes non-recurring items of income and expense. Further discussion of the non-recurring items and restated results of 2000, 1999 and 1998 to exclude non-recurring items can be found in the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

(2) Per share data has been restated to reflect the ten percent stock dividend declared and paid in 2000, 1999 and 1998 and the two-for-one stock split declared on May 12, 1998 and acquisitions accounted for as poolings of interest (see Note 2 of the financial statements).

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------

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

Summary of Earnings and Non-recurring Items

Net income for 2000 was $114,373, or $1.35 per diluted share, up from $71,182, or $0.82 per diluted share, in 1999 and $51,963, or $0.60 per diluted share, in 1998. Net income included after-tax non-recurring items, which reduced net income $3,703, or $0.04 per diluted share, in 2000, $52,611, or $0.61 per diluted share, in 1999, and $47,182, or $0.55 per diluted share, in 1998.

     For 2000, Sky Financial's after-tax non-recurring items included $2,596 for net losses on the sales of securities, resulting from a restructuring of the securities portfolio in the third quarter, and $2,514 restructuring expenses, including costs to complete the name changes of its commercial banks and a loss on the sale of its collection agency, partially offset by $1,406 reversion gains on the termination of acquired pension plans and the sale of credit card receivables. In 1999, after-tax non-recurring items included $51,051 merger and restructuring expenses and a $1,560 provision for credit losses mainly in merged banks. In 1998, after-tax non-recurring items included $39,966 merger and restructuring expenses, a $10,400 provision for credit losses, mainly in merged banks, and $3,184 gains related to a bulk sale of mortgage portfolio loans, branch sales and a favorable legal settlement.

     In the first quarter of 2001, Sky Financial expects to complete the sale of its independent broker/dealer subsidiary and realize an after-tax gain of approximately $600.

Results of Operations

Operating earnings, which exclude the affect of non-recurring items, was $118,076, or $1.39 per diluted share, in 2000 compared to $123,793, or $1.43 per diluted share, in 1999, which increased from $99,145, or $1.15 per diluted share, in 1998. On this same basis, return on average equity was 20.42% and return on average assets was 1.46% in 2000 compared to 20.18% and 1.58%, respectively, in 1999 and 15.54% and 1.29%, respectively, in 1998.

     The 2000 operating earnings reflect the mid-year elimination of gains on the sales of commercial financing loans originated by Sky Financial Solutions, Inc. (SFS), the company's subsidiary specializing in financing for health care professionals. In the third quarter of 2000, Sky Financial ceased selling the loans originated by SFS and began retaining them in its loan portfolio. As a result of this change, Sky Financial's 2000 operating earnings were reduced by a net loss at SFS of $6,248, or $.07 per diluted share. In 1999 and 1998, Sky Financial's operating earnings included net income from SFS of $3,027, or $.03 per diluted share, and $4,441, or $.05 per diluted share, respectively. In 2001, Sky Financial expects SFS to continue operating at a net loss, reducing Sky Financial's earnings by $.09 to $.10 per diluted share. SFS is expected to return to profitability in 2003, when the retained portfolio is expected to be sufficient in size for net interest income to exceed operating expenses and provisions for credit losses.

     Excluding SFS, operating earnings improved in 2000 by $3,558, or $.07 per diluted share, and in 1999 by $26,063, or $.30 per diluted share. The operating earnings improvement in 2000 resulted from growth in targeted fee-based revenues and well-controlled expenses, while net interest income was basically unchanged from 1999, as the benefit from growth in earning assets was offset by a decline in the net interest margin. In 1999, operating earnings improved reflecting growth in total revenues and significant expense reductions resulting from mergers and acquisitions completed in 1999 and 1998.

Business Line Results

Sky Financial Group is managed along three primary business lines: community banking, the financial service affiliates and SFS. The community banking group is comprised of Sky Financial's three commercial banks which service businesses and consumers through a regional structure. In 2001, Sky Financial will complete the name changes for all of its commercial banks to "Sky Bank."

     The financial service affiliates include Sky Financial's businesses relating to trust and investment management, insurance, non-conforming mortgage lending, broker/dealer operations, collection activities and other financial related services. In December 2000, Sky Financial sold its collection agency business and discontinued the origination of loans through its non-conforming mortgage loan company. In the first quarter of 2001, it expects to complete the sale of its independent broker/dealer operation.

     SFS is Sky Financial's subsidiary specializing in financing to health care professionals, primarily dentists.

     Additional information regarding Sky Financial's business lines, and the financial measurement methodologies is provided in Note 21 of the consolidated financial statements. Prior year amounts have been restated to conform to the current business line structure. Table 1 summarizes Sky Financial's business line results for each of the last three years.

--------------------------------------------------------------------------------
Table 1 Business Line Results
--------------------------------------------------------------------------------
                                                     Net Income (Loss)
                                             -----------------------------------
Year ended December 31,                           2000       1999       1998
--------------------------------------------------------------------------------
Community Banking                              $126,613   $123,240   $ 98,647
Financial Service Affiliates                      2,656        444       (941)
Sky Financial Solutions                          (6,248)     3,027      4,441
Parent and Other                                 (8,648)   (55,529)   (50,184)
--------------------------------------------------------------------------------
Consolidated                                   $114,373   $ 71,182   $ 51,963
================================================================================

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------

     The increase in community banking net income in 2000 and 1999 was primarily due to growth in net interest income and reductions in non-interest expenses realized from the mergers and acquisitions completed in 1999 and 1998. The community banking results for 2000 reflect a return on equity of 21.22%, a return on assets of 1.60% and an efficiency ratio of 45.30%.

     The improved earnings from the financial service affiliates in each of the last two years reflects Sky Financial's focused efforts on expanding its profitable trust and insurance agency businesses, and reducing the impact of its under-performing companies.

     The decline in 2000 earnings at SFS resulted from the mid-year implementation of Sky Financial's new program to retain SFS's loan originations in its loan portfolio, which eliminated the gains on the sales of these loan originations. In prior periods, SFS's loan originations were sold into the secondary market with gains recognized on the sales. SFS is expected to operate at a net loss over the next few years, until the retained portfolio grows sufficiently in size for net interest income to exceed operating expenses and provisions for credit losses.

     Parent and other includes the net funding costs of the parent company and all significant non-recurring items of income and expense. In 2000, the parent net funding costs increased, as Sky Financial issued $60,000 of trust preferred securities primarily to continue its share repurchase program. The 1999 and 1998 results reflect the merger and restructuring costs incurred for the mergers completed during each year.

================================================================================

Net Interest Income

Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of Sky Financial's earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities.

     Table 2 summarizes net interest income and net interest margin for each of the three years ended December 31, 2000.

--------------------------------------------------------------------------------
Table 2 Net Interest Income
--------------------------------------------------------------------------------
Year ended December 31,                     2000           1999           1998
--------------------------------------------------------------------------------
Net interest income                     $303,796       $303,645       $289,783
Taxable equivalent adjustments
  to net interest income                   6,730          8,451          8,627
--------------------------------------------------------------------------------
Net interest income, fully
  taxable equivalent                    $310,526       $312,096       $298,410
================================================================================
Net interest margin                         4.03%          4.16%          4.04%
Taxable equivalent adjustment                .09            .12            .12
--------------------------------------------------------------------------------
Net interest margin, fully
  taxable equivalent                        4.12%          4.28%          4.16%
================================================================================

     Sky Financial's net interest income was $303,796 in 2000, basically unchanged from $303,645 in 1999. In 2000, average earning assets grew 3.2% mainly due to growth in loans of 8%. However, the benefit from growth was offset by a decline in the net interest margin. The net interest margin, on a fully tax-equivalent basis, was 4.12% for 2000, compared with 4.28% and 4.16% in the preceding two years. The margin decline in 2000 from the preceding year resulted from earning asset yields increasing less rapidly than funding costs, as interest rates rose during the year. The higher funding costs reflected the issuance of $60,000 in trust preferred securities during the year and greater reliance on more expensive wholesale funds as loan growth outpaced core deposit growth. In 1999, the net interest margin increased 12 basis points due to declining funding costs primarily driven by lower retail rates, coupled with lower borrowing costs. The yield on earning assets declined less significantly due to an increased percentage of loans within total earning assets.

     Table 3 reflects the components of Sky Financial's net interest income for each of the three years ended December 31, 2000, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

----------------------------------------------------------------------------------------------------------------------------------
Table 3 Three-Year Average Balance Sheet and Net Interest Margin
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                       2000                               1999                              1998
----------------------------------------------------------------------------------------------------------------------------------
                                Average                            Average                             Average
                                Balance     Interest    Rate       Balance      Interest    Rate       Balance    Interest    Rate
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
  Interest-earning
    deposits                 $   17,074   $    1,015    5.94%   $   16,994    $      929    5.47%   $   17,672  $      970    5.49%
  Federal funds
    sold and other                6,022          363    6.03        22,305         1,102    4.94        64,881       3,517    5.42
  Securities                  1,835,888      123,641    6.73     1,999,719       128,113    6.41     2,118,626     134,474    6.35
  Loans                       5,669,637      507,726    8.96     5,254,937       451,902    8.60     4,972,537     445,361    8.96
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-
    earning assets            7,528,621      632,745    8.41     7,293,955       582,046    7.98     7,173,716     584,322    8.15
----------------------------------------------------------------------------------------------------------------------------------
Nonearning assets               562,126                            538,750                             483,249
----------------------------------------------------------------------------------------------------------------------------------
Total assets                 $8,090,747                         $7,832,705                          $7,656,965
==================================================================================================================================

Interest-bearing liabilities
  Demand deposits            $  141,744   $    3,372    2.38%   $  231,858    $    3,627    1.56%   $  764,843  $   15,326    2.00%
  Savings deposits            1,844,659       47,168    2.56     1,859,922        38,407    2.06     1,333,332      36,722    2.75
  Time deposits               3,045,522      171,671    5.64     2,952,016       155,829    5.28     3,028,688     168,277    5.56
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-
    bearing deposits          5,031,925      222,211    4.42     5,043,796       197,863    3.92     5,126,863     220,325    4.30
  Short-term borrowings         667,301       35,977    5.39       612,584        29,230    4.77       541,802      27,017    4.99
  Trust preferred securities     93,946        9,121    9.71        49,551         4,831    9.75        52,500       5,237    9.98
  Debt and FHLB advances        868,977       54,910    6.32       697,856        38,026    5.45       571,974      33,333    5.83
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-
    bearing liabilities       6,662,149      322,219    4.84     6,403,787       269,950    4.22     6,293,139     285,912    4.54
----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
  liabilities                   850,291                            815,390                             725,774
Shareholders' equity            578,307                            613,528                             638,052
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity $8,090,747                         $7,832,705                          $7,656,965
==================================================================================================================================
Net interest income, fully
  taxable equivalent; Net
  interest spread                         $  310,526    3.57%                 $  312,096    3.76%               $  298,410    3.61%
==================================================================================================================================
Net interest income, fully
  taxable equivalent to
  earning assets                                        4.12%                               4.28%                             4.16%
==================================================================================================================================

- For purposes of this schedule, nonaccrual loans are included in loans.
- Loan fees are included in interest income.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------
     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. Table 4 presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 2000. Changes not due solely to either a change in volume or a change in rate have been allocated to the change due to rates. The table is presented on a tax-equivalent basis.

--------------------------------------------------------------------------------------------------------
Table 4 Net Interest Income - Rate/Volume Analysis
--------------------------------------------------------------------------------------------------------
Year ended December 31,                            2000                               1999
--------------------------------------------------------------------------------------------------------
                                       Change from 1999 in interest       Change from 1998 in interest
                                         income or expense due to           income or expense due to
--------------------------------------------------------------------------------------------------------
                                      Volume        Rate       Total      Volume        Rate       Total
--------------------------------------------------------------------------------------------------------
Interest income attributable to:
   Interest-bearing deposits        $      4    $     82    $     86   $     (37)   $     (4)   $    (41)
   Federal funds sold                   (804)         65        (739)     (2,308)       (107)     (2,415)
   Securities                        (10,496)      6,024      (4,472)     (7,547)      1,186      (6,361)
   Loans, net                         35,662      20,162      55,824      25,293     (18,752)      6,541
--------------------------------------------------------------------------------------------------------
Total interest income                 24,366      26,333      50,699      15,401     (17,677)     (2,276)
--------------------------------------------------------------------------------------------------------
Interest expense attributable to:
   Deposits:
     Interest-bearing demand          (1,410)      1,155        (255)    (10,680)     (1,019)    (11,699)
     Savings                            (315)      9,076       8,761      14,503     (12,818)      1,685
     Time                              4,936      10,906      15,842      (4,260)     (8,188)    (12,448)
--------------------------------------------------------------------------------------------------------
       Total deposits                  3,211      21,137      24,348        (437)    (22,025)    (22,462)
   Short-term borrowings               2,611       4,136       6,747       3,530      (1,317)      2,213
   Trust preferred securities          4,328         (38)      4,290        (294)       (112)       (406)
   Debt and FHLB advances              9,324       7,560      16,884       7,336      (2,643)      4,693
--------------------------------------------------------------------------------------------------------
Total interest expense                19,474      32,795      52,269      10,135     (26,097)    (15,962)
--------------------------------------------------------------------------------------------------------
Net interest income                 $  4,892    $ (6,462)   $ (1,570)  $   5,266    $  8,420    $ 13,686
========================================================================================================

Non-interest Income

Total non-interest income in 2000 declined $2,384 from 1999, which was basically unchanged from 1998. Excluding net gains and losses of the sale of securities and net gains on the sales of commercial financing loans, non-interest income rose 11% in 2000, after increasing 2% in 1999. Table 5 summarizes the sources of Sky Financial's non-interest income.

--------------------------------------------------------------------------------------------------------
Table 5 Non-interest Income
-----------------------------------------------------------------------------------------------------------
                                                                                              2000     1999
                                                                                               Vs.      Vs.
Year ended December 31,                                   2000         1999         1998      1999     1998
-----------------------------------------------------------------------------------------------------------
Trust services income                                  $  15,147   $   12,581    $  11,268      20%      12%
Service charges and fees on deposit accounts              27,003       27,480       25,142      (2)       9
Mortgage banking income                                   12,204       18,953       26,687     (36)     (29)
Brokerage and insurance commissions                       29,177       15,960        9,430      83       69
Collection agency fees                                     1,912        2,465        4,115     (22)     (40)
Net securities gains (losses)                             (3,023)       1,325        1,409    (328)      (6)
Net gains on sales of commercial financing loans           7,586       17,305       19,378     (56)     (11)
International department fees                              1,248        1,006          965      24        4
Gain on sale of deposits and branch offices                  560           --        1,071      --       --
Gains on sales of credit card accounts and other loans     1,681        3,203        1,927     (48)      66
Income from bank-owned life insurance                      5,323        4,709        3,178      13       48
Other                                                     23,140       19,355       19,980      20       (3)
-----------------------------------------------------------------------------------------------------------
Total non-interest income                              $ 121,958   $  124,342    $ 124,550      (2)%     --%
===========================================================================================================

________________________________________________________________________________

     For the year 2000, Sky Financial realized net losses on the sales of securities of $3,023, resulting from the restructuring of the securities portfolio during the third quarter in which net losses of $3,993 were realized. In 1999 and 1998, Sky Financial realized net gains on the sales of securities of $1,325 and $1,409, respectively.

     Gains on the sales of commercial financing loans, originated through SFS, declined in 2000 to $7,586 from $17,305 in 1999 and $19,378 in 1998. While origination volumes in 2000 grew to $183 million from $167 million in 1999 and $135 million in 1998, in mid-year 2000, Sky Financial ceased selling these loan originations into the secondary market and began retaining them in its loan portfolio, thereby eliminating gains on the sales. In 2001, Sky Financial expects to continue retaining the SFS loan originations in its loan portfolio.

     Brokerage commissions on investment and insurance products increased $13,217, or 83%, in 2000 and $6,530, or 69% in 1999. The revenue increases were from increased sales volumes through Sky Financial's independent brokers and bank sales representatives, and from the acquisition of two insurance agencies, Meyer & Eckenrode Insurance Group, Inc. in July of 2000 and Picton Cavanaugh, Inc. in May of 1999. In the first quarter of 2001, Sky Financial expects to complete the sale of its independent broker/dealer which realized $13.4 million in commission revenues in 2000.

     Trust services income grew $2,566, or 20%, in 2000 and $1,313, or 12%, in 1999, primarily due to revenues generated through new business volumes. In January of 2000, Sky Trust was formed through the consolidation of all trust activities in Sky Financial and at year-end 2000 had $2.9 billion in assets under administration.

     Service charges and fees on deposits declined $477 in 2000 after increasing $2,338 in 1999. The change in 2000 was primarily related to new product strategies implemented during the year. The increase in 1999 was mainly due to branch purchases in June of 1998.

     Mortgage banking, which includes both conventional and non-conforming loan products, consists of net gains on the sales of mortgage loans and mortgage loan servicing fees. Mortgage banking income decreased $6,749 in 2000 and $7,734 in 1999. The decline over the last two years was primarily due to an unfavorable interest rate environment, which lowered volumes of mortgages originated and sold, and the downsizing of the non-conforming loan business. In December 2000, Sky Financial discontinued the origination of loans through its non-conforming mortgage subsidiary, which in 2000 realized $1.2 million in gains on the sales of its loan originations.

     Collection agency fees declined to $1,912 in 2000 from $2,465 in 1999 and $4,115 in 1998. In December 2000, Sky Financial sold its collection agency business.

     Other income in 2000 included non-recurring gains of $1,873 from the termination of acquired pension plans and $727 from the sale of $5 million of credit card receivables. In 1998, other income included a non-recurring gain of $1,475 from a favorable legal settlement.

================================================================================

Non-interest Expense

Total non-interest expense declined $67,090, or 22%, in 2000 and $4,070, or 1%, in 1999. On an operating basis, excluding merger, integration and restructuring expenses, total non-interest expense rose $1,588, or 1%, in 2000 and decreased $20,628, or 8%, in 1999. The efficiency ratio, which measures operating expenses as a percent of total operating revenues, was 53.37% in 2000, 52.69% in 1999 and 59.84% in 1998.

     Non-interest expense includes costs, other than interest, that are incurred in the operations of Sky Financial. Table 6 summarizes the components of Sky Financial's non-interest expense.

---------------------------------------------------------------------------------
Table 6 Non-interest Expense
---------------------------------------------------------------------------------
                                                                     2000    1999
                                                                      Vs.     Vs.
Year ended December 31,                2000       1999      1998     1999    1998
---------------------------------------------------------------------------------
Salaries and employee benefits      $117,957   $120,546   $128,960     (2)%    (7)%
Occupancy and equipment expense       37,004     38,985     38,665     (5)      1
Merger, integration and
  restructuring expense                3,867     72,545     55,987    (95)     30
Brokerage commissions                 11,973      7,925      6,209     51      28
State franchise taxes                  7,097      4,442      5,903     60     (25)
Printing and supplies                  5,149      5,741      6,523    (10)    (12)
Legal and other professional fees      6,747      6,179      9,365      9     (34)
Telephone                              5,939      6,421      5,301     (8)     21
Marketing                              6,825      6,598      7,554      3     (13)
Amortization of intangible assets      4,831      5,243      6,104     (8)    (14)
Other                                 28,018     27,872     35,996      1     (23)
---------------------------------------------------------------------------------
Total non-interest expense          $235,407   $302,497   $306,567    (22)%    (1)%
=================================================================================

     Salaries and employee benefits declined $2,589, or 2%, in 2000 and $8,414, or 7%, in 1999. The decreases over the last two years were mainly due to the reductions in staff resulting from restructuring under-performing financial service affiliates and the bank mergers completed during 1999 and 1998, partially offset by increases attributable to the insurance agency acquisitions completed during 2000 and 1999.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

________________________________________________________________________________

Franchise taxes increased $2,655, or 60%, in 2000, after decreasing $1,461, or 25%, in 1999. In 1999, Sky Financial received refunds of taxes paid in prior years.

     Brokerage commissions expense grew $4,048, or 51%, in 2000 and $1,716, or 28%, in 1999. The increases were due to the increased sales volumes generated through independent brokers.

     In 2001, Sky Financial expects expense reductions resulting from the sale of its collection agency business, the discontinuance of loan originations through its non-conforming mortgage company and the pending sale of its independent broker/dealer operation, which is expected to close in the first quarter of 2001. In 2000, Sky Financial's non-interest expenses pertaining to these specific business operations totaled approximately $18 million.

     Merger, integration and restructuring charges were $3,867 in 2000, $72,545 in 1999 and $55,987 in 1998. In 2000, restructuring charges included $515 for the loss on the sale of its collection agency business and $3,352 for the further development of Sky Financial's regional bank design, including expenses to complete the name changes of all of its commercial banks. In 1999, merger and restructuring expenses included $46,197 related to the First Western, Wood Bancorp and Mahoning Bancorp acquisitions, a $21,787 impairment loss related to prior branch acquisitions and $6,961 in other restructuring charges. In 1998, the merger and restructuring charges included $45,602 related to the merger of Mid Am and Citizens to form Sky Financial Group, $8,885 in connection with the Century and UniBank acquisitions and $1,500 in other restructuring charges. Further discussion of the mergers and the related restructuring expenses is included in Notes 2 and 14 of the consolidated financial statements.

================================================================================
Loan Portfolio

Real estate loans, including construction and mortgage loans, approximated 58% of total loans at December 31, 2000, level with 59% at year-end 1999. Sky Financial's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.

     Commercial loans comprise 27% of the total loan portfolio, increasing from 24% in 1999. Growth in this portfolio reflects new business development largely targeted in new markets as well as growth in existing markets. Beginning in July of 2000, Sky Financial began retaining in its loan portfolio the commercial financing loans originated through its subsidiary, SFS. These loans, primarily to health care professionals, were previously sold to investors in the secondary market by a third-party intermediary. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Loan-to-value ratios for commercial loans typically range from 50% to 80%. Factors which are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower's prior credit history.

     The remaining portion of Sky Financial's loan portfolio is installment loans, credit card loans and other loans and leases, which decreased to 15% of the loan portfolio from 17% in the prior year. Sky Financial makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule.

     As of December 31, 2000, Sky Financial did not have any loan concentrations which exceeded 10% of total loans.

     Table 8 shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 2000 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

--------------------------------------------------------------------------------------------------------
Table 7 Loan Portfolio
--------------------------------------------------------------------------------------------------------------
December 31,                                       2000         1999          1998        1997         1996
--------------------------------------------------------------------------------------------------------------
Real estate loans:
  Construction                                  $  210,135   $  176,940   $  175,706   $  170,767   $  150,211
  Residential mortgage                           1,663,111    1,744,162    1,739,132    1,712,385    1,643,101
  Non-residential mortgage                       1,575,907    1,296,019    1,251,977    1,085,582      928,061
Commercial, financial and agricultural loans     1,568,766    1,322,747    1,087,511      988,690      981,262
Installment and credit card loans                  884,750      923,261      848,648      848,281      801,733
Other loans                                         13,429       14,365        7,853        9,179        7,702
--------------------------------------------------------------------------------------------------------------
Total loans                                     $5,916,098   $5,477,494   $5,110,827   $4,814,884   $4,512,070
==============================================================================================================
Real estate loans:
  Construction                                         3.6%         3.2%         3.4%         3.6%         3.3%
  Residential mortgage                                28.1         31.8         34.0         35.6         36.4
  Non-residential mortgage                            26.6         23.7         24.5         22.5         20.6
Commercial, financial and agricultural loans          26.5         24.1         21.3         20.5         21.7
Installment and credit card loans                     15.0         16.9         16.6         17.6         17.8
Other loans                                            0.2          0.3          0.2          0.2          0.2
--------------------------------------------------------------------------------------------------------------
Total loans                                          100.0%       100.0%       100.0%       100.0%       100.0%
==============================================================================================================

--------------------------------------------------------------------------------------------------------------------
Table 8 Loan Maturity and Price Sensitivity
--------------------------------------------------------------------------------------------------------------------
                                                                           Due In   Due In     Due After
December 31, 2000                                                          1 Year  1 Yr-5 Yrs   5 Years        Total
--------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                 $  935,512  $  546,357  $ 86,897   $1,568,766
Construction                                                               73,042      28,241   108,852      210,135
--------------------------------------------------------------------------------------------------------------------
Total                                                                  $1,008,554  $  574,598  $195,749   $1,778,901
--------------------------------------------------------------------------------------------------------------------
Total due after one year:
Fixed rate commercial, financial, agricultural and construction                    $  192,340  $ 71,937   $  264,277
Variable rate commercial, financial, agricultural and construction                    382,258   123,812      506,070
--------------------------------------------------------------------------------------------------------------------
Total                                                                              $ 574,598   $195,749   $  770,347
====================================================================================================================

Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.

================================================================================

Under-Performing Assets

Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the underlying collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate. All impaired loans are included in the non-performing loans.

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

   Loans now current, but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $48,968 and $28,023 at December 31, 2000 and 1999, respectively, and are being closely monitored by management and the Boards of Directors of the subsidiaries. The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The increase in loans where some concern exists reflects Sky Financial's continuous process of loan review and is primarily attributable to recently acquired banks. These loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

-----------------------------------------------------------------------------------------------------------------------------
Table 9 Under-Performing Assets
-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                 2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                                        $ 20,329    $17,423    $13,570    $15,980    $18,535
Restructured loans                                                          1,131      2,067      2,026        475        902
-----------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                                 21,460     19,490     15,596     16,455     19,437
Other real estate owned                                                     2,221      3,293      1,977      2,291      3,823
-----------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                              $ 23,681    $22,783    $17,573    $18,746    $23,260
=============================================================================================================================
Loans 90 days or more past due and not on non-accrual                    $ 10,294    $ 9,538    $ 7,797    $ 8,313    $ 9,968
=============================================================================================================================
Non-performing loans to total loans                                          0.36%      0.36%      0.31%      0.34%      0.43%
Non-performing assets to total loans plus other real estate owned            0.40       0.42       0.34       0.39       0.52
Allowance for credit losses to total non-performing loans                  434.58     445.10     517.75     404.45     309.10
Loans 90 days or more past due and not on non-accrual to total loans         0.17       0.17       0.15       0.17       0.22
=============================================================================================================================

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Provision and Allowance for Credit Losses

The provision for credit losses represents the charge to income necessary to adjust the allowance for credit losses to an amount that represents management's assessment of the estimated probable credit losses inherent in Sky Financial's loan portfolio that have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses. Sky Financial recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, Sky Financial maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.

   The provision for credit losses expense for 2000 was $22,250, compared with $20,712 for 1999 and $31,992 in 1998. The changes in the provision for credit losses were attributable to the changes in net loan charge-offs, the recognition of changes in current risk factors and the addition to the portfolio of new loans originated at SFS.

----------------------------------------------------------------------------------------------------
Table 10 Allowance for Loan Losses
----------------------------------------------------------------------------------------------------
Year Ended December 31,                          2000        1999        1998       1997        1996
----------------------------------------------------------------------------------------------------
Balance at beginning of the period           $ 86,750   $  80,748   $  66,553  $  60,080   $  55,029
Loans charged-off:
 Real estate                                   (1,798)     (2,803)     (3,861)    (1,343)     (1,507)
 Commercial, financial and agricultural
  loans                                        (8,024)     (3,366)     (7,719)    (5,360)     (3,016)
 Installment and credit card                  (13,678)    (14,233)    (11,757)   (10,145)    (14,019)
 Other loans                                     (453)        (68)         (5)       (68)        (14)
----------------------------------------------------------------------------------------------------
  Total charge-offs                           (23,953)    (20,470)    (23,342)   (16,916)    (18,556)
----------------------------------------------------------------------------------------------------
Recoveries:
 Real estate                                    1,032         938         551        476         476
 Commercial, financial and agricultural
  loans                                         3,483       1,711       2,334      1,368       2,034
 Installment and credit card                    3,567       3,052       2,627      2,640       2,294
 Other loans                                      132          25          33         46          57
----------------------------------------------------------------------------------------------------
  Total recoveries                              8,214       5,726       5,545      4,530       4,861
----------------------------------------------------------------------------------------------------
Net loans charged-off                         (15,739)    (14,744)    (17,797)   (12,386)    (13,695)
Provision charged to operating expense         22,250      20,712      31,992     18,859      18,746
Effect of conforming year end of pooled
 entity                                             -          34           -          -           -
----------------------------------------------------------------------------------------------------
Balance at the end of the period             $ 93,261   $  86,750   $  80,748  $  66,553   $  60,080
====================================================================================================
Net charge-offs to average loans outstanding     0.28%       0.28%       0.36%      0.26%       0.31%
Allowance for credit losses to total loans       1.58        1.58        1.58       1.38        1.33
Allowance for credit losses to total
 nonperforming loans                           434.58      445.10      517.75     404.45      309.10
----------------------------------------------------------------------------------------------------

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

   Specific allowances are established for all criticized and classified loans, where management has determined that, due to identified significant conditions, the probability that a loss has been incurred exceeds the general allowance loss factor determination for those loans. The unallocated allowance recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management's evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends, and internal loan review and regulatory examination findings.

   At December 31, 2000, the allowance for credit losses was $93,261, or 1.58% of total loans outstanding, and 435% of total non-performing loans, compared to an allowance at December 31, 1999 of $86,750, or 1.58% of total loans outstanding and 445% of total non-performing loans. At year-end 2000, the allocated portion of the allowance for credit losses was $76,457, compared with $61,492 at year-end 1999. The increase of 24% resulted primarily from the overall growth in total loans of 8% and the adjustment and extension of loss factors for components of certain segments within the loan portfolio, particularly the commercial financing segment. At year-end 2000, the unallocated portion of the allowance for credit losses was $16,804 compared with $25,258 at year-end 1999. The decrease was primarily attributable to reduced estimation risk related to the adjustment of loss factors which increased the allocated portion of the allowance.

   Non-performing loans at year-end 2000 totaled $21,460, or .36% of total loans outstanding, compared with $19,490, or .36% of total loans outstanding at year-end 1999. In 2000, higher net charge-offs in commercial and agricultural loans were offset partially by lower net charge-offs in installment and credit card loans. Net charge-offs remained stable at $15,739, or .28% of average total loans, compared with $14,744, or .28% of average total loans in 1999. The increase in loan charge-offs was primarily in the commercial real estate and commercial, financial and agricultural loan portfolios.

   At December 31, 2000, average annual net charge-offs for the past three years were .31% of average loans compared with .30% at December 31, 1999. Based on these averages for net charge-offs, the allowance for credit losses represented
5.1 years of net credit losses at December 31, 2000 and 5.3 years of net credit losses at December 31, 1999. Historical net charge-offs may not be indicative of losses realized in the future.

-----------------------------------------------------------------------------------------
Table 11 Allocation of the Allowance for Credit Losses
-----------------------------------------------------------------------------------------
December 31,                                2000      1999      1998      1997       1996
-----------------------------------------------------------------------------------------
Construction                             $ 1,132   $   707   $   693   $    93    $    77
Real estate                               27,091    22,186    21,771     9,120      7,707
Commercial, financial and agricultural    21,619    15,365    12,748    14,381     13,682
Installment and credit card               25,606    22,434    17,976    11,963     13,298

Other loans                                1,009       800     1,820       355      1,341
Unallocated                               16,804    25,258    25,740    30,641     23,975
-----------------------------------------------------------------------------------------
Total                                    $93,261   $86,750   $80,748   $66,553    $60,080
=========================================================================================

   The overall increase in the allowance for credit losses in 2000 was mainly due to the 8% growth in total loans from 1999. This was particularly reflected in the increased allowance for commercial, financial and agricultural loans, as that portion of the loan portfolio grew 19% in 2000 overall, with 11% generated by the community banking segment and 8% by SFS. The increased allowance allocation for real estate loans principally reflects a shift in the real estate portfolio from residential mortgage loans to non-residential mortgage loans. Non-residential loans increased to 46% of the real estate portfolio at year-end 2000, compared to 40% at year-end 1999.

Management's Discussion and Analysis of
Financial Condition and Result of Operations
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------
Securities

The investment portfolio at Sky Financial is used as a management tool to maintain acceptable levels of liquidity and exposure to changes in market interest rates. Once these criteria are satisfied then portfolio yield is maximized.

   During 2000, the investment portfolio was restructured. Municipal and U.S. Treasury securities were reduced, while U.S. agency debt securities and mortgage-backed securities were increased. This portfolio restructuring was undertaken to maximize the liquidity, cash flow and investment yield while maintaining the portfolio's credit quality and average life.

   The portfolio contains mortgage-backed securities, and to a limited extent other securities, that have uncertain cash flow characteristics. The variable cash flows present additional risk to Sky Financial in the form of prepayment or extension risk primarily caused by changes in market interest rates. This additional risk is generally rewarded in the form of higher yields.

   Sky Financial utilizes a variety of tools to monitor and minimize this risk. All securities must pass a stress test at the time of purchase estimating how the security would perform in various interest rate environments. Additionally, the corporate investment policy defines certain types of high risk securities ineligible for purchase, including securities that may not return full principal to Sky Financial. It is also the practice of Sky Financial to minimize premiums paid on mortgage securities to avoid yield reduction if prepayments accelerate. These policies help to insure that there will be no material impact from these investments to the financial statements due to changes in market interest rates.

   There are no securities of any single issuer where the aggregate carrying value of such securities exceed 10% of shareholders' equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association. Table 13 shows the contractual maturities and weighted average yields of Sky Financial's securities as of December 31, 2000. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current prepayment assumptions. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

-----------------------------------------------------------------------------------------------------------------------
Table 12 Securities Available for Sale and Securities Held to Maturity
-----------------------------------------------------------------------------------------------------------------------
                                                                                          Estimated Fair Value
-----------------------------------------------------------------------------------------------------------------------
December 31,                                                                2000                 1999              1998
-----------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   U.S. Treasury securities and obligations of
     U.S. Government agencies and corporations                       $   619,549          $   674,440       $   679,531
   Obligations of states and political subdivisions                       48,045              190,840           214,965
   Corporate and other securities                                         78,246               65,821            33,793
   Mortgage-backed securities                                            987,622              841,607         1,072,000
-----------------------------------------------------------------------------------------------------------------------
       Total debt securities available for sale                        1,733,462            1,772,708         2,000,289
   Marketable equity securities                                          113,055               96,131           126,544
-----------------------------------------------------------------------------------------------------------------------
Total securities available for sale                                  $ 1,846,517          $ 1,868,839       $ 2,126,833
=======================================================================================================================
                                                                                          Amortized Cost
-----------------------------------------------------------------------------------------------------------------------
December 31,                                                           2000                  1999               1998
-----------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   U.S. Treasury securities and obligations of
     U.S. Government agencies and corporations                       $        --          $        --       $    14,998
   Obligations of states and political subdivisions                           --                   --             8,852
   Corporate and other securities                                             --                   --                60
   Mortgage-backed securities                                                 --                   --                --
-----------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                                    $        --          $        --       $    23,910
=======================================================================================================================

------------------------------------------------------------------------------------------------------------------------------
Table 13 Maturity Distribution of Debt Securities Portfolio
------------------------------------------------------------------------------------------------------------------------------
                                               Within 1 Yr              1-5 Yrs             5-10 Yrs            Over 10 Yrs
                                             ---------------------------------------------------------------------------------
December 31, 2000                            Amount    Yield       Amount    Yield       Amount    Yield       Amount    Yield
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  agencies and corporations                $118,931     6.14%    $306,106     6.41%    $169,550     6.82%    $ 26,249     6.87%
Obligations of states and
  political subdivisions                      8,817     5.59        8,070     7.42       12,843     7.99       18,551     7.41
Corporate and other securities                5,082     6.10       11,913     6.76          400     6.25       65,750     8.30
Mortgage-backed securities                  233,919     6.84      485,903     6.78      169,403     6.89       98,092     6.77
------------------------------------------------------------------------------------------------------------------------------
Total debt securities available for sale   $366,749     6.57%    $811,992     6.65%    $352,196     6.90%    $208,642     7.32%
==============================================================================================================================

Funding Sources

Sky Financial Group obtains its funding through a variety of sources. Retail deposits are gathered from individuals and businesses within the local communities served by the banking affiliates. Deposits encompass the full range of banking products including checking, savings and time deposits. In addition, Sky Financial obtains funds under a number of borrowing arrangements. The banking affiliates are all members of the Federal Home Loan Bank and may obtain both overnight and term advances. The banking affiliates also obtain funds through securities sold under repurchase agreement and federal funds lines. SFS maintains a line of credit with a non-affiliated bank to fund loans until permanent funding can be arranged through the issuance of collateralized notes in a private placement. The parent company also maintains a line of credit with a group of non-affiliated banks.

-----------------------------------------------------------------------------------------------------
Table 14 Funding Sources
-----------------------------------------------------------------------------------------------------
                                               Average Amounts Outstanding         Average Rate Paid
                                               ------------------------------------------------------
Year Ended December 31,                        2000       1999         1998      2000    1999    1998
-----------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits       $  736,811  $  730,245   $  635,451

Interest-bearing demand deposits              141,744     231,858      764,843   2.38%   1.56%   2.00%

Savings deposits                            1,844,659   1,859,922    1,333,332   2.56    2.06    2.75

Time deposits                               3,045,522   2,952,016    3,028,688   5.64    5.28    5.56
-----------------------------------------------------------------------------------------------------
Total deposits                              5,768,736   5,774,041    5,762,314

Short-term borrowings                         667,301     612,584      541,802   5.39    4.77    4.99

Trust preferred securities                     93,946      49,551       52,500   9.71    9.75    9.98

Debt and FHLB advances                        868,977     697,856      571,974   6.32    5.45    5.83
-----------------------------------------------------------------------------------------------------
Total funding sources                      $7,398,960  $7,134,032   $6,928,590
=====================================================================================================

Table 15 is a schedule of maturities of time deposits in denominations of $100,000 or more as of December 31, 2000:

-------------------------------------------------------
Table 15 Maturity of Time Deposits of $100,000 or More
-------------------------------------------------------
Three months or less                           $241,193

Three through six months                        132,341

Six through twelve months                       277,128

Over twelve months                              136,998
-------------------------------------------------------
Total                                          $787,660
=======================================================

Management's Discussion and Analyss of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Short-term Borrowings

Table 16 sets forth certain information relative to the securities sold under agreements to repurchase and Federal funds purchased. Generally, repurchase agreements are sold to local government entities and businesses and have maturity terms of overnight to 30 days. Federal funds purchased generally have overnight terms.

-------------------------------------------------------------------------------------------------------------------------------
Table 16 Short-Term Borrowings
-------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                      2000        1999        1998
-------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase and federal funds purchased at period-end       $702,985    $657,913    $589,722
Weighted average interest rate at period-end                                                       5.62%       4.67%       4.83%
Maximum outstanding at any month-end during the year                                           $741,264    $657,913    $621,672
Average amount outstanding                                                                      667,301     612,584     541,802
Weighted average rates during the year                                                             5.39%       4.77%       4.99%
-------------------------------------------------------------------------------------------------------------------------------
For further information on the securities sold under agreements to repurchase, see Note 7.
===============================================================================================================================

Liquidity Management

Management of liquidity is of growing importance to the banking industry. The liquidity of a financial institution reflects its ability to meet loan requests, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. The ability of a financial institution to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets, and the availability of alternative sources of funds.
   In addition to maintaining a stable core deposit base, Sky Financial's banking subsidiaries maintain adequate liquidity primarily through the use of investment securities and unused borrowing capacity. At December 31, 2000, securities and other short term investments with maturities of one year or less totaled $132,830. In addition, the mortgage-backed securities provide an estimated cash flow of approximately $233,919 over a twelve-month timeframe. Each of the banking subsidiaries is a member of the Federal Home Loan Bank
(FHLB). The FHLB provides a reliable source of funds over and above retail deposits. As of December 31, 2000, the banking subsidiaries had total credit availability with the FHLB of $874,652, of which $805,581 was outstanding.
   Sky Financial, through one of its affiliates, entered into a conduit warehousing facility with a financial institution to provide up to $125,000 of interim funding for loans originated by SFS. Term funding will be arranged through the issuance of collateralized notes in a private placement.
   Sky Financial is a holding company and does not conduct operations. Its primary sources of liquidity are borrowings from outside sources and dividends paid to it by its subsidiaries. For the banking subsidiaries, regulatory approval is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits for the prior two years. As a result of these restrictions, dividends that could be paid to Sky Financial by its subsidiaries, without prior regulatory approval, were limited to $2,701 as of December 31, 2000.
   Sky Financial maintains a $120 million line of credit with a group of unaffiliated banks that expires March 30, 2001. As of December 31, 2000, Sky had no outstanding balance on the line of credit.

Capital Resources

Shareholders' equity at year end 2000 totaled $609,690, compared to $566,331 at December 31, 1999, an increase of 7.7%
   The Federal Reserve Board has established risk-based capital guidelines that must be observed by financial holding companies and banks. Sky Financial has consistently maintained the regulatory capital ratios of the corporation and each of its banks above "well capitalized" requirements. For further information on capital ratios, see Note 20 of the consolidated financial statements.
   The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.
   On March 31, 2000, Sky Financial Capital Trust I issued $60,000 of capital securities due May 1, 2030, which are considered to be Tier I capital.
   On September 20, 2000, Sky Financial's Board of Directors authorized the repurchase of up to 4,200,000 shares of Sky Financial Group common stock over a twelve-month period in the open market or in privately negotiated transactions. This action represents a continuation of Sky Financial's program in which shares are repurchased for use in future stock dividends and for use in its stock option plans. Sky Financial or its predecessors have declared a 10% stock dividend in each of the last five years. Through December 31, 2000, 712,000 shares had been repurchased under this authorization.

--------------------------------------------------------------------------------
Market Risk Management

Market risk is the risk that a financial institution's earnings and capital, or its ability to meet its business objectives, will be adversely affected by movements in market rates or prices such as interest rates, foreign exchange rates, equity prices, credit spreads and/or commodity prices. Within Sky Financial Group, the dominant market risk exposure is changes in interest rates. The negative effects of this exposure is felt through the net interest margin, mortgage banking revenues and the market value of various assets and liabilities.
   Sky Financial manages market risk through its Asset/ Liability Committees
(ALCO) at both the subsidiary and consolidated levels. These committees monitor interest rate risk through sensitivity analysis, whereby it measures potential changes in future earnings and the fair market values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of Sky Financial's financial instruments using interest rates in effect at year-end 2000. For the fair value estimates, the cash flows are then discounted to year end to arrive at an estimated present value of Sky Financial's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. Sky Financial applies these interest rate shocks to its financial instruments up and down 200 basis points.
   Table 17 presents an analysis of the potential sensitivity of Sky Financial's annual net interest income and the present value of Sky Financial's financial instruments to sudden and sustained 200 basis point changes in market rates

--------------------------------------------------------------------------------
Table 17 Rate Shock Analysis
---------------------------------------------------------------------
                                 Year end      Year end          ALCO
                                     2000          1999    Guidelines
---------------------------------------------------------------------
One Year Net Interest

 Income Change

+200 Basis points                    (2.7)%        (3.7)%       (10.0)%

-200 Basis points                      .6           1.7         (10.0)

Net Present Value of
 Equity Change

+200 Basis points                   (25.4)%       (22.4)%       (30.0)%

-200 Basis points                    34.0          15.3         (30.0)
---------------------------------------------------------------------

   The projected volatility of net interest income and the net present value of equity rates to a +/- 200 basis points change at December 31, 2000 and 1999 fall within the ALCO guidelines.
   The preceeding analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions Sky Financial may undertake in response to changes in interest rates.

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

Forward Looking Statements

This report includes forward-looking statements by Sky Financial relating to such matters as anticipated operating results, credit quality expectations, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. Such statements are based upon the current beliefs and expectations of Sky Financial's management and are subject to risks and uncertainties. While Sky Financial believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by Sky Financial in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; capital investment in and operating results of non-banking business ventures of Sky Financial; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of Sky Financial's customers; customer reaction to and unforeseen complications with respect to Sky Financial's restructuring or integration of acquisitions; difficulties in realizing expected cost savings from acquisitions; difficulties associated with data conversions in acquisitions or migrations to a single platform system; and other risks identified from time-to-time in Sky Financial's other public documents on file with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.

Reports of Management and Independent Auditors


--------------------------------------------------------------------------------
Report of Management

Management of Sky Financial Group, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements and all other information whether audited or unaudited in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's best estimates and judgment. The financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

Sky Financial Group, Inc.'s independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles.

Management maintains accounting systems and internal controls to meet its responsibilities for reliable consolidated financial statements. There are inherent limitations in the effectiveness of internal controls, including the possibility of errors or irregularities. Furthermore, because of changes in conditions, the effectiveness of internal controls may vary over time. Management believes that these systems and controls provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed, in accordance with management's authorization. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets periodically with management, the internal auditors and the independent auditors, to discuss internal controls and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to internal controls by the independent and internal auditors and the various regulatory agencies.

/s/ Marty E. Adams
--------------------------
Marty E. Adams
Chairman, President and Chief Executive Officer

/s/ Kevin T. Thompson
--------------------------
Kevin T. Thompson
Executive Vice President and Chief Financial Officer


--------------------------------------------------------------------------------
Report of Independent Auditors

Board of Directors and Shareholders
Sky Financial Group, Inc.
Bowling Green, Ohio

We have audited the accompanying consolidated balance sheets of Sky Financial Group, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

/s/ Crowe, Chizek and Company LLP
----------------------------------
Crowe, Chizek and Company LLP
Columbus, Ohio
January 29, 2001

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------
December 31,                                                                                    2000           1999
-------------------------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                                                  $   266,359    $   380,980
Interest-earning deposits with financial institutions                                         17,725         17,086
Federal funds sold                                                                                --          3,100
Loans held for sale                                                                           13,984          9,006
Securities available for sale                                                              1,846,517      1,868,839

Total loans                                                                                5,916,098      5,477,494
  Less allowance for credit losses                                                           (93,261)       (86,750)
-------------------------------------------------------------------------------------------------------------------
    Net loans                                                                              5,822,837      5,390,744
Premises and equipment                                                                       115,029        115,675
Accrued interest receivable and other assets                                                 304,351        278,326
-------------------------------------------------------------------------------------------------------------------
  Total assets                                                                           $ 8,386,802    $ 8,063,756
===================================================================================================================

Liabilities

Deposits
  Non-interest-bearing deposits                                                          $   757,483    $   757,537
  Interest-bearing deposits                                                                5,134,449      5,001,154
-------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                         5,891,932      5,758,691

Securities sold under repurchase agreements and
  federal funds purchased                                                                    702,985        657,913
Debt and Federal Home Loan Bank advances                                                     933,444        915,957
Obligated mandatorily redeemable capital
  securities of subsidiary trusts                                                            108,600         48,600
Accrued interest payable and other liabilities                                               140,151        116,264
-------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                        7,777,112      7,497,425
===================================================================================================================

Shareholders' Equity

Serial preferred stock, $10.00 par value;  10,000,000 shares authorized; none issued              --             --
Common stock, no par value; 150,000,000 shares  authorized;
  84,015,577 and 85,979,371 shares issued in 2000 and 1999                                   597,723        571,543

Retained earnings                                                                             26,599         34,381
Treasury stock; 607,633 and 274,250 shares in 2000 and 1999                                  (10,491)        (6,215)
Unearned ESOP                                                                                   (300)          (717)
Accumulated other comprehensive income (loss)                                                 (3,841)       (32,661)
-------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                                 609,690        566,331
-------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                                             $ 8,386,802    $ 8,063,756
===================================================================================================================

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Income
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------------------------
For The Years Ended December 31,                                       2000        1999       1998
--------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                            $  505,203  $  449,653  $ 442,725
Securities
  Taxable                                                           113,193     112,298    118,749
  Nontaxable                                                          6,241       9,613      9,734
Federal funds sold and other                                          1,378       2,031      4,487
--------------------------------------------------------------------------------------------------
  Total interest income                                             626,015     573,595    575,695
--------------------------------------------------------------------------------------------------

Interest Expense
Deposits                                                            222,211     197,863    220,325
Borrowed funds                                                      100,008      72,087     65,587
--------------------------------------------------------------------------------------------------
Total interest expense                                              322,219     269,950    285,912
--------------------------------------------------------------------------------------------------
Net interest income                                                 303,796     303,645    289,783
Provision for credit losses                                          22,250      20,712     31,992
--------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses               281,546     282,933    257,791
--------------------------------------------------------------------------------------------------

Other Income
Trust services income                                                15,147      12,581     11,268
Service charges and fees on deposit accounts                         27,003      27,480     25,142
Mortgage banking income                                              12,204      18,953     26,687
Brokerage and insurance commissions                                  29,177      15,960      9,430
Collection agency fees                                                1,912       2,465      4,115
Net securities gains (losses)                                        (3,023)      1,325      1,409
Net gains on sales of commercial financing loans                      7,586      17,305     19,378
Other income                                                         31,952      28,273     27,121
--------------------------------------------------------------------------------------------------
  Total other income                                                121,958     124,342    124,550
--------------------------------------------------------------------------------------------------

Other Expenses
Salaries and employee benefits                                      117,957     120,546    128,960
Occupancy and equipment expense                                      37,004      38,985     38,665
Merger, integration and restructuring expense                         3,867      72,545     55,987
Other operating expense                                              76,579      70,421     82,955
--------------------------------------------------------------------------------------------------
  Total other expenses                                              235,407     302,497    306,567
--------------------------------------------------------------------------------------------------
Income before income taxes                                          168,097     104,778     75,774
Income taxes                                                         53,724      33,596     23,811
--------------------------------------------------------------------------------------------------
Net Income                                                       $  114,373  $   71,182  $  51,963
==================================================================================================
Earnings Per Common Share
Basic                                                            $     1.35  $     0.83  $    0.61
Diluted                                                                1.35        0.82       0.60
==================================================================================================

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Changes in Shareholders' Equity
(Dollars and shares in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Accumulated
                                                                                                                    Other
                                                 Common   Treasury    Common   Retained  Treasury  Unearned Comprehensive
                                                 Shares     Shares     Stock   Earnings     Stock      ESOP  Income(Loss)     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                       58,781      1,078  $341,727   $298,416  $(19,269) $ (1,408) $     13,399  $632,865
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                                       51,963                                      51,963
Other comprehensive income                                                                                            685       685
------------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                                                                  52,648
------------------------------------------------------------------------------------------------------------------------------------
Common stock split                                9,931
Cash dividends ($.54 per share)                                                 (45,184)                                    (45,184)
Treasury shares acquired                                       961                        (34,202)                          (34,202)
Treasury shares issued
 for stock option exercises                                   (129)   (3,325)       (13)    5,904                             2,566
Canceled treasury shares                           (852)      (852)  (28,883)              28,883
10% common stock dividend                         4,098              124,793   (124,793)
Fractional shares and other items                   109                2,460        (34)                594                   3,020
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                       72,067      1,058   436,772    180,355   (18,684)     (814)       14,084   611,713
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                                       71,182                                      71,182
Other comprehensive (loss)                                                                                        (47,110)  (47,110)
------------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                                                                  24,072
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.70 per share)                                                 (56,218)                                    (56,218)
Treasury shares acquired                                       890                        (21,344)                          (21,344)
Treasury shares issued
 for stock option exercises                                   (286)   (2,843)               7,350                             4,507
Canceled treasury shares                         (1,001)    (1,001)  (17,184)              17,184
Shares issued to acquire
 Picton Cavanaugh, Inc.                             289                  313        481                               380     1,174
Effect of conforming the year
 end of pooled affiliate                                               1,000        596                   3           (15)    1,584
10% common stock dividend                         6,751       (387)  152,688   (161,967)    9,279
Fractional shares and other items                    57                  797        (48)                 94                     843
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                       78,163        274   571,543     34,381    (6,215)     (717)      (32,661)  566,331
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                                      114,373                                     114,373
Other comprehensive income                                                                                         28,820    28,820
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                  143,193
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.73 per share)                                                 (61,377)                                    (61,377)
Treasury shares acquired                                     3,064                        (52,820)                          (52,820)
Treasury shares issued
 for stock option exercises                                   (323)   (1,889)               5,774                             3,885
Shares issued to acquire
  Meyer & Eckenrode
  Insurance Agency, Inc.                            603                9,610                                                  9,610
10% common stock dividend                         5,223     (2,407)   17,904    (60,674)   42,770
Fractional shares and other items                    27                  555       (104)                417                     868
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                       84,016        608  $597,723   $ 26,599  $(10,491) $   (300) $     (3,841) $609,690
====================================================================================================================================

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Cash Flows
(Dollars in thousands)


----------------------------------------------------------------------------------------------------------------------------
For The Years Ended December 31,                                                          2000           1999           1998
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                         $   114,373    $    71,182    $    51,963
Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and valuation adjustments                           19,107         47,622         40,922
         Net gains on sales of assets                                                  (15,084)       (37,298)       (49,150)
         Provision for credit losses                                                    22,250         20,712         31,992
         Net change in loans held for sale                                               7,504        111,421         11,362
         Net change in other assets and liabilities                                    (11,526)       (10,862)       (18,854)
----------------------------------------------------------------------------------------------------------------------------
                  Net cash from operating activities                                   136,624        202,777         68,235
----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Net (increase) decrease in interest-earning deposits with financial institutions          (639)        (1,840)         2,574
Net decrease (increase) in federal funds sold                                            3,100         48,636         (1,528)
Securities available for sale:
         Proceeds from maturities and payments                                         383,612        650,186        690,714
         Proceeds from sales                                                           276,520        166,479         61,569
         Purchases                                                                    (596,441)      (607,043)    (1,119,535)
Securities held to maturity:
         Proceeds from maturities and payments                                            --            2,210        124,037
         Purchases                                                                        --             --          (26,506)
Proceeds from sales of loans                                                            51,322         21,830         35,240
Net increase in loans                                                                 (506,131)      (421,994)      (279,246)
Purchases of premises and equipment                                                    (15,442)       (18,959)       (21,084)
Purchases of life insurance contracts                                                     --           (4,340)       (30,350)
Purchases of loans                                                                        --             --             (187)
Proceeds from sales of premises and equipment                                            2,580          7,651          2,560
Proceeds from sales of other real estate                                                 4,006          2,314          3,740
Cash acquired through acquisitions                                                         271          1,675           --
----------------------------------------------------------------------------------------------------------------------------
                  Net cash from investing activities                                  (397,242)      (153,195)      (558,002)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Cash transferred in connection with sale of branch deposits                             (9,830)       (95,917)       (40,884)
Purchases of branch deposits, net                                                         --           47,214        251,221
Net (decrease) increase in deposit accounts                                            143,748       (171,072)       148,846
Net increase (decrease) in federal funds and repurchase agreements                      45,072         68,191         (1,277)
Net increase (decrease) in short-term FHLB advances                                   (105,700)       203,258        (78,148)
Proceeds from trust preferred securities                                                60,000           --             --
Proceeds from issuance of debt and long-term FHLB advances                             548,083        247,765        498,514
Repayment of debt and long-term FHLB advances                                         (424,896)      (153,575)      (202,431)
Cash dividends and fractional shares paid                                              (61,962)       (49,984)       (35,734)
Proceeds from issuance of common stock                                                   3,885          4,507          4,220
Treasury stock purchases                                                               (52,820)       (21,344)       (34,160)
Other items                                                                                417          1,740            587
----------------------------------------------------------------------------------------------------------------------------
                  Net cash from financing activities                                   145,997         80,783        510,754
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                    (114,621)       130,365         20,987
Effect on cash of conforming the year end of pooled entity                                --            3,331           --
Cash and due from banks at beginning of year                                           380,980        247,284        226,297
----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                             $   266,359    $   380,980    $   247,284
============================================================================================================================
Supplemental Disclosures
Noncash transactions - securitization of loans held for sale                       $      --      $     3,915    $       241
Interest paid                                                                          324,659        272,417        283,636
Income taxes paid                                                                       48,136         46,732         43,442
============================================================================================================================

The accompanying notes are an integral part of the financial statements.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 1 Summary of Significant Accounting Policies

Sky Financial Group, Inc. (Sky Financial) is a financial holding company headquartered in Bowling Green, Ohio, that owns and operates three banks primarily engaged in the commercial and consumer banking business. Sky Financial also operates businesses relating to commercial finance lending, insurance, trust, and other financial related services.

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

   These consolidated financial statements give retroactive effect to the 1999 and 1998 merger transactions accounted for by the pooling-of-interests method as discussed in Note 2. Certain amounts in the prior consolidated financial statements and pooled affiliates financial statements have been reclassified to conform to the current presentation.

Consolidation

The consolidated financial statements of Sky Financial include the accounts of Sky Bank (Sky Bank), Mid Am Bank (Mid Am), The Ohio Bank (Ohio Bank), Sky Financial Solutions, Inc. (SFS), Sky Trust, N.A. (Sky Trust), Sky Investments, Inc. (SII), Picton Cavanuagh, Inc. (Picton), Meyer & Eckenrode Insruance Group, Inc. (Meyer & Eckenrode), and various other insignificant subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.
   In April 2000, Mahoning National Bank of Youngstown, a bank acquired in 1999, was merged into Sky Bank. Various other bank affiliates were merged together in 1999 and 1998.

Securities

Sky Financial classifies its securities as held to maturity, trading or available for sale. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale. Securities classified as available for sale are carried at estimated fair value with unrealized appreciation or depreciation recorded, net of tax, in other comprehensive income. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. Sky Financial held no trading securities during any period presented. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Gains and losses on security sales are calculated using the specific identification method to determine the security's cost.

Derivative Financial Instruments

Sky Financial's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Interest rate swaps were entered into for the purpose of modifying the interest rate characteristics for the funding of certain loans within Sky Financial's loan portfolio. The interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. Interest rate swaps are accounted for using settlement accounting and are reported at its initial cost, and unrealized gains and losses resulting from changes in its fair value are not recorded in the financial statements. Revenues or expenses associated with these agreements are accounted for on an accrual basis and are recognized as an adjustment to interest income on loans receivable, based on the interest rates currently in effect for such contracts. Derivative financial instruments are not used for trading purposes.

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

Mortgage Servicing Rights

The cost of mortgage loans sold or securitized is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values of each. The fair value of the mortgage servicing rights is determined by discounting expected servicing income cash flows, net of certain servicing costs.

   Mortgage servicing rights assets are amortized in proportion to, and over the period of, estimated net servicing income. Management periodically evaluates mortgage servicing assets for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

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

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 1 Summary of Significant Accounting Policies (continued)

Allowance for Credit Losses

The allowance for credit losses is an amount that management believes will be adequate to probable losses in existing loans and leases and is established through a provision for credit losses charged to expense. Loans and leases are charged against the allowance for credit losses when management believes the full collectibility of the loan is unlikely. The allowance and provision take into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current economic conditions that affect the borrower's ability to pay. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under loan and lease sales agreements or servicing agreements are classified with other liabilities.

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

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, that is computed primarily using the straight-line method. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal. These assets are reviewed for impairment when events indicate their carrying value may not be recoverable.

Intangible Assets

Goodwill is amortized using the straight-line method over periods ranging from 15 to 25 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over periods ranging from 10 to 15 years. Core deposit intangible assets acquired on or after January 1, 1992 are amortized using an accelerated method over periods ranging from 10 to 15 years. Net intangible assets at December 31, 2000 and 1999 aggregated $43,736 and $35,414, respectively. In 1999, impairment of certain intangible assets was recognized. (See Note 14)

Merger, Integration and Restructuring Expense

Included in other operating expense is a charge for merger, integration and restructuring expenses, which primarily represents professional fees, other personnel related costs, valuation adjustments for certain premises, equipment and other assets, and integration costs related to mergers, acquisitions, and corporate restructuring. (See Note 14)

Income Taxes

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

Stock Dividends and Treasury Stock

Shares of Sky Financial stock are acquired for reissuance in connection with stock option plans and for future stock dividend declarations. The treasury shares acquired are recorded at cost. The fair value of shares issued in stock dividends is transferred from retained earnings to common stock, to the extent of available retained earnings. Any excess of fair value over available retained earnings is considered a return of capital and thus is transfered from paid-in capital.

Stock-Based Compensation

Employee compensation expense under stock option plans is reported if options are granted below market price at a grant date. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of Sky Financial's stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

Statement of Cash Flows

Sky Financial considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption "cash and due from banks," as cash for purposes of the Statement of Cash Flows. Sky Financial reports net cash flows for federal funds sold, interest-bearing deposits with other financial institutions, customer loan transactions, deposit transactions, repurchase agreements, and short-term borrowings.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale that are also recognized as separate components of equity.

New Accounting Pronouncement

Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the financial statements of Sky Financial.

Reclassifications

Certain items in the prior year financial statements were reclassified to conform to the current presentation.

--------------------------------------------------------------------------------
Note 2 Mergers, Acquisitions, Business Formations and Divestitures

Mergers and Acquisitions

On July 13, 2000, Sky Financial acquired the Meyer & Eckenrode Insurance Group, Inc., a full service insurance agency based in Carnegie, Pennsylvania. Meyer & Eckenrode shareholders received 0.66 million shares of Sky Financial common stock in a tax-free exchange accounted for as a purchase. The purchase premium of $11,262 is being amortized on a straight-line basis over 15 years. Meyer and Eckenrode's results of operations are included in Sky Financial's consolidated statement of income from the date of acquisition. Prior results of operations were not material.

   In 1999 and 1998, Sky Financial was involved in four mergers each year. Seven of the mergers were with other bank holding companies. The other merger, Picton Cavanaugh, Inc., is a full service insurance agency. Each merger was accounted for as a pooling of interests, including the October 1998 merger of equals with Mid Am, Inc. Accordingly, all financial information has been restated to include the historical information of the merged entities, other than Picton Cavanaugh. Since Picton Cavanaugh's financial statements were not material compared to Sky Financial's, prior financial statements were not restated. The following summarizes these acquisitions and mergers:

--------------------------------------------------------------------------------------------------------------------
Entity                                             Location                    Date     Total Assets   Shares Issued
--------------------------------------------------------------------------------------------------------------------
Meyer & Eckenrode Insurance Group, Inc.        Carnegie, PA           July 13, 2000     $  6 million     .66 million
Mahoning National Bancorp, Inc.              Youngstown, OH      September 30, 1999     $847 million    12.5 million
First Western Bancorp, Inc.                  New Castle, PA          August 6, 1999     $2.2 billion    16.5 million
Wood Bancorp, Inc.                        Bowling Green, OH           July 16, 1999     $167 million     2.5 million
Picton Cavanaugh, Inc.                           Toledo, OH             May 1, 1999     $4.4 million     0.3 million
The Ohio Bank                                   Findlay, OH        December 4, 1998     $600 million     7.0 million
Mid Am, Inc.                              Bowling Green, OH         October 2, 1998     $2.3 billion    24.0 million
Century Financial Corporation                 Rochester, PA            May 12, 1998     $453 million     5.4 million
UniBank                                    Steubenville, OH           March 6, 1998     $216 million     2.5 million
====================================================================================================================

UniBank, as well as the banking subsidiaries of Mahoning National Bancorp, Inc., First Western Bancorp, Inc. and Century Financial Corporation were merged into Sky Bank. The banking subsidiary of Wood Bancorp, Inc. was merged into Mid Am Bank.

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

Business Formations

Effective January 1, 2000, Sky Financial centralized its entire trust business into a newly-chartered trust company, Sky Trust, N.A. (Sky Trust). To facilitate the formation, the trust business of each bank affiliate and Mid Am Private Trust was transferred to Sky Trust, and Mid Am Private Trust was merged into Sky Trust. Sky Trust, a wholly-owned subsidiary of Sky Financial, is headquartered in Pepper Pike, Ohio.

Business Divestitures

In December 2000, Sky Financial Group, Inc. sold substantially all of the assets of Sky Asset Management Services, Inc., its collection agency located in Clearwater, Florida. The sale resulted in a before-tax loss of $0.5 million, which is included in merger, integration and restructuring expense in the consolidated statement of income. In January 2001, the company announced the pending sale of Sky Investments, its broker/dealer. The sale of Sky Investments is pending regulatory approval, with the expected completion of the transaction in the first quarter of 2001. The company expects to realize a before-tax gain of $0.6 million in the transaction.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 3 Securities Available for Sale

The amortized costs, unrealized gains and losses and estimated fair values of securities available for sale at year-end are as follows:

--------------------------------------------------------------------------------------------------
                                                                  Gross        Gross     Estimated
                                                  Amortized  Unrealized   Unrealized          Fair
                                                       Cost       Gains       Losses         Value
--------------------------------------------------------------------------------------------------
2000
U.S. Treasury and U.S. Government
   agencies and corporations                     $  620,836   $    3,798   $   (5,085)   $  619,549
Obligations of states and political
   subdivisions                                      48,281          275         (511)       48,045
Corporate and other securities                       83,145          172       (5,071)       78,246
Mortgage-backed securities                          987,317        7,239       (6,934)      987,622
---------------------------------------------------------------------------------------------------
Total debt securities available for sale          1,739,579       11,484      (17,601)    1,733,462
Marketable equity securities                        112,846        3,776       (3,567)      113,055
---------------------------------------------------------------------------------------------------
   Total securities available for sale           $1,852,425   $   15,260   $  (21,168)   $1,846,517
===================================================================================================
1999
U.S. Treasury and U.S. Government
   agencies and corporations                     $  691,045   $      331   $  (16,936)   $  674,440
Obligations of states and political
   subdivisions                                     192,111        1,335       (2,606)      190,840
Corporate and other securities                       69,305          106       (3,590)       65,821
Mortgage-backed securities                          865,857          379      (24,629)      841,607
---------------------------------------------------------------------------------------------------
Total debt securities available for sale          1,818,318        2,151      (47,761)    1,772,708
Marketable equity securities                        100,769        3,428       (8,066)       96,131
---------------------------------------------------------------------------------------------------
         Total securities available for sale     $1,919,087   $    5,579   $  (55,827)   $1,868,839
===================================================================================================

   Securities held to maturity of approximately $21,700 were transferred from held to maturity to available for sale upon completion of the merger of Mahoning in 1999, and approximately $60,500 were transferred from held to maturity to available for sale upon completion of the mergers of Unibank and Century Financial Corporation in 1998.

   The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown to the right. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------
                               Amortized      Estimated
                                    Cost     Fair Value

Due in one year or less     $    132,830   $    132,508
Due after one year
   through five years            326,089        325,554
Due after five years
   through ten years             182,793        182,835
Due after ten years              110,550        104,943
Mortgage-backed securities       987,317        987,622
-------------------------------------------------------
Total debt securities
   available for sale       $  1,739,579   $  1,733,462
=======================================================

The gross realized gains and losses from the sales of securities are as follows:

------------------------------------------------------------------------
                                         2000         1999          1998
Gross realized gains on sales       $   1,378    $   1,558     $   2,509
Gross realized losses on sales          4,401          233         1,100
========================================================================

--------------------------------------------------------------------------------
Note 4 Loans and Allowance for Credit Losses

The loan portfolio at year-end was as follows:

-------------------------------------------------------------
                                          2000           1999
-------------------------------------------------------------
Real estate loans:
   Construction                    $   210,135   $    176,940
   Residential mortgage              1,663,111      1,744,162
   Non-residential mortgage          1,575,907      1,296,019
Commercial, financial
   and agricultural loans            1,568,766      1,322,747
Installment and
   credit card loans                   884,750        923,261
Other loans                             13,429         14,365
-------------------------------------------------------------
Total loans                        $ 5,916,098   $  5,477,494
=============================================================

   Most of Sky Financial's business activity is conducted with customers in the respective local areas of its subsidiary banks. These areas encompass parts of eastern Ohio, western Ohio, eastern Indiana, southeastern Michigan, western Pennsylvania and northern West Virginia. Sky Financial's loan portfolio is diversified, consisting of commercial, residential, agribusiness, consumer and small business loans. No significant industry concentrations exist, and amounts related to highly leveraged transactions are not significant. Sky Financial evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Non-performing loans totaled $21,460 and $19,490 at December 31, 2000 and 1999, respectively.

   In the normal course of business, Sky Financial has made loans to certain directors, executive officers and their associates under terms consistent with Sky Financial's general lending policies. Loan activity relating to these individuals for 2000 is as follows:

-------------------------------------------------------------
Aggregate balance - December 31, 1999                $ 51,208
New loans                                              31,539
Repayments                                            (38,215)
Other changes                                          (6,331)
-------------------------------------------------------------
Aggregate balance - December 31, 2000                $ 38,201
=============================================================

   Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.

Activity in the allowance for credit losses was as follows:

--------------------------------------------------------------
                                    2000        1999      1998
--------------------------------------------------------------
Balance at beginning            $ 86,750    $ 80,748  $ 66,553
   of year
Provision for credit losses       22,250      20,712    31,992
Recoveries                         8,214       5,726     5,545
Loans charged-off                (23,953)    (20,470)  (23,342)
Effect of conforming year
   end of pooled entity               --          34        --
--------------------------------------------------------------
Balance at end of year          $ 93,261    $ 86,750  $ 80,748
==============================================================


Information regarding impaired loans is as follows:

----------------------------------------------------------------------------------------------------
                                                                            2000      1999      1998
----------------------------------------------------------------------------------------------------
Year-end impaired loans with no allowance for credit losses allocated   $  1,658   $ 3,547   $ 1,331
Year-end impaired loans with allowance for credit losses allocated         7,141     5,676     9,844
Year-end allowance for credit losses allocated to impaired loans           1,173     1,112     3,824
Average investment in impaired loans during the year                       9,378     9,589    14,080
Cash-basis interest income recognized during the year                        664       500       868
====================================================================================================

--------------------------------------------------------------------------------
Note 5 Premises and Equipment

Premises and equipment as of year end are summarized as follows:

--------------------------------------------------------------
                                           2000           1999
--------------------------------------------------------------
Land, buildings and improvements      $ 123,202      $ 119,044
Equipment, furniture and fixtures       111,652        106,298
Construction in process                   7,296         10,002
--------------------------------------------------------------
Total premises and equipment            242,150        235,344
Less accumulated depreciation
   and amortization                    (127,121)      (119,669)
--------------------------------------------------------------
Premises and equipment, net           $ 115,029      $ 115,675
==============================================================

   Included in the above are buildings, land and land improvements that secure capitalized leases with a cost of $4,299 and $5,386, less accumulated amortization and depreciation of $3,109 and $3,999 at December 31, 2000 and 1999. Substantially all of the property recorded under capital leases relates to transactions with Bancsites, Inc., a former subsidiary of Sky Financial. The capital lease premises represent nine branch bank facilities owned by Bancsites and leased to Sky Financial under long-term lease agreements entered into in the normal course of business and under terms no more favorable than those prevailing in the marketplace. Lease payments to Bancsites, Inc. under capital leases amounted to $336 in 2000, $337 in 1999, and $444 in 1998. Rental payments for land are treated as operating lease expense. Total rent expense amounted to $3,286 in 2000, $3,412 in 1999, and $3,181 in 1998.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 6 Interest-Bearing Deposits

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at year-end:

--------------------------------------------------------------------------------------------
                                                                           2000         1999
--------------------------------------------------------------------------------------------
Interest-bearing demand                                             $   160,132   $  161,492
Savings                                                               1,830,052    1,871,140
Time
   In denominations under $100,000                                    2,356,605    2,291,044
   In denominations of $100,000 or more                                 787,660      677,478
--------------------------------------------------------------------------------------------
Total interest-bearing deposits                                      $5,134,449   $5,001,154
============================================================================================

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

---------------------------------------------------
2001                                   $  2,182,261
2002                                        742,766
2003                                        163,598
2004                                         23,869
2005                                         22,302
Thereafter                                    9,469
---------------------------------------------------
                                       $  3,144,265
===================================================

--------------------------------------------------------------------------------
Note 7 Securities Sold Under Repurchase Agreements and Federal Funds Purchased


Sky Financial has retail repurchase agreements with customers within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by the banks and held in their safekeeping accounts at independent correspondent banks.

   Sky Financial also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The same securities are returned to Sky Financial at the maturity of the agreements.

   The following table summarizes certain information relative to these borrowings:

--------------------------------------------------------------------------------------------
                                                                          2000          1999
--------------------------------------------------------------------------------------------
Outstanding at year-end                                            $   702,985    $  657,913
Weighted average interest rate at year-end                                5.62%         4.67%
Maximum amount outstanding as of any month-end                     $   741,264    $  657,913
Average amount outstanding                                             667,301       612,584
Approximate weighted average interest rate during the year                5.39%         4.77%
============================================================================================

   Included in the above are repurchase agreements with a remaining maturity in excess of one year of $182,500 and $172,500 at December 31, 2000 and 1999, respectively. At December 31, 2000, the weighted average life of repurchase agreements with a remaining maturity in excess of one year is 6.9 years based on the stated maturity of the repurchase agreements. However, many of these repurchase agreements have call provisions. The weighted average life of Sky Financial's repurchase agreements with a remaining maturity in excess of one year based on call dates is 1.3 years at December 31, 2000.

------------------------------------------------------------------------------------------------------------------------------------
Note 8 Debt and Federal Home Loan Bank Advances

Sky Financial's debt and Federal Home Loan Bank ("FHLB") advances are comprised of the following at year end:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Borrowings under bank lines of credit                                                                     $   73,678     $   84,000
Borrowings under FHLB lines of credit at weighted interest rate of 6.29% and 5.65% in 2000 and 1999          805,581        763,170
Capital lease obligations                                                                                      1,668          1,903
Subordinated note at 7.08%, due January 2008                                                                  50,000         50,000
Obligated mandatorily redeemable capital securities of subsidiary trust,
   interest at 9.875%, due February 2027                                                                      25,000         25,000
Obligated mandatorily redeemable capital securities of subsidiary trust,
   interest at 10.20%, due June 2027                                                                          23,600         23,600
Obligated mandatorily redeemable capital securities of subsidiary trust,
   interest at 9.34%, due May 2030                                                                            60,000           --
Other items                                                                                                    2,517         16,884
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                     $1,042,044     $  964,557
====================================================================================================================================

     FHLB advances are collateralized by all shares of FHLB stock owned by subsidiary banks and by 100% of subsidiary banks' qualified mortgage loans. Based on the carrying amount of FHLB stock owned by subsidiary banks, total FHLB advances are limited to approximately $874,652, subject to the availability of qualified residential mortgage loans for pledging.

     At December 31, 2000, required annual principal payments on debt and FHLB advances were as follows:

--------------------------------------------------------------------------------
2001                                                               $    330,151
2002                                                                    285,986
2003                                                                     98,083
2004                                                                     56,660
2005                                                                      1,187
Thereafter                                                              269,977
--------------------------------------------------------------------------------
                                                                   $  1,042,044
================================================================================

     On August 16, 2000, Sky Financial, through one of its affiliates, entered into a conduit warehousing facility under which an unrelated financial institution is providing up to $125,000 through a commitment period ending August 16, 2003. Depending on how the lender funds the facility, interest on a particular advance is accrued based on a rate equal to either the lender's commercial paper borrowing rate or the sum of 1.75% and the average of the London interbank rates, as adjusted. In addition to interest, annual fees associated with the facility include 0.90% of the outstanding advances plus 0.30% of the unused principal amount of the facility. Sky Financial is required, unless otherwise agreed to by lender, to enter into one or more hedge transactions on or prior to the date of each advance, such that the notional amount of the hedge transaction in effect during any monthly payment period shall be equal to the scheduled contract balance for the contract delivered into the warehousing facility. A total of $73,678 is outstanding on this facility at year end 2000, and carries a weighted average rate of 6.93%. Associated with the conduit warehousing facility, the company entered into a standby letter of credit with a financial institution in the amount of $11,250 with an expiration of August 16, 2001. The agreement contains covenants which require Sky Financial, among other things, to maintain minimum tangible net worth, as defined, of $450,000 and a positive net income during each fiscal year.

     Sky Financial maintains a credit facility with a group of financial institutions in the form of a short term line of credit. This line of credit is subject to renewal on an annual basis. The commitment on the line was $120,000 in 2000 and $100,000 in 1999. Interest on advances taken on the facility is accrued at either the lead financial institution's prime rate, a formula based on the London Interbank Offering Rate, or a formula based on the federal funds rate. Sky Financial may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for a quarterly fee of
 .125% on the commitment amount of the credit facility. The agreement contains convenants which require Sky Financial, among other things to maintain a minimum tangible net worth of $380,000 as defined by the agreement, minimum specified capital ratios, and acceptable levels of asset quality. The average amount outstanding in 2000 was $66,992, with an average cost of 7.30%, compared to $49,605, with an average cost of 5.93% in 1999.

     On March 31, 2000, Sky Financial Capital Trust I, in a private placement, issued $60,000 of 9.34% capital securities due May 1, 2030. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial, in whole or in part, at Sky Financial's option commencing May 1, 2010 at a redemption price of 104.67% of the outstanding principal amount and, thereafter, at a premium which declines annually. On or after May 1, 2020, the securities may be redeemed at face value. Sky Financial Capital Trust I securities are considered to be Tier I capital.

     During 1997, Mid Am Capital Trust I, in a private placement, issued $27,500 of 10.20% capital securities through a wholly-owned special purpose subsidiary. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory June 1, 2027 redemption date commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 8 Debt and Federal Home Loan Bank Advances (continued)

premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value. In 1998, Sky Financial retired securities with a face value of $2,900 at a premium of 15.9%, or $460. Sky Financial's mandatorily redeemable capital securities are considered to be Tier I capital.

     On February 11, 1997, First Western Capital Trust I, in a private placement, issued $25,000 of 9.875% capital securities due February 1, 2027. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory February 1, 2027 redemption date commencing February 1, 2007 at a redemption price of 104.94% of the face value of the capital securities and thereafter at a premium which declines annually. On or after February 1, 2017, the capital securities may be redeemed at face value. First Western Capital Trust I securities are considered to be Tier I capital.

     On January 16, 1998, Mid Am, Inc. issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt is considered Tier II capital.

     Sky Financial maintained letters of credit from two third-party financial institutions supporting a credit enhancement for loans sold by SFS. These letters of credit totaled $20,000.

------------------------------------------------------------------------------------------------------------------------------------
Note 9 Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------------
Current

    Federal                                                                                  $ 51,762       $ 54,298       $ 35,862

    State and local                                                                              (172)           112            267
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               51,590         54,410         36,129
Deferred

    Federal                                                                                     2,133        (20,888)       (12,214)

    State and local                                                                                 1             74           (104)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                2,134        (20,814)       (12,318)
-----------------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes                                                             $ 53,724       $ 33,596       $ 23,811
-----------------------------------------------------------------------------------------------------------------------------------

The sources of gross deferred tax assets and liabilities were as follows at year end:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
Items giving rise to deferred tax assets:
Allowance for loan losses in excess of tax reserve                                           $ 30,903       $ 27,348       $ 23,963
Merger, integration and restructuring expense                                                   1,924          4,564          6,854
Tax basis of intangible assets in excess of book basis                                          9,182          9,613          3,381
Deferred compensation                                                                           7,838          8,428          2,994
Unrealized loss on securities available for sale                                                2,067         17,587             --
Other                                                                                           6,876          9,639          2,241
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               58,790         77,179         39,433
-----------------------------------------------------------------------------------------------------------------------------------

Items giving rise to deferred tax liabilities:
Depreciation                                                                                       --           (653)        (3,301)
FHLB stock dividends                                                                           (5,295)        (4,458)        (3,550)
Mortgage servicing rights                                                                      (5,113)        (4,668)        (3,596)
Unrealized gain on securities available for sale                                                   --             --         (7,573)
Other                                                                                          (1,921)        (3,286)        (3,347)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              (12,329)       (13,065)       (21,367)
-----------------------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                       $ 46,461       $ 64,114       $ 18,066
-----------------------------------------------------------------------------------------------------------------------------------

46

-------------------------------------------------------------------------------
Note 9 Income Taxes (continued)

Sky Financial has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

   Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     2000              1999                  1998
                                                                             ------------------------------------------------------
                                                                                         Tax               Tax                 Tax
                                                                                Amount   Rate     Amount   Rate     Amount    Rate
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense based upon the federal statutory
         rate on income before income taxes                                  $ 58,834    35.0%  $ 36,672   35.0%   $ 26,521   35.0%

Tax exempt income                                                              (3,426)   (2.0)    (4,507)  (4.3)     (4,929)  (6.5)

Non-deductible merger and restructuring costs                                      --     0.0      4,109    3.9       2,966    3.9

Other                                                                          (1,684)   (1.0)    (2,678)  (2.6)       (747)  (1.0)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $ 53,724    32.0%  $ 33,596   32.0%   $ 23,811   31.4%
-----------------------------------------------------------------------------------------------------------------------------------

Tax expense (benefit) attributable to securities gains and losses totaled
$(1,058), $464, and $493 in 2000, 1999 and 1998.
------------------------------------------------------------------------------------------------------------------------------------
Note 10 Other Comprehensive Income

Other comprehensive income consisted of the following:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           2000           1999              1998
Other comprehensive income

         Unrealized gains (losses) arising during period                               $ 41,317       $ (70,580)        $  2,483

         Reclassification adjustment for gains included in income                         3,023          (1,325)          (1,409)
--------------------------------------------------------------------------------------------------------------------------------
Net unrealized gain (loss) on securities available for sale                              44,340         (71,905)           1,074

Tax effect                                                                              (15,520)         24,795              389
--------------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                                                $ 28,820       $ (47,110)        $    685
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Note 11 Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests (see Note
2), in addition to stock splits and stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares issuable under stock options.

   Basic and diluted earnings per share computations were as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                                                         2000          1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Numerator
Net income (basic and diluted)                                    $   114,373   $    71,182      $    51,963
--------------------------------------------------------------------------------------------------------------------------------
Denominator

Weighted-average common shares outstanding (basic)                 84,604,000    85,938,000       85,759,000
Dilutive effect of stock options                                      363,000       836,000        1,138,000
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (diluted)               84,967,000    86,774,000       86,897,000
--------------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share

Basic                                                             $      1.35   $      0.83      $      0.61
Diluted                                                                  1.35          0.82             0.60
--------------------------------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 11 Earnings Per Share (continued)

In 2000 and 1999, 3,192,000 and 1,861,000 weighted shares under option were excluded from the diluted earnings per share calculation as they were anti-dilutive.

   The Board of Directors declared a two-for-one stock split payable June 1, 1998 to shareholders of record May 12, 1998.

   In addition, a 10% stock dividend is reflected in each year presented. All share and per share data have been retroactively adjusted to reflect the mergers discussed in Note 2, stock dividends and splits.

--------------------------------------------------------------------------------
Note 12 Fair Values of Financial Instruments

The following table shows carrying values and the related estimated fair values of financial instruments at year end. Items that are not financial instruments are not included.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                    2000                         1999
                                                                        --------------------------------------------------------
                                                                           Carrying     Estimated        Carrying     Estimated
                                                                            Amounts     Fair Value        Amounts     Fair Value
--------------------------------------------------------------------------------------------------------------------------------
Financial Assets:

Cash and due from banks                                                 $   266,359    $   266,359    $   380,980     $  380,980
Interest-bearing deposits with other financial institutions                  17,725         17,725         17,086         17,086
Federal funds sold                                                               --             --          3,100          3,100
Securities available for sale                                             1,846,517      1,846,517      1,868,839      1,868,839
Loans held for sale and loans, net of the allowance for credit losses     5,836,821      5,795,332      5,399,750      5,451,122
Accrued interest receivable                                                  61,118         61,118         54,240         54,240

Financial Liabilities:

Deposits                                                                 (5,891,932)    (5,763,213)    (5,758,691)    (5,751,309)
Securities sold under repurchase agreements and federal funds purchased    (702,985)      (703,774)      (657,913)      (660,474)
Debt, FHLB advances and trust preferred securities                       (1,040,376)    (1,055,287)      (962,654)      (966,826)
Accrued interest payable                                                    (24,203)       (24,203)       (26,643)       (26,643)

Off Balance Sheet:
Interest rate swaps                                                              --         (2,266)            --             --

================================================================================================================================

   For purposes of the above disclosures of estimated fair value, the following assumptions were used: the carrying values for cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and accrued interest were considered to approximate fair value; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate Sky Financial would charge for similar loans at December 31, 2000 and 1999, applied over estimated payment periods; the estimated fair value for demand and savings deposits was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate Sky Financial would pay on such obligations at December 31, 2000 and 1999, applied for the time period until maturity. The fair value of interest rate swaps represents the estimated amount the company would receive or pay to terminate the agreements, considering current interest rates, as well as the current creditworthiness of the counterparties. The capital lease obligations of $1,668 and $1,903 at December 31, 2000 and 1999 are not included in the fair value disclosures. The estimated fair value of commitments was not material.

   While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if Sky Financial had disposed of such items at December 31, 2000 or 1999, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2000 and 1999 should not necessarily be considered to apply at subsequent dates.

   In addition, other assets and liabilities of Sky Financial that are not defined as financial instruments were not included in the above disclosures, such as property and equipment and life insurance contacts. In addition, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, customer goodwill, and similar items.

-----------------------------------------------------------------------------
Note 13 Other Income and Other Operating Expense

The following is a summary of other income and other operating expense:
-----------------------------------------------------------------------------
                                                     2000      1999      1998
-----------------------------------------------------------------------------
Other Income

International department fees                     $ 1,248   $ 1,006   $   965
Gain on sale of deposits and branch offices           560        --     1,071
Gains on sales of credit card accounts
 and other loans                                    1,681     3,203     1,927
Income from bank-owned life insurance               5,323     4,709     3,178
Other                                              23,140    19,355    19,980
-----------------------------------------------------------------------------
Total other income                                $31,952   $28,273   $27,121
=============================================================================

Other Operating Expense

Brokerage commissions                             $11,973   $ 7,925   $ 6,209
State franchise taxes                               7,097     4,442     5,903
Printing and supplies                               5,149     5,741     6,523
Legal and other professional fees                   6,747     6,179     9,365
Telephone                                           5,939     6,421     5,301
Marketing                                           6,825     6,598     7,554
Amortization of intangible assets                   4,831     5,243     6,104
Other                                              28,018    27,872    35,996
-----------------------------------------------------------------------------
Total other operating expense                     $76,579   $70,421   $82,955
=============================================================================
-----------------------------------------------------------------------------

Note 14 Merger, Integration and Restructuring Expenses

In 2000, Sky Financial recorded merger, integration and restructuring charges totaling $3,867 ($2,514 after tax or $.03 per diluted share). The majority of these expenses are associated with Mid Am Bank and The Ohio Bank officially changing their names to Sky Bank as announced in December of 2000. In addition, charges were taken as part of the reorganization of Sky Financial's financial service affiliates in late 2000 and early 2001. Included in the total are severance and other related employee costs of $721, valuation adjustments of property, equipment and other assets of $810, transaction costs of $75, communication expenses of $800, product standardization costs of $305 and other merger and integration-related costs of $1,156.

   Severance and other employee-related charges were incurred primarily as part of the reorganization into community banking regions associated with the name change. These changes will be completed by the end of the first quarter of 2001.

   Transaction costs were part of the reorganization of the financial service affiliates that was completed in the fourth quarter of 2000. Other merger, restructuring and integration expenses are primarily related to the approval and implementation of the bank name changes, which is expected to be completed in the first quarter of 2001.

   The following is a summary of activity in the merger, integration and restructuring liability for 2000 and 1999:

-----------------------------------------------------------------------
                                                       2000        1999
-----------------------------------------------------------------------
Beginning balance                                 $  16,638   $  22,520
Accruals                                              2,424      44,639
Cash payments                                       (11,814)    (50,521)
-----------------------------------------------------------------------
Ending balance                                    $   7,248   $  16,638
=======================================================================

   In 1999, Sky Financial recorded merger, integration and restructuring charges totaling $72,545 ($51,051 after tax, or $.59 per diluted share). The majority of the expenses were associated with the merger and integration of the combined operations of Sky Financial with First Western, Mahoning Bancorp, and Wood Bancorp. Included in the total are severance and other employee related costs of $23,566, valuation adjustments of property, equipment and other assets of $29,104, transaction costs of $7,813 and other merger and integration-related costs of $12,062.

   Severance and other employee related charges were incurred primarily as part of the consolidation of First Western Bank, N.A. with Sky Bank and the consolidation of First Federal Bank, a Wood Bancorp subsidiary, with Mid Am Bank. In addition, severance and other employee-related charges were accrued for the consolidation of the Mahoning National Bank with Sky Bank, that was completed in 2000. A review was conducted of individual positions to determine those to be eliminated. Positions eliminated affected all job classifications.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 14 Merger, Integration and Restructuring Expenses (continued)

   During 2000, eighty-one positions were eliminated as part of the integration of the Mahoning National Bank. Of this total, thirty accepted transfers to other positions, thirty-four accepted outside employment and seventeen were involuntarily terminated with severance. Severance payments totaled $161.

   The employee-related costs resulted in the elimination of approximately 250 positions during 1999. The employee related expenses for the First Western and Wood Bancorp mergers are substantially complete.

   Asset valuation adjustments were comprised of charges to reflect, at fair market value, redundant premises and equipment planned for disposal and the current valuation of intangible assets related to the mergers. The impairment of these assets results from the significant change in the extent or manner of their use and their relative value to the merged corporation. Fair values for significant fixed assets were determined by professional appraisal. The value of intangible assets was determined using a discounted cash flow method.

   Premises and equipment planned for disposal had a carrying value of $6,040 at year-end 1999 after valuation adjustments of $6,894. These dispositions relate primarily to the community banking segment of Sky Financial's operations. The impairment of intangible assets resulted in a charge of $21,787 during 1999, representing a reduction in the value of intangible assets acquired in the merger with First Western. The remaining value of these assets at year end 1999 was $20,777. The charges for these valuation allowances are aggregated with other merger, integration and other restructuring expenses and are reflected in the parent and other segment for line of business reporting purposes. No material adjustments were made to the recorded liabilities.

   In 1998, Sky Financial recorded charges totaling $55,987 ($39,357 after tax, or $.45 per diluted share). The majority of the charges are associated with the merger and integration of the combined operations of Citizens Bancshares, Inc., Mid Am, Inc. and The Ohio Bank. Included in the total are severance and other employee-related costs of $19,750, valuation adjustments of property, equipment and other assets of $15,933, transaction costs of $8,311 and other merger and integration- related costs of $11,993. Severance and other employee-related charges were incurred as part of the consolidation of ten separate banking organizations into three geographically-based banking entities and the resultant reduction of duplicate positions and as part of a process redesign applied to all business segments throughout the organization. The employee- related costs resulted from the elimination of approximately 260 positions, including 26 senior management and officer positions. Prior to December 31, 1998, approximately 40% of employee-related expenses were paid. The remaining expenses were paid and the remaining position reductions were completed during the first and second quarters of 1999. Also in 1998, First Western eliminated approximately 70 positions, including 49 full-time positions and five executive positions.

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

--------------------------------------------------------------------------------
Note 15 Employee Benefits

Sky Financial maintains two plans, Employee Stock Ownership and Savings Plan and Employee Stock Ownership Pension Plan, which management intends to be Sky Financial's primary ongoing retirement plans, as well as a supplemental retirement plan for certain individuals. Beginning in 2000, all employees of Sky Financial were eligible to participate.

Employee Stock Ownership and Savings Plan

The plan provides for contributions by Sky Financial as determined annually by the Board of Directors. These contributions were 4%, 6% and 6% of eligible employee compensation in 2000, 1999 and 1998, respectively. Under the 401(k) portion of the Plan, employees may contribute a percentage of their eligible compensation with a company match of such contributions up to a maximum match of 3%. Employees may contribute to this plan upon employment. Employer matching contributions commence after the employees have completed twelve months of service.

Employee Stock Ownership Pension Plan

Sky Financial also sponsors an Employee Stock Ownership Pension Plan which provides for an annual employer contribution equal to 3% of eligible employees' annual compensation.

Supplemental Retirement Plan

This plan replaces retirement benefits eliminated under Sky Financial's qualified retirement plans because of eligible compensation limitations under current tax law. Sky Financial's contribution under the plan is determined by multiplying the excess of employees' eligible compensation over the established limitation by the contribution level established by the Board of Directors for Sky Financial's qualified plans. The contribution rates were 10% and 12% in 2000 and 1999, respectively.

A summary of the other retirement plans of merged affiliates follows:

Pension Plans

First Western, Mahoning, Citizens and Century maintained defined benefit pension plans covering certain employees. Retirement benefits are based primarily on years of service and compensation rates near retirement. Employees became eligible to participate in the plans after meeting certain service requirements and became fully vested in the benefits after five years of service. The final settlement of the First Western, Mahoning and Century plans occurred during 2000. The company recorded a gain of $1.9 million from the reversion of excess plan assets. A portion of the excess funding was used to make direct

--------------------------------------------------------------------------------
Note 15 Employee Benefits (continued)

contributions to existing plans. The Citizens' plan is expected to settle in the first half of 2001. The reversion of excess funding is not expected to be significant. The benefit obligation, pension expenses and accrued pension liability associated with these plans are not material in any period presented.

Profit Sharing and 401(k) Plans

First Western Bank, Wood Bancorp, Citizens, The Ohio Bank, Picton and Century maintained defined contribution profit sharing plans in which substantially all employees participated. During 2000, the First Western Bank, Wood Bancorp, The Ohio Bank and Picton plans were completely settled.

Postretirement Health Insurance Benefits

The company pays health insurance premiums for certain First Western, Mahoning and Citizens employees after retirement. The company accrued the cost of retirees' health and other post-retirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

Employee Stock Ownership Plans

First Western Bank, Wood Bancorp and Citizens maintained an Employee Stock Ownership Plan (ESOP) for substantially all employees. The First Western and Wood Bancorp plans were completely settled during 2000. The remaining loan obligation of $300 and $600 as of December 31, 2000 and 1999, respectively was merged into the Sky Financial plan. Unallocated shares totaled 25,123 as of December 31, 2000 and 50,241 shares as of December 31, 1999.

   Expenses relating to all Sky Financial's plans, as well as those of the merged affiliates, totaled $6,185, $9,042 and $7,772 in 2000, 1999 and 1998.

--------------------------------------------------------------------------------
Note 16 Stock Options

Options to purchase Sky Financial's stock have been granted to directors, officers and employees under various stock option plans. The Sky Financial Group, Inc. 1998 Stock Option Plan for Employees and the Sky Financial Group, Inc. Stock Option Plan for Non-Employee Directors were approved by Sky Financial's shareholders in 1998. Under these plans, options may be granted to buy a maximum of 6.5 million common shares, or 7.5% of the number of issued and outstanding common shares at the time of the adoption of the plans, adjusted for all subsequent stock-for-stock acquisitions. Options expire 10 years after the date of grant and are issued at an option price no less than the market price of Sky Financial's stock on the date of grant. Certain individuals, including directors, may also elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Options granted to directors are fully vested and immediately exercisable at the time of grant. Options granted to officers and other key employees are generally exercisable at 40% after two years and in annual 20% increments thereafter, except for options received in lieu of salary, which are immediately exercisable.

A summary of the activity in the plans is as follows:

--------------------------------------------------------------------------------------------------------------
                                                   2000                   1999                   1998
--------------------------------------------------------------------------------------------------------------
                                                      Weighted                 Weighted               Weighted
                                                       Average                  Average                Average
                                                      Exercise                 Exercise               Exercise
                                             Shares      Price       Shares       Price      Shares      Price
--------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          4,388,645   $  16.80    4,450,218    $  15.65   3,050,907   $  11.04
Granted                                   1,489,572      16.64      665,527       18.65   1,715,627      22.94
Exercised                                  (346,548)      8.52     (555,945)       8.21    (262,452)      9.33
Forfeited                                  (274,085)     20.13     (171,155)      21.72     (53,864)     17.65
--------------------------------------------------------------------------------------------------------------
Outstanding at end of year                5,257,584    $ 17.14    4,388,645     $ 16.80   4,450,218   $  15.65
==============================================================================================================
Options exercisable at year-end           3,785,482    $ 16.45    3,348,234     $ 15.02   2,893,637   $  12.71
Weighted average fair value of options
 granted during year                                   $  3.39                  $  3.83               $   4.93
==============================================================================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 16 Stock Options (continued)

Options outstanding at year end 2000 were as follows:
--------------------------------------------------------------------------------
                                    Outstanding                Exercisable
                             ---------------------------------------------------
                                               Weighted
                                                Average                Weighted
                                              Remaining                 Average
                                            Contractual                Exercise
Range of Exercise Prices        Number     Life (Years)       Number      Price
-------------------------------------------------------------------------------
$3 to $10                      620,592             3.51      620,533   $   8.75
$10 to $15                     855,141             5.14      808,822      12.40
$15 to $20                   2,086,480             9.09    1,163,467      17.40
$20 to $25                   1,594,825             7.75    1,103,724      22.01
$25 to $30                     100,546             7.67       88,936      25.65
-------------------------------------------------------------------------------
Outstanding at year-end      5,257,584             7.36    3,785,482   $  16.45
===============================================================================

Had compensation cost for stock options been measured using FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

--------------------------------------------------------------------------------
                                                      2000       1999      1998
--------------------------------------------------------------------------------
Net income as reported                           $ 114,373   $ 71,182   $51,963
Pro forma net income                               111,429     67,462    48,362

Basic earnings per share as reported             $    1.35   $   0.83   $  0.61
Pro forma basic earnings per share                    1.32       0.78      0.56

Diluted earnings per share as reported                1.35       0.82      0.60
Pro forma diluted earnings per share                  1.31       0.78      0.55
================================================================================

The pro forma effects are computed using option-pricing models, using the following weighted average assumptions as of the grant date:

--------------------------------------------------------------------------------
                                                         2000     1999     1998
--------------------------------------------------------------------------------
Risk-free interest rate                                  6.13%    5.95%    5.00%
Expected option life (years)                             5.37     5.26     7.29
Expected stock price volatility                            26%      20%      20%
Dividend yield                                           4.82%    4.00%    3.01%
================================================================================

Sky Financial maintains a stock appreciation rights (SAR) plan under which SARs were granted in tandem with stock options until 1998. Expense related to the SARs was $(63) in 2000, $(100) in 1999, and $213 in 1998. A summary of the activity in this plan follows:

----------------------------------------------------------------------------------------
                                        2000              1999              1998
                                           Weighted          Weighted           Weighted
                                            Average           Average            Average
                                           Exercise          Exercise           Exercise
                                     SARs     Price    SARs     Price     SARs     Price
----------------------------------------------------------------------------------------
Outstanding at beginning of year   25,045  $  14.25  28,342  $  14.23   53,389  $   9.68
Granted                                 -         -       -         -    5,776     27.05
Exercised                            (954)    11.01  (1,736)    10.84  (30,293)     8.67
Forfeited                            (515)    18.35  (1,561)    17.36     (530)    14.95
----------------------------------------------------------------------------------------
Outstanding at end of year         23,576  $  14.30  25,045  $  14.25   28,324  $  14.23
========================================================================================

--------------------------------------------------------------------------------
Note 17 Contingencies

Sky Financial is, from time to time, involved in various lawsuits and claims, that arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of Sky Financial.

--------------------------------------------------------------------------------
Note 18 Financial Instruments With Off-Balance-Sheet Risk

Sky Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers located primarily within the local business area. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit. In addition, SFS retained a portion of the credit risk on loans and leases it sold in the secondary market.

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

   Financial instruments whose contract amounts represent credit risk at December 31 are presented below:
--------------------------------------------------------------------------------
                                                              2000         1999
--------------------------------------------------------------------------------
Commitments to extend credit                            $1,195,132   $1,192,727
Standby letters of credit                                  165,147      120,177
Letters of credit                                            3,802          755
================================================================================

   The majority of the unfunded commitments at December 31, 2000 are variable rate commitments, with approximately 23% or $278,000 having fixed rates.

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

   Derivatives, such as interest rate swaps, are used for asset/liability management. These instruments involve underlying items, such as interest rates, and are designed to transfer risk. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure, as credit exposure is limited to the amounts required to be received and paid. The notional amount of interest rate swaps contracts at December 31, 2000 and 1999 was $59,615 and $0, respectively. All contracts mature within the next 9 years.

   Most of Sky Financial's business activity is with customers located within the respective local business areas of its bank subsidiaries. However, SFS's loan and lease activities are with customers in medical and dental-related fields located throughout the United States. Substantially all loans and leases originated by SFS until June 30, 2000 were sold in the secondary market. In connection with those sales, SFS retains limited servicing and limited recourse liability. The servicing is limited to responsibility to collect delinquent accounts based on information provided by the purchaser of the loans and leases. A liability was established at the time each loan or lease was sold based on the fair value of the servicing liability. In addition, SFS recorded a liability for the estimated recourse for credit losses which is limited to an aggregate of 10% of the purchase price of the loans and leases sold. The fair value of the servicing liability and the estimated recourse liability reduced the amount of gain or increased the loss of the loans and leases sold. At December 31, 2000 and 1999, the outstanding balance of loans and leases sold were $476,456 and $430,220, respectively. A portion of the purchase price is deferred and paid to SFS on a delayed basis. At December 31, 2000 and 1999, SFS recorded receivables of $12,266 and $13,081, respectively, for deferred sales proceeds. Changes in the liability for recourse provisions relating to sold loans and leases is as follows:

-------------------------------------------------------------------------------
                                                               2000        1999
-------------------------------------------------------------------------------
Balance at beginning of year                               $ 10,761    $  6,233
Provision for recourse liability                              4,535       7,260
Recourse claims paid                                         (4,884)     (3,444)
Recoveries of claims paid                                       486         712
-------------------------------------------------------------------------------
Balance at end of year                                     $ 10,898    $ 10,761
===============================================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


--------------------------------------------------------------------------------
Note 19 Mortgage Banking Activities

Sky Financial conducts mortgage banking operations through its banking subsidiaries. The primary activity relates to the origination and sale of fixed and variable rate residential mortgages in the secondary market. Sky Financial normally retains the servicing of the loans it sells. Loans are primarily originated in Sky Financial's community banking market areas of Ohio Pennsylvania, Michigan, Indiana and West Virginia.

   The following table summarizes information relating to Sky Financial's mortgage banking activity as of December 31:

------------------------------------------------------------------------------------------
                                                                         2000         1999
------------------------------------------------------------------------------------------
Amounts held in agency accounts                                    $    6,854   $    6,198
Amounts held in escrow accounts                                        10,829       10,158
Mortgage banking receivables for advanced funds                           696          734
Unpaid mortgage loan principal for loans serviced for investors     2,264,496    2,202,034
Mortgage servicing rights, net of accumulated amortization             14,610       13,068
Allowance for impairment of capitalized mortgage servicing rights           2            2
==========================================================================================

In 2000, 1999 and 1998, Sky Financial sold certain servicing rights on mortgages which had an outstanding principal balance of $29,267, $59,575, and $282,837, respectively, and realized no gain or loss in 2000 or 1999, and a loss of $53 in 1998. At December 31, 2000, Sky Financial had firm commitments for the sale of approximately $24,276 of loans held for sale. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 2000.

--------------------------------------------------------------------------------

Note 20 Regulatory Matters

Capital Maintenance Requirements

Sky Financial and its bank subsidiaries must observe capital guidelines established by federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by primary regulators of Sky Financial and its bank subsidiaries that could have a material effect on Sky Financial's financial condition or results of operations. Under capital adequacy guidelines, Sky Financial and its bank subsidiaries must meet specific quantitative measures of their assets, liabilities and certain off balance sheet items as determined under regulatory accounting practices. Sky Financial's and its banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2000, that Sky Financial and its banks meet all capital adequacy requirements to which they are subject. The combination of Sky Bank and Mahoning National are reflected in the restated 1999 results.

   Sky Financial and its banks have been notified by their respective regulators that, as of the most recent regulatory examinations, each is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating Sky Financial and its banks under Tier 1, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the well-capitalized categorizations of Sky Financial and its bank subsidiaries.

--------------------------------------------------------------------------------
Note 20 Regulatory Matters (continued)

Sky Financial and its significant banks' capital ratios are presented in the following table:
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                                         Required to be
                                                                 Minimum Required       Well Capitalized
                                                                    for Capital      Under Prompt Corrective
                                               Actual           Adequacy Purposes     Action Regulations
                                         ------------------     ------------------   -----------------------
                                           Amount    Ratio        Amount    Ratio        Amount        Ratio
------------------------------------------------------------------------------------------------------------
December 31, 2000
------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
Sky Financial                            $825,118     12.1%     $546,536      8.0%     $683,170         10.0%
Sky Bank                                  364,895     10.6       274,252      8.0       342,815         10.0
Mid Am Bank                               179,026     10.3       138,784      8.0       173,480         10.0
Ohio Bank                                 116,040     10.6        87,527      8.0       109,409         10.0

Tier 1 capital to risk-weighted assets
Sky Financial                            $676,934      9.9%     $273,268      4.0%     $409,902          6.0%
Sky Bank                                  291,987      8.5       137,126      4.0       205,689          6.0
Mid Am Bank                               121,126      7.0        69,392      4.0       104,088          6.0
Ohio Bank                                  92,325      8.4        43,764      4.0        65,645          6.0

Tier 1 capital to average assets
Sky Financial                            $676,934      8.2%     $328,788      4.0%     $410,985          5.0%
Sky Bank                                  291,987      6.3       186,121      4.0       232,652          5.0
Mid Am Bank                               121,126      6.2        78,043      4.0        97,554          5.0
Ohio Bank                                  92,325      6.7        54,957      4.0        68,696          5.0
============================================================================================================
December 31, 1999
------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
Sky Financial                            $751,976     12.1%     $496,493      8.0%     $620,616         10.0%
Sky Bank                                  391,002     12.9       242,863      8.0       303,579         10.0
Mid Am Bank                               181,111     11.4       126,986      8.0       158,732         10.0
Ohio Bank                                 102,649     10.8        76,038      8.0        95,048         10.0

Tier 1 capital to risk-weighted assets
Sky Financial                            $612,257      9.9%     $248,246      4.0%     $372,370          6.0%
Sky Bank                                  322,946     10.6       121,432      4.0       182,148          6.0
Mid Am Bank                               145,217      9.1        63,493      4.0        95,239          6.0
Ohio Bank                                  80,721      8.5        38,019      4.0        57,029          6.0

Tier 1 capital to average assets
Sky Financial                            $612,257      7.7%     $316,379      4.0%     $395,474          5.0%
Sky Bank                                  322,946      7.1       181,471      4.0       226,839          5.0
Mid Am Bank                               145,217      7.5        77,184      4.0        96,480          5.0
Ohio Bank                                  80,721      6.3        51,301      4.0        64,126          5.0
============================================================================================================

Cash and Due from Banks

Sky Financial's subsidiary banks are required to have cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements. The reserve requirements at December 31, 2000 and 1999 approximated $52,727 and $68,358, respectively. These balances do not earn interest.

Restrictions on Subsidiary Dividends

Dividends paid by Sky Financial are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of its banking subsidiaries to transfer funds to Sky Financial in the form of cash dividends, loans or advances. Regulatory approval is required in order to pay dividends in excess of the bank subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1998. As of December 31, 2000, $2,701 was available for distribution to Sky Financial as dividends without prior regulatory approval.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------
Note 21 Line of Business Reporting

Sky Financial manages and operates three major lines of business: community banking, financial service affiliates and Sky Financial Solutions. Community banking includes lending and related services to businesses and consumers, mortgage banking and deposit-gathering. Financial service affiliates consist of non-banking companies engaged in broker/dealer operations, non-conforming mortgage lending, trust services, collection activities, insurance and other financial-related services. Sky Financial Solutions is engaged in commercial finance lending and leasing to health care professionals.

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

                                              Community  Financial Service    Sky Financial         Parent   Consolidated
                                                Banking         Affiliates        Solutions      and Other          Total
-------------------------------------------------------------------------------------------------------------------------
2000
Net interest income                         $   311,010   $          1,350    $       1,584    $   (10,148)   $   303,796
Provision for credit losses                      17,413                381            4,456             --         22,250
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             293,597                969           (2,872)       (10,148)       281,546
Non-interest income                              68,231             48,022            9,587         (3,882)       121,958
Non-interest expense                            174,683             44,614           16,429           (319)       235,407
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               187,145              4,377           (9,714)       (13,711)       168,097
Income tax expense (benefit)                     60,532              1,721           (3,466)        (5,063)        53,724
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               126,613   $          2,656    $      (6,248)   $    (8,648)   $   114,373
-------------------------------------------------------------------------------------------------------------------------
Year-end assets                             $ 8,090,903   $         65,369    $     126,831    $   103,699    $ 8,386,802
-------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization               $    13,011   $          1,271    $         552    $     4,329    $    19,163
=========================================================================================================================

1999
Net interest income                         $   308,713   $          1,503    $         984    $    (7,555)   $   303,645
Provision for credit losses                      17,997                315               --          2,400         20,712
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             290,716              1,188              984         (9,955)       282,933
Non-interest income                              68,518             36,891           19,112           (179)       124,342
Non-interest expense                            178,830             37,412           15,198         71,057        302,497
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               180,404                667            4,898        (81,191)       104,778
Income tax expense (benefit)                     57,164                223            1,871        (25,662)        33,596
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                           $   123,240   $            444    $       3,027    $   (55,529)   $    71,182
-------------------------------------------------------------------------------------------------------------------------
Year-end assets                             $ 7,883,394   $         38,514    $      24,106    $   117,742    $ 8,063,756
-------------------------------------------------------------------------------------------------------------------------
Depreciation amortization                   $    15,708   $            793    $         504    $     3,684    $    20,689
=========================================================================================================================

1998
Net interest income                         $   294,877   $            411    $         860    $    (6,365)   $   289,783
Provision for credit losses                      15,840                153               --         15,999         31,992
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             279,037                258              860        (22,364)       257,791
Non-interest income                              69,192             31,154           19,731          4,473        124,550
Non-interest expense                            205,447             32,938           13,508         54,674        306,567
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               142,782             (1,526)           7,083        (72,565)        75,774
Income tax expense (benefit)                     44,135               (585)           2,642        (22,381)        23,811
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                           $    98,647   $           (941)   $       4,441    $   (50,184)   $    51,963
-------------------------------------------------------------------------------------------------------------------------
Year-end assets                             $ 7,909,485   $         22,100    $      16,692    $    84,989    $ 8,033,266
-------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization               $    23,444   $            960    $         263    $     2,910    $    27,577
=========================================================================================================================

--------------------------------------------------------------------------------
Note 22 Condensed Parent Company Financial Information

Condensed Parent Company Balance Sheets
------------------------------------------------------------------------------------------------------------
December 31,                                                                             2000       1999
------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                               $  6,563   $  15,973
Securities available for sale                                                           42,239      31,039
Investment in bank subsidiaries                                                        550,596     518,134
Investment in nonbank subsidiaries                                                      21,238      27,083
Receivable from subsidiaries                                                           122,556     105,631
Premises and equipment                                                                   7,789       8,241
Other assets                                                                            50,773      65,917
------------------------------------------------------------------------------------------------------------
Total assets                                                                          $801,754   $ 772,018
============================================================================================================
Liabilities
Debt                                                                                  $136,307   $ 158,451
Other liabilities                                                                       55,757      47,236
------------------------------------------------------------------------------------------------------------
         Total liabilities                                                             192,064     205,687
Shareholders' equity                                                                   609,690     566,331
------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $801,754   $ 772,018
============================================================================================================

Condensed Parent Company Statements of Income
------------------------------------------------------------------------------------------------------------
For years ended December 31,                                              2000         1999         1998
------------------------------------------------------------------------------------------------------------
Income
Dividends from bank subsidiaries                                       $ 139,400    $  81,408    $ 105,309
Dividends from nonbank subsidiaries                                        2,767        1,060        3,150
Management fees                                                           13,835       11,749        9,392
Other income                                                              10,461        5,653        2,483
------------------------------------------------------------------------------------------------------------
         Total income                                                    166,463       99,870      120,334
------------------------------------------------------------------------------------------------------------
Expenses
Interest expense                                                          15,505        9,043        6,979
Salaries and employee benefits                                             6,656        7,822        8,773
Occupancy and equipment expense                                            1,445        1,285        1,260
Merger, integration and restructuring expense                              1,383       21,112       20,063
Other operating expense                                                    6,442        3,045        4,689
------------------------------------------------------------------------------------------------------------
         Total expenses                                                   31,431       42,307       41,764
------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net
  income of subsidiaries                                                 135,032       57,563       78,570
Income tax benefit                                                         3,048        7,526        8,539
------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries         138,080       65,089       87,109
Equity in undistributed net income of bank subsidiaries                  (13,681)       7,072      (32,857)
Equity in undistributed net income of nonbank subsidiaries               (10,026)        (979)      (2,289)
------------------------------------------------------------------------------------------------------------
Net Income                                                             $ 114,373    $  71,182    $  51,963
============================================================================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------
Note 22 Condensed Parent Company Financial Information (continued)

Condensed Parent Company Statements of Cash Flows
----------------------------------------------------------------------------------------------------------------------------
For years ended December 31,                                                              2000         1999         1998
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                             $ 114,373    $  71,182    $  51,963
Adjustments to reconcile net income to net cash
         provided by operating activities:
         Equity in undistributed net income of bank subsidiaries                          13,681       (7,072)      32,857
         Equity in undistributed net income of nonbank subsidiaries                       10,026          979        2,289
         Depreciation and amortization                                                       679          591          845
         Net loss (gain) on sales of assets                                                  175           (9)         (99)
         Net change in other assets and liabilities                                       22,937      (15,036)     (51,640)
----------------------------------------------------------------------------------------------------------------------------
                           Net cash from operating activities                            161,871       50,635       36,215
----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Capital contributions to bank subsidiaries                                               (12,235)      (4,300)        (800)
Capital contributions to nonbank subsidiaries                                             (4,356)      (3,850)      (4,300)
Return of capital from nonbank subsidiary                                                  3,000        4,000           --
Loan to subsidiary                                                                       (59,500)     (63,836)     (11,700)
Net loan payments                                                                         42,575       40,752       24,406
Securities available for sale:
         Proceeds from maturities and payments                                             9,469        5,463           --
         Proceeds from sales                                                                 419        2,016        7,585
         Purchases                                                                       (17,805)     (14,167)     (26,471)
Securities held to maturity:
         Proceeds from maturities and payments                                                --           --        1,190
         Purchases                                                                            --           --       (1,210)
Purchases of life insurance contracts                                                         --       (4,340)     (18,350)
Proceeds from sales of premises and equipment                                                 --           10            4
Purchases of premises and equipment                                                         (224)        (409)        (516)
----------------------------------------------------------------------------------------------------------------------------
                           Net cash from investing activities                            (38,657)     (38,661)     (30,162)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of debt                                                           142,356       62,000       90,000
Repayment of debt                                                                       (164,500)     (15,400)     (21,500)
Proceeds from issuance of common stock                                                     3,885        4,507        4,220
Cash dividends and fractional shares paid                                                (61,962)     (49,984)     (35,734)
Treasury stock purchases                                                                 (52,820)     (21,344)     (34,160)
Other items                                                                                  417        1,740          587
----------------------------------------------------------------------------------------------------------------------------
                           Net cash from financing activities                           (132,624)     (18,481)       3,413
----------------------------------------------------------------------------------------------------------------------------
Net change in cash and due from banks                                                     (9,410)      (6,507)       9,466
Cash and due from banks at beginning of year                                              15,973       22,480       13,014
----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                 $   6,563    $  15,973    $  22,480
============================================================================================================================

--------------------------------------------------------------------------------
Note 23 Quarterly Financial Information (Unaudited)
--------------------------------------------------------------------------------
                                     First     Second     Third          Fourth
--------------------------------------------------------------------------------
2000
Total interest income              $148,737   $152,512   $159,567       $165,199
Net interest income                  76,300     75,442     75,531         76,523
Provision for credit losses           4,337      4,733      6,094          7,086
Net income                           31,106     31,499     25,150         26,618
--------------------------------------------------------------------------------
Basic net income per share/(1)/        0.36       0.37       0.30           0.32
Diluted net income per share/(1)/      0.36       0.37       0.30           0.32
================================================================================
1999
Total interest income              $140,907   $140,470   $144,732       $147,486
Net interest income                  73,545     75,286     77,280         77,534
Provision for credit losses           4,190      4,552      7,355/(2)/     4,615
Net income                           29,881     30,638    (11,497)/(2)/   22,160/(2)/
--------------------------------------------------------------------------------
Basic net income per share/(1)/        0.35       0.36      (0.13)          0.26
Diluted net income per share/(1)/      0.34       0.35      (0.13)          0.26
================================================================================

(1) Per share data have been adjusted to reflect the 10% stock dividend paid November 2000.

(2) The third and fourth quarter of 1999 reflect the impact of additional credit loss provisions and merger, integration and restructuring charges associated with First Western and Mahoning transactions. For further discussion see Note 14.

Sky Management


--------------------------------------------------------------------------------
Sky Financial Group

Edward J. Reiter
Senior Chairman

Marty E. Adams
Chairman, President & CEO

Thomas J. O'Shane
Senior EVP
Community Banking CEO

Frank J. Koch
EVP/Senior Credit Officer
President & CEO/Sky Bank

James F. Burwell
EVP/Bank Operations

W. Granger Souder, Jr.
EVP/General Counsel

Kevin T. Thompson
EVP/CFO

Perry C. Atwood
SVP/Director of Sales

Jerry R. Biederman
SVP/Director of Audit

Phillip C. Clinard
SVP/Bank Synergies

Beth A. Haas
SVP/Asset Quality

Donald P. Hileman
SVP/Finance

Ralph J. Foscolo, Jr.
SVP/Planning

Michael R. Moore
SVP/Funds Management

John R. Reisner
SVP/Compliance

Thomas A. Sciorilli
SVP/Human Resources

Bernard A. Sikorski
SVP/Director of Product Development/Marketing

Lewis N. Voisey
SVP/Mortgage Banking

Timothy S. Dirrim
VP/Corporate Communications

Diane K. Critchet
VP/Secondary Market

Tracey L. Reeder
VP/Shareholder Relations

Sky Bank

Frank A. Hierro
Regional President
Mahoning Valley

Rick L. Hull
Regional President
Ohio Valley

Stephen R. Sant
Regional President
Pennsylvania

Dewey VanHoose III
Regional President
Stark County

Jayson M. Zatta
EVP/Corporate Banking

Debra A. Bish
SVP/Marketing Department

Kenneth J. Romig
SVP/Finance

Nancy J. Trombetta
SVP/Human Resources

Donald D. Wehn
SVP/Direct/Indirect Lending

Sky Bank - Mid Am Region

Sharon S. Speyer
Regional President & CEO

Kenneth R. Nagel
Area President
Senior Credit Officer

Michael R. Klein
EVP/Retail Sales

Charles A. Parcher
EVP/Commercial Sales

Michael J. Rose
EVP/ Mortgage &
Consumer Lending

Michael L. Williams
EVP/Operations

John H. Bick
Area President/Bowling Green

Marvin D. Miller
Area President/Bryan

John R. Zajac
CFO

Amy L. Heaton
SVP/Human Resources

Darlene M. Minnick
VP/Marketing

Sky Bank - Ohio Bank Region

Thomas J. Weissling
Regional President & CEO

Mark A. Maiberger
EVP/Credit Administration & Finance

Curtis E. Shepherd
EVP/Retail Banking & Marketing

Michael C. Spragg
EVP/Commercial Sales
Area President
Northern Region

Frank L. Goebel
Area President/Central Region

Susan M. Pellettiere
Area President
Northeast Region

Harold A. Schierloh
Area President
Northwest Region

Michael E. Dominique
VP/Mortgage Lending
Regional Manager

Denise L. Halliday
VP/Regional
Operations Manager

Ronald J. Phillips
VP/Finance

Francine F. Wahrman
VP/Human Resources

Sky Technology Resources

Thomas G. Leek
Chairman & CEO

James C. Burkhart
President & COO

Jack A. Zercher
EVP/Eastern Data Center Operations

Barbara J. Austin
SVP/Item Processing &
Electronic Services

Jerry A. Buckley
SVP/Operations

Caren L. Cantrell
SVP/Customer Services Group

Ronald R. Earl
SVP/Enterprise Network Services

C. Robert Taillard
SVP/Information Technology

Sky Trust

Richard R. Hollington III
President & CEO

Donald P. Southwick
EVP/Chief Investment Officer

Norman E. Benden
SVP/Finance

Thomas C. Hauck
SVP/Personal Trust/Toledo

Alexander Hays IV
SVP/Personal Trust/S.E. Ohio

Chall A. Jenkins
SVP/Operations

Fred J. Liskowski
SVP/Employee Benefits
W. Pennsylvania

Clinton S. Pelfrey
SVP/Investments
Youngstown

J. David Sabine
SVP/Personal Trust/Youngstown

Marcia L. Shaffer
SVP/Personal Trust
S.W. Pennsylvania

Edward J. Tognetti
SVP/Chief Fiduciary Officer

Russel C. Wood
SVP/Personal Trust/Findlay

John M. Zador
SVP/Personal Trust/S.E. Ohio

Sky Financial Solutions

Robert E. Dorr
CEO/President

Paul T. Appel
EVP/COO

John P. Fiore
SVP

Joseph A. DiNicola
SVP

Sky Insurance Group

Picton Cavanaugh

Ronald L. Murray
President

Robert C. Hawker
EVP

Pamela M. Alspach
CFO

Norman D. Fairman
SVP

Mario N. Procaccini
SVP

Leslie S. Talkington
SVP

Meyer & Eckenrode
Insurance Group

Robert W. Meyer
President

Affiliate Boards of Directors



--------------------------------------------------------------------------------
Sky Bank

Marty E. Adams
Dr. David A. Bitonte
William J. Bresnahan
Lee Burdman
Keith D. Burgett
Willard L. Davis
Del E. Goedeker
Richard L. Hardgrove
Fred H. Johnson, Jr.
Frank J. Koch
James C. McBane
Kenneth E. McConnell
Floyd H. McElwain
Parker T. McHenry
Barbara Bateman McNees
Harold F. Reed, Jr.
Thomas K. Reed
Lee A. Smith
Glenn F. Thorne


Sky Bank - Mid Am Region

Marty E. Adams
Joel S. Beren
Paul C. Betz
James F. Bostdorff
David A. Bryan
Wayne E. Carlin
Floyd D. Craft
Ralph W. Gallagher
Richard L. Gordley
Candy Graham
Kathleen S. Hanley
Patrick J. Johnson
Marilyn O. McAlear
G. Ray Medlin, Jr.
Thomas J. O'Shane
William G. Rupp
Sheila Dwyer Schwartz
D. Jane Zeller

Sky Bank - Ohio Bank
Region

Marty E. Adams
P. Richard Axline
Paul V. Ballinger
C. Richard Beckett
Jack W. Donaldson
John C. Fergus II
Frank L. Goebel
John H. Haywood
Beth B. Heck
Thomas A. Heydinger
Richard R. Hollington, Jr.
Patrick W. Rooney
Harold A. Schierloh
Kevin R. Sonnycalb
Jerry L. Staley
Thomas J. Weissling
Anita Y. Williamson


Sky Technology Resources

Marty E. Adams
James C. Burkhart
James F. Burwell
Fred H. "Sam" Johnson III
Frank J. Koch
Thomas G. Leek
Thomas J. O'Shane
Kevin T. Thompson

Sky Trust

Marty E. Adams
C. Richard Beckett
Robert C. Duvall
Frank I. Harding III
Richard R. Hollington III
Randall C. Hunt
Patrick J. Johnson
Dennis L. Nemec
Harold F. Reed, Jr.
Gregory L. Ridler
John W. Sant
Patrick A. Sebastiano
Karl B. Schroedel II
Donald P. Southwick
C. Gregory Spangler


Sky Financial Solutions

Marty E. Adams
Gerald D. Aller
Paul T. Appel
Keith D. Burgett
Robert E. Dorr
D. James Hilliker
H. Lee Kinney
Douglas J. Shierson
Robert E. Spitler
Robert E. Stearns


Sky Insurance Group
Picton Cavanaugh
Meyer & Eckenrode

Marty E. Adams
George N. Chandler II
Charles I. Homan
Jonathan A. Levy
Thomas S. Mansell
Robert  W. Meyer
Ronald L. Murray
Thomas J. O'Shane

Acknowledgements


--------------------------------------------------------------------------------
We would like to thank the customers, board members and employees featured in this year's report. Without their time and support this report would not have been possible.

Pennsylvania Region - Page 6
Thomas J. O'Shane - Senior EVP
   Community Banking CEO

Stephen R. Sant - Sky Bank Regional President
Joseph Giordano, Jr. - President/IPEC
Charles J. Long, Jr. - Secretary/Treasurer/IPEC
Jay A. Martin - Vice President of Operations/IPEC

Ohio Valley Region - Page 8
Rick L. Hull - Sky Bank Regional President
Dorinda Sabol - AVP/Wintersville Office
Gene Cerra - Sky Bank Client

Mid Am Region - Page 10
Sharon S. Speyer - Sky Bank Regional President
Richard G. Moses - President

   The Moses-Schlachter Group, Inc.
Thomas L. Schlachter - Secretary/Treasurer
   The Moses-Schlachter Group, Inc.

Ohio Bank Region - Page 12
Thomas J. Weissling - Sky Bank Regional President
Russel C. Wood - SVP/Personal Trust
Doug and Laura LaPlant - Sky Bank Clients

Stark County Region - Page 14
Dewey VanHoose III - Sky Bank Regional President
Tim Murphy - President
   Concorde Therapy Group

Mahoning Valley Region - Page 16
Frank Hierro - Sky Bank Regional President
Reid Schmutz - President of the Youngstown State

   University Foundation
Tanay Hill - Accounting Major
   Youngstown State University
Patrice Hight - Accounting Major
   Youngstown State University

The following customers and shareholders assisted in the completion of this year's annual report:

Lesniewicz Associates - Design and Copywriting
Paramount Printing - Printing
Jim Rohman - Photography
M. D. Oothoudt - Copywriting/Editing
Skip Gardner - Gardner Signs, Inc.

A special thanks to the following employees who assisted in producing this report:

Debbie Bish                        Mike Moore
Phil Clinard                       Doug Owens
Vicky Dielman                      Chuck Parcher
Tim Dirrim                         Tracey Reeder
Jill Fast                          John Reisner
Rodney Frey                        Kelly Semer
Tom Funk                           W. Granger Souder
Ebbony Hamilton                    Eric Stachler
Don Hileman                        Kevin Thompson
Dick Hollington III                Pam Vollmar
Jennifer Iliff                     Dave Walter
Chall Jenkins                      Miriam Weintraub



Shareholder Information


--------------------------------------------------------------------------------
Quarterly Common Stock Prices, Dividends and Yields
-------------------------------------------------------------------

                                         Book   Dividend
                                    Value per        per   Dividend
                   High       Low       Share      Share      Yield
-------------------------------------------------------------------
2000

Fourth Quarter    $17.69    $12.61      $7.31      $0.18       4.75%

Third Quarter      17.39     14.37       6.96       0.18       4.58

Second Quarter     17.05     13.36       6.80       0.18       4.78

First Quarter      18.53     12.50       6.71       0.18       4.69
-------------------------------------------------------------------

1999

Fourth Quarter    $22.85    $17.85      $6.61      $0.18       3.57%

Third Quarter      23.19     16.74       6.83       0.17       3.46

Second Quarter     25.00     21.07       7.19       0.17       3.00

First Quarter      24.90     20.86       7.24       0.17       3.02
===================================================================

-------------------------------------------------------------------
Stock Information at December 31, 2000
-------------------------------------------------------------------

                                                       Common Stock
Shares authorized                                       150,000,000

Shares issued                                            84,015,577

Treasury shares                                             607,633

Number of shareholders of record                             16,941

Closing market price per share                               $16.75

Book value per share                                          $7.31

Stock exchange                                               NASDAQ

Stock symbol                                                   SKYF
===================================================================

-------------------------------------------------------------------
Dividend Reinvestment Plan
-------------------------------------------------------------------

Sky Financial offers a Dividend Reinvestment Plan that allows shareholders to reinvest their Sky Financial Group, Inc. dividends in additional Company common stock at the prevailing market price. The plan has 8,081 participants, or 47.7 percent of our common shareholders of record. Plan information may be obtained by calling the Shareholder Relations Department at (800) 576-5007, or by writing: Sky Financial Group, Inc. Dividend Reinvestment Plan, 10 East Main Street, Salineville, Ohio 43945.

-------------------------------------------------------------------
Corporate Information
-------------------------------------------------------------------

Annual Meeting
Place: The Forum
Conference Center
Cleveland, Ohio
Date: April 18, 2001
Time: 10:00 a.m.

Headquarters
Write:
Sky Financial Group, Inc.
221 South Church Street
P. O. Box 428
Bowling Green, Ohio 43402
Telephone: (419) 327-6300

Shareholder Relations
and Form 10-K
Write:
Sky Financial Group, Inc.
Shareholder Relations Department
10 East Main Street
Salineville, Ohio 43945
Telephone: (800) 576-5007

Investor Relations
Write:
Sky Financial Group, Inc.
Investor Relations
221 South Church Street
P. O. Box 428
Bowling Green, Ohio 43402
Telephone: (419) 327-6305

Transfer Agent
Write:
The Bank of New York
Receive and Deliver
Dept.-11W
P. O. Box 11002
Church Street Station
New York, New York 10286
Telephone: (888) 683-4901

Online Information
More information
concerning Sky Financial
and its affiliates can be
found on our website at
www.skyfi.com

REGIONALLY POSITIONED FOR PERFORMANCE.


Banking

Sky Bank Regions

 .    Mid Am Region

 .    Ohio Bank Region

 .    Stark County Region

 .    Mahoning Valley Region

 .    Ohio Valley Region

 .    Pennsylvania Region


Investment & Trust Services

Sky Trust
30050 Chagrin Blvd.
Suite 150
Pepper Pike, OH 44124
(216) 378-2810


Insurance

Picton Cavanaugh
Fort Industry Square
136 North Summit St.
Suite 311
Toledo, OH 43604
(419) 241-8211

Meyer & Eckenrode
Insurance Group
200 Third St.
Carnegie, PA 15106
(412) 276-7727


Healthcare Financing

Sky Financial Solutions
2740 Airport Dr.
Suite 300
Columbus, OH 43219
(800) 360-0667


Internet Access

Sky Access
24 North Park Ave.
2nd Floor
Lisbon, OH 44432
(330) 424-6683

                                  [LARGE MAP]

[LOGO] SKY(R)
         Financial
         Group