Form 10-K405, Exhibit 13
period 2001-12-31
SKY FINANCIAL GROUP INC
filed 2002-03-29
CIK 855876

                                                                      Exhibit 13

                                                       Sky Financial Group, Inc.
[LOGO] SKY(R)
                                                       2001 Annual Report

          Proven
               performance
                         with a focus on the
                                   future

Contents

Letter to Shareholders                                                                   1

Summary of Financial Data                                                               15

Management's Discussion and Analysis of Financial Condition and Results of Operations   16

Reports of Management and Independent Auditors                                          28

Consolidated Balance Sheets                                                             29

Consolidated Statements of Income                                                       30

Consolidated Statements of Changes in Shareholders' Equity                              31

Consolidated Statements of Cash Flows                                                   32

Notes to Consolidated Financial Statements                                              33

Sky Boards of Directors                                                                 54

Sky Management                                                                          55

Shareholder Information and Acknowledgements                                            56

Financial Highlights
(Dollars in thousands, except per share data)

----------------------------------------------------------------------------------------------------------
                                                                                              Percent
                                                     2001                     2000            Change
----------------------------------------------------------------------------------------------------------
For the Year
Operating earnings/(1)/                          $  120,290             $  118,076              1.9%
Net income                                          120,663                114,373              5.5
Return on average assets/(1)/                          1.39%                  1.46%
Return on average common equity/(1)/                  19.05%                 20.42%
----------------------------------------------------------------------------------------------------------
Per Common Share Data
Diluted operating earnings/(1)/                  $     1.45             $     1.39              4.3%
Basic net income                                       1.46                   1.35              8.1
Diluted net income                                     1.45                   1.35              7.4
Dividends                                              0.74                   0.72              2.8
Book value at year end                                 7.92                   7.31              8.3
----------------------------------------------------------------------------------------------------------
At Year End
Assets                                           $9,220,228             $8,386,802              9.9%
Loans                                             6,473,989              5,916,098              9.4
Deposits                                          6,542,177              5,891,932             11.0
Shareholders' equity                                648,444                609,690              6.4
----------------------------------------------------------------------------------------------------------
Average for the Year
Assets                                           $8,669,603             $8,090,747              7.2%
Loans                                             6,186,602              5,656,836              9.4
Deposits                                          6,142,966              5,768,736              6.5
Shareholder' equity                                 631,419                578,307              9.2
=========================================================================================================

Quarterly Financial Highlights
---------------------------------------------------------------------------------------------------------
                                                      First       Second          Third      Fourth
---------------------------------------------------------------------------------------------------------
2001
Net interest income                                 $76,777      $79,745         $83,043     $86,032
Provision for credit losses                           6,656        8,568           9,122      10,289
Net income                                           28,837       29,232          30,653      31,941
Operating earnings/(1)/                              28,425       29,232          30,653      31,980
Basic net income per share                             0.35         0.35            0.37        0.39
Diluted net income per share                           0.35         0.35            0.37        0.39
Diluted operating earnings per share/(1)/              0.34         0.35            0.37        0.39
---------------------------------------------------------------------------------------------------------
2000
Net interest income                                 $76,300      $75,442        $ 75,531     $76,523
Provision for credit losses                           4,337        4,733           6,094       7,086
Net income                                           31,106       31,499          25,150      26,618
Operating earnings/(1)/                              31,106       31,499           7,746      27,725
Basic net income per share                             0.36         0.37            0.30        0.32
Diluted net income per share                           0.36         0.37            0.30        0.32
Diluted operating earnings per share/(1)/              0.36         0.37            0.33        0.33
=========================================================================================================

/(1)/ For comparability purposes, certain ratios and financial data exclude non-recurring gains and merger and restructuring expenses. After-tax non-recurring items increased net income $0.4 million in 2001 and reduced net income $3.7 million in 2000.

                                  highlights

Dear Fellow Shareholder,

[photo]

2001 was an unprecedented year for our nation. Political and economic events tested the resolve of each and every American citizen, business and industry. Yet in the wake of all of these challenges, Sky Financial Group continued its strong performance by executing an aggressive sales and service strategy, managing efficiencies and delivering solid earnings growth.

Proven Performance. I am pleased to report that our stock price closed the year up over 21% from the prior year-end. Earnings per share grew to $1.45 for the year 2001, representing a 7.4% increase from 2000 reported earnings of $1.35, and a 4.3% increase over 2000 operating earnings of $1.39, which excludes non-recurring items. Our return on average shareholders' equity for 2001 was 19.05%, while the return on assets was 1.39%. Sky's performance, as evidenced by these key profitability measures, was excellent, particularly in light of our nation's challenging economic environment. Once again our performance compared very favorably to the nation's largest 100 financial institutions. Our return on equity and efficiency ratio put us in the top 25% of this group.

Sky's performance, as evidenced by these key profitability measures, was excellent, particularly in light of our nation's challenging economic environment.

2001 Performance Achievements vs
100 Largest Bank Holding Companies

                                        Sky      Top 25   Top 50
-------------------------------------------------------------------
Return on Average Equity               19.05%    17.83%    14.93%
Return on Average Assets                1.39%     1.50%     1.24%
Efficiency Ratio                       52.09%    53.63%    57.12%
Non-performing Loans
  to Total Loans                         .53%      .48%      .69%
Allowance for Credit Losses
  to Non-performing Loans                304%      315%      223%

(Based on internally-compiled operating results, excluding non-recurring items.)

[photo]

[photo]

[GRAPH]
Mortgage Originations
(In billions)

2000  -  $.52
2001  - $1.2

     Our focused growth strategies yielded a strong 9% increase in loans and a 6% increase in deposits. In addition, during the fourth quarter, we acquired 10 new bank branches with $289 million in deposits in our northwest Ohio market. Mortgage originations for 2001 were a record $1.2 billion, more than double 2000's production of $516 million, which demonstrated our ability to meet our clients' needs during a favorable rate environment. Our efficiency ratio also improved, declining to 52.09% from 53.37% last year.

     Most importantly, in spite of the weakened economy, our asset quality remained very solid. Our total allowance for loan losses compared to loans was 1.60% at end of year; the allowance for credit losses equaled 304% of non-performing loans; and net loan losses for the year were only .39% of loans.

     2001 marked the first full year in which Sky Financial Solutions, our healthcare financing affiliate, retained loans in its portfolio as opposed to selling them and realizing a profit immediately. This important strategy, initiated in the second half of 2000, lowers near-term earnings but provides additional growth opportunities over the long term. In 2001, Sky Financial Solutions originated a record $225 million in new loans and is ideally positioned to contribute to future profitability and earnings growth.

     We attribute our strong performance in 2001 to balanced contributions from our targeted growth strategies, expense management discipline and above-average asset quality performance. The best financial institutions know how to weather tough economic conditions while continuing to provide high earnings-per-share growth. We are - and plan to continue to be - one of those institutions.

     Mortgage originations for 2001 were a record $1.2 billion, more than double 2000's production of $516 million, which demonstrated our ability to meet our clients' needs during a favorable rate environment.

[photo]

performance

[photo]

[GRAPH]
Loans - % Growth

2000  - 8.0%
2001 -  9.4%

[GRAPH]
Deposits - % Growth

2000 - 2.3% Core Growth
2001 - 6.1% Core Growth
     - 4.9% Including Acquisitions
Total- 11.0%

Focusing on Client Needs. Another measurable contribution to our financial success was our Sky Trek process. Sky Trek is our client-needs-based sales and service process designed to secure revenue growth, set high performance standards and enable employees to exceed client expectations. In its first full year of operation, Sky Trek was instrumental in increasing deposits by 6% and loans by 9%.

         In 2001, we also reorganized responsibilities within our sales teams. Frontline sales teams now focus exclusively on providing the highest personal service to clients, while sales support teams focus on information and operations that make high-quality client service possible. With this new strategy, sales teams and sales support teams are interdependent operations, each with clear direction and focus. For example, loan officers are now free to put all their personal resources to work in generating sales and servicing their clients, knowing that a loan support specialist will back them up with timely and accurate loan documentation. This structural and organizational change has been significant, but we felt it was imperative for our success in today's changing financial marketplace.

         Meanwhile, our community-based financial services model has further enhanced the position we have with our clients by reinforcing the value of local decision-making. No one knows our communities and clients better than the people who live and work there. With that in mind, we have divided our market areas into six geographic regions, each led by a regional president who lives, works and is actively involved in the local community.

[photo]

In its first full year of operation, Sky Trek was instrumental in increasing deposits by 6% and loans by 9%.

focus

[photo]

[photo]

[photo]

Each president has the authority to make the key decisions that affect the client at the local level. They receive input from regional boards that helps them to assess the unique needs of their region and assign responsibilities to the local client service personnel and support teams. These assignments establish a solid foundation of service that delivers the most value to the client and generates the most value for Sky.

Unifying Brand and Product. No matter how our clients reach us, they will recognize a consistent name and look across all our products and delivery channels. In 2001, our regional banks came together under one name and charter - Sky Bank. Each brought its strong heritage of community-based banking with it, but each now carries a recognizable set of products, consistent from financial center to financial center. Even though we've become a larger banking network, it is our goal to be perceived as smaller by our clients because of the service we provide. Our six regional organizations continue to have the flexibility to determine a pricing and product mix based on local market conditions. Each regional president is responsible for the revenues generated not only from banking products, but trust, investments and insurance products as well.

         The Sky name also continues to be synonymous with community support. During the past three years, we have provided over $1 billion in CRA qualified loans, investments and donations to support and stimulate community development efforts. We encourage all our employees to be active, and we recognize those who are willing to be leaders in their community. In 2001, Sky honored six employees with a regional President's Award for outstanding community service. These Sky employees contribute their personal unity

[photo]

During the past three years, we have provided over $1 billion in CRA qualified loans, investments and donations to support and stimulate community development efforts.

[photo]

[photo]

(graph)
Assets
(In billions)

2000 - $8.4
2001 - $9.2

time and effort to numerous local and national organizations. We will expand this recognition program in 2002 to inspire more employees to become community leaders.

         I am especially proud of our employees this year for their response to the tragic events on September 11. They donated their time, money and blood to help those in need in Pennsylvania, Washington, D.C. and New York City. Our Sky Relief Fund collected nearly $120,000 for the relief efforts.

Profitable Growth. While growing organically through our Sky Trek sales process is key to our success; acquisitions and alliances continue to be a significant focus. Profitable growth must come through expansion within our existing markets and markets adjacent to our current footprint. Our 2001 acquisition of 10 branches in northwest Ohio demonstrates our resolve to grow market share and to better serve our newly-acquired and existing clients. This acquisition, which was finalized in October, helped us solidify our foothold in the greater-Toledo, Ohio area - a market showing a tremendous amount of opportunity. With this purchase, Sky jumped from fourth to second place in deposit market share in Lucas and Wood counties combined.

         The acquisitions of Barney C. Guttman and Associates (September 2001) and Celaris Group, Inc. (January 2002) were part of our product expansion strategy. Each brought an additional expertise in securities advisory, retirement and estate planning services, group life and health, professional liability and property/casualty insurance.

growth

The acquisitions of Barney C. Guttman and Associates (September 2001) and Celaris Group, Inc. (January 2002) were part of our product expansion strategy. Combined with Picton Cavanaugh and Meyer & Eckenrode Insurance Group, our two existing insurance agencies, Sky's insurance group will be in the top 50 agencies in the U.S., with over $29 million in revenues.

[photo]

[photo]

[photo]

Combined with Picton Cavanaugh and Meyer & Eckenrode Insurance Group, our two existing insurance agencies, Sky's insurance group will be in the top 50 agencies in the U.S., with over $29 million in revenues.

Charting Our Vision. In mid-2001, our senior management team focused our initiatives into one cohesive vision and business strategy that calls for Sky Financial Group to be the premier financial services company in the Midwest. It is measured by our reputation for extraordinary client service, by retaining and attracting the best and brightest employees and by growing our earnings per share faster than our peers. These measurements will help us secure a significant competitive advantage over national, regional and local rivals. It's a vision and strategy that I am passionate about and one to which each of our leaders has pledged unwavering support.

         We are taking what has made us successful and expanding that business model to maximize client service, increase efficiency and drive profits, while improving performance and accountability. Over the past year, we've put 40 projects or initiatives into action, each designed to ensure that our vision unfolds in accord with an aggressive time schedule. Every department, business unit and region throughout our organization is taking part in these projects and will play a key role in bringing our vision to fruition.

         In 2002, we will implement our new, high-performance technology platform that will enable us to work faster and smarter. All client information will be housed in a central, powerful data warehouse that feeds the entire organization. Clients will benefit from the convenience of accessing account information from any location throughout the

We are taking what has made us successful and expanding that business model to maximize client service, increase efficiency and drive profits, while improving performance and accountability.

[photo]

vision

[photo]

[photo]

Sky organization, whether they are insurance, banking or investment services clients. Sales personnel will have account histories and other critical information at their fingertips to provide the best possible client service.

         This new platform will also provide our organization with improved tools for financial reporting and analysis. It will enable Sky to conduct in-depth profitability analyses of product lines, geographic regions and offices; identify growth opportunities; improve management of short- and long-term profitability goals; recognize top-performing employees; and, in general, make the organization more accountable in terms of results. These tools will help us make the most efficient use of our resources, directing investment in those products that provide the highest return to our shareholders.

Generating Value. In 2002 and beyond, our clients will continue to experience the convenience of accessing our products and services through a variety of channels, including an upgraded Internet site with banking, insurance, investment and other financial services available. We have also begun to explore expanded telephone services, limited transaction kiosks and full-service financial centers. Some Sky financial centers will offer insurance, trust, banking, investment and other financial services under one roof.

         Changes in federal regulations have allowed non-traditional companies such as securities and insurance firms to enter the banking arena, which means more companies are competing for a share of the client's financial portfolio. Meanwhile, consumers are diversifying their investments. To provide the services desired value

[photo]

Our goal is to be considered more than just a bank, an insurance provider or an investment firm. We will become a single, integrated financial services company that offers a broad spectrum of services under a single, valued brand.

[photo]

[photo]

[photo]

by our clients - while at the same time anticipating new competition in the marketplace - we will continue to diversify our financial products and services.

         Delivering value to our shareholders, clients and employees is the cornerstone of our vision. Over the last few years, many financial service companies have conducted business as usual, doing very little if anything to adapt to or anticipate significant adjustments in financial markets. This has not been the case with Sky Financial Group. We have developed, approved and are implementing a unique vision and strategy that will make our organization leaner, more agile and more effective in addressing client needs, while at the same time improving earnings-per-share growth.

         Our goal is to be considered more than just a bank, an insurance provider or an investment firm. We will become a single, integrated financial services company that offers a broad spectrum of services under a single, valued brand.

         In summary, we are very pleased with our performance in 2001 and extremely optimistic about our future.

/s/ Marty E. Adams
Marty E. Adams
Chairman, President and CEO

Summary of Financial Data
(Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
December 31,                                                       2001           2000           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Income
Interest income                                             $   642,376    $   626,015    $   573,595   $    575,695    $   545,619
Interest expense                                                316,779        322,219        269,950        285,912        266,656

Net interest income                                             325,597        303,796        303,645        289,783        278,963
Provision for credit losses                                      34,635         22,250         20,712         31,992         18,859
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses           290,962        281,546        282,933        257,791        260,104
Non-interest income                                             126,240        121,958        124,342        124,550        108,316
Non-interest expenses                                           237,220        235,407        302,497        306,567        230,523
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      179,982        168,097        104,778         75,774        137,897
Income taxes                                                     59,319         53,724         33,596         23,811         43,679
-----------------------------------------------------------------------------------------------------------------------------------
Net income/(1)/                                             $   120,663    $   114,373    $    71,182    $    51,963    $    94,218
===================================================================================================================================
Net income available to common shareholders                 $   120,663    $   114,373    $    71,182    $    51,963    $    93,613
===================================================================================================================================
Per Common Share/(2)/
Basic net income/(1)/                                       $      1.46    $      1.35    $      0.83    $      0.61    $      1.08
Diluted net income/(1)/                                            1.45           1.35           0.82           0.60           1.07
Cash dividends declared                                            0.74           0.72           0.70           0.54           0.42
Book value at year-end                                             7.92           7.31           6.61           7.13           7.29
Weighted average shares outstanding - basic                  82,449,000     84,604,000     85,938,000     85,759,000     86,301,000
Weighted average shares outstanding - diluted                83,028,000     84,967,000     86,774,000     86,897,000     88,289,000
===================================================================================================================================
Consolidated Balance Sheets (Year End)
Total assets                                                $ 9,220,228    $ 8,386,802    $ 8,063,756    $ 8,033,266    $ 7,267,164
Securities available for sale                                 1,996,843      1,846,517      1,868,839      2,126,833      1,499,694
Securities held to maturity                                           -              -              -         23,910        381,209
Loans held for sale                                              85,474         13,984          9,006         96,221         59,453
Loans, net of unearned income                                 6,473,989      5,916,098      5,477,494      5,110,827      4,814,884
Allowance for credit losses                                     103,523         93,261         86,750         80,748         66,553
Deposits                                                      6,542,177      5,891,932      5,758,691      6,006,912      5,520,937
Debt and FHLB advances                                        1,204,145      1,042,044        964,557        665,906        556,826
Total shareholders' equity                                      648,444        609,690        566,331        611,713        632,865
===================================================================================================================================
Selected Financial Ratios
Return on average assets/(1)/                                      1.39%          1.41%          0.91%          0.68%          1.34%
Return on average shareholders' equity/(1)/                       19.11          19.78          11.60           8.14          15.70
Dividend payout ratio                                             50.61          53.66          78.98          86.95          38.76
Net interest margin, fully-taxable equivalent                      4.04           4.12           4.28           4.16           4.30
Average loans to average deposits/(3)/                           101.40          98.28          91.01          86.29          88.13
Average equity to average assets                                   7.28           7.15           7.83           8.33           8.67
Allowance for credit losses to period-end loans                    1.60           1.58           1.58           1.58           1.38
Allowance for credit losses to total non-performing loans        303.55         434.58         445.10         517.75         404.45
Non-performing loans to period-end loans                           0.53           0.36           0.36           0.31           0.34
Net charge-offs to average loans                                   0.39           0.28           0.28           0.36           0.26
===================================================================================================================================

(1) The net income presented above includes non-recurring items of income and expense. Further discussion of the non-recurring items and operating results for 2001, 2000 and 1999 to exclude non-recurring items can be found in the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

(2) Per share data has been restated to reflect the ten percent stock dividend declared and paid in 2000, 1999 and 1998 and the two-for-one stock split declared on May 12, 1998 and acquisitions accounted for as poolings-of-interests. (see Note 2 of the financial statements).

(3) Average loans presented above includes loans held for sale.

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

Summary of Earnings and Non-recurring Items

Net income for 2001 was $120,663, or $1.45 per diluted share, up from $114,373, or $1.35 per diluted share, in 2000 and $71,182, or $0.82 per diluted share, in 1999. Net income included after-tax non-recurring items, which increased net income $373, or less than $0.01 per diluted share, in 2001, and reduced net income $3,703, or $0.04 per diluted share, in 2000, and $52,611, or $0.61 per diluted share, in 1999.

     For 2001, Sky Financial's after-tax non-recurring items included $892 gains on the termination of an acquired pension plan and the sale of Sky Investments, partially offset by $519 restructuring expenses relating to the acquisition of ten branch offices representing approximately $289 million in deposits.

     For 2000, Sky Financial's after-tax non-recurring items included $2,596 for net losses on the sales of securities, resulting from a restructuring of the securities portfolio in the third quarter, and $2,514 restructuring expenses, including costs to complete the name changes of its commercial banks and a loss on the sale of its collection agency, partially offset by $1,406 gains on the termination of acquired pension plans and the sale of credit card receivables. In 1999, after-tax non-recurring items included $51,051 merger and restructuring expenses and a $1,560 provision for credit losses mainly in merged banks.

Results of Operations

Operating earnings, which exclude the affect of non-recurring items, were $120,290, or $1.45 per diluted share, in 2001 compared to $118,076, or $1.39 per diluted share, in 2000, and $123,793, or $1.43 per diluted share, in 1999. On this same basis, return on average equity was 19.05% and return on average assets was 1.39% in 2001 compared to 20.42% and 1.46%, respectively, in 2000 and 20.18% and 1.58%, respectively, in 1999.

     Sky Financial's 2001 operating earnings reflect the full year elimination of gains on the sales of commercial financing loans originated by Sky Financial Solutions, Inc. (SFS), the Company's subsidiary specializing in financing for health care professionals. In the third quarter of 2000, Sky Financial ceased selling the loans originated by SFS and began retaining them in its portfolio. As a result of this change, full year 2001 operating earnings were reduced by a net loss at SFS of $7,989 or $.10 per diluted share, compared with $6,248 or $.07 per diluted share in 2000, which reflects the change mid-year. In 1999, Sky Financial's operating income included net income from SFS of $3,027 or $.03 per diluted share. In 2002, Sky Financial expects SFS to continue operating at a net loss, reducing Sky Financial's earnings by $.06 to $.07 per diluted share. SFS is expected to return to profitability during 2003, when the retained portfolio is expected to be sufficient in size for net interest income to exceed operating expenses and provisions for credit losses. Excluding SFS, operating earnings improved by $3,955 or $.08 per diluted share, and by $3,558 in 2000 or $.07 per diluted share.

     The 2001 operating earnings improvement resulted primarily from growth in total revenues, net interest income and non-interest income, of $23,201 or 5.4%, while operating expenses rose $4,881 or 2.1%. This performance more than offset an increase in the provision for credit losses of $12,385 reflecting higher credit losses from a slower economy in 2001 and the full-year impact of retaining loans originated at SFS. The operating earnings improvement in 2000 resulted from growth in targeted fee-based revenues and well controlled expenses, while net interest income was basically unchanged from 1999.

Business Line Results

Sky Financial Group is managed along three primary business lines: community banking, financial service affiliates and SFS. The community banking group is comprised of Sky Financial's commercial bank, which services businesses and consumers through a regional structure. In 2001, Sky Financial completed the combination of bank charters and the name change to "Sky Bank."

     The financial service affiliates include Sky Financial's businesses relating to trust and investment management, insurance agency operations, non-conforming mortgage lending (which discontinued loan originations in December
2000), broker/dealer operations (which was sold in March 2001), collection activities (which was sold in December 2000) and other financial related services.

     SFS is Sky Financial's subsidiary specializing in financing to health care professionals, primarily dentists. In the third quarter 2000, SFS began retaining its loan originations, which in prior periods had been sold into the secondary market. Since the redesign, SFS no longer recognizes gain on sale revenues and has operated at a net loss. SFS is expected to continue operating at a net loss until the retained loan portfolio grows sufficiently for net interest income to exceed operating expenses and provisions for credit losses.

     Additional information regarding Sky Financial's business lines, and the financial measurement methodologies is provided in Note 20 of the consolidated financial statements. Prior year amounts have been restated to conform to the current business line structure. Table 1 summarizes Sky Financial's business line results for each of the last three years.

-------------------------------------------------------------------------
Table 1 Business Line Results
-------------------------------------------------------------------------
                                                Net Income (Loss)
-------------------------------------------------------------------------
Year ended December 31,                    2001         2000         1999
-------------------------------------------------------------------------
Community Banking                     $ 130,136    $ 126,613    $ 123,240
Financial Service
         Affiliates                       3,014        2,656          444
Sky Financial Solutions                  (7,989)      (6,248)       3,027
Parent and Other                         (4,498)      (8,648)     (55,529)
-------------------------------------------------------------------------
Consolidated                          $ 120,663    $ 114,373    $  71,182
=========================================================================

In 2001, community banking net income rose primarily due to increased net interest income, generated by strong growth in loans and deposits, and non-interest income, mainly from significant increases in mortgage banking and service charge revenues. The growth in revenues exceeded the rise in operating expenses to support revenue growth and provisions for credit losses increased due to higher credit losses from a weaker economy in 2001. In 2000, the increase in community banking net income was primarily due to growth in net interest income and reductions in non-interest expenses realized from the mergers and acquisitions completed in 1999. The community banking results for 2001 reflect a return on equity of 21.67%, a return on assets of 1.57% and an efficiency ratio of 44.73% versus 21.22%, 1.60% and 45.30%, respectively, in 2000.

     The improved earnings from the financial service affiliates in each of the last two years reflects Sky Financial's focused efforts on expanding its profitable trust and insurance agency businesses, and reducing the impact of its under-performing companies.

     The decline in 2001 earnings at SFS resulted from the full-year effect of the implementation of Sky Financial's new program to retain SFS's loan originations in its loan portfolio, which eliminated the gains on the sales of these loan originations. This change occurred mid-year 2000. In prior periods, SFS's loan originations were sold into the secondary market with gains recognized on the sales. SFS is expected to operate at a net loss over the next few years, until the retained portfolio grows sufficiently in size for net interest income to exceed operating expenses and provisions for credit losses.

     Parent and other includes the net funding costs of the parent company and all significant non-recurring items of income and expense. In 2001, the parent net funding costs decreased, after increasing in 2000 when Sky Financial issued $60,000 of trust preferred securities primarily to continue its share repurchase program. The 1999 results reflect the merger and restructuring costs incurred for the mergers completed during the year.

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

     Table 2 summarizes net interest income and net interest margin for each of the three years ended December 31, 2001.

--------------------------------------------------------------------------------------
Table 2 Net Interest Income
--------------------------------------------------------------------------------------
Year ended December 31,                                    2001       2000        1999
--------------------------------------------------------------------------------------
Net interest income                                    $325,597   $303,796    $303,645
Taxable equivalent adjustments to net interest income     3,539      6,730       8,451
--------------------------------------------------------------------------------------
Net interest income, fully taxable equivalent          $329,136   $310,526    $312,096
======================================================================================
Net interest margin                                        4.00%      4.03%       4.16%
Taxable equivalent adjustment                               .04        .09         .12
--------------------------------------------------------------------------------------
Net interest margin, fully taxable equivalent              4.04%      4.12%       4.28%
======================================================================================

     Sky Financial's net interest income was $325,597 in 2001, increased from $303,796 in 2000. In 2001, average earning assets grew 8.1%, after growing 3.2% in 2000. In 2001, net interest income increased due to the strong growth in earning assets, despite a lower net interest margin; however, in 2000 the benefit from growth was mostly offset by a decline in the net interest margin. The net interest margin, on a fully tax-equivalent basis, was 4.04% for 2001, compared with 4.12% and 4.28% in the preceding two years. In the decreasing rate environment of 2001, the net interest margin did improve during the year; however, the full year net interest margin remained lower than 2000. The margin decline in 2000 from the preceding year resulted from earning asset yields increasing less rapidly than funding costs, as interest rates rose during the year. The higher funding costs reflected the issuance of $60,000 in trust preferred securities during the year and greater reliance on more expensive wholesale funds as loan growth outpaced core deposit growth.

     Table 3 reflects the components of Sky Financial's net interest income for each of the three years ended December 31, 2001, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax-equivalent basis. Non-accrual loans have been included in the average loan balances.

Management's Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share data)


-----------------------------------------------------------------------------------------------------------------------------
Table 3 Three-Year Average Balance Sheet and Net Interest Margin
Year ended December 31,                            2001                           2000                         1999
-----------------------------------------------------------------------------------------------------------------------------
                                    Average                         Average                        Average
                                    Balance     Interest    Rate    Balance     Interest   Rate    Balance    Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
  Interest-earning
     deposits                  $    21,093     $  1,039     4.93%  $   17,074  $  1,015     5.94%  $   16,994 $    929   5.47%
  Federal funds
     sold and other                 18,280          836     4.57        6,022       363     6.03       22,305    1,102   4.94
  Securities                     1,869,200      118,242     6.33    1,835,888   123,641     6.73    1,999,719  128,113   6.41
  Loans and loans
     held for sale               6,228,708      525,798     8.44    5,669,637   507,726     8.96    5,254,937  451,902   8.60
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-
     earning assets              8,137,281      645,915     7.94    7,528,621   632,745     8.41    7,293,955  582,046   7.98
-----------------------------------------------------------------------------------------------------------------------------
Nonearning assets                  532,322                            562,126                         538,750
-----------------------------------------------------------------------------------------------------------------------------
Total assets                   $ 8,669,603                         $8,090,747                      $7,832,705
=============================================================================================================================
Interest-bearing liabilities
  Demand deposits              $   140,541     $  2,669     1.90%  $  141,744  $  3,372     2.38%  $  231,858 $  3,627   1.56%
  Savings deposits               1,944,521       38,987     2.00    1,844,659    47,168     2.56    1,859,922   38,407   2.06
  Time deposits                  3,308,884      179,022     5.41    3,045,522   171,671     5.64    2,952,016  155,829   5.28
-----------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing deposits               5,393,946      220,678     4.09    5,031,925   222,211     4.42    5,043,796  197,863   3.92
  Short-term
     borrowings                    695,527       27,633     3.97      667,301    35,977     5.39      612,584   29,230   4.77
  Trust preferred
     securities                    108,600       10,486     9.66       93,946     9,121     9.71       49,551    4,831   9.75
  Asset-backed notes               126,522        8,411     6.65            -         -        -            -        -      -
  Debt and FHLB
     advances                      842,060       49,571     5.89      868,977    54,910     6.32      697,856   38,026   5.45
-----------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing liabilities            7,166,655      316,779     4.42    6,662,149   322,219     4.84    6,403,787  269,950   4.22
-----------------------------------------------------------------------------------------------------------------------------
Non-interest-
  bearing liabilities              871,529                            850,291                         815,390
Shareholders' equity               631,419                            578,307                         613,528
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities
  and equity                   $ 8,669,603                         $8,090,747                      $7,832,705
=============================================================================================================================
Net interest income,
  fully taxable equivalent;
 Net interest spread                           $329,136     3.52%              $310,526     3.57%             $312,096   3.76%
=============================================================================================================================
Net interest income,
  fully taxable equivalent
  to earning assets                                         4.04%                           4.12%                        4.28%
=============================================================================================================================

- Loan fees are included in interest income.

     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. Table 4 presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 2001. Changes not due solely to either a change in volume or a change in rate have been allocated to the change due to rates. The table is presented on a tax-equivalent basis.

--------------------------------------------------------------------------------
Table 4 Net Interest Income - Rate/Volume Analysis
--------------------------------------------------------------------------------

Year ended December 31,                                         2001                                     2000
                                                    Change from 2000 in interest             Change from 1999 in interest
----------------------------------------------------------------------------------------------------------------------------
                                                      income or expense due to                 income or expense due to
                                                 Volume          Rate         Total       Volume          Rate         Total
----------------------------------------------------------------------------------------------------------------------------
Interest income attributable to:
 Interest-bearing deposits                     $    239      $   (215)     $     24     $      4      $     82      $     86
 Federal funds sold                                 739          (266)          473         (804)           65          (739)
 Securities                                       2,243        (7,642)       (5,399)     (10,496)        6,024        (4,472)
 Loans, net                                      50,066       (31,994)       18,072       35,662        20,162        55,824
----------------------------------------------------------------------------------------------------------------------------
Total interest income                            53,287       (40,117)       13,170       24,366        26,333        50,699
----------------------------------------------------------------------------------------------------------------------------
Interest expense attributable to:
 Deposits:
 Interest-bearing demand                            (29)         (674)         (703)      (1,410)        1,155          (255)
 Savings                                          2,553       (10,734)       (8,181)        (315)        9,076         8,761
 Time                                            14,845        (7,494)        7,351        4,936        10,906        15,842
----------------------------------------------------------------------------------------------------------------------------
  Total deposits                                 17,369       (18,902)       (1,533)       3,211        21,137        24,348
Short-term borrowings                             1,522        (9,866)       (8,344)       2,611         4,136         6,747
Trust preferred securities                        1,423           (58)        1,365        4,328           (38)        4,290
Asset-Backed notes                                8,411             -         8,411            -             -             -
Debt and FHLB advances                           (1,701)       (3,638)       (5,339)       9,324         7,560        16,884
----------------------------------------------------------------------------------------------------------------------------
Total interest expense                           27,024       (32,464)       (5,440)      19,474        32,795        52,269
----------------------------------------------------------------------------------------------------------------------------
Net interest income                            $ 26,263      $ (7,653)     $ 18,610     $  4,892      $ (6,462)     $ (1,570)
============================================================================================================================

Non-Interest Income

Total non-interest income in 2001 increased $4,282 from 2000, which was $2,384 lower than 1999. The increase in 2001 was primarily from growth in mortgage banking revenues due to higher origination volumes generated in the lower rate environment, more than offsetting declines in revenues from businesses sold or redesigned over the last two years. Table 5 summarizes the sources of Sky Financial's non-interest income.

--------------------------------------------------------------------------------
Table 5 Non-Interest Income
--------------------------------------------------------------------------------

                                                                                             2001          2000
                                                                                              Vs.           Vs.
Year ended December 31,                                 2001        2000         1999        2000          1999
---------------------------------------------------------------------------------------------------------------
Trust services income                              $  14,398   $  15,147    $  12,581          (5)%          20%
Service charges and fees on deposit accounts          31,416      27,003       27,480          16            (2)
Mortgage banking income                               23,893      12,204       18,953          96           (36)
Brokerage and insurance commissions                   24,598      29,177       15,960         (16)           83
Collection agency fees                                     -       1,912        2,465           -           (22)
Net securities gains (losses)                          2,475      (3,023)       1,325         182          (328)
Net gains on sales of commercial financing loans           -       7,586       17,305           -           (56)
Gains on sales of other loans                              -       1,681        3,203           -           (48)
International department fees                          1,766       1,248        1,006          42            24
Gain on sale of deposits and branch offices                -         560            -           -             -
Income from bank-owned life insurance                  5,435       5,323        4,709           2            13
Other                                                 22,259      23,140       19,355          (4)           20
---------------------------------------------------------------------------------------------------------------
Total non-interest income                          $ 126,240   $ 121,958    $ 124,342           4%           (2)%
===============================================================================================================

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

     Mortgage banking consists of net gains on the sales of mortgage loans and mortgage loan servicing fees. Mortgage banking income increased $11,689 in 2001 after decreasing $6,749 in 2000. The increase over the last year was primarily due to a favorable interest rate environment, which increased volumes of mortgages originated and sold. In December 2000, Sky Financial discontinued the origination of loans through its non-conforming mortgage subsidiary, which in 2000 realized $1.2 million in gains on the sales of its loan originations.

     Service charges and fees on deposits increased $4,413 in 2001 after decreasing $477 in 2000. The increase in 2001 reflects the benefits from growth in deposit accounts and conforming fee structures company wide.

     Brokerage commissions on investment and insurance products decreased $4,579 or 16% in 2001 and increased $13,217, or 83% in 2000. This revenue decrease in 2001 was due to the sale of its independent broker dealer, which contributed revenues of $2,838 in 2001 compared with $17,637 in 2000. Insurance revenues in 2001 from Meyer & Eckenrode and Picton Cavanaugh increased to $18,585 in 2001 compared with $10,615 in 2000. The 2000 revenue increase was from the acquisition of two insurance agencies, Meyer & Eckenrode Insurance Group, Inc. in July of 2000 and Picton Cavanaugh, Inc. in May of 1999 and from increased sales volumes through Sky Financial's independent brokers and bank sales representatives.

     Trust services income, impacted by changes in the equity markets, decreased $749 or 5% in 2001, after increasing $2,566, or 20%, in 2000, primarily due to revenues generated through new business volumes.

     For the year 2001, Sky Financial realized net gains on the sales of securities of $2,475. In 2000, Sky Financial realized net losses on the sales of securities of $3,023, resulting from the restructuring of the securities portfolio during the third quarter in which net losses of $3,993 were realized. In 1999, Sky Financial realized net gains on the sales of securities of $1,325.

     In 2001, Sky Financial's results reflect the first full year of eliminating gains on the sales of commercial financing loans. In mid-year 2000, Sky Financial ceased selling these loan originations into the secondary market and began retaining them in its loan portfolio, thereby eliminating gains on the sales.

     In December 2000, Sky Financial sold its collection agency business, which had revenues of $1,912 in 2000 and $2,465 in 1999.

     Other income in 2001 included non-recurring gains of $855 from the termination of an acquired pension plan and $632 from the sale of Sky Financial's independent broker/dealer. In 2000, other income included non-recurring gains of $1,873 from the termination of acquired pension plans and $727 from the sale of $5 million of credit card receivables.

================================================================================
Non-Interest Expense

Total non-interest expense increased $1,813, or 1%, in 2001 after declining $67,090 or 22% in 2000. On an operating basis, excluding merger, integration and restructuring expenses, total non-interest expense rose $4,881, or 2%, in 2001 and $1,588 or 1% in 2000. The efficiency ratio, which measures operating expenses as a percent of total operating revenues, was 52.09% in 2001, 53.37% in 2000, and 52.69% in 1999.

     Non-interest expense includes costs, other than interest, that are incurred in the operations of Sky Financial. Table 6 summarizes the components of Sky Financial's non-interest expense.

--------------------------------------------------------------------------------
Table 6 Non-Interest Expense
--------------------------------------------------------------------------------

                                                                                                       2001          2000
                                                                                                        Vs.           Vs.
Year ended December 31,                                          2001        2000        1999          2000          1999
-------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                             $ 125,410    $ 117,957  $  120,546             6%           (2)%
Occupancy and equipment expense                               36,017       37,004      38,985            (3)           (5)
Merger, integration and restructuring expense                    799        3,867      72,545           (79)          (95)
Brokerage commissions                                          2,107       11,973       7,925           (82)           51
State franchise taxes                                          7,067        7,097       4,442             -            60
Printing and supplies                                          5,004        5,149       5,741            (3)          (10)
Legal and other professional fees                              8,127        6,747       6,179            20             9
Telephone                                                      5,648        5,939       6,421            (5)           (8)
Marketing                                                      7,155        6,825       6,598             5             3
Amortization of intangible assets                              4,897        4,831       5,243             1            (8)
Other                                                         34,989       28,018      27,872            25             1
-------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                 $ 237,220    $ 235,407  $  302,497             1%          (22)%
=========================================================================================================================

     Salaries and employee benefits increased $7,453 or 6% in 2001, after declining $2,589 or 2% in 2000. The increase in 2001 was primarily due to higher performance-based compensation. The decrease in 2000 was mainly due to reductions in staff resulting from bank mergers completed during 1999, partially offset by increases attributable to the insurance agency acquisitions completed during 2000 and 1999.

     Brokerage commissions expense declined $9,866 or 82%, after increasing $4,048 or 51% in 2000. The 2001 decrease was due to the sale by Sky Financial of its independent broker/dealer. The 2000 increase was due to increased sales volumes generated through independent brokers.

     Franchise taxes declined $30, or .4%, in 2001, after increasing $2,655 or 60%, in 2000. The 2000 increase reflects refunds received in 1999 of taxes paid in prior years.

     Merger, integration and restructuring charges were $799 in 2001, $3,867 in 2000, and $72,545 in 1999. In 2001, restructuring charges included $706 for the integration into Sky Bank of ten branches acquired in October and $93 for additional redesign of the financial service affiliates. In 2000, restructuring charges included $515 for the loss on the sale of its collection agency business and $3,352 for the further development of Sky Financial's regional bank design, including expenses to complete the name changes of all of its commercial banks. In 1999, merger and restructuring expenses included $46,197 related to the First Western, Wood Bancorp and Mahoning Bancorp acquisitions, a $21,787 impairment charge related to prior branch acquisitions and $6,961 in other restructuring charges. Further discussion of the mergers and the related restructuring expenses is included in Notes 2 and 14 of the consolidated financial statements.

================================================================================
Loan Portfolio

Real estate loans, including construction and mortgage loans, approximated 57% of total loans at December 31, 2001, down from 62% at year-end 2000. The decline reflects stronger declines in real estate loans due to higher refinancing activity. Sky Financial's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.

     Commercial loans comprise 33% of the total loan portfolio, increasing from 27% in 2000. Growth in this portfolio reflects new business development in existing markets, as well as growth in the SFS loan portfolio. Beginning in July of 2000, Sky Financial began retaining in its loan portfolio the commercial financing loans originated through its subsidiary, SFS. SFS originates loans to health care professionals primarily for equipment acquisitions, practice acquisitions, practice startups, business expansions, working capital and debt consolidation. The SFS loans were previously sold to investors in the secondary market by a third-party intermediary. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Loan-to-value ratios for commercial loans typically range from 60% to 80%. Factors that are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower's prior credit history. Sky Financial has participated in a small portfolio of shared national credits. These individual credit relationships total less than one-half of one percent of the total loan portfolio with the businesses located in our current market area.

     The remaining portion of Sky Financial's loan portfolio is installment loans, credit card loans and other loans and leases, which decreased to 10% of the loan portfolio from 12% in the prior year. Sky Financial makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule.

     As of December 31, 2001, Sky Financial did not have any loan concentrations which exceeded 10% of total loans.

--------------------------------------------------------------------------------
Table 7 Loan Portfolio
--------------------------------------------------------------------------------

December 31,                                           2001            2000            1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------
Real estate loans:
 Construction                                  $    295,154    $    210,135    $    176,940    $    175,706    $    170,767
 Residential mortgage                             1,675,957       1,866,111       1,744,162       1,739,132       1,712,385
 Non-residential mortgage                         1,719,074       1,575,907       1,296,019       1,251,977       1,085,582
Commercial, financial and agricultural loans      2,127,045       1,568,766       1,322,747       1,087,511         988,690
Installment and credit card loans                   638,958         681,750         923,261         848,648         848,281
Other loans                                          17,801          13,429          14,365           7,853           9,179
---------------------------------------------------------------------------------------------------------------------------
Total loans                                    $  6,473,989  $    5,916,098    $  5,477,494    $  5,110,827    $  4,814,884
===========================================================================================================================
Real estate loans:
 Construction                                           4.6%            3.6%            3.2%            3.4%            3.6%
 Residential mortgage                                  25.9            31.5            31.8            34.0            35.6
 Non-residential mortgage                              26.5            26.6            23.7            24.5            22.5
Commercial, financial and agricultural loans           32.8            26.5            24.1            21.3            20.5
Installment and credit card loans                       9.9            11.5            16.9            16.6            17.6
Other loans                                             0.3             0.3             0.3             0.2             0.2
---------------------------------------------------------------------------------------------------------------------------
Total loans                                           100.0%          100.0%          100.0%          100.0%          100.0%
===========================================================================================================================

     In the above table, home equity term loans are included in residential mortgage for years 2001 and 2000 and are included in installment and credit card in 1999 and prior years.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

     Table 8 shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 2001, which, based on the remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

--------------------------------------------------------------------------------
Table 8 Loan Maturity and Price Sensitivity
--------------------------------------------------------------------------------

                                                                             Due In         Due In       Due After
December 31, 2001                                                            1 Year   1 Yr - 5 Yrs         5 Years          Total
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                   $  893,101     $  654,607      $  579,337     $2,127,045
Construction                                                                111,335         88,450          95,369        295,154
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $1,004,436     $  743,057      $  674,706     $2,422,199
=================================================================================================================================
Total due after one year:
Fixed rate commercial, financial, agricultural and construction                         $  239,846      $  387,248     $  627,094
Variable rate commercial, financial, agricultural and construction                         503,211         287,458        790,669
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                                   $  743,057      $  674,706     $1,417,763
=================================================================================================================================

Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.
================================================================================

Under-Performing Assets

Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate. All impaired loans are included in the non-performing loans. At year-end 2001, impaired loans were $18,032, compared with $8,799 at year-end 2000.

     Non-accrual loans are comprised principally of loans 90 days past due as well as certain loans, which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Interest previously accrued and not yet paid on non-accrual loans is reversed or charged against the allowance for credit losses during the period in which the loan is placed in a non-accrual status, except where Sky Financial has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is included in income only to the extent that it is received in cash. In certain cases, interest received may be credited against principal outstanding under the cost recovery method. The increase in non-performing loans resulted from the decline in general economic trends experienced through 2001.

     At year-end 2001, non-performing assets were $36,571, an increase from $23,681 at the prior year end. The increase was primarily in non-performing loans, which at year-end 2001 totaled $34,104 or .53%, of total loans outstanding, compared with $21,460 or .36%, of total loans outstanding at year-end 2000.

     Loans now current, but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $58,671 and $48,968 at December 31, 2001 and 2000, respectively, and are being closely monitored by management and the Boards of Directors of Sky Financial and its subsidiaries. The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The increase in loans where some concern exists is reflective of the weaker economy. These loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

--------------------------------------------------------------------------------
Table 9 Under-Performing Assets
--------------------------------------------------------------------------------

December 31,                                                              2001       2000       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                                      $33,319    $20,329    $17,423    $13,570    $15,980
Restructured loans                                                         785      1,131      2,067      2,026        475
--------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                              34,104     21,460     19,490     15,596     16,455
Other real estate owned                                                  2,467      2,221      3,293      1,977      2,291
--------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                            $36,571    $23,681    $22,783    $17,573    $18,746
==========================================================================================================================
Loans 90 days or more past due and still accruing interest             $15,902    $10,294    $ 9,538    $ 7,797    $ 8,313
==========================================================================================================================
Non-performing loans to total loans                                       0.53%      0.36%      0.36%      0.31%      0.34%
Non-performing assets to total loans plus other real estate owned         0.56       0.40       0.42       0.34       0.39
Allowance for credit losses to total non-performing loans               303.55     434.58     445.10     517.75     404.45
Loans 90 days or more past due and not on non-accrual to total loans      0.25       0.17       0.17       0.15       0.17
==========================================================================================================================

Provision and Allowance for Credit Losses

The provision for credit losses represents the charge to income necessary to adjust the allowance for credit losses to an amount that represents management's assessment of the estimated probable credit losses inherent in Sky Financial's loan portfolio that have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses. Sky Financial recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, Sky Financial maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.
     The provision for credit losses expense for 2001 was $34,635, compared with $22,250 for 2000 and $20,712 in 1999. The changes in the provision for credit losses were attributable to the changes in net loan charge-offs, increasing non-performing loans, the recognition of changes in current risk factors and the addition to the portfolio of new loans originated at SFS, beginning in the third quarter of 2000.

--------------------------------------------------------------------------------
Table 10 Allowance for Credit Losses
--------------------------------------------------------------------------------

Year Ended December 31,                                          2001          2000          1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of the period                          $  93,261     $  86,750     $  80,748     $  66,553     $  60,080
Loans charged-off:
 Real estate                                                   (2,926)       (1,798)       (2,803)       (3,861)       (1,343)
 Commercial, financial and agricultural loans                 (10,826)       (8,024)       (3,366)       (7,719)       (5,360)
 Installment and credit card                                  (17,467)      (13,678)      (14,233)      (11,757)      (10,145)
 Other loans                                                        -          (453)          (68)           (5)          (68)
-----------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                           (31,219)      (23,953)      (20,470)      (23,342)      (16,916)
-----------------------------------------------------------------------------------------------------------------------------
Recoveries:
 Real estate                                                      376         1,032           938           551           476
 Commercial, financial and agricultural loans                   2,226         3,483         1,711         2,334         1,368
 Installment and credit card                                    4,212         3,567         3,052         2,627         2,640
 Other loans                                                       32           132            25            33            46
-----------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                              6,846         8,214         5,726         5,545         4,530
-----------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                         (24,373)      (15,739)      (14,744)      (17,797)      (12,386)
Provision charged to operating expense                         34,635        22,250        20,712        31,992        18,859
Effect of conforming year end of pooled entity                      -             -            34             -             -
-----------------------------------------------------------------------------------------------------------------------------
Balance at the end of the period                            $ 103,523     $  93,261     $  86,750     $  80,748     $  66,553
=============================================================================================================================
Net charge-offs to average loans outstanding                     0.39%         0.28%         0.28%         0.36%         0.26%
Allowance for credit losses to total loans                       1.60          1.58          1.58          1.58          1.38
Allowance for credit losses to total non-performing loans      303.55        434.58        445.10        517.75        404.45
-----------------------------------------------------------------------------------------------------------------------------

     Sky Financial maintains an allowance for credit losses at a level adequate to absorb management's estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance.

     The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans, loss factors are applied based on internal risk grades of these loans. For residential real estate, installment, credit card and other loans, loss factors are applied on a portfolio basis. Loss factors are based on Sky Financial's historical loss experience compared to peer and industry loss data, and are reviewed for correction on a quarterly basis, along with other factors affecting the collectibility of the loan portfolio.

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

     At December 31, 2001, the allowance for credit losses was $103,523 or 1.60% of total loans outstanding, and 304% of total non-performing loans, compared to an allowance at December 31, 2000 of $93,261 or 1.58% of total loans outstanding and 435% of total non-performing loans. At year-end 2001, the allocated portion of the allowance for credit losses was $92,042 compared with $76,457 at year-end 2000. The increase of 20% resulted primarily from the overall growth in total loans of 9% and the adjustment and extension of loss factors for

Management's Discussion and analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

components of certain segments within the loan portfolio, particularly the commercial financing segment. At year-end 2001 the unallocated portion of the allowance for credit losses was $11,481 compared with $16,804 at year-end 2000. The decrease was primarily attributable to reduced estimation risk related to the adjustment of loss factors which increased the allocated portion of the allowance.

     Net charge-offs increased to $24,373 or .39% of average total loans, compared with $15,739 or .28% of average total loans in 2000. The increase in net charge-offs was primarily in the installment and commercial, financial and agricultural loan portfolios.

     At December 31, 2001, average annual net charge-offs for the past three years were .32% of average loans compared with .31% at December 31, 2000. Based on these averages for net charge-offs, the allowance for credit losses represented 5.2 years of net credit losses at December 31, 2001 and 5.1 years of net credit losses at December 31, 2000. Historical net charge-offs may not be indicative of losses realized in the future.

--------------------------------------------------------------------------------
Table 11 Allocation of the Allowance for Credit Losses
--------------------------------------------------------------------------------

December 31,                                 2001       2000       1999       1998       1997
---------------------------------------------------------------------------------------------
Construction                             $  2,387   $  1,132   $    707   $    693   $     93
Real estate                                29,332     27,091     22,186     21,771      9,120
Commercial, financial and agricultural     33,468     21,619     15,365     12,748     14,381
Installment and credit card                25,756     25,606     22,434     17,976     11,963
Other loans                                 1,099      1,009        800      1,820        355
Unallocated                                11,481     16,804     25,258     25,740     30,641
---------------------------------------------------------------------------------------------
Total                                    $103,523   $ 93,261   $ 86,750   $ 80,748   $ 66,553
=============================================================================================

     The overall increase in the allowance for credit losses in 2001 was mainly due to the 9% growth in total loans from 2000. This was particularly reflected in the increased allowance for commercial, financial and agricultural loans, as that portion of the loan portfolio grew 36% in 2001 overall, with 21% generated by the community banking segment and 15% by SFS. The increased allowance allocation for real estate loans principally reflects a shift in the real estate portfolio from residential mortgage loans to non-residential mortgage loans. Non-residential loans increased to 47% of the real estate portfolio at year-end 2001 compared to 43% at year-end 2000.
================================================================================

Securities

The investment portfolio at Sky Financial is used as a management tool to maintain acceptable levels of liquidity and exposure to changes in market interest rates. Once these criteria are satisfied then portfolio yield is maximized. During the last two years, the portfolio has shifted to include a greater percentage of mortgage-backed securities. Mortgage-backed securities offer monthly principal and interest and may be used as collateral in a variety of financial transactions to secure sources of wholesale funding. The market for agency mortgage-backed securities is large and liquid. It is the practice of Sky Financial to purchase mortgage-backed securities with average expected lives of two to four years. Since this type of security may extend or contract, a pre-purchase analysis is completed. Most securities purchased have structures that limit changes to duration as market rates change.

     In 2001, total securities available for sale increased $150 million, primarily due to the additional funding from deposit growth, including the branch deposits acquired in October. During 2000, the investment portfolio was restructured. Municipal and U.S. Treasury securities were reduced, while U.S. agency debt securities and mortgage-backed securities were increased. This portfolio restructuring was undertaken to optimize the liquidity, cash flow and investment yield while maintaining the portfolio's credit quality and average life.

     The portfolio contains mortgage-backed securities and, to a limited extent, other securities, that have uncertain cash flow characteristics. The variable cash flows present additional risk to Sky Financial in the form of prepayment or extension risk primarily caused by changes in market interest rates. This additional risk is generally rewarded in the form of higher yields.

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

     There are no securities of any single issuer where the aggregate carrying value of such securities exceed 10% of shareholders' equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association. Table 13 shows (at amortized cost) the contractual maturities and weighted average yields of Sky Financial's securities as of December 31, 2001. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current prepayment assumptions. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

--------------------------------------------------------------------------------
Table 12 Securities Available for Sale
--------------------------------------------------------------------------------

                                                                         Estimated Fair Value
December 31,                                                       2001         2000         1999
-------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. Government agencies and corporations                   $  494,474   $  619,549   $  674,440
Obligations of states and political subdivisions                 32,912       48,045      190,840
Corporate and other securities                                   75,744       78,246       65,821
Mortgage-backed securities                                    1,279,227      987,622      841,607
-------------------------------------------------------------------------------------------------
  Total debt securities available for sale                    1,882,357    1,733,462    1,772,708
Marketable equity securities                                    114,486      113,055       96,131
-------------------------------------------------------------------------------------------------
Total securities available for sale                          $1,996,843   $1,846,517   $1,868,839
=================================================================================================

--------------------------------------------------------------------------------
Table 13 Maturity Distribution of Debt Securities Portfolio (At Amortized Cost)
--------------------------------------------------------------------------------

                                           Within 1 Yr               1-5 Yrs                 5-10 Yrs               Over 10 Yrs
December 31, 2001                        Amount     Yield        Amount     Yield        Amount     Yield        Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
 agencies and corporations           $   30,849      5.41%   $  287,337      6.12%   $  163,605      6.10%   $      975      6.81%
Obligations of states and
 political subdivisions                   1,774      6.97         1,980      7.84         9,498      7.61        19,716      7.42
Corporate and other securities            2,269      5.55         8,015      7.59         5,390      7.04        62,407      8.32
Mortgage-backed securities              324,372      5.93       710,836      6.48       205,998      6.73        33,359      4.48
------------------------------------------------------------------------------------------------------------------------------------
Total debt securities available
 For sale                            $  359,264      5.89%   $1,008,168      6.39%   $  384,491      6.49%   $  116,457      7.06%
====================================================================================================================================

Funding Sources

Sky Financial obtains its funding through a variety of sources. Retail deposits are gathered from individuals and businesses within the local communities served by the banking affiliate. Deposits encompass the full range of banking products including checking, savings and time deposits. In addition, Sky Financial obtains funds under a number of borrowing arrangements. The banking affiliate is a member of the Federal Home Loan Bank and may obtain both overnight and term advances. The banking affiliate also obtains funds through securities sold under repurchase agreement and federal funds lines. SFS maintains a line of credit with a non-affiliated bank to fund loans until permanent funding can be arranged through the issuance of asset-backed notes in a limited offering. During 2001, Sky Financial, through its affiliates, began issuing fixed interest rate asset-backed notes in which repayment is secured and provided by the cash flows of commercial loans originated at SFS. These notes are used to provide permanent funding for the SFS loans. The parent company also maintains a line of credit with a group of non-affiliated banks.

--------------------------------------------------------------------------------
Table 14 Funding Sources
--------------------------------------------------------------------------------

                                                      Average Amounts Outstanding                  Average Rate Paid
--------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                          2001            2000             1999        2001        2000        1999
--------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits       $  749,020      $  736,811       $  730,245
Interest-bearing demand deposits              140,541         141,744          231,858        1.90        2.38%       1.56%
Savings deposits                            1,944,521       1,844,659        1,859,922        2.00        2.56        2.06
Time deposits                               3,308,884       3,045,522        2,952,016        5.41        5.64        5.28
--------------------------------------------------------------------------------------------------------------------------
Total deposits                              6,142,966       5,768,736        5,774,041

Short-term borrowings                         695,527         667,301          612,584        3.97        5.39        4.77
Trust preferred securities                    108,600          93,946           49,551        9.66        9.71        9.75
Asset-backed notes                            126,522               -                -        6.65           -           -
Debt and FHLB advances                        842,060         868,977          697,856        5.89        6.32        5.45
--------------------------------------------------------------------------------------------------------------------------
Total funding sources                      $7,915,675      $7,398,960       $7,134,032
==========================================================================================================================

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(Dollars in thousands, except per share data)

Table 15 is a schedule of maturities of time deposits in denominations of $100,000 or more as of December 31, 2001:

--------------------------------------------------------------------------------
Table 15 Maturity of Time Deposits of $100,000 or More
--------------------------------------------------------------------------------
Three months or less                                                 $  323,609
Three through six months                                                176,355
Six through twelve months                                               207,059
Over twelve months                                                      209,312
--------------------------------------------------------------------------------
Total                                                                $  916,335
================================================================================

Short-Term Borrowings

Table 16 sets forth certain information relative to the securities sold under agreements to repurchase and Federal funds purchased. While repurchase agreements are generally sold to local government entities and businesses and have maturity terms of overnight to 30 days, $214,000 have terms greater than one year. Federal funds purchased generally have overnight terms.

--------------------------------------------------------------------------------
Table 16 Short-Term Borrowings
--------------------------------------------------------------------------------

December 31,                                                          2001        2000        1999
--------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase and
federal funds purchased at period-end                             $685,450    $702,985    $657,913
Weighted average interest rate at period-end                          3.28%       5.62%       4.67%
Maximum outstanding at any month-end during the year              $776,422    $741,264    $657,913
Average amount outstanding                                         695,527     667,301     612,584
Weighted average rates during the year                                3.97%       5.39%       4.77%
--------------------------------------------------------------------------------------------------

For further information on the securities sold under agreements to repurchase, see Note 7.
================================================================================

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

     In addition to maintaining a stable core deposit base, Sky Financial's banking subsidiary maintains adequate liquidity primarily through the use of investment securities and unused borrowing capacity. At December 31, 2001 securities with maturities of one year or less totaled $34,892. In addition, the mortgage-backed securities provide an estimated cash flow of approximately $324,372 over a twelve-month timeframe. The banking subsidiary is a member of the Federal Home Loan Bank (FHLB). The FHLB provides a reliable source of funds over and above retail deposits. As of December 31, 2001, the banking subsidiary had total credit availability with the FHLB of $713,422, of which $662,216 was outstanding.

     Sky Financial, through one of its affiliates, entered into a conduit warehousing facility with a financial institution to provide up to $125,000 of interim funding for loans originated by SFS. Term funding is obtained later through the issuance of asset-backed notes in a limited offering.

     Sky Financial is a holding company and does not conduct operations. Its primary sources of liquidity are borrowings from outside sources and dividends paid to it by its subsidiaries. For the banking subsidiary, regulatory approval is required in order to pay dividends in excess of the subsidiary's earnings retained for the current year plus retained net profits for the prior two years. As a result of these restrictions, dividends that could be paid to Sky Financial by its banking subsidiary, without prior regulatory approval, were limited to $28,375 as of December 31, 2001.

     Sky Financial maintains a $95,000 line of credit with a group of unaffiliated banks that expires March 30, 2002. As of December 31, 2001, Sky Financial had a $70,000 outstanding balance on the line of credit.

Capital Resources

Shareholders' equity at year-end 2001 totaled $648,444, compared to $609,690 at December 31, 2000, an increase of 6.4%.

     The Federal Reserve Board has established risk-based capital guidelines that must be observed by financial holding companies and banks. Sky Financial has consistently maintained the regulatory capital ratios of the corporation and its bank above "well capitalized" requirements. For further information on capital ratios, see Note 19 of the consolidated financial statements.

     The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

     As of December 31, 2001, Sky Financial has $108,600 of capital securities, classified as debt on the balance sheet, which are considered to be Tier I capital for regulatory purposes.

     In September 2001, Sky Financial's Board of Directors authorized the repurchase of up to 2,000,000 shares of Sky Financial common stock over a twelve-month period in the open market or in privately-negotiated transactions. Shares repurchased by Sky Financial are for use in its stock option plans and for general corporate purposes. During 2001, Sky Financial repurchased 55,000 shares under its current authorization and 1,739,000 shares under a previous authorization.

Market Risk Management

Market risk is the risk that a financial institution's earnings and capital, or its ability to meet its business objectives, will be adversely affected by movements in market rates or prices such as interest rates, foreign exchange rates, equity prices, credit spreads and or commodity prices. Within Sky Financial, the dominant market risk exposure is changes in interest rates. The negative effect of this exposure is felt through the net interest spread, mortgage banking revenues and the market values of various assets and liabilities.

     Sky Financial manages market risk through its Asset / Liability Committees
(ALCO) at both the subsidiary and consolidated levels. These committees assess interest rate risk exposure through two primary measurements: rate sensitive assets divided by rate sensitive liabilities (or "Gap ratios") and interest rate shock simulations of net interest income at risk.

     Sky Financial monitors and manages its rate sensitivity position to maximize net interest income, while minimizing the risk due to changes in interest rates. One method Sky Financial uses to manage its interest rate risk is a rate sensitivity gap analysis.

     The difference between a financial institution's interest rate sensitive assets (i.e. assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (i.e. liabilities that will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or "gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap," which generally means that if interest rates increase, a company's net interest income will increase and if interest rates decrease, its net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate assets within a given time period is said to have a "negative gap," which generally means that if interest rates increase, a company's net interest income will decrease and if interest rates decrease, its net interest income will increase. The current policy imposes limits at the 6-month and 12-month time periods that is measured in terms of the ratio of cumulative rate sensitive assets divided by rate sensitive liabilities or (RSA/RSL). Table 17 below presents the gap position of Sky Financial at December 31, 2001.

-------------------------------------------------------------------------------
Table 17 Gap Position
-------------------------------------------------------------------------------
                                                      Year-end  ALCO Guidelines
                                                          2001     Max     Min
-------------------------------------------------------------------------------
Six Month                                                107.1%    125%     95%
One Year                                                  98.0%    125%     95%
-------------------------------------------------------------------------------

The interest rate shock simulation analysis measures the potential effect on earnings that an instantaneous parallel change in general interest rates could have on net interest income. Sky Financial applies hypothetical interest rate shocks up and down 200 basis points to its financial instruments based on the assumed cash flows. As demonstrated in Table 18, as of December 31, 2001 and 2000, the projected volatility of net interest income due to the hypothetical changes in market rates is within ALCO guidelines.

-------------------------------------------------------------------------------
Table 18 Rate Shock Analysis
-------------------------------------------------------------------------------
                                          Year-end     Year-end          ALCO
                                              2001         2000    Guidelines
-------------------------------------------------------------------------------
One Year Net Interest
 Income Change
+200 Basis points                             (0.2)%       (2.7)%       (10.0)%
-200 Basis points                             (1.3)%        0.6%        (10.0)
-------------------------------------------------------------------------------

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

Forward Looking Statements

This report includes forward-looking statements by Sky Financial relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. Such statements are based upon the current beliefs and expectations of Sky Financial's management and are subject to risks and uncertainties. While Sky Financial believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by Sky Financial in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; loan origination projections and operating results of SFS; governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of Sky Financial's clients; client reaction to and unforeseen complications with respect to Sky Financial's integration of acquisitions; difficulties in realizing expected cost savings and revenue generation from acquisitions; difficulties associated with data conversions in Sky Financial's migration to a single platform system; and other risks identified from time-to-time in Sky Financial's other public documents on file with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.

Reports of Management and Independent Auditors


Report of Management

Management of Sky Financial Group, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements and all other information whether audited or unaudited in this annual report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, where necessary, are based on management's best estimates and judgment. The financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

Sky Financial Group, Inc.'s independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

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

/s/ Marty e. Adams
Marty E. Adams
Chairman, President and Chief Executive Officer

/s/ Kevin T. Thompson
Kevin T. Thompson
Executive Vice President and Chief Financial Officer
--------------------------------------------------------------------------------

Report of Independent Auditors
Board of Directors and Shareholders
Sky Financial Group, Inc.
Bowling Green, Ohio

We have audited the accompanying consolidated balance sheets of Sky Financial Group, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company changed its method of accounting for derivative instruments and hedging activities on January 1, 2001 to comply with new accounting guidance.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP
Columbus, Ohio
January 25, 2002

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

----------------------------------------------------------------------------------------------------------------
December 31,                                                                                 2001           2000
----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                               $   272,196    $   266,359
Interest-earning deposits with financial institutions                                      39,171         17,725
Federal funds sold                                                                          8,000              -
Loans held for sale                                                                        85,474         13,984
Securities available for sale                                                           1,996,843      1,846,517

Total loans                                                                             6,473,989      5,916,098
 Less allowance for credit losses                                                        (103,523)       (93,261)
----------------------------------------------------------------------------------------------------------------
  Net loans                                                                             6,370,466      5,822,837

Premises and equipment                                                                    112,137        115,029
Accrued interest receivable and other assets                                              335,941        304,351
----------------------------------------------------------------------------------------------------------------
 Total assets                                                                         $ 9,220,228    $ 8,386,802
================================================================================================================
Liabilities
Deposits
 Non-interest-bearing deposits                                                        $   822,436    $   757,483
 Interest-bearing deposits                                                              5,719,741      5,134,449
----------------------------------------------------------------------------------------------------------------
  Total deposits                                                                        6,542,177      5,891,932

Securities sold under repurchase agreements and federal funds purchased                   685,450        702,985
Debt and Federal Home Loan Bank advances                                                1,095,545        933,444
Obligated mandatorily redeemable capital securities of subsidiary trusts                  108,600        108,600
Accrued interest payable and other liabilities                                            140,012        140,151
----------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                      8,571,784      7,777,112
================================================================================================================

Shareholders' Equity
Serial preferred stock, $10.00 par value; 10,000,000 shares authorized; none issued             -              -
Common stock, no par value; 150,000,000 shares authorized;
 84,011,214 and 84,015,577 shares issued in 2001 and 2000                                 596,397        597,723
Retained earnings                                                                          86,113         26,599
Treasury stock; 2,164,099 and 607,633 shares in 2001 and 2000                             (39,505)       (10,491)
Unearned ESOP                                                                                (123)          (300)
Accumulated other comprehensive income (loss)                                               5,562         (3,841)
----------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                               648,444        609,690
----------------------------------------------------------------------------------------------------------------
 Total liabilities and shareholders' equity                                           $ 9,220,228    $ 8,386,802
================================================================================================================

The accompanying notes are an integral part of the financial statements

Consolidated Statements of Income
(Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------
For The Years Ended December 31,                                                2001        2000         1999
-------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                                      $ 523,672   $ 505,203    $ 449,653
Securities
 Taxable                                                                     114,947     113,193      112,298
 Nontaxable                                                                    1,882       6,241        9,613
-------------------------------------------------------------------------------------------------------------
Federal funds sold and other                                                   1,875       1,378        2,031
-------------------------------------------------------------------------------------------------------------
 Total interest income                                                       642,376     626,015      573,595
-------------------------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                                     220,678     222,211      197,863
Borrowed funds                                                                96,101     100,008       72,087
-------------------------------------------------------------------------------------------------------------
Total interest expense                                                       316,779     322,219      269,950
-------------------------------------------------------------------------------------------------------------
Net interest income                                                          325,597     303,796      303,645
Provision for credit losses                                                   34,635      22,250       20,712
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                        290,962     281,546      282,933
-------------------------------------------------------------------------------------------------------------
Non-Interest Income
Trust services income                                                         14,398      15,147       12,581
Service charges and fees on deposit accounts                                  31,416      27,003       27,480
Mortgage banking income                                                       23,893      12,204       18,953
Brokerage and insurance commissions                                           24,598      29,177       15,960
Collection agency fees                                                             -       1,912        2,465
Net securities gains (losses)                                                  2,475      (3,023)       1,325
Net gains on sales of commercial financing loans                                   -       7,586       17,305
Other income                                                                  29,460      31,952       28,273
-------------------------------------------------------------------------------------------------------------
 Total non-interest income                                                   126,240     121,958      124,342
-------------------------------------------------------------------------------------------------------------
Non-Interest Expenses
Salaries and employee benefits                                               125,410     117,957      120,546
Occupancy and equipment expense                                               36,017      37,004       38,985
Merger, integration and restructuring expense                                    799       3,867       72,545
Other operating expense                                                       74,994      76,579       70,421
-------------------------------------------------------------------------------------------------------------
 Total non-interest expenses                                                 237,220     235,407      302,497
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   179,982     168,097      104,778
Income taxes                                                                  59,319      53,724       33,596
-------------------------------------------------------------------------------------------------------------
Net Income                                                                 $ 120,663   $ 114,373    $  71,182
=============================================================================================================
Earnings Per Common Share
Basic                                                                      $    1.46   $    1.35    $    0.83
Diluted                                                                         1.45        1.35         0.82
=============================================================================================================

The accompanying notes are an integral part of the financial statements

Consolidated Statements of Changes in Shareholders' Equity
(Dollars and shares in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Accumulated
                                                                                                                  Other
                                       Common   Treasury      Common    Retained    Treasury    Unearned  Comprehensive
                                       Shares     Shares       Stock    Earnings       Stock        ESOP  Income (Loss)       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998             72,067      1,058   $ 436,772   $ 180,355   $ (18,684)  $    (814)     $  14,084   $ 611,713
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                                71,182                                             71,182
Other comprehensive (loss)                                                                                      (47,110)    (47,110)
-----------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                                                                  24,072
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.70 per share)                                          (56,218)                                           (56,218)
Treasury shares acquired                             890                             (21,344)                               (21,344)
Treasury shares issued
 for stock option exercises                         (286)     (2,843)                  7,350                                  4,507
Canceled treasury shares               (1,001)    (1,001)    (17,184)                 17,184
Shares issued to acquire
 Picton Cavanaugh, Inc.                   289                    313         481                                    380       1,174
Effect of conforming the year
 end of pooled affiliate                                       1,000         596                       3            (15)      1,584
10% common stock dividend               6,751       (387)    152,688    (161,967)      9,279
Fractional shares and other items          57                    797         (48)                     94                        843
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999             78,163        274     571,543      34,381      (6,215)       (717)       (32,661)    566,331
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                               114,373                                            114,373
Other comprehensive income                                                                                       28,820      28,820
-----------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                                                                 143,193
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.72 per share)                                          (61,377)                                           (61,377)

Treasury shares acquired                           3,064                             (52,820)                               (52,820)
Treasury shares issued
 for stock option exercises                         (323)     (1,889)                  5,774                                  3,885
Shares issued to acquire
 Meyer & Eckenrode
 Insurance Agency, Inc.                   603                  9,610                                                          9,610
10% common stock dividend               5,223     (2,407)     17,904     (60,674)     42,770
Fractional shares and other items          27                    555        (104)                    417                        868
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000             84,016        608     597,723      26,599     (10,491)       (300)        (3,841)    609,690
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
Net income                                                               120,663                                            120,663
Other comprehensive income                                                                                        9,403       9,403
-----------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                                                                 130,066
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.74 per share)                                          (61,067)                                           (61,067)
Treasury shares acquired                           1,856                             (34,571)                               (34,571)
Treasury shares issued
 for stock option exercises                         (300)     (1,548)                  5,557                                  4,009
Fractional shares and other items          (5)                   222         (82)                    177                        317
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001             84,011      2,164   $ 596,397   $  86,113   $ (39,505)  $    (123)     $   5,562   $ 648,444
===================================================================================================================================

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Cash Flows
(Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
For The Years Ended December 31,                                                           2001           2000           1999
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                          $   120,663    $   114,373    $    71,182
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation, amortization and valuation adjustments                                    20,090         19,107         47,622
 Net gains on sales of assets                                                           (18,575)       (15,084)       (37,298)
 Provision for credit losses                                                             34,635         22,250         20,712
 Net change in loans held for sale                                                      (56,547)         7,504        111,421
 Net change in other assets and liabilities                                             (51,494)       (11,526)       (10,862)
-----------------------------------------------------------------------------------------------------------------------------
  Net cash from operating activities                                                     48,772        136,624        202,777
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Net increase in interest-earning deposits with financial institutions                   (21,446)          (639)        (1,840)
Net decrease (increase) in federal funds sold                                            (8,000)         3,100         48,636
Securities available for sale:
 Proceeds from maturities and payments                                                  859,843        383,612        650,186
 Proceeds from sales                                                                    201,797        276,520        166,479
 Purchases                                                                           (1,187,287)      (596,441)      (607,043)
Proceeds from sales of non-mortgage loans                                                14,950         51,322         21,830
Net increase in loans                                                                  (601,278)      (506,131)      (421,994)
Purchases of premises and equipment                                                     (13,972)       (15,442)       (18,959)
Proceeds from sales of premises and equipment                                             3,177          2,580          7,651
Proceeds from sales of other real estate                                                  4,249          4,006          2,314
Other items                                                                               1,437            271           (455)
-----------------------------------------------------------------------------------------------------------------------------
  Net cash from investing activities                                                   (746,530)      (397,242)      (153,195)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Cash transferred in connection with sale of branch deposits                                   -         (9,830)       (95,917)
Purchases of branch deposits, net                                                       289,220              -         47,214
Net (decrease) increase in deposit accounts                                             361,025        143,748       (171,072)
Net increase (decrease) in federal funds and repurchase agreements                      (17,535)        45,072         68,191
Net increase (decrease) in short-term FHLB advances                                       8,000       (105,700)       203,258
Proceeds from trust preferred securities                                                      -         60,000              -
Proceeds from asset-backed notes                                                        292,080              -              -
Repayment of asset-backed notes                                                          (1,950)             -              -
Proceeds from issuance of debt and long-term FHLB advances                               55,165        548,083        247,765
Repayment of debt and long-term FHLB advances                                          (191,194)      (424,896)      (153,575)
Cash dividends and fractional shares paid                                               (60,536)       (61,962)       (49,984)
Proceeds from issuance of common stock                                                    4,009          3,885          4,507
Treasury stock purchases                                                                (34,571)       (52,820)       (21,344)
Other items                                                                                (118)           417          1,740
-----------------------------------------------------------------------------------------------------------------------------
  Net cash from financing activities                                                    703,595        145,997         80,783
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                        5,837       (114,621)       130,365
Effect on cash of conforming the year end of pooled entity                                    -              -          3,331
Cash and due from banks at beginning of year                                            266,359        380,980        247,284
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                              $   272,196    $   266,359    $   380,980
=============================================================================================================================
Supplemental Disclosures
Interest paid                                                                       $   321,674    $   324,659    $   272,417
Income taxes paid                                                                        52,042         48,136         46,732
=============================================================================================================================

The accompanying notes are an integral part of the financial statements.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 1 Summary of Significant Accounting Policies

Sky Financial Group, Inc. (Sky Financial) is a financial holding company headquartered in Bowling Green, Ohio, that owns and operates Sky Bank, which is primarily engaged in the commercial and consumer banking business in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky Financial also operates businesses relating to commercial finance lending, insurance, trust and other financial related services.

Basis of Presentation

The accounting and reporting policies followed by Sky Financial conform to accounting principles generally accepted in the United States of America and to general practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for credit losses and fair values of financial instruments are particularly subject to change.

Consolidation

The consolidated financial statements of Sky Financial include the accounts of Sky Bank, Sky Financial Solutions, Inc. (SFS), Sky Trust, N.A. (Sky Trust), Picton Cavanuagh, Inc. (Picton), Meyer & Eckenrode Insurance Group, Inc. (Meyer & Eckenrode), and various other insignificant subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     As of the close of business December 31, 2001, Sky Bank, Sky Bank - Mid Am Region and Sky Bank - Ohio Bank Region consolidated charters, forming a single Ohio bank charter under the name Sky Bank.

Securities

Sky Financial classifies its securities as held to maturity, trading or available for sale. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale. Securities classified as available for sale are carried at estimated fair value with unrealized appreciation or depreciation recorded, net of tax, in other comprehensive income. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. Sky Financial held no trading securities or securities classified as held to maturity during any period presented. Certain restricted equity securities, such as stock of the Federal Home Loan Bank of Cincinnati, are carried at cost. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Gains and losses on security sales are calculated using the specific identification method to determine the security's cost.

Derivative Financial Instruments

Sky Financial's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Interest rate swaps were entered into as cash flow hedges for the purpose of modifying the interest rate characteristics for the funding of certain loans within Sky Financial's loan portfolio. The interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. Beginning January 1, 2001, all derivative instruments are recorded at their fair values, as required by a new accounting pronouncement. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur. Prior to January 1, 2001, interest rate swaps were accounted for using settlement accounting and reported at their initial cost, and unrealized gains and losses resulting from changes in its fair value not recorded in the financial statements. Revenues or expenses associated with these agreements were accounted for on an accrual basis and recognized as an adjustment to interest income or expense, based on the interest rates currently in effect for such contracts. Derivative financial instruments are not used for trading purposes. The adoption of the new accounting pronouncement on January 1, 2001 resulted in a reduction of other comprehensive income of $1,231.

Loans Held for Sale

Certain residential mortgage loans are originated for sale in the secondary mortgage loan market. Additionally, certain other loans and leases are periodically identified to be sold. These loans and leases are classified as loans held for sale and carried at the lower of cost or estimated fair value. Fair value is determined on the basis of rates quoted in the respective secondary market for the type of loan or lease held for sale. Loans are generally sold at a premium or discount from the carrying amount of the loans. Such premium or discount is recognized at the date of sale. Fixed commitments may be used at the time loans are originated or identified for sale to mitigate interest rate risk.

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

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Allowance for Credit Losses

The allowance for credit losses is an amount that management believes will be adequate to absorb probable incurred losses in existing loans and leases and is established through a provision for credit losses charged to expense. Loans and leases are charged against the allowance for credit losses when management believes the full collectibility of the loan is unlikely. The allowance and provision take into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current economic conditions that affect the borrower's ability to pay. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under loan and lease sales agreements or servicing agreements are classified with other liabilities.

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

Intangible Assets

Goodwill is amortized using the straight-line method over periods ranging from 15 to 25 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over periods ranging from 10 to 15 years. Core deposit intangible assets acquired on or after January 1, 1992 are amortized using an accelerated method over periods ranging from 10 to 15 years. Net intangible assets at December 31, 2001 and 2000 aggregated $60,710 and $43,736, respectively. In 1999 impairment of certain intangible assets was recognized. (See Note 14.)

Merger, Integration and Restructuring Expense

Included in other operating expense are charges for merger, integration and restructuring expenses, which primarily represent professional fees, other personnel related costs, valuation adjustments for certain premises, equipment and other assets, and integration costs related to mergers, acquisitions, and corporate restructuring. (See Note 14.)

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

Stock Dividends and Treasury Stock

Shares of Sky Financial stock are acquired for reissuance in connection with stock option plans, for future stock dividend declarations for general corporate purposes. The treasury shares acquired are recorded at cost. The fair value of shares issued in stock dividends is transferred from retained earnings to common stock, to the extent of available retained earnings. Any excess of fair value over available retained earnings is considered a return of capital and thus is transferred from paid-in capital.

Stock-Based Compensation

Employee compensation expense under stock option plans is reported if options are granted below market price at the grant date. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of Sky Financial's stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

Statement of Cash Flows

Sky Financial considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption "cash and due from banks," as cash for purposes of the Statement of Cash Flows. Sky Financial reports net cash flows for federal funds sold, interest-bearing deposits with other financial institutions, client loan transactions, deposit transactions, repurchase agreements, and short-term borrowings.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and adjustments related to cash flow hedges that are also recognized as separate components of equity.

New Accounting Pronouncement

A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting on January 1, 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will result in lower amortization expense of approximately $1,800 in 2002.

Reclassifications

Certain items in the prior year financial statements were reclassified to conform to the current presentation.

Note 2 Mergers, Acquisitions, Business Formations and Divestitures

Mergers and Acquisitions

In January 2002, Sky Financial announced the acquisition of Celaris Group, Inc., a full-service insurance agency headquarted in Bowling Green, Ohio. In connection with the acquisition, Sky Financial paid $1 million in cash and issued 0.75 million shares of Sky Financial stock in a tax-free exchange accounted for as a purchase.

     In September 2001, Sky Financial acquired Barney C. Guttman and Associates, Inc., an investment management and financial services firm for $0.6 million in cash, which was accounted for as a purchase.

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

     In 1999, Sky Financial completed four mergers, three with other bank holding companies and the other merger with Picton Cavanaugh, Inc., a full-service insurance agency. Each merger was accounted for as a pooling of interests. Accordingly, all financial information has been restated to include the historical information of the merged entities, other than Picton Cavanaugh. Since Picton Cavanaugh's financial statements were not material compared to Sky Financial's, prior financial statements were not restated. The following summarizes these acquisitions and mergers:

-----------------------------------------------------------------------------------------------------------------------
Entity                                               Location                     Date    Total Assets    Shares Issued
-----------------------------------------------------------------------------------------------------------------------
Meyer & Eckenrode Insurance Group, Inc.          Carnegie, PA            July 13, 2000      $6 million     0.66 million
Mahoning National Bancorp, Inc.                Youngstown, OH       September 30, 1999    $847 million     12.5 million
First Western Bancorp, Inc.                    New Castle, PA           August 6, 1999    $2.2 billion     16.5 million
Wood Bancorp, Inc.                          Bowling Green, OH            July 16, 1999    $167 million      2.5 million
Picton Cavanaugh, Inc.                             Toledo, OH              May 1, 1999      $4 million      0.3 million
=======================================================================================================================

     The banking subsidiaries of Mahoning National Bancorp, Inc., First Western Bancorp, Inc. and Wood Bancorp, Inc. were each merged by Sky Financial into one of its banking affiliates, which have been combined to form Sky Bank.

Branch Acquisitions and Divestitures

On October 27, 2001, Sky Bank completed the acquisition of ten branch offices of Standard Federal Bank, N.A., representing total deposits of approximately $289 million. The purchase premium of $21,257 includes a $4,534 core deposit intangible and $16,723 of other intangibles. The resulting intangible assets are being amortized over 12 years.

     In October 1999, Sky Financial purchased the Kenton, Ohio and Wellsville, Ohio banking offices of National City Bank, Ohio and assumed $46 million of deposits. The purchase premium of $2.7 million is reflected, net of amortization, in other assets in the consolidated balance sheet and is being amortized over 15 years.

     In February 1999, First Western sold four branches acquired in 1998. As part of this transaction, First Western acquired from one of the purchasing banks the deposits and consumer loans of a branch in Moon Township, Pennsylvania. The branches sold included $135 million of deposits and $23 million of consumer loans. The Moon Township branch acquired had approximately $8 million of deposits and $2 million of consumer loans. The $15.8 million premium received from the sale of the four branches was used to offset the intangible assets created when these branches were purchased and no gain or loss was recorded.

Business Formations

Effective January 1, 2000, Sky Financial centralized its entire trust business into a newly-chartered trust company, Sky Trust. To facilitate the formation, the trust business of each bank affiliate and Mid Am Private Trust, N.A. was transferred to Sky Trust, and Mid Am Private Trust was merged into Sky Trust. Sky Trust, a wholly-owned subsidiary of Sky Financial, is headquartered in Pepper Pike, Ohio.

Business Divestitures

In March 2001, Sky Financial completed the sale of Sky Investments, Inc., its independent broker/dealer business. The sale resulted in a $0.6 million pre-tax gain.

     In December 2000, Sky Financial sold substantially all of the assets of Sky Asset Management Services, Inc., its collection agency located in Clearwater, Florida. The sale resulted in a before-tax loss of $0.5 million, which is included in merger, integration and restructuring expense in the consolidated statement of income.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


Note 3 Securities Available for Sale

The estimated fair values and unrealized gains and losses of securities available for sale at year-end are as follows:

--------------------------------------------------------------------------------------------------
                                                               Estimated        Gross        Gross
                                                                    Fair   Unrealized   Unrealized
                                                                   Value        Gains       Losses
2001
U.S. Treasury and U.S. Government agencies and corporations   $  494,474   $   11,717   $       (9)
Obligations of states and political subdivisions                  32,912          255         (311)
Corporate and other securities                                    75,744          527       (2,864)
Mortgage-backed securities                                     1,279,227       12,706       (8,044)
--------------------------------------------------------------------------------------------------
Total debt securities available for sale                       1,882,357       25,205      (11,228)
Marketable equity securities                                     114,486        7,903       (4,392)
--------------------------------------------------------------------------------------------------
  Total securities available for sale                         $1,996,843   $   33,108   $  (15,620)
==================================================================================================
2000
U.S. Treasury and U.S. Government agencies and corporations   $  619,549   $    3,798   $   (5,085)
Obligations of states and political subdivisions                  48,045          275         (511)
Corporate and other securities                                    78,246          172       (5,071)
Mortgage-backed securities                                       987,622        7,239       (6,934)
--------------------------------------------------------------------------------------------------
Total debt securities available for sale                       1,733,462       11,484      (17,601)
Marketable equity securities                                     113,055        3,776       (3,567)
--------------------------------------------------------------------------------------------------
  Total securities available for sale                         $1,846,517   $   15,260   $  (21,168)
==================================================================================================

     The estimated fair value of debt securities at December 31, 2001, by contractual maturity, are shown in the accompanying table. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------------
                                                    Estimated
                                                   Fair Value
-------------------------------------------------------------
Due in one year or less                            $   35,246
Due after one year through five years                 305,860
Due after five years through ten years                181,589
Due after ten years                                    80,435
Mortgage-backed securities                          1,279,227
-------------------------------------------------------------
Total debt securities available for sale           $1,882,357
=============================================================

     The gross realized gains and losses from the sales of securities are as follows:

----------------------------------------------------------------
                                           2001    2000     1999
----------------------------------------------------------------
Gross realized gains on sales            $5,156  $1,378   $1,558
Gross realized losses on sales            2,681   4,401      233
================================================================

Securities pledged totaled $1,421,276 and $1,372,653 at December 31, 2001 and 2000, respectively.

Note 4 Loans and Allowance for Credit Losses

The loan portfolio at year-end was as follows:

------------------------------------------------------------------------
                                                       2001         2000
------------------------------------------------------------------------
Real estate loans:
 Construction                                    $  295,154   $  210,135
 Residential mortgage                             1,675,957    1,866,111
 Non-residential mortgage                         1,719,074    1,575,907
Commercial, financial and agricultural loans      2,127,045    1,568,766
Installment and credit card loans                   638,958      681,750
Other loans                                          17,801       13,429
------------------------------------------------------------------------
Total loans                                      $6,473,989   $5,916,098
========================================================================

     Most of Sky Financial's business activity is conducted with clients in the respective local areas of its subsidiary bank. These areas encompass parts of eastern Ohio, western Ohio, eastern Indiana, southeastern Michigan, western Pennsylvania and northern West Virginia. Sky Financial's loan portfolio is diversified, consisting of commercial, residential, agribusiness, consumer and small business loans. No significant industry concentrations exist, and amounts related to highly leveraged transactions are not significant. Sky Financial evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Non-performing loans totaled $34,104 and $21,460 at December 31, 2001 and 2000, respectively.

     In the normal course of business, Sky Financial has made loans to certain directors, executive officers and their associates under terms consistent with Sky Financial's general lending policies. Loan activity relating to these individuals for 2001 is as follows:

-----------------------------------------------------------
Aggregate balance - December 31, 2000              $ 38,201
New loans                                            62,190
Repayments                                          (38,371)
Other changes                                        (3,740)
-----------------------------------------------------------
Aggregate balance - December 31, 2001              $ 58,280
===========================================================

     Other changes represent loans applicable to one reporting period that are excludable from the other reporting period. Activity in the allowance for credit losses was as follows:

-------------------------------------------------------------------------------
                                                   2001        2000        1999
-------------------------------------------------------------------------------
Balance at beginning of year                   $ 93,261    $ 86,750    $ 80,748
Provision for credit losses                      34,635      22,250      20,712
Recoveries                                        6,846       8,214       5,726
Loans charged-off                               (31,219)    (23,953)    (20,470)
Effect of conforming year end of pooled entity        -           -          34
-------------------------------------------------------------------------------
Balance at end of year                         $103,523    $ 93,261    $ 86,750
===============================================================================

Information regarding impaired loans is as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                2001         2000         1999
--------------------------------------------------------------------------------------------------------------
Year-end impaired loans with no allowance for credit losses allocated      $       -   $    1,658    $   3,547
Year-end impaired loans with allowance for credit losses allocated            18,032        7,141        5,676
Year-end allowance for credit losses allocated to impaired loans               5,176        1,173        1,112
Average investment in impaired loans during the year                          17,519        9,378        9,589
Cash-basis interest income recognized during the year                            951          664          500
==============================================================================================================

Note 5 Premises and Equipment

Premises and equipment as of year end are summarized as follows:

-------------------------------------------------------------------------
                                                        2001         2000
-------------------------------------------------------------------------
Land, buildings and improvements                   $ 127,393    $ 123,202
Equipment, furniture and fixtures                    112,584      111,652
Construction in process                                5,000        7,296
-------------------------------------------------------------------------
Total premises and equipment                         244,977      242,150
Less accumulated depreciation and amortization      (132,840)    (127,121)
-------------------------------------------------------------------------
Premises and equipment, net                        $ 112,137    $ 115,029
=========================================================================

     Included in the table to the left are buildings, land and land improvements that secure capitalized leases with a cost of $4,299, less accumulated amortization and depreciation of $3,403 and $3,109 at December 31, 2001 and 2000. Rental payments for land are treated as operating lease expense. Total rent expense amounted to $3,530 in 2001, $3,286 in 2000, and $3,412 in 1999.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share date)

Note 6 Interest-Bearing Deposits

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at year-end:

---------------------------------------------------------------------
                                                    2001         2000
---------------------------------------------------------------------
Interest-bearing demand                       $  147,695   $  160,132
Savings                                        2,241,303    1,830,052
Time
  In denominations under $100,000              2,414,408    2,356,605
  In denominations of $100,000 or more           916,335      787,660
---------------------------------------------------------------------
Total interest-bearing deposits               $5,719,741   $5,134,449
=====================================================================

At December 31, 2001, the scheduled maturities of time deposits are as follows:

-------------------------------------------------
2002                                   $2,314,599
2003                                      678,149
2004                                      210,992
2005                                       65,018
2006                                       48,765
Thereafter                                 13,220
-------------------------------------------------
                                       $3,330,743
=================================================

Note 7 Securities Sold Under Repurchase Agreements and Federal Funds Purchased

Sky Financial has retail repurchase agreements with clients within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by Sky Bank and held in its safekeeping accounts at independent correspondent banks.

     Sky Financial also has repurchase agreements with brokerage firms which are in possession of the underlying securities. The securities are returned to Sky Financial at the maturity of the agreements.

     The following table summarizes certain information relative to these borrowings:

---------------------------------------------------------------------------------
                                                                 2001        2000
---------------------------------------------------------------------------------
Outstanding at year-end                                      $685,450    $702,985
Weighted average interest rate at year-end                       3.28%       5.62%
Maximum amount outstanding as of any month-end               $776,422    $741,264
Average amount outstanding                                    695,527     667,301
Approximate weighted average interest rate during the year       3.97%       5.39%
=================================================================================

     Included in the above as of December 31, 2001, are repurchase agreements in excess of one year as summarized below:

---------------------------------------------------------------------------------------------------------------
                                                                         Weighted Average      Weighted Average
                                                                            Life in Years         Life in Years
                                                                 Based on Stated Maturity   Based on Call Dates
---------------------------------------------------------------------------------------------------------------
Stated maturity in 2006                              $ 45,000                         4.1                   1.1
Stated maturity in 2008                               139,000                         6.5                   0.1
Stated maturity in 2011                                30,000                         9.1                   2.1
---------------------------------------------------------------------------------------------------------------
Total repurchase agreements in excess of one year    $214,000                         6.4                   0.6
===============================================================================================================

     At December 31, 2000, repurchase agreements in excess of one year were $182,500 with a weighted average life based on stated maturity of 6.9 years and a weighted average life based on call dates of 1.3 years.

Note 8 Debt and Federal Home Loan Bank Advances

Sky Financial's debt and Federal Home Loan Bank ("FHLB") advances are comprised of the following at year-end:

---------------------------------------------------------------------------------------------------
                                                                                  2001         2000
---------------------------------------------------------------------------------------------------
Borrowings under bank lines of credit                                       $   89,161   $   73,678
Asset backed notes

         2001-A, Class A-1, due December 2011 at 6.425%                         36,155            -
         2001-A, Class A-2, due December 2011 at 6.95%                          45,000            -
         2001-B, Class A-1, due July 2012 at 5.55%                              54,215            -
         2001-B, Class A-2, due July 2012 at 6.39%                              49,760            -
         2001-C, Class A-1, due January 2013 at 4.555%                          33,000            -
         2001-C, Class A-2, due January 2013 at 5.925%                          72,000            -
Borrowings under FHLB lines of credit at weighted interest
         rate of 4.31% and 6.29% in 2001 and 2000                              662,216      805,581
Subordinated note at 7.08%, due January 2008                                    50,000       50,000
Obligated mandatorily redeemable capital securities of subsidiary trusts:
         Interest at 9.875%, due February 2027                                  25,000       25,000
         Interest at 10.20%, due June 2027                                      23,600       23,600
         Interest at 9.34%, due May 2030                                        60,000       60,000
Capital lease obligations                                                        1,496        1,668
Other items                                                                      2,542        2,517
---------------------------------------------------------------------------------------------------
Total                                                                       $1,204,145   $1,042,044
===================================================================================================

     FHLB advances are collateralized by all shares of FHLB stock owned by the subsidiary bank and by 100% of the subsidiary bank's qualified mortgage loans. Based on the carrying amount of FHLB stock owned by the subsidiary bank, total FHLB advances are limited to approximately $713,422, subject to the availability of qualified residential mortgage loans for pledging.

     At December 31, 2001, required annual principal payments on debt and FHLB advances are presented below. Since repayment of the asset-backed notes is based on the cash flows of loans that will likely pay off before their contractual maturity, the expected maturity of the asset-backed notes is less than contractual maturity.

----------------------------------------------
2002                              $    563,961
2003                                   154,701
2004                                    45,222
2005                                    49,066
2006                                    50,332
Thereafter                             340,863
----------------------------------------------
                                  $  1,204,145
==============================================

     On August 16, 2000, Sky Financial, through one of its affiliates, entered into a conduit warehousing facility to provide interim funding for certain commercial loans until term funding is obtained through the issuance of asset-backed notes. Under this facility, an unrelated financial institution is providing up to $125,000 through a commitment period ending August 16, 2003. Depending on how the lender funds the facility, interest on a particular advance is accrued based on a rate equal to either the lender's commercial paper borrowing rate or the sum of 1.75% and the average of the London interbank rates, as adjusted. In addition to interest, annual fees associated with the facility include 0.90% of the outstanding advances plus 0.30% of the unused principal amount of the facility. A total of $19,161 is outstanding on this facility at year end 2001, and carries a weighted average rate of 2.375%. Associated with the conduit warehousing facility, the company entered into a standby letter of credit with a financial institution in the amount of $11,250 with an expiration of August 15, 2002. The agreement contains covenants which require Sky Financial, among other things, to maintain minimum tangible net worth, as defined, of $450,000 and a positive net income during each fiscal year. During 2001, Sky Financial, through one of its affiliates, issued $292,080 of fixed interest rate asset-backed notes to provide term funding for the commercial loans. Interest rate swaps are entered into during the warehousing period to fix the effective interest rate of debt used to fund the commercial loans. These swaps are accounted for as cash flow hedges.

     Sky Financial maintains a credit facility with a group of financial institutions in the form of a short-term line of credit. This line of credit is subject to renewal on an annual basis. The commitment on the line was $95,000 in 2001 and $120,000 in 2000. Interest on advances taken on the facility is accrued at either the lead financial institution's prime rate, a formula based on the London Interbank Offering Rate, or a formula based on the federal funds rate. Sky Financial may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for a quarterly fee of ..125% on the commitment amount of the credit facility. The agreement contains convenants which require Sky Financial, among other things to maintain a minimum tangible net worth of $380,000 as defined by the agreement, minimum specified capital ratios, and acceptable levels of asset quality. The average amount outstanding in 2001 was $53,803, with an average cost of 4.51%, compared to $66,992, with an average cost of 7.30% in 2000.

     On March 31, 2000, Sky Financial Capital Trust I, in a private placement, issued $60,000 of 9.34% capital securities due May 1, 2030. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial, in whole

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 8 Debt and Ferderal Home Loan Bank Advances (continued)

or in part, at Sky Financial's option commencing May 1, 2010 at a redemption price of 104.67% of the outstanding principal amount and, thereafter, at a premium which declines annually. On or after May 1, 2020, the securities may be redeemed at face value. Sky Financial Capital Trust I securities are considered to be Tier I capital.

     During 1997, Mid Am Capital Trust I, in a private placement, effected by a merged affiliate, issued $27,500 of 10.20% capital securities through a wholly-owned special purpose subsidiary, of which $23,600 remains outstanding. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory June 1, 2027 redemption date commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value.

     On February 11, 1997, First Western Capital Trust I, in a private placement, effected by a merged affiliate, issued $25,000 of 9.875% capital securities due February 1, 2027. Sky Financial's obligated mandatorily redeemable capital securities may be redeemed by Sky Financial prior to their mandatory February 1, 2027 redemption date commencing February 1, 2007 at a redemption price of 104.94% of the face value of the capital securities and thereafter at a premium which declines annually. On or after February 1, 2017, the capital securities may be redeemed at face value. First Western Capital Trust I securities are considered to be Tier I capital.

     On January 16, 1998, Mid Am, Inc., a merged affiliate, issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt is considered Tier II capital.

     Sky Financial maintained letters of credit from two third-party financial institutions supporting a credit enhancement for loans sold by SFS. These letters of credit totaled $20,000.

================================================================================

Note 9 Income Taxes

Income taxes consisted of the following:

-------------------------------------------------------------------------------
                                               2001          2000          1999
-------------------------------------------------------------------------------

Current
  Federal                                  $ 54,770      $ 51,762      $ 54,298
  State and local                                92          (172)          112
-------------------------------------------------------------------------------
                                             54,862        51,590        54,410

Deferred
  Federal                                     4,472         2,133       (20,888)
  State and local                               (15)            1            74
-------------------------------------------------------------------------------
                                              4,457         2,134       (20,814)
-------------------------------------------------------------------------------
Total provision for income taxes           $ 59,319      $ 53,724      $ 33,596
===============================================================================

The sources of gross deferred tax assets and liabilities were as follows at year end:

-----------------------------------------------------------------------------------------
                                                             2001        2000        1999
-----------------------------------------------------------------------------------------
Items giving rise to deferred tax assets:
Allowance for loan losses in excess of tax reserve      $  35,108   $  30,903   $  27,348
Merger, integration and restructuring expense                 352       1,924       4,564
Tax basis of intangible assets in excess of book basis      8,797       9,182       9,613
Deferred compensation                                       7,633       7,838       8,428
Unrealized loss on securities available for sale                -       2,067      17,587
Cash flow hedge                                             3,126           -           -
Other                                                       5,015       6,876       9,639
-----------------------------------------------------------------------------------------
                                                           60,031      58,790      77,179
-----------------------------------------------------------------------------------------

Items giving rise to deferred tax liabilities:
Depreciation                                                 (246)          -        (653)
FHLB stock dividends                                       (6,522)     (5,295)     (4,458)
Mortgage servicing rights                                  (5,955)     (5,113)     (4,668)
Unrealized gain on securities available for sale           (6,121)          -           -
Other                                                      (4,245)     (1,921)     (3,286)
-----------------------------------------------------------------------------------------
                                                          (23,089)    (12,329)    (13,065)
-----------------------------------------------------------------------------------------
Net deferred tax asset                                  $  36,942   $  46,461   $  64,114
=========================================================================================

Sky Financial has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

     Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                                                       2001                   2000                   1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                               Tax                   Tax                     Tax
                                                                   Amount     Rate        Amount    Rate         Amount     Rate
--------------------------------------------------------------------------------------------------------------------------------
Income tax expense based upon the federal statutory
  rate on income before income taxes                            $  62,994     35.0%    $  58,834    35.0%     $  36,672     35.0%
Tax exempt income                                                  (1,778)    (1.0)       (3,426)   (2.0)        (4,507)
Non-deductible merger and restructuring costs                           -      0.0             -     0.0          4,109      3.9
Other                                                              (1,897)    (1.0)       (1,684)   (1.0)        (2,678)    (2.6)
--------------------------------------------------------------------------------------------------------------------------------
                                                                $  59,319     33.0%    $  53,724    32.0%     $  33,596     32.0%
================================================================================================================================

================================================================================
Tax expense (benefit) attributable to securities gains and losses totaled $866, $(1,058), and $464 in 2001, 2000 and 1999.
================================================================================

Note 10 Other Comprehensive Income

Other comprehensive income consisted of the following:

---------------------------------------------------------------------------------------------------------------------------
                                                                                               2001        2000        1999
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive income
  Securities available for sale:
    Unrealized gains (losses) arising during period                                       $  25,871   $  41,317   $ (70,580)
    Reclassification adjustment for gains included in income                                 (2,475)      3,023      (1,325)

Cash flow hedge derivatives:
    Adoption of SFAS No. 133                                                                 (1,231)          -           -
    Change in fair value on cash flow hedge derivatives                                      (8,474)          -           -
    Amounts reclassified to interest expense                                                    775           -           -
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                        14,466      44,340     (71,905)
Tax effect                                                                                   (5,063)    (15,520)     24,795
---------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                                                   $   9,403   $  28,820   $ (47,110)
---------------------------------------------------------------------------------------------------------------------------

     At December 31, 2001, accumulated other comprehensive income, net of tax, includes $(5,804) related to cash flow hedging activities, of which $(47) relates to cash flow hedges with outstanding interest rate swaps at year-end and $(5,757) relates to forecasted transactions which is being reclassified out of other comprehensive income and recognized as interest expense over the life of the related transaction. During 2002, $2,111 ($1,372 net of tax) of this amount is expected to be recognized as interest expense.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 11 Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests (see Note
2) in addition to stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares issuable under stock options.

     Basic and diluted earnings per share computations were as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                                                    2001             2000             1999
--------------------------------------------------------------------------------------------------------------------------
Numerator
Net income (basic and diluted)                                             $     120,663    $     114,373    $      71,182
==========================================================================================================================
Denominator
Weighted-average common shares outstanding (basic)                            82,449,000       84,604,000       85,938,000
Dilutive effect of stock options                                                 579,000          363,000          836,000
--------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (diluted)                          83,028,000       84,967,000       86,774,000
==========================================================================================================================
Earnings Per Common Share
Basic                                                                      $        1.46    $        1.35    $        0.83
Diluted                                                                             1.45             1.35             0.82
==========================================================================================================================

Weighted shares under option of 1,780,000, 3,192,000 and 1,861,000 were excluded from the diluted earnings per share calculation in 2001, 2000 and 1999, respectively, as they were anti-dilutive.
================================================================================

Note 12 Fair Values of Financial Instrument

The following table shows carrying values and the related estimated fair values of financial instruments at year end. Items that are not financial instruments are not included.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                   2001                          2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            Carrying        Estimated       Carrying      Estimated
                                                                             Amounts       Fair Value        Amounts     Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial Assets:
Cash and due from banks                                               $      272,196    $     272,196   $    266,359   $    266,359
Interest-bearing deposits with other financial institutions                   39,171           39,171         17,725         17,725
Federal funds sold                                                             8,000            8,000              -              -
Securities available for sale                                              1,996,843        1,996,843      1,846,517      1,846,517
Loans held for sale and loans, net of the
   allowance for credit losses                                             6,455,940        6,661,261      5,836,821      5,795,332
Accrued interest receivable                                                   62,421           62,421         61,118         61,118

Financial Liabilities:
Deposits                                                                  (6,542,177)      (6,593,025)    (5,891,932)    (5,763,213)
Securities sold under repurchase agreements and
   federal funds purchased                                                  (685,450)        (722,923)      (702,985)      (703,774)
Debt, FHLB advances and trust preferred securities                        (1,202,649)      (1,222,199)    (1,040,376)    (1,055,287)
Accrued interest payable                                                     (19,308)         (19,308)       (24,203)       (24,203)

Derivative Financial Instruments:
Interest rate swaps                                                              (73)             (73)             -         (2,266)

===================================================================================================================================

     For purposes of the above disclosures of estimated fair value, the following assumptions were used: the carrying values for cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and accrued interest were considered to approximate fair value; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate Sky Financial would charge for similar loans at December 31, 2001 and 2000, applied over estimated payment periods; the estimated fair value for demand and savings deposits was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate Sky Financial would pay on such obligations at December 31, 2001 and 2000, applied for the time period until maturity. The fair value of interest rate swaps represents the estimated amount the company would receive or pay to terminate the agreements, considering current interest rates, as well as the current creditworthiness of the counterparties. The capital lease obligations of $1,496 and $1,668 at December 31, 2001 and 2000 are not included in the fair value disclosures. The estimated fair value of commitments were not material.

     While these estimates of fair values are based on management's judgment of appropriate factors, there is no assurance that, if Sky Financial had disposed of such items at December 31, 2001 or 2000, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2001 and 2000 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of Sky Financial that are not defined as financial instruments were excluded from the above disclosures, such as property and equipment and life insurance contracts. In addition, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, client goodwill, and similar items.

================================================================================

Note 13 Other Income and Other Operating Expense

The following is a summary of other income and other operating expense:

------------------------------------------------------------------------------------
                                                            2001      2000      1999
------------------------------------------------------------------------------------
Other Income
International department fees                            $ 1,766   $ 1,248   $ 1,006
Gain on sale of deposits and branch offices                    -       560         -
Gains on sales of credit card accounts and other loans         -     1,681     3,203
Income from bank-owned life insurance                      5,435     5,323     4,709
Other                                                     22,259    23,140    19,355
------------------------------------------------------------------------------------
Total other income                                       $29,460   $31,952   $28,273
====================================================================================
Other Operating Expense
Brokerage commissions                                    $ 2,107   $11,973   $ 7,925
State franchise taxes                                      7,067     7,097     4,442
Printing and supplies                                      5,004     5,149     5,741
Legal and other professional fees                          8,127     6,747     6,179
Telephone                                                  5,648     5,939     6,421
Marketing                                                  7,155     6,825     6,598
Amortization of intangible assets                          4,897     4,831     5,243
Other                                                     34,989    28,018    27,872
------------------------------------------------------------------------------------
Total other operating expense                            $74,994   $76,579   $70,421
====================================================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 14 Merger, Integration and Restructuring Expenses

In 2001, Sky Financial recorded merger, integration and restructuring charges totaling $799 ($519 after tax or $.01 per diluted share). The merger, integration and restructuring charges are mainly associated with the acquisition of $289 million in deposits and ten locations from Standard Federal Bank in October 2001. The remainder of the charges were taken as part of the reorganization of the company's financial service affiliates that occurred primarily in late 2000, but was finished in early 2001. Included in the total are severance and other related employee costs of $49, valuation adjustments of property, equipment and other assets of $434, transaction costs of $3, marketing and communication expenses of $174, other merger and integration-related costs of $139.

     Severance and other employee related charges were primarily incurred as part of the reorganization of the company's financial service affiliates in late 2000 and early 2001. These changes are now complete. Transaction costs, marketing and communication expenses and other merger and integration related costs were incurred as part of the acquisition of branches from Standard Federal in late 2001. This transaction and integration of the branches were completed in 2001.

     In 2000, Sky Financial recorded merger, integration and restructuring charges totaling $3,867 ($2,514 after tax or $.03 per diluted share). The majority of these expenses were associated with Mid Am Bank and The Ohio Bank officially changing their names to Sky Bank as announced in December of 2000. In addition, Sky Financial recognized charges taken as part of the reorganization of its financial service affiliates in late 2000 and early 2001. Included in the total were severance and other related employee costs of $721, valuation adjustments of property, equipment and other assets of $810, transaction costs of $75, communication expenses of $800, product standardization costs of $305 and other merger and integration-related costs of $1,156.

     Severance and other employee-related charges were incurred primarily as part of the reorganization into community banking regions associated with the name change completed in the first quarter of 2001.

     Transaction costs were part of the reorganization of the financial service affiliates that was completed in the fourth quarter of 2000. Other merger, restructuring and integration expenses were primarily related to the approval and implementation of the bank name changes, completed in the first quarter of 2001.

     The following is a summary of activity in the merger, integration and restructuring liability for 2001 and 2000:

------------------------------------------
                          2001        2000
------------------------------------------
Beginning balance     $  7,248    $ 16,638
Accruals                   799       2,424
Cash payments           (3,839)    (11,814)
------------------------------------------
Ending balance        $  4,208    $  7,248
==========================================

     In 1999, Sky Financial recorded merger, integration and restructuring charges totaling $72,545 ($51,051 after tax, or $.59 per diluted share). The majority of the expenses were associated with the merger and integration of the combined operations of Sky Financial with First Western, Mahoning Bancorp and Wood Bancorp. Included in the total are severance and other employee related costs of $23,566, valuation adjustments of property, equipment and other assets of $29,104, transaction costs of $7,813 and other merger and integration-related costs of $12,062.

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

     The employee-related costs resulted in the elimination of approximately 250 positions during 1999. The employee-related expenses for the First Western and Wood Bancorp mergers are substantially complete.

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

     Premises and equipment planned for disposal had a carrying value of $6,040 at year-end 1999 after valuation adjustments of $6,894. These dispositions relate primarily to the community banking segment of Sky Financial's operations. The impairment of intangible assets resulted in a charge of $21,787 during 1999, representing a reduction in the value of intangible assets acquired in the merger with First Western. The remaining value of these assets at year-end 1999 was $20,777. The charges for these valuation allowances are aggregated with other merger, integration and other restructuring expenses and are reflected in the parent and other segment for line of business reporting purposes. No material adjustments were made to the recorded liabilities.

Note 15 Employee Benefits

Sky Financial maintains two plans, Employee Stock Ownership and Savings Plan and Employee Stock Ownership Pension Plan as its primary ongoing retirement plans, as well as a supplemental retirement plan for certain individuals. Beginning in 2000, all employees of Sky Financial were eligible to participate.

Employee Stock Ownership and Savings Plan

The plan provides for contributions by Sky Financial as determined on a year-by-year basis. These contributions were 6%, 4% and 6% of eligible employee compensation in 2001, 2000 and 1999, respectively. Under the 401(k) portion of the Plan, employees may contribute a percentage of their eligible compensation with a company match of such contributions up to a maximum match of 3%. Employees may contribute to this plan upon employment. Employer matching contributions commence after the employees have completed twelve months of service. Expenses related to this plan were $6,510, $4,051 and $5,567 in 2001, 2000 and 1999.

     During 2000, ESOP plans of merged affiliates with remaining loan obligations of $123, $300 and $600 as of December 31, 2001, 2000 and 1999, respectively, were consolidated into the Sky Financial plan. Unallocated shares totaled 12,526 as of December 31, 2001, 25,123 as of December 31, 2000 and 50,241 shares as of December 31, 1999.

Employee Stock Ownership Pension Plan

Sky Financial also sponsors an Employee Stock Ownership Pension Plan which provides for an annual employer contribution equal to 3% of eligible employees' annual compensation. Expenses related to this plan were $2,239, $1,920 and $1,952 in 2001, 2000 and 1999.

     Total shares of Sky Financial common stock held by the Employee Stock Ownership and Savings Plan and the Employee Stock Ownership Pension Plan as of December 31, 2001 was 2,990,798.

Supplemental Retirement Plan

This plan replaces retirement benefits eliminated under Sky Financial's qualified retirement plans because of eligible compensation limitations under current tax law. Sky Financial's contribution under the plan is determined by multiplying the excess of employees' eligible compensation over the established limitation by the contribution level established by the Board of Directors for Sky Financial's qualified plans. The contribution rates were 12%, 10% and 12% in 2001, 2000 and 1999, respectively. Expenses related to this plan were $308, $209 and $1,507 in 2001, 2000 and 1999.

A summary of the other retirement plans of merged affiliates follows:

Other Plans of Merged Affiliates

Sky Financial, as part of its overall employee benefits design, settles plans of merged affiliates through consolidation into existing plans or termination of the plan. At the end of 2001, Sky still maintained a separate obligation for the Citizens Employee Stock Ownership Plan. It is anticipated that this plan will be merged into an existing Sky Financial plan in 2002.

     In 2001, Sky Financial completed the settlement of the Citizens and Century defined contribution profit sharing plans. Sky Financial also completed the settlement of the Citizens Defined Benefit Plan recording a gain of $855 from the reversion of excess plan assets. A portion of the excess funding was used to make direct contributions to existing plans.

     In 2000, Sky Financial completed the settlement of the First Western Bank, Wood Bancorp, The Ohio Bank and Picton defined contribution profit sharing plans. Sky Financial also completed the settlement of the First Western, Mahoning and Century Defined Benefit plans recording a gain of $1.9 million from the reversion of excess plan assets. A portion of the excess funding was used to make direct contributions to existing plans.

     Sky Financial pays health insurance premiums for certain First Western, Mahoning and Citizens employees after retirement. Sky Financial accrued the costs of retirees' health and other post-retirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

================================================================================

Note 16 Stock Options

Options to purchase Sky Financial's stock have been granted to directors, officers and employees under various stock option plans. The Sky Financial Group, Inc. 1998 Stock Option Plan for Employees and the Amended and Restated Sky Financial Group, Inc. 1998 Stock Option Plan for Directors were approved by Sky Financial's shareholders in 1998. Under these plans, options may be granted to purchase a maximum of 6.5 million common shares, or 7.5% of the number of issued and outstanding common shares at the time of the adoption of the plans, adjusted for all subsequent stock dividends, splits and stock-for-stock acquisitions. Options expire 10 years after the date of grant and are issued at an option price no less than the market price of Sky Financial's stock on the date of grant. Certain individuals, including directors, may also elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Options granted to directors are fully vested and immediately exercisable at the time of grant. Options granted to officers and other key employees are generally exercisable at 40% after two years and in annual 20% increments thereafter, except for options received in lieu of salary, which are immediately exercisable.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


Note 16 Stock Options (continued)

A summary of the activity in the plans is as follows:

-------------------------------------------------------------------------------------------------------------
                                                  2001                   2000                   1999
-------------------------------------------------------------------------------------------------------------
                                                      Weighted               Weighted                Weighted
                                                       Average                Average                 Average
                                                      Exercise               Exercise                Exercise
                                             Shares      Price      Shares      Price      Shares       Price
-------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          5,257,584     $17.14   4,388,645     $16.80   4,450,218      $15.65
Granted                                   1,100,684      17.40   1,489,572      16.64     665,527       18.65
Exercised                                  (302,805)     11.93    (346,548)      8.52    (555,945)       8.21
Forfeited                                  (238,393)     19.61    (274,085)     20.13    (171,155)      21.72
-------------------------------------------------------------------------------------------------------------
Outstanding at end of year                5,817,070     $17.36   5,257,584     $17.14   4,388,645      $16.80
=============================================================================================================
Options exercisable at year-end           4,086,104     $17.18   3,785,482     $16.45   3,348,234      $15.02
Weighted average fair value of options
         granted during year                            $ 3.26                 $ 3.39                  $ 3.83
=============================================================================================================

Options outstanding at year-end 2001 were as follows:

--------------------------------------------------------------------------------
                                     Outstanding                Exercisable
--------------------------------------------------------------------------------
                                               Weighted
                                                Average                 Weighted
                                              Remaining                  Average
                                            Contractual                 Exercise
Range of Exercise Prices         Number    Life (Years)       Number       Price
--------------------------------------------------------------------------------
$3 to $10                       506,583           2.55       506,552      $ 8.86
$10 to $15                      716,433           4.07       693,501       12.33
$15 to $20                    2,832,102           8.48     1,407,087       17.28
$20 to $25                    1,663,509           7.12     1,381,271       21.94
$25 to $30                       98,443           6.68        97,693       25.79
--------------------------------------------------------------------------------
Outstanding at year-end       5,817,070           7.00     4,086,104      $17.18
================================================================================

If the compensation cost for stock options had been measured using FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

--------------------------------------------------------------------------------
                                                       2001       2000      1999
--------------------------------------------------------------------------------
Net income as reported                             $120,663   $114,373   $71,182
Pro forma net income                                119,037    111,429    67,462

Basic earnings per share as reported               $   1.46   $   1.35   $  0.83
Pro forma basic earnings per share                     1.44       1.32      0.78

Diluted earnings per share as reported                 1.45       1.35      0.82
Pro forma diluted earnings per share                   1.43       1.31      0.78
================================================================================

The pro forma effects are computed using option-pricing models, with the following weighted average assumptions as of the grant date:

-------------------------------------------------------------------------------
                                                         2001     2000     1999
-------------------------------------------------------------------------------
Risk-free interest rate                                  4.58%    6.13%    5.95%
Expected option life (years)                             5.66     5.37     5.26
Expected stock price volatility                           .25%     .26%     .20%
Dividend yield                                           4.27%    4.82%    4.00%
===============================================================================

Sky Financial maintains a stock appreciation rights (SAR) plan under which SARs were granted in tandem with stock options until 1998. Expense related to the SARs was $109 in 2001, $(63) in 2000, and $(100) in 1999. A summary of the activity in this plan follows:

                                            2001                2000                 1999
                                              Weighted             Weighted            Weighted
                                               Average              Average             Average
                                              Exercise             Exercise            Exercise
                                       SARs      Price     SARs       Price     SARs      Price
-----------------------------------------------------------------------------------------------
Outstanding at beginning of year     23,576     $14.30   25,045      $14.25   28,342     $14.23
Granted                                   -          -        -           -        -          -
Exercised                            (4,470)     10.54     (954)      11.01   (1,736)     10.84
Forfeited                              (488)     23.71     (515)      18.35   (1,561)     17.36
-----------------------------------------------------------------------------------------------
Outstanding at end of year           18,618     $14.96   23,576      $14.30   25,045     $14.25
===============================================================================================

Note 17 Other Financial Instruments

Credit Commitments and Letters of Credit

Sky Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients located primarily within its local business areas. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit.

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

         Financial instruments whose contract amounts represent credit risk at December 31 are presented below:

------------------------------------------------------
                                     2001         2000
------------------------------------------------------
Commitments to extend credit   $1,544,359   $1,195,132
Standby letters of credit         262,440      165,147
Letters of credit                   2,179        3,802
======================================================

         The majority of the unfunded commitments at December 31, 2001 and 2000 are variable rate commitments, with approximately 10% or $180,000 and 23% or $278,000 having fixed rates in 2001 and 2000, respectively.

         Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from one to five years, variable interest rates tied to the prime rate and Treasury bill rates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Standby letters of credit are conditional commitments issued by Sky Financial to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from thirty days to seven years.

         The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. Sky Financial holds marketable securities, certificates of deposit, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

         Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting Sky Financial's credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.

Derivatives

Derivatives, such as interest rate swaps, are used for asset/liability management. These instruments involve underlying items, such as interest rates, and are designed to transfer risk. Notional amounts are amounts on which calculations and payments are based, but which do not represent amounts exchanged by the parties or credit exposure, as credit exposure is limited to the amounts required to be received and paid. These interest rate swaps have been designated as cash flow hedges of certain debt and were determined to be fully effective during the year-ended December 31, 2001. As such, the aggregate fair value of the swaps are recorded in other assets or other liabilities with changes in fair value recorded net of tax in other comprehensive income and no amount of ineffectiveness was included in net income. The amount included in accumulated other comprehensive income would be reclassified to current earnings should the hedge no longer be considered effective. Sky Financial expects the hedge to remain fully effective during the remaining term of the swaps. The loss recorded in other comprehensive income for the year-ended December 31, 2001 totaled $7,699 and represented the decline in the fair value of the swaps during the year, net of reclassifications into interest expense.

         The following table summarizes information relating to interest rate swaps as of December 31:

------------------------------------------------------
                                   2001           2000
------------------------------------------------------
Notional amounts                 $6,379        $59,615
Weighted average:
 Fixed rates paid                  5.20%          6.75%
 Variable rates received           1.94%          5.88%
 Maturity                     9.0 years      8.6 years
------------------------------------------------------
 Market value                    $  (73)       $(2,226)
======================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


Note 17 Other Financial Instruments (continued)

Recourse Obligation

Most of Sky Financial's business activity is with clients located within the respective local business areas of its bank subsidiary. However, SFS's loan and lease activities are with clients in medical and dental-related fields located throughout the United States. Substantially all loans and leases originated by SFS until June 30, 2000 were sold in the secondary market. In connection with those sales, SFS retains limited servicing and limited recourse liability. The servicing is limited to responsibility to collect delinquent accounts based on information provided by the purchaser of the loans and leases. A liability was established at the time each loan or lease was sold based on the fair value of the servicing liability. In addition, SFS recorded a liability for the estimated recourse for credit losses that is limited to an aggregate of 10% of the purchase price of the loans and leases sold. The fair value of the servicing liability and the estimated recourse liability reduced the amount of gain or increased the loss of the loans and leases sold. At December 31, 2001 and 2000, the outstanding balance of loans and leases sold were $383,859 and $476,456, respectively. A portion of the purchase price is deferred and paid to SFS on a delayed basis. At December 31, 2001 and 2000, SFS recorded receivables of $9,217 and $12,266, respectively, for deferred sales proceeds. Changes in the liability for recourse provisions relating to sold loans and leases is as follows:

-------------------------------------------------------
                                       2001        2000
-------------------------------------------------------
Balance at beginning of year       $ 10,898    $ 10,761
Provision for recourse liability        600       4,535
Recourse claims paid                 (6,040)     (4,884)
Recoveries of claims paid               778         486
-------------------------------------------------------
Balance at end of year             $  6,236    $ 10,898
=======================================================

================================================================================

Note 18 Mortgage Banking Activities

Sky Financial conducts mortgage banking operations through its banking subsidiary. The primary activity relates to the origination and sale of fixed and variable rate residential mortgages in the secondary market. Sky Financial normally retains the servicing of the loans it sells. Loans are primarily originated in Sky Financial's community banking market areas of Ohio Pennsylvania, Michigan, Indiana and West Virginia.

         The following table summarizes information relating to Sky Financial's mortgage banking activity as of December 31:

----------------------------------------------------------------------------------------------
                                                                           2001           2000
----------------------------------------------------------------------------------------------
Amounts held in agency accounts                                     $    12,525    $     6,854
Amounts held in escrow accounts                                          11,995         10,829
Mortgage banking receivables for advanced funds                             761            696
Unpaid mortgage loan principal for loans serviced for investors       2,607,989      2,264,496
----------------------------------------------------------------------------------------------
Mortgage servicing rights, net of accumulated amortization          $    17,977    $    14,610
Allowance for impairment of capitalized mortgage servicing rights        (1,023)            (2)
----------------------------------------------------------------------------------------------
Net mortgage servicing rights                                       $    16,954    $    14,608
==============================================================================================

         In 2001, 2000 and 1999, Sky Financial sold certain servicing rights on mortgages that had an outstanding principal balance of $16,896, $29,267, and $59,575, respectively, and realized no gain or loss in 2001, 2000 or 1999. At December 31, 2001, Sky Financial had firm commitments for the sale of approximately $53,452 of loans held for sale. The fair value of these commitments is not material. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 2001.

Mortgage Servicing Rights:

---------------------------------------------------
                                   2001        2000
---------------------------------------------------
Balance at beginning of year   $ 14,608    $ 13,068
Originations                     11,817       3,952
Amortization                     (8,450)     (2,412)
Impairment                       (1,021)          -
---------------------------------------------------
Balance at end of year         $ 16,954    $ 14,608
===================================================

Note 19 Regulatory Matters

Capital Maintenance Requirements

Sky Financial and Sky Bank must observe capital guidelines established by federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by primary regulators of Sky Financial and Sky Bank that could have a material effect on Sky Financial's financial condition or results of operations. Under capital adequacy guidelines, Sky Financial and Sky Bank must meet specific quantitative measures of their assets, liabilities and certain off-balance-sheet items as determined under regulatory accounting practices. Sky Financial's and Sky Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2001, that Sky Financial and Sky Bank meet all capital adequacy requirements to which they are subject. The combination of Sky Bank, Sky Bank - Mid Am Region and Sky Bank - Ohio Bank Region is restated in the 2000 results.

         Sky Financial and Sky Bank have been notified by their respective regulators that, as of the most recent regulatory examinations, each is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating Sky Financial and Sky Bank under Tier 1, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the well-capitalized categorizations of Sky Financial and Sky Bank.

         Sky Financial and Sky Bank's capital ratios are presented in the following table:

----------------------------------------------------------------------------------------------------------------
                                                                                               Required to be
                                                                   Minimum Required           Well Capitalized
                                                                      for Capital          Under Prompt Corrective
                                                  Actual           Adequacy Purposes         Action Regulations
                                            --------------------------------------------------------------------
                                              Amount    Ratio        Amount   Ratio              Amount    Ratio
----------------------------------------------------------------------------------------------------------------
December 31, 2001
----------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
Sky Financial                               $830,001     11.3%     $586,323     8.0%        $   732,903     10.0%
Sky Bank                                     701,211     10.8       517,458     8.0             646,823     10.0

Tier 1 capital to risk-weighted assets
Sky Financial                               $684,685      9.3%     $293,161     4.0%        $   439,742      6.0%
Sky Bank                                     543,764      8.4       258,729     4.0             388,094      6.0

Tier 1 capital to average assets
Sky Financial                               $684,685      7.6%     $362,101     4.0%        $   452,626      5.0%
Sky Bank                                     543,764      6.4       342,486     4.0             428,107      5.0
================================================================================================================
December 31, 2000
----------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
Sky Financial                               $825,118     12.1%     $546,536     8.0%        $   683,170     10.0%
Sky Bank                                     659,961     10.5       500,564     8.0             625,705     10.0

Tier 1 capital to risk-weighted assets
Sky Financial                               $676,934      9.9%     $273,268     4.0%        $   409,902      6.0%
Sky Bank                                     505,438      8.1       250,282     4.0             375,423      6.0

Tier 1 capital to average assets
Sky Financial                               $676,934      8.2%     $328,788     4.0%        $   410,985      5.0%
Sky Bank                                     505,438      6.3       319,121     4.0             398,902      5.0
----------------------------------------------------------------------------------------------------------------

Restrictions on Subsidiary Dividends

Dividends paid by Sky Financial are mainly provided for by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of Sky Bank to transfer funds to Sky Financial in the form of cash dividends, loans or advances. Regulatory approval is required in order to pay dividends in excess of Sky Bank's earnings retained for the current year plus retained net profits since January 1, 1999. As of December 31, 2001, $28,375 was available for distribution to Sky Financial as dividends without prior regulatory approval.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Note 20 Line of Business Reporting

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

         The reported line of business results reflect the underlying operating performance within the business units. Parent and Other is comprised of the parent company and several smaller business units. It includes the net funding cost of the parent company, intercompany eliminations and all significant non-recurring items of income and expense company wide. Expenses for centrally provided services and support are fully allocated based principally upon estimated usage of services. Prior periods have been presented to conform with current reporting methodologies. Selected segment information is included in the following table:

---------------------------------------------------------------------------------------------------------------------
                                        Community   Financial Service   Sky Financial     Parent and     Consolidated
                                          Banking          Affiliates       Solutions          Other            Total
---------------------------------------------------------------------------------------------------------------------
2001
Net interest income                   $   321,115         $     1,255     $     8,712    $    (5,485)     $   325,597
Provision for credit losses                26,384               1,000           7,251              -           34,635
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision       294,731                 255           1,461         (5,485)         290,962
Non-interest income                        82,961              37,328           2,497          3,454          126,240
Non-interest expense                      182,294              32,247          16,342          6,337          237,220
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         195,398               5,336         (12,384)        (8,368)         179,982
Income tax expense (benefit)               65,262               2,322          (4,395)        (3,870)          59,319
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                     $   130,136         $     3,014     $    (7,989)   $    (4,498)     $   120,663
=====================================================================================================================
Intersegment revenues (expense)       $   (49,011)        $    (1,861)    $       213    $    50,659      $         0
---------------------------------------------------------------------------------------------------------------------
Average assets                        $ 8,264,927         $    61,940     $   245,091    $    97,645      $ 8,669,603
---------------------------------------------------------------------------------------------------------------------
Depreciation and amortization         $    12,262         $     1,346     $       552    $     4,738      $    18,898
=====================================================================================================================
2000
Net interest income                   $   311,010         $     1,350     $     1,584    $   (10,148)     $   303,796
Provision for credit losses                17,413                 381           4,456              -           22,250
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision       293,597                 969          (2,872)       (10,148)         281,546
Non-interest income                        68,231              48,022           9,587         (3,882)         121,958
Non-interest expense                      174,683              44,614          16,429           (319)         235,407
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         187,145               4,377          (9,714)       (13,711)         168,097
Income tax expense (benefit)               60,532               1,721          (3,466)        (5,063)          53,724
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                     $   126,613         $     2,656     $    (6,248)   $    (8,648)     $   114,373
=====================================================================================================================
Intersegment revenues (expense)       $   (43,642)        $    (5,065)    $      (442)   $    49,149      $         0
---------------------------------------------------------------------------------------------------------------------
Average assets                        $ 7,890,393         $    56,780     $    43,081    $   100,493      $ 8,090,747
---------------------------------------------------------------------------------------------------------------------
Depreciation and amortization         $    13,011         $     1,271     $       552    $     4,329      $    19,163
=====================================================================================================================
1999
Net interest income                   $   308,713         $     1,503     $       984    $    (7,555)     $   303,645
Provision for credit losses                17,997                 315               -          2,400           20,712
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision       290,716               1,188             984         (9,955)         282,933
Non-interest income                        68,518              36,891          19,112           (179)         124,342
Non-interest expense                      178,830              37,412          15,198         71,057          302,497
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         180,404                 667           4,898        (81,191)         104,778
Income tax expense (benefit)               57,164                 223           1,871        (25,662)          33,596
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                     $   123,240         $       444     $     3,027    $   (55,529)     $    71,182
=====================================================================================================================
Intersegment revenues (expense)       $   (23,880)        $    (2,546)    $      (177)   $    26,603      $         0
---------------------------------------------------------------------------------------------------------------------
Average assets                        $ 7,689,236         $    29,662     $    17,258    $    96,549      $ 7,832,705
---------------------------------------------------------------------------------------------------------------------
Depreciation and amortization         $    15,708         $       793     $       504    $     3,684      $    20,689
=====================================================================================================================

Note 21 Condensed Parent Company Financial Information

Condensed Parent Company Balance Sheets

December 31,                                                     2001       2000

Assets
Cash and due from banks                                      $  7,179   $  6,563
Securities available for sale                                  41,186     42,239
Investment in bank subsidiaries                               628,121    550,596
Investment in nonbank subsidiaries                             29,141     21,238
Receivable from subsidiaries                                  135,906    122,556
Premises and equipment                                          7,245      7,789
Other assets                                                   64,090     50,773
--------------------------------------------------------------------------------
Total assets                                                 $912,868   $801,754
================================================================================
Liabilities
Debt                                                         $206,307   $136,307
Other liabilities                                              58,117     55,757
--------------------------------------------------------------------------------
  Total liabilities                                           264,424    192,064
Shareholders' equity                                          648,444    609,690
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity                   $912,868   $801,754
================================================================================


Condensed Parent Company Statements of Income

-----------------------------------------------------------------------------------------------------------------------
For years ended December 31,                                                             2001         2000         1999
-----------------------------------------------------------------------------------------------------------------------
Income
Dividends from bank subsidiaries                                                    $  73,300    $ 139,400    $  81,408
Dividends from nonbank subsidiaries                                                     1,000        2,767        1,060
Management fees                                                                        16,485       13,835       11,749
Other income                                                                           14,567       10,461        5,653
-----------------------------------------------------------------------------------------------------------------------
  Total income                                                                        105,352      166,463       99,870
-----------------------------------------------------------------------------------------------------------------------
Expenses
Interest expense                                                                       14,392       15,505        9,043
Salaries and employee benefits                                                         11,750        6,656        7,822
Occupancy and equipment expense                                                         1,581        1,445        1,285
Merger, integration and restructuring expense                                              93        1,383       21,112
Other operating expense                                                                10,874        6,442        3,045
-----------------------------------------------------------------------------------------------------------------------
  Total expenses                                                                       38,690       31,431       42,307
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net income of subsidiaries      66,662      135,032       57,563

Income tax benefit                                                                      3,532        3,048        7,526
-----------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                       70,194      138,080       65,089
Equity in undistributed net income of bank subsidiaries                                58,199      (13,681)       7,072
Equity in undistributed net income of nonbank subsidiaries                             (7,730)     (10,026)        (979)
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                                          $ 120,663    $ 114,373    $  71,182
=======================================================================================================================

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)


Note 21 Condensed Parent Company Financial Information (continued) Condensed Parent Company Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------
For years ended December 31,                                                        2001         2000         1999
------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                     $ 120,663    $ 114,373    $  71,182
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed net income of bank subsidiaries                        (58,199)      13,681       (7,072)
  Equity in undistributed net income of nonbank subsidiaries                       7,730       10,026          979
  Depreciation and amortization                                                      704          679          591
  Net loss (gain) on sales of assets                                              (1,669)         175           (9)
  Net change in other assets and liabilities                                     (11,152)      22,937      (15,036)
------------------------------------------------------------------------------------------------------------------
   Net cash from operating activities                                             58,077      161,871       50,635
------------------------------------------------------------------------------------------------------------------
Investing Activities
Capital contributions to bank subsidiaries                                          (650)     (12,235)      (4,300)
Capital contributions to nonbank subsidiaries                                    (25,625)      (4,356)      (3,850)
Return of capital from nonbank subsidiary                                              -        3,000        4,000
Loan to subsidiary                                                              (182,250)     (59,500)     (63,836)
Net loan payments                                                                168,900       42,575       40,752
Securities available for sale:
  Proceeds from maturities and payments                                              382        9,469        5,463
  Proceeds from sales                                                             19,091          419        2,016
  Purchases                                                                      (17,590)     (17,805)     (14,167)
Proceeds from sales of premises and equipment                                        630            -           10
Purchases of premises and equipment                                                 (570)        (224)        (409)
Other items                                                                        1,437            -       (4,340)
------------------------------------------------------------------------------------------------------------------
   Net cash from investing activities                                            (36,245)     (38,657)     (38,661)
------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of debt                                                   184,000      142,356       62,000
Repayment of debt                                                               (114,000)    (164,500)     (15,400)
Proceeds from issuance of common stock                                             4,009        3,885        4,507
Cash dividends and fractional shares paid                                        (60,536)     (61,962)     (49,984)
Treasury stock purchases                                                         (34,571)     (52,820)     (21,344)
Other items                                                                         (118)         417        1,740
==================================================================================================================
   Net cash from financing activities                                            (21,216)    (132,624)     (18,481)
------------------------------------------------------------------------------------------------------------------
Net change in cash and due from banks                                                616       (9,410)      (6,507)
Cash and due from banks at beginning of year                                       6,563       15,973       22,480
------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $   7,179    $   6,563    $  15,973
==================================================================================================================

Note 22 Other Matters

Sky Financial is, from time to time, involved in various lawsuits and claims that arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of Sky Financial.

Cash and Due from Banks

Sky Financial's subsidiary bank is required to have cash on hand or on deposit with the Federal Reserve Bank to meet its regulatory reserve requirements. The reserve requirements at December 31, 2001 and 2000 approximated $39,088 and $52,727, respectively. These balances do not earn interest.

Restricted Assets

Sky Financial has certain assets of subsidiaries that are included in the consolidated financial statements that are not available to secure additional financing or otherwise satisfy claims of creditors of Sky Financial, or any of its subsidiaries. As of December 31, 2001, the outstanding amount of these assets was $302 million.

================================================================================

Note 23 Quarterly Financial Information (Unaudited)

-----------------------------------------------------------------------------
                                       First     Second      Third     Fourth
-----------------------------------------------------------------------------
2001
Total interest income               $162,709   $161,062   $160,743   $157,862
Net interest income                   76,777     79,745     83,043     86,032
Provision for credit losses            6,656      8,568      9,122     10,289
Net income                            28,837     29,232     30,653     31,941
-----------------------------------------------------------------------------
Basic net income per share              0.35       0.35       0.37       0.39
Diluted net income per share            0.35       0.35       0.37       0.39
=============================================================================
2000
Total interest income               $148,737    $152,51   $159,567   $165,199
Net interest income                   76,300     75,442     75,531     76,523
Provision for credit losses            4,337      4,733      6,094      7,086
Net income                            31,106     31,499     25,150     26,618
-----------------------------------------------------------------------------
Basic net income per share              0.36       0.37       0.30       0.32
Diluted net income per share            0.36       0.37       0.30       0.32
=============================================================================

Sky Boards of Directors

Sky Financial Group
Marty E. Adams/1/
Chairman, President and CEO
Sky Financial Group

George N. Chandler II/5/
Retired VP
Cleveland Cliffs, Inc.

Robert C. Duvall/3, 4/
Retired

D. James Hilliker/4/
Vice President
Better Food Systems, Inc.

Richard R. Hollington, Jr./1/
Senior Partner
Baker & Hostetler, LLP

Fred H. "Sam" Johnson III/2/
President & CEO
Summitcrest, Inc. M2 Genetic Systems LLC

Jonathan A. Levy/3, 5/
Partner
Redstone Investments

Gerard P. Mastroianni/4/
President
Alliance Ventures

James C. McBane/1/
President
McBane Insurance Agency, Inc.

Thomas J. O'Shane/1/
Senior Executive Vice President
Sky Financial Group

Edward J. Reiter/1/
Senior Chairman
Sky Financial Group

Gregory L. Ridler/5/
Retired
Formerly Chairman, Mahoning Valley Region of Sky Bank

Emerson J. Ross, Jr./2, 3/
Manager, Corporate Community Relations
Owens Corning

C. Gregory Spangler/1, 2/
Chairman
Spangler Candy Company

Robert E. Spitler/4/
Managing Partner
Spitler, Vogtsberger & Huffman, LLP

Joseph N. Tosh II/1/
Retired
Formerly Executive Vice President of Sky Bank

     Committees
1    Executive
2    Audit
3    Governance & Nominating
4    Compensation
5    Risk Management

================================================================================

Sky Bank

Mahoning Valley Region

William J. Bresnahan
Lee Burdman
Rex A. Ferry
Frank Hierro
Parker T. McHenry

Mid Am Region

Joel S. Beren
Paul C. Betz
David A. Bryan
Floyd D. Craft
Ralph W. Gallagher
Kathleen S. Hanley
Patrick J. Johnson
Marilyn O. McAlear
G. Ray Medlin, Jr.
Dane C. Nelson
Sharon S. Speyer

Ohio Bank Region

Paul V. Ballinger
C. Richard Beckett
John C. Fergus II
Beth B. Heck
Thomas A. Heydinger
Patrick W. Rooney
Kevin R. Sonnycalb
Thomas J. Weissling

Ohio Valley Region

Keith D. Burgett
David E. D'Anniballe
Rick L. Hull
Kenneth E. McConnell
Lee A. Smith

Pennsylvania Region

Del E. Goedeker
Thomas E. Libeg
Floyd H. McElwain
Barbara Bateman McNees
Roger W. Richards
Stephen R. Sant
Steven C. Warner

Stark/Summit Region

Dr. David A. Bitonte
Dewey VanHoose III

Sky Financial Solutions

Marty E. Adams
Gerald D. Aller
Paul T. Appel
Keith D. Burgett
Robert E. Dorr
D. James Hilliker
H. Lee Kinney
Douglas J. Shierson
Robert E. Spitler
Robert E. Stearns

Sky Trust

Marty E. Adams
C. Richard Beckett
Robert C. Duvall
Frank I. Harding III
David L. Hayes
Richard R. Hollington III
Randall C. Hunt
Patrick J. Johnson
Harold F. Reed, Jr.
Gregory L. Ridler
Karl B. Schroedel II
Patrick A. Sebastiano
C. Gregory Spangler

Sky Insurance Group

Marty E. Adams
George N. Chandler II
Charles I. Homan
Jonathan A. Levy
Thomas S. Mansell
Robert W. Meyer
Thomas J. O'Shane
Timothy J. Paradiso

Sky Management

Sky Financial Group

Marty E. Adams
Chairman,
President & CEO

Thomas J. O'Shane
Senior EVP

James F. Burwell
EVP/Profitability

Frank J. Koch
EVP/Senior Credit Officer

Thomas G. Leek
EVP/Chief Technology Officer

W. Granger Souder, Jr.
EVP/General Counsel

Kevin T. Thompson
EVP/CFO

Perry C. Atwood
SVP/Director of Sales

Caren L. Cantrell
SVP/Chief Operations Officer

Phillip C. Clinard
SVP/Change Management Office

Thomas A. Sciorilli
SVP/Human Resources

Curtis E. Shepherd
SVP/Director of Marketing
and Product Management

Tracey L. Reeder
VP/Shareholder Relations

Sky Bank Regional
Presidents

Frank Hierro
Mahoning Valley Region

Rick L. Hull
Ohio Valley Region

Stephen R. Sant
Pennsylvania Region

Sharon S. Speyer
Mid Am Region

Dewey VanHoose III
Stark/Summit Region

Thomas J. Weissling
Ohio Bank Region

Sky Insurance Group

Celaris Group

Timothy J. Paradiso
CEO

Jerry J. Batt
President

Meyer & Eckenrode
Insurance Group

Robert W. Meyer
President

Picton Cavanaugh

Ronald L. Murray
President

Sky Trust

Richard R. Hollington III
President & CEO

Sky Financial Solutions

Robert E. Dorr
President & CEO

Shareholder Information and Acknowledgements

Quarterly Common Stock Prices, Dividends and Yields

---------------------------------------------------------------------------------------------------
                                                                      Book     Dividend
                                                                 Value per          per   Dividend
                                           High          Low         Share        Share      Yield
--------------------------------------------------------------------------------------------------
2001
Fourth Quarter                         $  20.75     $  18.56       $  7.92      $  0.19       3.87%
Third Quarter                             20.90        17.80          7.86         0.19       3.93
Second Quarter                            19.99        16.88          7.67         0.18       3.91
First Quarter                             18.63        15.69          7.51         0.18       4.20
--------------------------------------------------------------------------------------------------
2000
Fourth Quarter                         $  17.69     $  12.61       $  7.31      $  0.18       4.75%
Third Quarter                             17.39        14.37          6.96         0.18       4.58
Second Quarter                            17.05        13.36          6.80         0.18       4.78
First Quarter                             18.53        12.50          6.71         0.18       4.69
--------------------------------------------------------------------------------------------------
1999
Fourth Quarter                         $  22.85     $  17.85       $  6.61      $  0.18       3.57%
Third Quarter                             23.19        16.74          6.83         0.17       3.46
Second Quarter                            25.00        21.07          7.19         0.17       3.00
First Quarter                             24.90        20.86          7.24         0.17       3.02

==================================================================================================

Stock Information at December 31, 2001
--------------------------------------------------------------------------------
                                                                    Common Stock

Shares authorized                                                    150,000,000
Shares issued                                                         84,011,214
Treasury shares                                                        2,164,099
Number of shareholders of record                                          15,245
Closing market price per share                                       $     20.34
Book value per share                                                 $      7.92
Stock exchange                                                            NASDAQ
Stock symbol                                                                SKYF
================================================================================

Dividend Reinvestment Plan

Sky Financial offers a Dividend Reinvestment Plan that allows shareholders to reinvest their Sky Financial Group, Inc. dividends in additional Company common stock at the prevailing market price. The plan has 8,228 participants, or 54.0 percent of our common shareholders of record. Plan information may be obtained by calling the Shareholder Relations Department at (800) 576-5007, or by writing: Sky Financial Group, Inc. Dividend Reinvestment Plan, 10 East Main Street, Salineville, Ohio 43945.

Acknowledgements

A special thanks to the following employees who helped produce this report:

Phil Clinard
Vicky Dielman
Sharlyn Dimick
Tim Dirrim
Miguel Every
Tom Funk
Ebbony Hamilton
Don Hileman
Deborah Krzeminski
Miriam Leeper
Tony Mazurek
Mike Moore
Julie Myers
Tracey Reeder
John Reisner
Kelly Semer
Curtis Shepherd
Terry Sobczak
Granger Souder
Eric Stachler
Kevin Thompson
Dave Walter

The following clients and shareholders assisted in the completion of this year's annual report:

Lesniewicz Associates - Design and Copywriting
Gray Printing - Printing
Jim Rohman - Photography
MarcusThomas - Copywriting

Corporate Information

Annual Meeting
Place: The Forum
Conference Center
Cleveland, Ohio
Date: April 17, 2002
Time: 10:00 a.m.

Headquarters
Write:
Sky Financial Group, Inc.
221 South Church Street
P. O. Box 428
Bowling Green, Ohio 43402
Telephone: (419) 327-6300

Shareholder Relations and Form 10-K
Write:
Sky Financial Group, Inc.
Shareholder Relations
10 East Main Street
Salineville, Ohio 43945
Telephone: (800) 576-5007

Transfer Agent
Write:
The Bank of New York
Receive and Deliver
Dept.-11W
P. O. Box 11002
Church Street Station
New York, New York 10286
Telephone: (888) 683-4901

Online Information
More information
concerning Sky Financial
and its affiliates can be
found on our website at
www.skyfi.com.

Regionally Positioned for Performance

                                     [MAP]

Sky Bank Regions

..    Mid Am Region

..    Ohio Bank Region

..    Stark/Summit Region

..    Mahoning Valley Region

..    Ohio Valley Region

..    Pennsylvania Region

Banking

Mahoning Valley Region
23 Federal Plaza
Youngstown, OH 44503
(330) 742-7000

Mid Am Region
519 Madison Ave.
Toledo, OH 43604
(419) 249-3300

Ohio Bank Region
236 S. Main St.
Findlay, OH 45840
(419) 424-4000

Ohio Valley Region
10 E. Main St.
Salineville, OH 43945
(330) 679-2328

Pennsylvania Region
101 E. Washington St.
New Castle, PA 16101
(724) 652-5511

Stark/Summit Region
4767 Munson St. NW
Canton, OH 44718
(330) 498-4623

Investment & Trust Services

Sky Trust
30050 Chagrin Blvd., Suite 150
Pepper Pike, OH 44124
(216) 378-2810

Insurance

Celaris Group
545 Pearl St.
Bowling Green, OH 43402
(419) 352-9590

Meyer & Eckenrode Insurance Group
200 Third St.
Carnegie, PA 15106
(412) 276-7727

Picton Cavanaugh
Fort Industry Square
136 North Summit St., Suite 311
Toledo, OH 43604
(419) 241-8211

Healthcare Financing

Sky Financial Solutions
2740 Airport Dr., Suite 300
Columbus, OH 43219
(800) 360-0667

Internet Access

Sky Access
24 North Park Ave., 2nd Floor
Lisbon, OH 44432
(330) 424-6683

                                    [PHOTO]

                                 www.skyfi.com